   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1997

                                                      REGISTRATION NO. 33-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                                CLARK USA, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    2911                    43-1495734
     (STATE OR OTHER
     JURISDICTION OF
     INCORPORATION OR
      ORGANIZATION)
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                          (I.R.S. EMPLOYER
                                                       IDENTIFICATION NUMBER)

                             8182 MARYLAND AVENUE
                           ST. LOUIS, MISSOURI 63105
                                (314) 854-9696
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                           KATHERINE D. KNOCKE, ESQ.
                                CLARK USA, INC.
                             8182 MARYLAND AVENUE
                           ST. LOUIS, MISSOURI 63105
                                (314) 854-9696
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

                           RICHARD S. MILLARD, ESQ.
                             EDWARD S. BEST, ESQ.
                             MAYER, BROWN & PLATT
                           190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603
                                (312) 782-0600

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
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
                                                       PROPOSED       PROPOSED
                                         AMOUNT        MAXIMUM        MAXIMUM       AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES       TO BE      OFFERING PRICE   AGGREGATE     REGISTRATION
         TO BE REGISTERED              REGISTERED      PER UNIT    OFFERING PRICE      FEE
-----------------------------------------------------------------------------------------------
 11 1/2% New Senior Cumulative
  Exchangeable Preferred Stock....   63,000 shares       100%       $63,000,000     $18,585.00
-----------------------------------------------------------------------------------------------
 11 1/2% Subordinated Exchange
  Debentures due 2009 (1).........    $63,000,000        N/A            N/A            N/A
-----------------------------------------------------------------------------------------------

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(1) Issuable at the option of the Registrant in exchange for all the outstanding shares of 11 1/2% New Senior Cumulative Exchangeable Preferred Stock for which no separate consideration is required.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                CLARK USA, INC.

                             CROSS-REFERENCE SHEET

          (PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K)

    FORM S-4 ITEM AND CAPTION              LOCATION OR PROSPECTUS CAPTION
    -------------------------              ------------------------------
 1. Forepart of Registration        Outside Front Cover Page of Prospectus;
  Statement and Outside Front        Cross-Reference Sheet
  Cover Page of Prospectus
 2. Inside Front and Outside Back   Inside Front Cover Page of Prospectus; Out-
  Cover Pages of Prospectus          side Back Cover Page of Prospectus; Avail-
                                     able Information
 3. Risk Factors, Ratio of Earn-    Prospectus Summary; Summary Financial Data;
  ings to Fixed Charges and Other    Risk Factors
  Information
 4. Terms of the Transaction        Prospectus Summary; The Exchange Offer: De-
                                     scription of New Notes; Certain Federal
                                     Income Tax Considerations
 5. Pro Forma Financial Informa-    Pro Forma Financial Information
  tion
 6. Material Contacts with the      Not Applicable
  Company Being Acquired
 7. Additional Information Re-      Not Applicable
  quired for Reoffering by Persons
  and Parties Deemed to be Under-
  writers
 8. Interests of Named Experts and  Not Applicable
  Counsel
 9. Disclosure of Commission Posi-  Not Applicable
  tion on Indemnification for Se-
  curities Act Liabilities
10. Information with Respect to S-  Not Applicable
  3 Registrants
11. Incorporation of Certain In-    Not Applicable
  formation by Reference
12. Information with Respect to S-  Not Applicable
  2 or S-3 Registrants
13. Incorporation of Certain In-    Not Applicable
  formation by Reference
14. Information with Respect to     Business; Selected Financial Data; Quar-
  Registrants Other Than S-3 or S-   terly Financial Information; Management's
  2 Registrants                      Discussion and Analysis of Financial Con-
                                     dition and Results of Operations; Manage-
                                     ment; Certain Transactions; Financial
                                     Statements
15. Information with Respect to S-  Not Applicable
  3 Companies
16. Information with Respect to S-  Not Applicable
  2 or S-3 Companies
17. Information with Respect to     Not Applicable
  Companies Other Than S-2 or S-3
  Companies
18. Information if Proxies, Con-    Not Applicable
  sents or Authorizations are to
  be Solicited
19. Information if Proxies, Con-    Management; Principal Stockholders; Certain
  sents or Authorizations are not    Transactions; The Exchange Offer
  to be Solicited or in an Ex-
  change Offer

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
      SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED DECEMBER 17, 1997

PROSPECTUS

                                CLARK USA, INC.

          OFFER TO EXCHANGE ITS 11 1/2% NEW SENIOR CUMULATIVE EXCHANGEABLE
        PREFERRED STOCK ($1,000 LIQUIDATION PREFERENCE PER SHARE) WHICH HAS
          BEEN REGISTERED UNDER THE SECURITIES ACT FOR ANY AND ALL OF ITS
         OUTSTANDING 11 1/2% SENIOR CUMULATIVE EXCHANGEABLE PREFERRED STOCK
                     ($1,000 LIQUIDATION PREFERENCE PER SHARE)
LOGO (R)

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
 TIME, ON       , 1998, UNLESS EXTENDED.
  Clark USA, Inc., a Delaware corporation ("Clark USA" and, together with its subsidiaries, the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") one share of its 11 1/2% New Senior Cumulative Exchangeable Preferred Stock, liquidation preference $1,000 per share (the "New Exchangeable Preferred Stock") which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each outstanding share of its 11 1/2% Senior Cumulative Exchangeable Preferred Stock, liquidation preference $1,000 per share (the "Old Exchangeable Preferred Stock"), of which 63,000 shares are outstanding. The form and terms of the New Exchangeable Preferred Stock are identical in all material respects to the form and terms of the Old Exchangeable Preferred Stock except that the New Exchangeable Preferred Stock has been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Exchangeable Preferred Stock will have the same rights and preferences as the Old Exchangeable Preferred Stock. The offering of the Old Exchangeable Preferred Stock is referred to herein as the "Offering". The Old Exchangeable Preferred Stock and the New Exchangeable Preferred Stock are referred to herein collectively as the "Preferred Stock". See "The Exchange Offer" and "Description of New Exchangeable Preferred Stock."
  The Company will accept for exchange any and all Old Exchangeable Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City
time, on        , 1998, unless extended (the "Expiration Date"). Tenders of Old
Exchangeable Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."
  Dividends on the New Exchangeable Preferred Stock will accrue from October 1, 1997 and will be payable semi-annually commencing April 1, 1998 at a rate per annum of 11 1/2% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to October 1, 2002, either in cash or in additional shares of New Exchangeable Preferred Stock. The liquidation preference of the New Exchangeable Preferred Stock will be $1,000 per share. The New Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part, at any time on or after October 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. In addition, prior to October 1, 2000, the Company may, at its option, redeem the New Exchangeable Preferred Stock, in whole or in part, with the net cash proceeds from one or more Equity Offerings (as defined), at the redemption prices set forth herein, plus accrued and unpaid dividends to the redemption date. The Company is required, subject to certain conditions, to redeem all of the New Exchangeable Preferred Stock outstanding on October 1, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control, the Company will, subject to certain conditions, offer to purchase all of the then outstanding shares of New Exchangeable Preferred Stock at a price equal to 101% of the Liquidation Preference thereof, plus accrued and unpaid dividends to the purchase date.
  Subject to certain conditions, the New Exchangeable Preferred Stock is exchangeable, on any dividend payment date, in whole, but not in part, at the option of the Company for the Company's 11 1/2% Subordinated Exchange Debentures due 2009 (including any securities paid in lieu of cash interest, as described herein, the "Exchange Debentures"). Interest on the Exchange Debentures will be payable at the rate of 11 1/2% per annum and will accrue from the date of issuance thereof. Interest on the Exchange Debentures will be payable semi-annually in cash or at the option of the Company, on or prior to April 1, 2002, in additional Exchange Debentures, in arrears on each April 1 and October 1, commencing on the first such date after the exchange of the Exchange Debentures for the New Exchangeable Preferred Stock. The Exchange Debentures mature on October 1, 2009, and are redeemable, at the option of the Company, in whole or in part, on and after October 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, prior to October 1, 2000, the Company may, at its option, redeem the Exchange Debentures, in whole or in part, with the net cash proceeds from one or more Equity Offerings at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. Upon the occurrence of a Change of Control, the Company will, subject to certain conditions, offer to purchase all of the then outstanding shares of Exchange Debentures at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.
  The Exchange Debentures will be subordinated to all existing and future Senior Debt of Clark USA and will be structurally subordinated to all existing and future liabilities of Clark Refining & Marketing, Inc. ("Clark") and other subsidiaries of Clark USA, and will rank pari passu with or senior to all future Indebtedness of the Company that expressly provides that it ranks pari passu with or junior to the Exchange Debentures. As of September 30, 1997 on a pro forma basis adjusted to give effect to the Equity Recapitalization (as defined herein), the Debt Refinancing and Repayment (as defined herein) and fees and expenses associated with the Equity Recapitalization, there was $175.0 million of Senior Debt of Clark USA and $940.5 million of total liabilities of Clark and other subsidiaries of Clark USA (excluding available borrowings and letters of credit under Clark's bank credit facility) that would be senior to the Exchange Debentures, and $13.9 million of other liabilities of the Company that would have been pari passu with or subordinated to the Exchange Debentures. See "Capitalization".
  Prior to the offering, there has been no public market for the Preferred Stock. The Company does not intend to list the New Exchangeable Preferred Stock on any exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Exchangeable Preferred Stock will develop. The Company has agreed to pay the expenses of the Exchange Offer.
  SEE "RISK FACTORS" ON PAGES 19-27 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE NEW EXCHANGEABLE PREFERRED STOCK.
 THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS  THE
     COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  PASSED  UPON  THE
       ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS. ANY REPRESENTATION  TO
         THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Preliminary Prospectus is        , 1998.

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, the Company believes that the New Exchangeable Preferred Stock issued in exchange for Old Exchangeable Preferred Stock pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof who are not affiliates of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Holder is acquiring New Exchangeable Preferred Stock in its ordinary course of business and has no arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Exchangeable Preferred Stock. Persons wishing to exchange Old Exchangeable Preferred Stock in the Exchange Offer must represent to the Company that such conditions have been met. However, any Holder who is an "affiliate" of the Company or who tenders in the Exchange Offer with the intention to participate or for the purpose of participating, in a distribution of the New Exchangeable Preferred Stock cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Exchangeable Preferred Stock. See "Risk Factors-- Consequences to Non-Tendering Holders of Old Exchangeable Preferred Stock." In addition, each broker-dealer that receives New Exchangeable Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Exchangeable Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Exchangeable Preferred Stock received in exchange for Old Exchangeable Preferred Stock where such Old Exchangeable Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, RESALE OR OTHER TRANSFER OF NEW EXCHANGEABLE PREFERRED STOCK.

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    4
Incorporation of Certain Documents by Reference...........................    4
Prospectus Summary........................................................    5
Risk Factors..............................................................   19
Use of Proceeds...........................................................   27
The Exchange Offer........................................................   28
Capitalization............................................................   36
Selected Consolidated Financial and Other Data............................   37
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   39
Quarterly Financial Information...........................................   51
Business..................................................................   52
Management................................................................   73
Security Ownership of Certain Owners and Management.......................   79
Certain Transactions......................................................   79
Description of New Exchangeable Preferred Stock...........................   81
Description of the Exchange Debentures....................................   92
Book Entry; Delivery and Form.............................................  113
Description of Certain Debt Instruments...................................  115
Description of Other Capital Stock........................................  123
Certain Federal Income Tax Consequences...................................  126
Plan of Distribution......................................................  134
Legal Matters.............................................................  134
Experts...................................................................  134
Index to Financial Statements and Schedules...............................  F-1

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith has filed reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

  The Company has agreed that, if at any time while shares of the New Exchangeable Preferred Stock are "restricted securities" within the meaning of the Securities Act, the Company is not subject to the informational requirements of the Exchange Act, the Company will furnish to holders of the New Exchangeable Preferred Stock and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the New Exchangeable Preferred Stock.

  Each report attached as an Appendix is current only as of the date of the report, and the delivery of such reports as Appendices hereto shall not create any implication that there has been no change in the affairs of the Company since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained herein shall be deemed to be modified or suspended for the purpose of this Prospectus to the extent that a subsequent statement contained herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. In addition, any statement contained in any such report attached as an Appendix shall be deemed to be superseded for the purpose of this Prospectus to the extent that a discussion contained herein relating to the same subject matter omits such statement. Any such statement omitted shall not be deemed to constitute a part of this Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following Company documents filed with the Commission are incorporated by reference in this Prospectus:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

2. The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1997;

3. The Company's Current Report on Form 8-K dated April 7, October 1 and November 21, 1997.

  All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date the Exchange Offer is terminated are incorporated by reference in this Prospectus.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and the Consolidated Financial Statements, and related notes, appearing elsewhere in this Prospectus. Clark USA is a holding company, the principal asset of which is Clark.

                                  THE COMPANY

  Clark USA is the sixth largest independent refiner and marketer of petroleum products in the United States ("U.S.") with one Texas Gulf Coast refinery and two Illinois refineries representing over 350,000 barrels per day ("bpd") of rated crude oil throughput capacity. The Company is also currently the seventh largest direct operator of gasoline and convenience stores in the U.S. with over 800 retail outlets in 10 Midwestern states. Clark's retail network has conducted operations under the Clark brand name for 65 years. The Company also markets gasoline, diesel fuel and other petroleum products on a wholesale branded and unbranded basis.

  Since 1992, the Company has focused its business objectives with an entrepreneurial orientation to cost reduction, productivity improvements, selective capital investments and growth through acquisitions. Important initiatives include the equity-financed acquisition of Chevron U.S.A. Inc.'s ("Chevron") Port Arthur, Texas, refinery and certain other assets (the "Port Arthur Refinery"); the December 1995 acquisition, partially financed with equity, of an advance crude oil purchase contract from Occidental C.O.B. Partners ("Oxy"), an affiliate of the Occidental Petroleum Corporation and the subsequent profitable monetization of that contract; retail acquisitions and divestitures intended to strengthen the Company's position in key markets; the marketing division's store re-imaging program; and the refining division's productivity enhancement programs. The Company believes it is well positioned to benefit from improving refining industry fundamentals and to take advantage of emerging growth opportunities in the marketing and refining sectors.

 REFINING

   The Company currently operates three refineries and 16 product terminals located in its Midwest and Gulf Coast market areas, a crude oil and LPG terminal associated with the Port Arthur refinery and has minority equity interests in certain crude oil and product pipelines. The refining division is the largest business division of the Company in terms of total assets and has significant operating leverage to crack spreads and crude oil differentials, which provides the potential for the Company to significantly increase its operating cash flow. Recent improvements in industry conditions and productivity gains contributed to the refining division's record earnings before interest, taxes, depreciation and amortization ("EBITDA") of $72.5 million and $78.8 million in the second and third quarters of 1997, respectively. See additional operating cash flow disclosures in Selected Consolidated Financial and Other Data.

  The Port Arthur refinery is located in Port Arthur, Texas. The refinery has the ability to process 100% sour crude oil, including up to 20% heavy sour crude oil, and has coking capabilities. Heavy sour crude oil has historically been available at substantially lower costs when compared to light sweet crude oil such as West Texas Intermediate ("WTI"). The Port Arthur refinery has the ability to produce jet fuel, 100% low-sulfur diesel fuel, 55% summer reformulated gasoline ("RFG") and 75% winter RFG. The refinery's Texas Gulf Coast location provides access to numerous cost effective domestic and international crude oil sources, and its products can be sold in the Midcontinent and Eastern U.S. as well as in export markets. Since acquiring the Port Arthur Refinery in early 1995, the Company has increased crude oil throughput capability from approximately 178,000 bpd to its current 212,000 bpd and has lowered operating expenses by approximately 50c per barrel. From the date of the acquisition through September 30, 1997, the Port Arthur Refinery has generated EBITDA of approximately $171.0 million.

  The Company's Illinois refineries, Blue Island (near Chicago, Illinois) and Hartford (near St. Louis, Missouri), are supplied by common carrier crude oil pipelines and are located on inland waterways with barge access. The refineries have access to multiple sources of foreign and domestic crude oil and benefit from crude oil input flexibility. Recent pipeline expansions, including the new capacity of the Express Pipeline and expanded capacity on the Interprovincial Pipeline, have served to increase the availability of lower cost crude oil to the Company's Illinois refineries. The two refineries are connected by product pipelines, increasing flexibility relative to stand alone operations. The Company's product terminals allow efficient distribution of refinery production through pipeline systems. The Company believes that the Midwest location of these refineries provides relatively high refining margins and less volatility than comparable operations located in other regions of the U.S. on a historical basis principally because demand for refined product has exceeded production in the region. This excess demand has historically been satisfied by imports from other regions, providing Midwest refineries with a transportation advantage.

 MARKETING

  The Company markets gasoline and convenience products in ten Midwestern states through a retail network of Company-operated stores and also markets refined petroleum products through a wholesale program to distributors, chain retailers and industrial consumers. Clark's retail presence is focused in the Great Lakes region of the U.S. where Company-operated stores market value-oriented gasoline products, cigarettes and a unique mix of On The Go(R) convenience products. As of September 30, 1997, the Company had 813 Company-operated retail locations under the Clark brand name. The Company believes its high proportion of Company-operated retail stores enables it to respond more quickly and uniformly to changing market conditions than many of its competitors, including major oil companies that generally operate their stores through dealer or jobber networks. Of these stores, 647 were located on Company-owned real estate (80%) and 166 were leased locations (20%). The Company's wholesale operation markets petroleum products in both the Midwest and Gulf Coast regions of the U.S. In 1996, the Company sold approximately 1.0 billion gallons of fuel (representing 40% of refining production) and over $250.0 million of convenience products through approximately 200 million retail transactions and sold an additional 1.1 billion gallons of fuel to wholesale customers ranging from Clark-branded retailers to major transportation and commercial companies.

  Over the past several years, the Company has focused on building core markets where it believes it can maintain or develop market shares of 7.5% to 15% in order to leverage brand recognition, promotions and other marketing and operating activities. In part due to this focus, the Company's monthly gasoline sales per store averaged 104,500 gallons in 1996, which exceeded the 1996 national industry average of 84,500 gallons, while monthly sales per square foot averaged approximately $49.0 for convenience products versus the industry average of approximately $24.0. The Company believes its low operating costs rank it in the first quartile of its industry, providing it with an important competitive advantage. Chicago, Central Illinois, Southern Michigan, Cleveland, Milwaukee and Toledo currently are the Company's six highest volume core metropolitan markets, with market shares of 5% to 18%. A current trend towards consolidation in the refining and marketing sector is viewed positively by the Company due to growth opportunities that may develop and the potential beneficial impact that consolidation may have on longer term pricing.

  The Company currently sells gasoline and diesel fuel on an unbranded basis to approximately 500 distributors and chain retailers. The Company believes these sales offer higher profitability than spot market alternatives. Wholesale sales are also made to the transportation and commercial sector, including airlines, railroads, barge lines and other industrial end-users. During 1997, the Company has continued to expand its new branded jobber program, increasing to 61 the number of outlets owned and operated by branded jobbers as of September 30, 1997. As part of its new business franchise marketing initiative, the Company partnered with a grocery chain to add four outlets on grocery store parking lots in 1996 and 1997. The Company believes that a branded distributor program, new business franchise marketing, and further focus on the transportation and commercial sectors offer significant opportunities for incremental sales volumes and earnings in the future.

 Business Strategy

  The Company's business strategy focuses on improving productivity, optimizing capital investments, promoting an entrepreneurial culture, and growing both its refining and marketing operations to strengthen the Company's business and financial profile. This strategy is designed to address the commodity-based nature of the oil refining and marketing industry in which the Company operates.

  . Improving Productivity. The Company continues to implement relatively low-cost projects in its refining and marketing operations designed to increase production, sales volumes and production yields and to improve sales mix while reducing input costs and operating expenses. Improvements at the Port Arthur refinery, increased yields and crude oil throughput capability at its Illinois refineries and improved monthly fuel volumes, convenience product sales and margins in the retail division are examples of these types of initiatives.

  . Optimizing Capital Investment. The Company seeks to optimize capital investments by linking discretionary capital spending to internally generated cash flow, focusing its efforts first on those productivity initiatives that require no capital investment and then on those which have relatively short payback periods. As an example, in response to weak 1995 and 1996 industry refining market conditions, discretionary capital expenditures were scaled back significantly from historical levels. Due to improved results in 1997 and a more robust refining industry environment, the Company is now implementing several high payback discretionary capital projects.

  . Promoting Entrepreneurial Culture. The Company emphasizes an entrepreneurial management approach which uses employee incentives to enhance financial performance and safety. All of the Company's employees participate in either its performance management, profit sharing or other incentive plans. In addition, the Company has adopted a stock incentive plan for certain key employees. Blackstone Capital Partners III Merchant Banking Fund L.P. and its affiliates ("Blackstone"), the Company's new majority stockholder, intends to put in place a management incentive program designed to increase management's ownership of stock of the Company through direct purchases of such stock and options tied to the financial performance of the Company.

  . Growing Through Opportunistic Acquisitions. The Company intends to continue to expand its refining and marketing operations through opportunistic acquisitions which can benefit from its business strategy, create critical mass, increase market share or access new markets. Since 1994, the Company more than doubled its refining capacity by acquiring the Port Arthur Refinery and strengthened its Northern Illinois and Southern Michigan presence by adding 122 retail stores in these core markets. Blackstone is committed to this strategy.

  . Strengthening the Balance Sheet. The Company will continue to seek to improve its capital structure. The financing of the Port Arthur Refinery acquisition principally with equity and the partial financing of the advance crude oil purchase receivable transactions with equity lowered the Company's leverage in 1995 and 1996. The Company's subsequent profitable monetization of the advanced crude oil purchase receivable significantly improved the Company's liquidity. As of September 30, 1997, the Company had total cash balances of $298.0 million. The Equity Recapitalization and the Debt Refinancing and Repayment (both as defined herein) are designed to strengthen the balance sheet of the Company by extending debt maturities, increasing prepayment flexibility and lowering the overall borrowing cost.

                              RECENT DEVELOPMENTS

 RECENT RESULTS

  For the quarters ended June 30, 1997 and September 30, 1997, the Company posted record EBITDA of $74.8 million and $81.2 million, respectively, partially as a result of strong crack spreads and crude oil differentials in the Company's markets, versus $21.5 million and $8.6 million in the year-earlier periods. The Company reported EBITDA of $139.7 million for the nine months ended September 30, 1997, which compared to $31.0 million for the same period in 1996. The Company would have generated EBITDA of $182.1 million in the first nine months of 1997 as compared to $10.5 million in the same period of 1996 after adjusting for a significant fall in crude oil prices in 1997 and the hypothetical cost of lost production associated with a major maintenance turnaround at the Port Arthur refinery in the first quarter of 1997. The Company reported an operating loss of $3.8 million for the three months ended September 30, 1996, which improved to operating income of $64.6 million for the same period of 1997. The Company reported an operating loss of $6.0 million for the first nine months of 1996, which improved to operating income of $95.3 million for the same period of 1997. The Company has historically recorded seasonally lower earnings in the fourth and first quarters of calendar years due to lower demand for refined products. See additional operating cash flow disclosures in Selected Consolidated Financial and Other Data.

  In the early 1990s the Company invested $25.0 million in a project initiated to produce low-sulfur diesel fuel at the Hartford refinery (the "DHDS Project") which was delayed in 1992 based on internal and third-party analyses that indicated an oversupply of low-sulfur diesel fuel capacity in the Company's markets. Based on these analyses, the Company projected relatively narrow price differentials between low- and high-sulfur diesel products. This projection has thus far been borne out. High-sulfur diesel fuel is utilized by the railroad, marine and farm industries. In December 1997, the Company determined that equipment purchased for the DHDS Project could be better utilized for other projects at its Hartford and Port Arthur refineries, rather than remaining idle until low- and high-sulfur diesel fuel differentials widened sufficiently to justify completing the DHDS Project. As a result, in the fourth quarter of 1997 the Company expects to record a charge to earnings of approximately $15.0 million principally for engineering costs specific to the DHDS Project.

 EQUITY RECAPITALIZATION

  On October 1, 1997, the Company and its stockholders completed an equity recapitalization whereby all previously issued shares of Class A Common Stock of the Company held by certain affiliates (the "Tiger Funds") of Tiger Management Corporation ("Tiger") (then representing approximately 31% of the total voting power of all classes of the Company's stock) were reclassified into a new class of common stock of the Company designated Class E Common Stock (the "Class E Common Stock"). Trizec Hahn Corporation ("TrizecHahn") then purchased all of the Class E Common Stock for $7.00 per share in cash, resulting in a total purchase price of $63.0 million. All of such shares of Class E Common Stock were subsequently reclassified into 63,000 shares of Exchangeable Preferred Stock of the Company and sold to institutional investors. Subject to certain conditions, the Exchangeable Preferred Stock is exchangeable in whole but not in part at the option of the Company for $63 million aggregate principal amount of the Company's 11 1/2% Subordinated Exchange Debentures due 2009.

  In addition, the shares of common stock of the Company owned by Oxy were exchanged for an equal number of shares of a new class of convertible common stock designated Class F Common Stock (the "Class F Common Stock") of the Company having voting rights limited as a class to the lesser of (a) the aggregate voting power of such shares on a one-vote-per-share basis and (b) 19.9% of the total voting power of all classes of the Company's voting stock. The Class F Common Stock is convertible at any time to Common Stock of the Company, on a one-for-one basis, at the option of any holder other than Oxy and its affiliates. The Company also issued to Oxy an additional 545,455 shares of Class F Common Stock in full satisfaction of the Company's obligation to issue shares under its then existing Stockholders' Agreement with Oxy.

 BLACKSTONE TRANSACTION

  On November 3, 1997, Blackstone acquired the 13,500,000 shares of Common Stock of the Company previously held by TrizecHahn and certain of its subsidiaries (referred to herein as the "Blackstone Transaction"), as a result of which Blackstone obtained a 65% equity interest (73.3% voting interest) in the Company. See "Security Ownership of Certain Owners and Management" and "Certain Transactions."

  The transactions described in the preceding three paragraphs are referred to herein as the "Equity Recapitalization."

 BENEFICIAL OWNERSHIP

  The following table sets forth the beneficial ownership of the Company's common stock as of the date of this Prospectus.

                                                    TOTAL   TOTAL
                                                    VOTING ECONOMIC
        NAME OF STOCKHOLDER                         POWER  INTEREST
        -------------------                         ------ --------
        Blackstone.................................  73.3%   64.7%
        Oxy........................................  19.9    29.2
        Gulf Resources.............................   6.6     5.9
        Paul D. Melnuk.............................   0.2     0.2

 THE CREDIT AGREEMENT

  On September 25, 1997, Clark entered into a credit agreement (the "Credit Agreement") which provides for borrowings and letter of credit issuances of up to the lesser of $400.0 million or the amount of the borrowing base calculated with respect to Clark's cash and cash equivalents, eligible investments, eligible receivables and eligible petroleum inventories, provided that a sublimit for borrowings is limited to the principal amount of $50.0 million. Obligations under the Credit Agreement are secured by a lien on substantially all of Clark's cash and cash equivalents, receivables, crude oil, refined product and other inventories and trademarks and other intellectual property. See "Description of Certain Debt Instruments--Credit Agreement."

 THE LOAN AGREEMENT

  On November 21, 1997, Clark entered into a term loan agreement (the "Loan Agreement") with certain lenders and Goldman Sachs Credit Partners L.P., as agent, pursuant to which Clark borrowed $125 million (the "Term Loan"). Borrowings under the Loan Agreement are senior unsecured obligations of Clark.

 THE DEBT OFFERING

  On November 21, 1997, the Company sold $100 million aggregate principal amount of 8 3/8% Senior Notes due 2007 (the "Senior Notes") and $175 million aggregate principal amount of its 8 7/8% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes" together with Senior Notes, the "Old Debt
Notes") (the "Debt Offering"). On or about December   , 1997, the Company
commenced an offer to exchange 8 3/8% New Senior Notes (the "New Senior Notes") and 8 7/8% New Senior Subordinated Notes ("New Senior Subordinated Notes" and together with the New Senior Notes, the "New Notes") for each $1,000 principal amount at maturity of its outstanding Senior Notes and Senior Subordinated Notes, respectively.

  A portion of the net proceeds of the Debt Offering and the Term Loan will be used to redeem on or about December 24, 1997 all $225,000,000 aggregate principal amount of Clark's outstanding 10 1/2% Senior Notes due 2001 (the "10 1/2% Notes" or the "Old Notes"). The remaining net proceeds of the Debt Offering and the Term Loan, estimated to be approximately $149.1 million, has been used to substantially replenish the Company's cash reserves and for general corporate purposes. Prior to the consummation of the Debt Offering, Clark returned $215.0 million of capital to Clark USA from its existing cash (the "Special Dividend") which enabled the Company to repurchase for $206.6 million, $259.2 million (value at maturity) of its Senior Secured Zero Coupon Notes due 2000, Series A (the "Zero Coupon Notes"), pursuant to an outstanding tender offer (the "Tender Offer"). The Company intends to call the remaining Zero Coupon Notes outstanding on or about February 15, 1998. On November 24, 1997, Clark issued notice to the holders of its 10 1/2% Notes that it intends to redeem on December 24, 1997 all of the outstanding 10 1/2% Notes at a price of $1,032.96 for each $1,000.00 principal amount of the notes outstanding, representing the redemption premium and accrued interest. As a result of the Blackstone Transaction, the $175.0 million of 9 1/2% Notes, and (in the event of a Rating Decline) $175.0 million of 10 7/8% Notes will be subject to a repurchase offer.

  The transactions described in the preceding three paragraphs are referred to herein as the "Debt Refinancing and Repayment."

                               THE EXCHANGE OFFER

THE NEW EXCHANGEABLE PREFERRED STOCK

Registration Agreement......  The Old Exchangeable Preferred Stock was sold by the Company on October 1, 1997 to Goldman, Sachs & Co. and BT Alex. Brown Incorporated, as initial purchasers (the "Initial Purchasers"), which sold the Old Exchangeable Preferred Stock to institutional investors. In connection therewith, the Company executed and delivered for the benefit of the holders of the Old Exchangeable Preferred Stock an exchange and registration rights agreement (the "Registration Agreement") providing for the Exchange Offer.

The Exchange Offer..........  One share of New Exchangeable Preferred Stock in exchange for each outstanding share of Old
                              Exchangeable Preferred Stock. As of the date hereof, 63,000 shares of Old Exchangeable Preferred Stock are outstanding. The Company will issue the New Exchangeable Preferred Stock to holders on or promptly after the Expiration Date.

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Exchangeable Preferred Stock issued in exchange for Old Exchangeable Preferred Stock pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Exchangeable Preferred Stock is acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Exchangeable Preferred Stock. Persons wishing to exchange Old Exchangeable Preferred Stock in the Exchange Offer must represent to the Company that such conditions have been met. Any holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Exchangeable Preferred Stock cannot rely on the interpretation of the staff of the Commission set forth in the above referenced no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Exchangeable Preferred Stock. See "Risk Factors--Purpose and Effect of the Exchange Offer."

                              Each broker-dealer that receives New Exchangeable Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Exchangeable Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Exchangeable Preferred Stock received in exchange for Old Exchangeable Preferred Stock where such Old Exchangeable Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date.............  5:00 p.m., New York City time, on        , 1998,
                              unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Conditions to the Exchange    The Exchange Offer is subject to certain
Offer.......................  customary conditions which may be waived by the
                              Company. See "The Exchange Offer--Conditions."

Procedures for Tendering
 Old Exchangeable Preferred
 Stock......................
                              Each holder of Old Exchangeable Preferred Stock wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Exchangeable Preferred Stock and any other required documentation to the Exchange Agent at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Exchangeable Preferred Stock acquired pursuant to the Exchange Offer is being obtained in the ordinary course of business of the person receiving such New Exchangeable Preferred Stock, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Exchangeable Preferred Stock and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer--Procedures for Tendering." Each broker-dealer that receives New Exchangeable Preferred Stock for its own account in exchange for Old Exchangeable Preferred Stock, where such Old Exchangeable Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Exchangeable Preferred Stock. See "The Exchange Offer--Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
 Beneficial Owners..........
                              Any beneficial owner whose Old Exchangeable
                              Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Exchangeable Preferred Stock, either make appropriate arrangements to register ownership of the Old Exchangeable Preferred Stock in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer-- Procedures for Tendering."

Guaranteed Delivery           Holders of Old Exchangeable Preferred Stock who
Procedures..................  wish to tender their Old Exchangeable Preferred
                              Stock and whose Old Exchangeable Preferred Stock is not immediately available or who cannot deliver their Old Exchangeable Preferred Stock, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Old Exchangeable Preferred Stock according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed
                              Delivery Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to New
                              York City time on the Expiration Date.

Acceptance of Old
 Exchangeable Preferred
 Stock and Delivery of New
 Exchangeable Preferred
 Stock......................
                              The Company will accept for exchange any and all Old Exchangeable Preferred Stock which is properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Exchangeable Preferred Stock issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Certain Federal Income Tax
 Consequences...............
                              The exchange pursuant to the Exchange Offer should not be treated as a taxable exchange for federal income tax purposes. See "Certain Federal Income Tax Consequences--Consequences of Exchange Offer to Exchanging and Nonexchanging Holders."

Exchange Agent..............  Bankers Trust Company is serving as Exchange
                              Agent in connection with the Exchange Offer.

              SUMMARY OF TERMS OF NEW EXCHANGEABLE PREFERRED STOCK

  The Exchange Offer applies to 63,000 shares of Old Exchangeable Preferred Stock. The form and terms of the New Exchangeable Preferred Stock are identical in all material respects to the form and terms of the Old Exchangeable Preferred Stock except that the New Exchangeable Preferred Stock has been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. See "Description of New Exchangeable Preferred Stock."

Securities Offered..........  63,000 Shares of 11 1/2% New Senior Cumulative
                              Exchangeable Preferred Stock, par value $0.01 per share.

Liquidation Preference......  $1,000 per share, plus accumulated and unpaid dividends.

Dividends...................  At a rate equal to 11 1/2% per annum of the liquidation preference per share, payable semi-annually beginning April 1, 1998 and accumulating from October 1, 1997 (the "Issue Date"), whether or not declared by the board of directors of the Company. The Company, at its option, may pay declared dividends on any dividend payment date occurring on or before October 1, 2002 either in cash or by the issuance of additional shares of New Exchangeable Preferred Stock (and, at the Company's option, payment of cash in lieu of fractional shares) having an aggregate liquidation preference equal to the amount of such dividends.

Dividend Payment Dates......  April 1 and October 1, commencing April 1, 1998.

Optional Redemption.........  The New Exchangeable Preferred Stock will be redeemable, at the option of the Company, in whole or in part, at any time on or after October 1, 2002, at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption. In addition, prior to October 1, 2000, the Company may, at its option, use the Net Available Proceeds (as defined) of one or more Equity Offerings to redeem New Exchangeable Preferred Stock, in whole or in part, at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that any such redemption occurs within 90 days following the closing of such Equity Offerings.

Mandatory Redemption........  The Company is required, subject to certain conditions, to redeem all of the New Exchangeable Preferred Stock outstanding on October 1, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

Voting......................  The New Exchangeable Preferred Stock will be nonvoting, except as otherwise required by law and except in certain circumstances described herein, including amending certain rights of the holders of the New Exchangeable Preferred Stock. In addition, if the Company (i) after October 1, 2002, fails to pay cash dividends in respect of three or more semi-annual dividend periods (whether or not consecutive) in the aggregate; (ii) fails to make a mandatory redemption; or (iii) fails to comply with certain covenants, holders of a majority of the outstanding shares of New Exchangeable Preferred Stock, with the holders of shares of any Parity Securities (as defined), issued after the Issue Date, upon which like voting rights have been conferred and are then exercisable, voting as a single class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of the Company's board of directors.

Exchange Provisions.........  Exchangeable into the Exchange Debentures (in whole but not in part), at the Company's option, subject to certain conditions, on any scheduled dividend payment date.

Ranking.....................  The New Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank senior to all classes of common stock of the Company. The New Exchangeable Preferred Stock will rank at least pari passu with any future issuances of preferred stock.

Change of Control...........  Following a Change of Control occurring after
                              October 1, 2005, the Company will be required to offer to purchase all of the New Exchangeable Preferred Stock at 101% of the aggregate liquidation value thereof, plus accrued and unpaid dividends, if any, to the date of purchase. There can be no assurance, however, that the Company will have sufficient funds with which to purchase the New Exchangeable Preferred Stock at that time, and certain provisions of the Company's and Clark's debt agreements may further limit the Company's ability to make such purchases. See "Risk Factors--Change of Control Provisions in New and Existing Preferred Stock and Indebtedness" and "Description of the New Exchangeable Preferred Stock."

Certain Restrictive           The Certificate of Designations contains certain
Provisions..................  restrictive provisions that, among other things, limit the ability of the Company and its subsidiaries to incur additional debt, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, or merge or consolidate with or sell all or substantially all of their assets to any other person.

Exchange Rights.............  Holders of New Exchangeable Preferred Stock are
                              not entitled to any exchange rights (except as provided herein) with respect to the New Exchangeable Preferred Stock. Holders of Old Exchangeable Preferred Stock are entitled to certain exchange rights pursuant to the Registration Agreement. Under the Registration Agreement, the Company is required to offer to exchange the Old Exchangeable Preferred Stock for New Exchangeable Preferred Stock having substantially identical terms and having been registered under the

                              Securities Act. This Exchange Offer is intended to satisfy such obligation. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Old Exchangeable Preferred Stock not tendered by the Holders for exchange. See "Risk Factors-- Consequences to Non-Tendering Holders of Old Exchangeable Preferred Stock."

Use of Proceeds.............  The Company will not receive any cash proceeds from the Exchange Offer.

THE EXCHANGE DEBENTURES

Issue.......................  11 1/2% Exchange Debentures due October 1, 2009
                              issuable, at the Company's option, in exchange for the New Exchangeable Preferred Stock in an aggregate principal amount equal to the aggregate liquidation preference of the New Exchangeable Preferred Stock, plus, without duplication, accumulated and unpaid dividends to the date fixed for the exchange thereof (the "Exchange Date"), plus any additional Exchange Debentures issued from time to time in lieu of cash interest.

Maturity....................  October 1, 2009.

Interest Rate and
Payment Dates...............  The Exchange Debentures will bear interest at a rate of 11 1/2% per annum. Interest will accrue from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semi-annually in cash (or, at the option of the Company, on or prior to October 1, 2002, in additional Exchange Debentures) in arrears on each April 1 and October 1, commencing with the first such date after the Exchange Date.

Optional Redemption.........  The Exchange Debentures will be redeemable, at the option of the Company, in whole or in part, at any time on or after October 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, prior to October 1, 2000, the Company may, at its option, use the net proceeds of one or more Equity Offerings to redeem, in whole or in part, the Exchange Debentures (whether issued in exchange for New Exchangeable Preferred Stock or in lieu of cash interest payments), at the redemption price set forth herein, plus accrued and unpaid interest to the date of redemption; provided that any such redemption occurs within 90 days following the closing of such Equity Offerings.

Ranking.....................  The Exchange Debentures will be subordinated to all existing and future Senior Debt of Clark USA. In addition, the Exchange Debentures will be effectively subordinated to all existing and future liabilities of Clark and other subsidiaries of Clark USA. The Exchange Debentures will rank pari passu or senior to any class or series of debt that expressly provides that it ranks pari passu or subordinate to the Exchange Debentures, as the case may be. As of September 30, 1997 on a pro forma basis adjusted to give effect to the Equity Recapitalization, the Debt Refinancing and Repayment and fees and expenses associated with the Equity Recapitalization, there was $175.0 million of Senior Debt of Clark USA and $940.5 million of total liabilities of Clark and other subsidiaries of Clark USA (excluding available borrowings and letters of credit under Clark's bank credit facility) that would be senior to the Exchange Debentures and $13.9 million of other liabilities that would be pari passu with or subordinated to the Exchange Debentures. See
                              "Capitalization."

Change of Control...........  Following a Change of Control occurring after
                              October 1, 2005, the Company will be required to offer to purchase all of the Exchange Debentures at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance, however, that the Company will have sufficient funds with which to purchase the Exchange Debentures at that time, and certain provisions of the Company's and Clark's other debt agreements may further limit the Company's ability to make such purchases. See "Risk Factors--Change of Control Provisions in New and Existing Preferred Stock and Indebtedness" and "Description of the Exchange Debentures."

Certain Covenants...........  The indenture governing the Exchange
                              Debentures (the "Exchange Indenture") will contain certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional debt, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, or merge or consolidate with or sell all or substantially all of their assets to any other person.

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Agreement. The Company will not receive any cash proceeds from the issuance of New Exchangeable Preferred Stock in the Exchange Offer.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the New Exchangeable Preferred Stock.

              SUMMARY CONSOLIDATED FINANCIAL AND OTHER INFORMATION

  The selected summary consolidated financial data set forth below for the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 are derived from the audited financial statements included elsewhere herein. The selected summary financial data set forth below for the Company as of December 31, 1992, 1993 and 1994 and for each of the two years in the period ended December 31, 1993 are derived from the audited financial statements not included elsewhere herein. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes included herein. The selected summary historical data for the nine month periods ended September 30, 1996 and 1997 is unaudited.

                                                                            NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                          ------------------------------------------------  ------------------
                            1992      1993      1994      1995      1996      1996      1997
                          --------  --------  --------  --------  --------  --------  --------
                                 (IN MILLIONS, EXCEPT RATIOS AND OPERATING DATA)
STATEMENT OF EARNINGS
DATA:
 Net sales and operating
  revenues..............  $2,253.5  $2,264.7  $2,441.2  $4,486.8  $5,073.1  $3,724.7  $3,297.2
 Cost of sales..........   1,949.8   1,930.3   2,086.6   4,015.2   4,557.0   3,344.2   2,789.4
 Operating expenses (a).     218.6     209.5     225.6     375.5     419.9     305.5     320.1
 General and
  administrative
  expenses (a)..........      38.3      41.4      51.5      52.4      59.5      44.0      48.0
 Depreciation and
  amortization (b)......      30.5      35.4      37.4      43.5      48.5      37.0      44.4
 Operating income
  (loss)................      16.3      21.6      66.6       0.2     (11.8)     (6.0)     95.3
 Interest and financing
  costs, net (c)........      28.6      43.7      53.7      59.2      47.5      40.6      58.4
 Earnings (loss) from
  continuing operations
  before extraordinary
  items and cumulative
  effect of change in
  accounting principles.       1.1      (6.5)      7.8     (37.1)    (56.2)    (29.2)     29.4
BALANCE SHEET DATA:
 Cash, cash equivalents
  and short-term
  investments...........  $  218.9  $  232.9  $  155.0  $  149.8  $  354.8  $  110.6  $  297.8
 Total assets...........     802.0     865.4     891.7   1,364.9   1,432.8   1,417.9   1,402.8
 Long-term debt.........     401.5     538.1     553.3     765.0     781.4     776.0     794.8
 Stockholders' equity...      66.1      49.5      56.2     154.2     214.4     241.6     243.9
SELECTED FINANCIAL DATA:
 EBITDA, as adjusted
  (d)...................  $   46.8  $   83.5  $   77.5  $   43.7  $   36.7  $   31.0  $  139.7
 Cash flows from
  operating activities..  $   37.3  $   57.8  $   56.3  $  (81.5) $   22.4  $  (14.6) $   32.2
 Cash flows from
  investing activities..     (23.8)    (40.2)     (2.2)   (240.1)    218.5      (0.7)    (83.1)
 Cash flows from
  financing activities..     (38.7)     29.7      (6.5)    298.9      (4.7)     (4.6)     (6.1)
 Ratio of earnings to
  fixed charges and
  preferred stock
  dividends (e).........        (f)       (f)    1.14x        (f)       (f)       (f)    1.48x
 Expenditures for
  turnaround............  $    2.7  $   20.6  $   11.2  $    6.5  $   13.9  $    7.2  $   31.2
 Expenditures for
  property, plant and
  equipment.............      59.5      68.1     100.4      42.2      45.0      23.4      55.7
 Refinery acquisition
  expenditures..........       --        --       13.5      71.8       --        --        --
OPERATING DATA:
Refining Division:
 Port Arthur Refinery
  (acquired February 27,
  1995)
 Production (m
  bbls/day).............       --        --        --      207.7     210.8     212.0     208.5
 Gross margin (per bbl)
  (a)...................       --        --        --   $   2.37  $   2.78  $   2.49  $   3.84
 Operating expenses (per
  bbl) (a)..............       --        --        --       1.90      2.13      2.06      2.23
 Blue Island, Hartford
  and other refining
 Production (m
  bbls/day).............     142.4     134.7     140.3     136.5     134.2     136.2     141.4
 Gross margin (per bbl)
  (a)...................  $   3.03  $   3.24  $   3.48  $   2.64  $   2.53  $   2.66  $   3.94
 Operating expenses (per
  bbl) (a)..............      2.17      2.12      2.28      2.61      2.58      2.44      2.40
 Refining contribution
  to operating income
  (mm)..................       N/A      45.2      47.8      12.8      26.5      17.7     134.7
Retail Division:
 Number of stores
  (average) (g).........       885       860       834       852       823       828       815
 Gasoline volume (mm
  gals).................     956.7   1,014.8   1,028.5   1,063.8   1,031.9     777.7     771.1
 Gasoline volume (m gals
  pmps).................      90.1      98.6     102.8     104.1     104.5     104.4     106.3
 Gasoline gross margin
  (cents/gal)...........     10.0c     11.1c     10.9c     11.4c     10.4c     10.6c     10.3c
 Convenience product
  sales (mm)............  $  203.4  $  218.0  $  231.6  $  252.6  $  251.7  $  193.7  $  214.3
 Convenience product
  sales (mpmps).........      19.2      21.2      23.1      24.7      25.5      26.0      29.2
 Convenience product
  gross margin and other
  income (mm)...........      47.7      54.8      57.2      62.9      65.8      50.3      55.7
 Convenience product
  gross margin (mpmps)..       4.5       5.3       5.7       6.1       6.6       6.7       7.6
 Operating expenses (mm)
  (a)...................      96.0     100.1     104.6     121.6     126.2      94.4      99.3
 Retail contribution to
  operating income (mm).       N/A      52.9      45.9      45.4      25.0      24.4      17.6

                                                   (footnotes on following page)

--------
(a) Certain reclassifications were made to prior periods to conform to current period presentation.
(b) Amortization included amortization of turnaround costs and organizational costs.
(c) Interest and financing costs, net, included amortization of debt issuance costs of $2.9 million, $1.7 million, $1.8 million, $6.5 million and $10.2 million for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, and $7.6 million and $8.0 million for the nine months ended September 30, 1996 and 1997, respectively. Interest and financing costs, net, also included interest on all indebtedness, net of capitalized interest and interest income.
(d) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a commonly used non-GAAP financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles ("GAAP")). EBITDA, as adjusted, does not reflect cash necessary or available to fund cash requirements. EBITDA, as adjusted, in 1993 and 1994 excluded the write-off in 1993 and the recovery in 1994 of a $26.5 million inventory valuation adjustment.
(e) The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing (i) earnings before income taxes (adjusted to recognize only distributed earnings from less than 50% owned persons accounted for under the equity method) plus fixed charges, excluding capitalized interest, by (ii) fixed charges and preferred stock dividends. Fixed charges consisted of interest on indebtedness, including amortization of discount and debt issuance costs and the estimated interest components (one-third) of rental and lease expense. There were no preferred stock dividends in any of the periods presented. On a pro forma basis as adjusted to give effect to the Equity Recapitalization, the Debt Refinancing and Repayment and fees and expenses associated with the Equity Recapitalization as if such transactions had occurred at the beginning of each period, earnings would have been insufficient to cover fixed charges and preferred stock dividends by an estimated $40.7 million and $56.7 million for the nine months ended September 30, 1996 and the year ended December 31, 1996, respectively. The ratio of earnings to fixed charges and preferred stock dividends for the nine months ended September 30, 1997 would have been 1.71x on a similar basis.
(f) As a result of the losses for the years ended December 31, 1992, 1993, 1995 and 1996, and for the nine months ended September 30, 1996, earnings were insufficient to cover fixed charges and preferred stock dividends by $2.5 million, $13.2 million, $61.8 million, $60.5 million and $47.5 million, respectively.
(g) Ten stores did not sell fuel in 1997.

                                 RISK FACTORS

  The New Exchangeable Preferred Stock involves certain risks. Prospective purchasers of the New Exchangeable Preferred Stock should consider the following risk factors, as well as the other information contained in this Prospectus.

SUBSTANTIAL LEVERAGE, HISTORY OF NET LOSSES AND INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The Company has consolidated indebtedness that is substantial in relation to its stockholders' equity. As of September 30, 1997, the Company had outstanding long-term indebtedness (including current portions) of approximately $797.9 million. As of September 30, 1997, on a pro forma basis after giving effect to the Equity Recapitalization, the Debt Refinancing and Repayment and fees and expenses associated with the Equity Recapitalization, the Company would have had outstanding long-term indebtedness (including current portions) of approximately $768.4 million, New Exchangeable Preferred Stock with an aggregate liquidation preference of $63.0 million (plus accrued and unpaid dividends thereon) and stockholders' equity of $150.1 million. See "Capitalization." The Credit Agreement, the Loan Agreement and the indentures (the "Indentures") governing Clark USA's $175.0 million aggregate principal amount of 10 7/8% Senior Notes due 2005 (the "10 7/8% Notes"), Clark's 10 1/2% Notes, $175.0 million aggregate principal amount of 9 1/2% Notes due 2004 (the "9 1/2% Notes"), the New Senior Notes and the New Senior Subordinated Notes limit the incurrence of additional indebtedness by the Company.

  The Company had a net loss of $37.1 million and $56.2 million for the years ended December 31, 1995 and December 31, 1996, respectively, and a net loss of $29.2 million for the nine months ended September 30, 1996. As a result of the losses for the years ended December 31, 1992, 1993, 1995 and 1996, and for the nine months ended September 30, 1996, earnings were insufficient to cover fixed charges by $2.5 million, $13.2 million, $61.8 million, $60.5 million and $47.5 million, respectively. Giving effect to the Equity Recapitalization and the Debt Refinancing and Repayment as if it had occurred on January 1, 1995, would have increased the deficit of the Company's earnings to cover fixed charges and preferred stock dividend requirements. The Company may experience net losses in the future.

  The level of the Company's indebtedness could have several important consequences for holders of the New Exchangeable Preferred Stock, including, but not limited to, the following: (i) a significant portion of the Company's cash flow from operations will be dedicated to debt service and preferred stock dividends and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited; (iii) the Company's leveraged position and the covenants contained in the Indentures, the Credit Agreement and the Loan Agreement could limit the Company's ability to compete, as well as its ability to expand and make capital improvements, and (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns and more sensitive to volatility in the petroleum industry, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions.

  The Company's ability to pay cash dividends on, and to satisfy the redemption obligations in respect of, the New Exchangeable Preferred Stock and to satisfy its debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The Company anticipates that available cash, together with borrowings under the Credit Agreement, the Loan Agreement and other sources of liquidity will be adequate to meet the Company's anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments through at least the end of 1999. There can be no assurance, however, that the Company will continue to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures. If unable to do so, the Company may be required to reduce or delay planned capital expenditures, seek additional financing, dispose of certain assets and/or seek to refinance some or all of its debt. There can be no assurance that any of these alternatives could be effected, if at all, on satisfactory terms.

  Additionally, if the Company were to sustain a decline in its operating results or available cash, it could experience difficulty in complying with the covenants contained in the Credit Agreement, the Loan Agreement, the Indentures or any other agreements governing future indebtedness of the Company. The failure to comply with such covenants could result in an event of default under these agreements thereby permitting acceleration of such indebtedness as well as indebtedness under other instruments that contain cross-acceleration and cross-default provisions.

VOLATILITY OF REFINING AND MARKETING MARGINS

  The Company's earnings and cash flow from operations are primarily dependent upon processing crude oil and selling quantities of refined products at refining and marketing margins sufficient to cover fixed and variable expenses. Oil refining is a complex process that is subject to scheduled and unscheduled downtime.

  Crude oil costs and refined product prices depend on numerous factors beyond the Company's control, including the supply of, and demand for, crude oil, gasoline and other refined products which, in turn, depend on, among other factors, changes in domestic and foreign economies, political affairs and production levels, the availability of imports, the marketing of competitive fuels, the extent of government regulation and expected and actual weather conditions. The prices received by the Company for its refined products are affected by regional factors such as product pipeline capacity, local market conditions and the level of operations of competing refineries. A large, rapid increase in crude oil prices would adversely affect the Company's operating margins if the increased cost of raw materials could not be passed on to the Company's customers. Alternatively, a large rapid decrease in crude oil prices may adversely affect the Company's operating margins since feedstock costs are fixed on average two to three weeks prior to the manufacture and sale of the finished products. The Company currently purchases approximately 80% of its crude oil requirements in the spot market, where prices are subject to market fluctuations. Because of the Port Arthur refinery's U.S. Gulf Coast location and the two Illinois refineries' locations on major crude oil pipelines, the Company believes that adequate supplies of crude oil will be available in the spot market. No assurance can be given, however, that the Company will be able to negotiate favorable prices for crude oil on the spot market or that adequate supplies will be available during times of shortages. See "Business-- Refining--Supply and Distribution." In recent years, crude oil costs and prices of refined products have fluctuated substantially. Accordingly, the Company's earnings are subject to substantial fluctuations, as reflected by losses incurred in the fiscal years of 1992, 1993, 1995 and 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." On occasion, the Company utilizes U.S. Gulf Coast based derivatives, such as forward future and option contracts on crack spreads with respect to a portion of the production of the Port Arthur refinery. While this hedging strategy is intended to provide an acceptable profit margin on a portion of the Port Arthur refinery production, the use of such a strategy could limit the Company's ability to participate in an improvement in Gulf Coast crack spreads. See "Business--Refining--Inventory Management."

INTEREST RATES

  The Credit Agreement and the Loan Agreement provide for interest at rates that fluctuate quarterly and could increase. An increase in interest rates will increase the Company's interest expense and adversely affect the Company's income and cash flow available to pay dividends on the New Exchangeable Preferred Stock and the Company's other indebtedness. See "Description of Certain Debt Instruments."

COMPETITION

  The refining and marketing segment of the oil industry is highly competitive. Many of the Company's principal competitors are integrated multinational oil companies that are substantially larger and better known than the Company. Because of their diversity, integration of operations, larger capitalization and greater resources, the major oil companies may be better able to withstand volatile market conditions, compete on the basis of price and more readily obtain crude oil in times of shortages. See "Business-- Competition."

LIQUIDITY

  The Company's liquidity (consisting of cash, cash equivalents and short-term investments) as of September 30, 1997 was $297.8 million. In addition, the Company's revolving line of credit had $400.0 million available (subject to customary borrowing conditions) for the issuance of letters of credit and short-term cash borrowings (subject to a $50.0 million sublimit). On a pro forma basis after giving effect to the Equity Recapitalization, the Debt Refinancing and Repayment and the payment of fees and expenses in connection with the Equity Recapitalization, the Company's cash and short-term investments as of such date would have been $237.5 million. As a result of the Equity Recapitalization, and the Debt Refinancing and Repayment annual cash interest expense will increase. There are a number of other factors which may have a material effect on the Company's liquidity, including the following:

  The Company's short-term working capital requirements (primarily letter of credit issuances to support crude oil requirements) fluctuate with the pricing and sourcing of crude oil. Historically, the Company's internally generated cash flows have been sufficient to meet its needs. Clark's Credit Agreement is a revolving line of credit for short-term cash borrowings and for the issuance of letters of credit in an amount equal to the lesser of $400.0 million or a borrowing base calculated with reference to cash and cash equivalents, eligible investments, eligible receivables and eligible petroleum inventories. As of September 30, 1997, the maximum commitment under Clark's Credit Agreement was $400.0 million, of which $238.0 million was used for letters of credit; there were no direct borrowings as of such date. The Credit Agreement will expire December 31, 1999. To the extent Clark is unable to refinance its working capital facility on a timely basis and on satisfactory terms, there can be no assurance that Clark will have adequate liquidity. In addition, Clark is required to comply with certain financial covenants contained in the Credit Agreement. There can be no assurance that Clark will remain in compliance with such covenants if industry conditions weaken and continue for an extended period of time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "--Volatility of Refining and Marketing Margins" and Note 7 "Working Capital Facility" to the Consolidated Financial Statements.

  The Company also has a number of longer term needs for cash. The Company estimates that mandatory capital expenditures, including environmental and regulatory expenditures and other nondiscretionary expenditures, from 1997 through 1999 will be approximately $65.0 million per year. While the Company expects that cash flows from operations will be sufficient to support such capital expenditures, there can be no assurance in this regard. The Company links discretionary capital spending to cash flow generated and, as of September 30, 1997, did not have any material long-term commitments for discretionary capital expenditures. If cash flows from operations are insufficient to support such mandatory and discretionary capital expenditures, the Company may be required to seek additional financing or postpone such capital expenditures. There can be no assurance that any such additional financing could be obtained or, if obtained, that the terms of any such financing would be satisfactory to the Company.

  Clark USA's 10 7/8% Notes will become due in 2005. Clark's 9 1/2% Notes and Term Loan will become due in 2004 and its New Senior Notes and New Senior Subordinated Notes will become due in 2007. The Company may not have sufficient funds to repay in full the entire amount of such securities when they become due and would therefore be required to refinance all or a portion of such securities at or prior to their maturity.

  In connection with the Port Arthur Refinery acquisition, Clark agreed to make contingent payments to Chevron of up to $125.0 million over a five-year period beginning in February 1995 in the event that certain refining industry margin indicators exceed certain escalating levels. Such contingent payments were not payable based upon these industry margin indicators for the first three measurement periods through September 30, 1995, 1996, and 1997. The Company believes that, even if such contingent payments would be required to be made, they would not have a material adverse effect on the Company's financial position or results of operations since the Company would also benefit from such increased margins.

LIMITATIONS ON ABILITY TO PAY DIVIDENDS

  The Indentures prohibit cash dividends, except to the extent, if any, that the "basket" available for the making of "Restricted Payments" under the Indentures permits such payments and the Company's Consolidated Net Worth (as defined) exceeds $220.0 million. These restrictions are expected to continue through the maturity of the 10 7/8% Notes in 2005 or in connection with any debt that refinances or replaces the 10 7/8% Notes. After adjusting for the effect of the Equity Recapitalization, the Debt Refinancing and Repayment and fees and expense associated with the Equity Recapitalization, the Company's Consolidated Net Worth was $150.1 million, and its "basket" that would have been available for making "Restricted Payments" had Consolidated Net Worth exceeded $220.0 million, was approximately $14.3 million as of September 30, 1997. After October 1, 2002, if the Company is in arrears in the payment of dividends for three or more semi-annual dividend periods, the holders of the New Exchangeable Preferred Stock will be permitted to elect the lesser of two or that number of directors constituting 25% of the board of directors of the Company.

  In addition to the limitations imposed on the payment of dividends by the Indentures, under Delaware law, the Company is permitted to pay dividends on its capital stock, including the New Exchangeable Preferred Stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared, or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. However, for all dividend payment dates through and including October 1, 2002, the Company may, at its option, pay dividends by issuing new shares of New Exchangeable Preferred Stock in lieu of paying cash dividends.

  In determining the Company's ability to pay dividends, Delaware law permits the board of directors of the Company to revalue the Company's assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the New Exchangeable Preferred Stock.

HOLDING COMPANY STRUCTURE; RESTRICTIONS ON DIVIDENDS FROM SUBSIDIARIES

  Substantially all of the operations of the Company are conducted through Clark, and Clark USA therefore is dependent on the earnings and cash flow of Clark to meet its debt obligations and to pay dividends. Clark is a separate legal entity and has no obligation to make any funds available to Clark USA, whether in the form of loans, dividends or otherwise. As a result of this structure, the New Exchangeable Preferred Stock and the Exchange Debentures are effectively subordinated as to the assets and cash flow of Clark to all existing and future indebtedness of Clark including the 9 1/2% Notes, the 10 1/2% Notes, the New Senior Notes, the New Senior Subordinated Notes, the Loan Agreement and the Credit Agreement. Furthermore, Clark may incur significant levels of trade and other accounts payable that also will have priority over the New Exchangeable Preferred Stock and the Exchange Debentures. In the event of a liquidation or reorganization of Clark, creditors of Clark will be entitled to a claim on the assets of Clark, and such creditors must be paid in full before any distribution may be made to Clark USA.

  Under the Credit Agreement, the Loan Agreement and the indentures governing the 9 1/2% Notes, the 10 1/2% Notes, the New Senior Notes and the New Senior Subordinated Notes, Clark's ability to pay dividends to Clark USA is limited, and may be further limited by agreements governing any refinancing of such indebtedness at the Clark level. In addition, in the event of a default by Clark under any of such agreements, the payment of such dividends by Clark may be prohibited.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  The Indentures, the Credit Agreement and the Loan Agreement contain certain covenants that restrict, among other things, the ability of Clark USA and Clark to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales or asset swaps, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments, enter into sale and leaseback transactions, conduct businesses other than their current business, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets. The Credit Agreement also requires Clark to satisfy certain financial condition tests. The ability of Clark USA and Clark to meet these financial condition tests can be affected by events beyond their control, and there can be no assurance that Clark USA or Clark will meet those tests. A breach of any of these covenants could result in a default under the Credit Agreement, the Loan Agreement or the Indentures. Upon an occurrence of an event of default under the Credit Agreement, the Loan Agreement or the Indentures, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In the case of the Credit Agreement, if Clark were unable to repay those amounts, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. If the Credit Agreement indebtedness were to be accelerated, there can be no assurance that the assets of Clark would be sufficient to repay in full that indebtedness and the other indebtedness of the Company. See "Description of Certain Debt Instruments."

SUBORDINATION

  The payment of dividends on and redemption price of the New Exchangeable Preferred Stock will be subordinated to all existing and future indebtedness of the Company. In addition, the payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Exchange Debentures, if issued, will be contractually subordinated to the prior payment in full of all existing and future Senior Debt of Clark USA, and will be structurally subordinated to all indebtedness of Clark and other subsidiaries of Clark USA. As of September 30, 1997 on a pro forma basis adjusted to give effect to the Equity Recapitalization and the Debt Refinancing and Repayment, there was $175.0 million of Senior Debt of Clark USA and $940.5 million of total liabilities of Clark and other subsidiaries of Clark USA, (excluding amounts available to be borrowed but not outstanding under the Credit Agreement), and $13.9 million of other liabilities of the Company. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of Clark USA, the assets of Clark USA will be available to pay obligations on the Exchange Debentures only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures. In addition, under certain circumstances, Clark USA may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the Exchange
Debentures, or purchase, redeem or otherwise retire the Exchange Debentures, if a payment default or a nonpayment default exists with respect to certain Senior Debt, including Senior Debt under the indentures of Clark USA and, in the case of nonpayment default, if a payment blockage notice has been received by the Trustee (as defined). See "Description of the New Exchangeable Preferred Stock" and "Description of the Exchange Debentures--The Exchange Debentures--Subordination."

CARRYOVER TAX ATTRIBUTES--RESTRICTIONS ON AVAILABILITY

  Clark USA files a consolidated U.S. federal income tax return with its subsidiaries. At December 31, 1996, the Clark USA consolidated tax return group (the "Group") had available to it approximately $200 million of net operating loss carryforwards for regular federal income tax purposes, and approximately $90 million of net operating loss carryforwards for federal alternative minimum tax ("AMT") purposes (together, the "NOLs"). In addition, the Group had available to it approximately $14 million in various tax credit carryforwards. The Group anticipates that it will generate additional regular tax net operating loss carryforwards and AMT net operating loss carryforwards in their tax year ending December 31, 1997. These NOLs would expire beginning in 2009 through 2012. The Internal Revenue Service has not examined the Group's tax returns for all of the years in which the Group reported NOLs and tax credit carryforwards, and these amounts could therefore be subject to adjustment.

  Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the "Code"), however, restrictions on the utilization of NOLs or credit carryovers (the "382 Limit") will apply if there is an "ownership change" of a corporation entitled to use such carryovers. The Blackstone Transaction resulted in an "ownership change" of the Group for this purpose. Following the date of this ownership change (the "change date"), the Group will be permitted to utilize only a specified portion of its NOLs and credit carryovers in any taxable year or portion thereof following the ownership change. While the Group has not finally determined the amount of NOLs which it will be permitted to utilize annually in periods after the change date, the 382 Limit could significantly reduce the Company's ability to fully utilize the benefit of such NOLs.

FRAUDULENT CONVEYANCE

  Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Exchange Debentures in favor of other existing or future creditors of the Company. If a court in a lawsuit on behalf of any unpaid creditor of the Company or a representative of the Company's creditors were to find that, at the time the Company issued the Exchange Debentures, the Company (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for issuing such Exchange Debentures and the Company (i) was insolvent, (ii) was rendered insolvent by reason of such issuance, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the Company's obligations under the Exchange Debentures and void such transactions. Alternatively, in such event, claims of the holders of such Exchange Debentures could be subordinated to claims of the other creditors of the Company.

CHANGE OF CONTROL PROVISIONS IN NEW AND EXISTING PREFERRED STOCK AND
INDEBTEDNESS

  The Change of Control feature of the New Exchangeable Preferred Stock and Exchange Debentures may, in certain circumstances, make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control purchase feature, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future.

  The Blackstone Transaction constitutes a "change of control" under the indenture which governs the 9 1/2% Notes. In addition, under the indenture for the 10 7/8% Notes, in the event a Rating Decline (as defined therein) accompanies the change of control resulting from the Blackstone Transaction, a similar repurchase offer for the 10 7/8% Notes must be made. Pursuant to such indentures, the Company is required to offer to purchase such Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. As of the date hereof, there are $175.0 million aggregate principal amount of 9 1/2% Notes outstanding and $175.0 million aggregate principal amount of 10 7/8% Notes outstanding. There can be no assurance that the holders of a material portion of the 9 1/2% and 10 7/8% Notes (in the event of a Rating Decline) will not tender their Notes in response to the required repurchase offer. In the event a material portion of the 9 1/2% Notes and 10 7/8% Notes is tendered, the Company would be required to obtain new financing to the extent necessary to satisfy the repurchase obligation. A failure to obtain the required financing on acceptable terms would have a material adverse effect on the Company and the Notes.

ENVIRONMENTAL LIABILITIES AND GOVERNMENTAL REGULATIONS

  The Company's operations are subject to comprehensive and frequently changing federal, state and local environmental laws and regulations. These laws, and the regulations promulgated thereunder, set forth stringent environmental standards for the Company's operations and provide for civil and criminal penalties for violations. Any new environmental initiatives, more vigorous regulatory enforcement policies or stricter interpretation of existing laws could have a material adverse effect on the financial condition or results of operations of the Company. Any such development could require significant additional expenditures to achieve compliance with such requirements or policies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Environmental Matters" and "Business--Legal Proceedings."

  The Company's operations also are subject to liability for the investigation and cleanup of environmental contamination at properties that it owns and operates and at off-site locations where Clark arranged for the disposal of hazardous substances. Clark is involved in several proceedings relating to its liability for the investigation and cleanup of such sites. There can be no assurance that the Company will not become involved in further litigation or other proceedings or that, if the Company were to be held responsible for damages in any litigation or proceedings (including existing ones), such costs would be covered by insurance or would not be material. See "Business-- Environmental Matters" and "Business--Legal Proceedings." In addition, the Company believes that there is extensive contamination at the site on which the Port Arthur Refinery is located. Pursuant to the Purchase Agreement governing the Port Arthur Refinery acquisition, Chevron retained primary responsibility for remediation of most pre-closing contamination and Clark retained responsibility for the remediation under the active operating units (the "Excluded Areas"). If Chevron should be unable to meet its obligations under the Purchase Agreement regarding remediation of contamination on the remainder of the site, on account of bankruptcy or otherwise, the Company may become responsible for such remediation.

  In addition to liability for the cleanup of environmental contamination, the Company is also subject to liability for violations of environmental, health and safety laws that regulate its current operations. The Illinois Attorney General, the U.S. Attorney and the United States Environmental Protection Agency (the "EPA") have filed or have threatened to file a number of enforcement actions relating to the Blue Island refinery. The Hartford refinery is also the subject of a Clean Air Act enforcement by the EPA. See "Business--Environmental" and "Business--Legal Proceedings."

  While it is not possible at this time to estimate the ultimate amount of liability with respect to the currently identified environmental matters described above, the Company is of the opinion that the aggregate amount of such liability will not have a material adverse effect on its financial position; however, an adverse outcome of any one or more of these matters could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period.

  The Company's operations are large and complex. The numerous environmental regulations to which the Company is subject are complicated, sometimes ambiguous, and often changing. In addition, the Company may not have detected certain violations of environmental laws and regulations because the conditions that constitute such violations may not be apparent. It is therefore possible that certain of the Company's operations are not currently in compliance with state or federal environmental laws and regulations. Accordingly, the Company may be required to make additional expenditures to comply with existing environmental requirements. Such expenditures, along with fines or other penalties for noncompliance with environmental requirements, could have a material adverse effect on the Company's financial condition, results of operations, cash flow or liquidity.

  Cigarette sales account for approximately 56% of the Company's convenience product sales. In recent years, governmental entities in the U.S. at all levels have taken or have proposed actions that may have the effect of reducing sales of cigarettes in general or sales of cigarettes through convenience stores. A significant reduction in the consumption of cigarettes or in the ability of convenience stores to market cigarettes, may have a significant, adverse effect on the Company's convenience product sales.

INFLUENCE OF PRINCIPAL STOCKHOLDER

  Blackstone beneficially owns approximately 73.3% of the total voting power of all classes of the Company's capital stock. Currently, three of the Company's six directors are affiliated with Blackstone. Accordingly, Blackstone is in a position to exert a controlling influence over the Company. The relationship with Blackstone creates the potential for conflicts of interest between the Company and Blackstone. See "Management--Security Ownership of Certain Owners and Management" and "Certain Transactions."

LACK OF PUBLIC MARKET

  The New Exchangeable Preferred Stock is being offered exclusively to the holders of the Old Exchangeable Preferred Stock. The Old Exchangeable Preferred Stock was issued to a small number of sophisticated investors on November 21, 1997. There is no existing trading market for the New Exchangeable Preferred Stock, and there can be no assurance regarding the future development of a market for the New Exchangeable Preferred Stock or the ability of holders of the New Exchangeable Preferred Stock to sell their New Exchangeable Preferred Stock or the price at which such holders may be able to sell their New Exchangeable Preferred Stock. If such a market were to develop, the New Exchangeable Preferred Stock could trade at prices that may be higher or lower than the initial offering price of the Old Exchangeable Preferred Stock depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Exchangeable Preferred Stock. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Exchangeable Preferred Stock may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the New Exchangeable Preferred Stock or that an active public market for the New Exchangeable Preferred Stock will develop. The Company does not intend to apply for listing or quotation of the New Exchangeable Preferred Stock on any securities exchange or stock market.

CONSEQUENCES TO NON-TENDERING HOLDERS OF OLD EXCHANGEABLE PREFERRED STOCK

  Upon consummation of the Exchange Offer, the Company will have no further obligation to register the Old Exchangeable Preferred Stock. Thereafter, any Holder of Old Exchangeable Preferred

Stock who does not tender its Old Exchangeable Preferred Stock in the Exchange Offer, including any Holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company which cannot tender its Old Exchangeable Preferred Stock in the Exchange Offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to the Company that such an exemption is available.

TAX CONSEQUENCES OF DEEMED STOCK DISTRIBUTION WITH RESPECT TO THE NEW EXCHANGEABLE PREFERRED STOCK AND ORIGINAL ISSUE DISCOUNT ON EXCHANGE DEBENTURES; POTENTIAL FOR TAXATION BEFORE RECEIPT OF CASH

  If the redemption price of the New Exchangeable Preferred Stock exceeds the issue price for the Old Exchangeable Preferred Stock for which it is exchanged by more than a de minimis amount, such excess may be treated as a constructive distribution with respect to such Old Exchangeable Preferred Stock and New Exchangeable Preferred Stock of additional stock over the combined term of such Old Exchangeable Preferred Stock and New Exchangeable Preferred Stock using a constant interest rate method similar to that used for accruing original issue discount. Because the issue price of the New Exchangeable Preferred Stock distributed in lieu of payments of cash dividends will be equal to the fair market value of the New Exchangeable Preferred Stock at the time of distribution, it is possible, depending on its fair market value at that time, that such New Exchangeable Preferred Stock will be issued with a redemption premium large enough to be considered a dividend as described above. In such event, holders would be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income, and such New Exchangeable Preferred Stock might not trade separately, which circumstances together might adversely affect the liquidity of the New Exchangeable Preferred Stock.

  Further, to the extent holders of New Exchangeable Preferred Stock receive additional shares of New Exchangeable Preferred Stock as a distribution in respect to such New Exchangeable Preferred Stock, such holders would be required to include in gross income for federal income tax purposes the fair market value of such stock, even though such holders have not received such fair market value in cash.

  Finally, the Company may, at its option and under certain circumstances, exchange the New Exchangeable Preferred Stock for the Exchange Debentures. Any such exchange will be a taxable event to holders of the New Exchangeable Preferred Stock. Furthermore, the Exchange Debentures may in certain circumstances be treated as having been issued with original issue discount ("OID") for federal income tax purposes. In such event, holders of the Exchange Debentures will be required to include such OID (as ordinary income) in income over the life of the Exchange Debentures, in advance of the receipt of the cash attributable to such income. See "Certain Federal Income Tax Consequences."

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Agreement. The Company did not receive any proceeds from the sale of the Old Exchangeable Preferred Stock and will not receive any proceeds from the Exchange Offer. The Company will not receive any cash proceeds from the issuance of the New Exchangeable Preferred Stock offered in the Exchange Offer. In consideration for issuing the New Exchangeable Preferred Stock, the Company will receive in exchange Old Exchangeable Preferred Stock in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the New Exchangeable Preferred Stock except that the New Exchangeable Preferred Stock has been registered under the Securities Act and, therefore, does not include certain rights to registration thereunder. The Old Exchangeable Preferred Stock surrendered in exchange for New Exchangeable Preferred Stock will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Exchangeable Preferred Stock will not result in any increase in the indebtedness of the Company. The Company did not receive any proceeds from the Offering.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Exchangeable Preferred Stock was sold by the Company on October 1, 1997 to the Initial Purchasers, which placed the Old Exchangeable Preferred Stock with institutional investors. In connection therewith, the Company entered into the Registration Agreement, which required that, within 90 days following the issuance of the Old Exchangeable Preferred Stock, the Company filed with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects to the Old Exchangeable Preferred Stock, use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, offer to the holders of the Old Exchangeable Preferred Stock the opportunity to exchange their Old Exchangeable Preferred Stock for a like principal amount of New Exchangeable Preferred Stock, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Exchangeable Preferred Stock is registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Exchangeable Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Exchangeable Preferred Stock may be offered for resale, resold and otherwise transferred by any Holder of such New Exchangeable Preferred Stock (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Exchangeable Preferred Stock is acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Exchangeable Preferred Stock. Persons wishing to exchange Old Exchangeable Preferred Stock in the Exchange Offer must represent to the Company that such conditions have been met. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Exchangeable Preferred Stock could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Further, any Holder who may be deemed an "affiliate" of the Company cannot rely on the interpretation by the staff of the Commission set forth in the above-referenced no-action letters with respect to resales of the New Exchangeable Preferred Stock without compliance with the registration and prospectus delivery requirements of the Securities Act.

  In addition, each broker-dealer that receives New Exchangeable Preferred Stock for its own account in exchange for Old Exchangeable Preferred Stock, where such Old Exchangeable Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Exchangeable Preferred Stock. See "Plan of Distribution."

  As a result of the filing and the effectiveness of the Registration Statement and the consummation of the Exchange Offer, the Company's obligation to make certain semi-annual payments with respect to the Old Exchangeable Preferred Stock will be terminated. The Old Exchangeable Preferred Stock was issued to a small number of sophisticated investors on October 1, 1997, and there is no public market for it at present. To the extent Old Exchangeable Preferred Stock is tendered and accepted in the exchange, the principal amount of outstanding Old Exchangeable Preferred Stock will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, Holders of Old Exchangeable Preferred Stock will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Exchangeable Preferred Stock could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal (together, the "Exchange Offer"), the Company will accept any and all Old Exchangeable Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue one share of New Exchangeable Preferred Stock in exchange for each share of outstanding Old Exchangeable Preferred Stock accepted in the Exchange Offer. Holders may tender some or all of their Old Exchangeable Preferred Stock pursuant to the Exchange Offer.

  The form and terms of the Old Exchangeable Preferred Stock will be identical in all material respects to the form and terms of the Old Exchangeable Preferred Stock except that the Old Exchangeable Preferred Stock has been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Old Exchangeable Preferred Stock will have the same rights and preferences as the Old Exchangeable Preferred Stock.

  As of the date hereof, 63,000 shares of the Old Exchangeable Preferred Stock
are outstanding and there are   registered Holders. This Prospectus, together
with the Letter of Transmittal, is being sent to all such registered Holders as
of          , 1997.

  Holders of Old Exchangeable Preferred Stock do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old Exchangeable Preferred Stock when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Old Exchangeable Preferred Stock from the Company.

  If any tendered Old Exchangeable Preferred Stock is not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Exchangeable Preferred Stock will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Exchangeable Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Exchangeable Preferred Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
       , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Exchangeable Preferred Stock, to extend the Exchange Offer or, if any of the conditions set forth below under "Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five (5) to ten (10) business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five (5) to ten (10) business day period.

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

  Only a Holder of Old Exchangeable Preferred Stock may tender such Old Exchangeable Preferred Stock in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, together with the Old Exchangeable Preferred Stock and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Exchangeable Preferred Stock, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

  Book-Entry Delivery of the Notes. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedure for such transfer. Although delivery of Notes may be effected through book entry at DTC, Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary at or prior to 5:00 p.m., New York City time, on the Expiration Date at one of its addresses set forth on the back cover of this Offer. Delivery of such documents to DTC does not constitute delivery to the Depositary.

  The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  The method of delivery of Old Exchangeable Preferred Stock and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Exchangeable Preferred Stock should be sent to the Company.

Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

  Any beneficial owner whose Old Exchangeable Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Exchangeable Preferred Stock, either make appropriate arrangements to register ownership of the Old Exchangeable Preferred Stock in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Exchangeable Preferred Stock tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Exchangeable Preferred Stock listed therein, such Old Exchangeable Preferred Stock must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Exchangeable Preferred Stock.

  If the Letter of Transmittal or any Old Exchangeable Preferred Stock or bond powers is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Exchangeable Preferred Stock will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Exchangeable Preferred Stock not properly tendered or any Old Exchangeable Preferred Stock the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Exchangeable Preferred Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Exchangeable Preferred Stock must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Exchangeable Preferred Stock, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Exchangeable Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Exchangeable Preferred Stock received by the Exchange Agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Exchangeable Preferred Stock that remains outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Exchangeable Preferred Stock in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each Holder will represent to the Company that, among other things, the New Exchangeable Preferred Stock acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Exchangeable Preferred Stock, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Exchangeable Preferred Stock and that neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the Holder is a broker-dealer that will receive New Exchangeable Preferred Stock for its own account in exchange for Old Exchangeable Preferred Stock that was acquired as a result of market-making activities or other trading activities, such Holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Exchangeable Preferred Stock. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Exchangeable Preferred Stock and (i) whose Old Exchangeable Preferred Stock is not immediately available or (ii) who cannot deliver their Old Exchangeable Preferred Stock, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may affect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Exchangeable Preferred Stock and the principal amount of Old Exchangeable Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Exchangeable Preferred Stock to be tendered in proper form for transfer (or a confirmation of a book-transfer into the Exchange Agent's account at DTC of Old Exchangeable Preferred Stock delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Exchangeable Preferred Stock in proper form for transfer to be tendered in proper form for transfer (or a confirmation of a book-transfer into the Exchange Agent's account at DTC of Old Exchangeable Preferred Stock delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five (5) New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Exchangeable Preferred Stock according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Exchangeable Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Exchangeable Preferred Stock in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Exchangeable Preferred Stock to be withdrawn (the "Depositor"), (ii) identify the Old Exchangeable Preferred Stock to be withdrawn (including the certificate number or numbers and principal amount of such Old Exchangeable Preferred Stock),
(iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Exchangeable Preferred Stock was tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Exchangeable Preferred Stock register the transfer of such Old Exchangeable Preferred Stock into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Exchangeable Preferred Stock is to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old Exchangeable Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Exchangeable Preferred Stock will be issued with respect thereto unless the Old Exchangeable Preferred Stock so withdrawn is validly retendered. Properly withdrawn Old Exchangeable Preferred Stock may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

  Any Old Exchangeable Preferred Stock which has been tendered but which is not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable to the Holder thereof without cost to such Holder.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Old Exchangeable Preferred Stock for, any New Exchangeable Preferred Stock, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Exchangeable Preferred Stock, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

    (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (d) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Exchangeable Preferred Stock and return all tendered Old Exchangeable Preferred Stock to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Exchangeable Preferred Stock tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Exchangeable Preferred Stock (see
"--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old
Exchangeable Preferred Stock which has not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five (5) to ten (10) business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five (5) to ten (10) business day period.

EXCHANGE AGENT

  Bankers Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail:             By Overnight Courier:


      BT Services Tennessee, Inc.            BT Services Tennessee, Inc.
          Reorganization Unit              Corporate Trust & Agency Group
            P.O. Box 292737                      Reorganization Unit
    Nashville, Tennessee 37229-2737            648 Grassmere Park Road
                                             Nashville, Tennessee 37211

                                                Confirm by Telephone:
                                                   (615) 835-3572

                                   By Hand:

                             Bankers Trust Company
                        Corporate Trust & Agency Group
                        Attn: Reorganization Department
                           Receipt & Delivery Window
                       123 Washington Street, 1st Floor
                           New York, New York 10006

                                 By Facsimile:

                                (615) 835-3701

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will pay the reasonable fees and expenses of one firm acting as counsel for the Holders of Old Exchangeable Preferred Stock should such Holders deem it advisable to appoint such counsel.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $300,000.00. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Exchangeable Preferred Stock pursuant to the Exchange Offer. If, however, certificates representing New Exchangeable Preferred Stock or Old Exchangeable Preferred Stock for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Exchangeable Preferred Stock tendered, or if tendered Old Exchangeable Preferred Stock is registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Exchangeable Preferred Stock pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

  The New Exchangeable Preferred Stock will be recorded at the same carrying value as the Old Exchangeable Preferred Stock as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Exchangeable Preferred Stock.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1997, and as adjusted to give effect to the Equity Recapitalization, the Debt Refinancing and Repayment and Fees and expenses associated with the Equity Recapitalization. The table should be read in conjunction with the Consolidated Financial Statements of the Company, and the notes thereto, appearing elsewhere in this Prospectus.

                                                                AS OF
                                                         SEPTEMBER 30, 1997
                                                         ----------------------
                                                                        AS
                                                          ACTUAL     ADJUSTED
                                                         ----------  ----------
                                                            (IN MILLIONS)
CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS....... $    297.8   $  237.5
                                                         ==========   ========
LONG-TERM DEBT:
Clark (a)
  10 1/2% Notes......................................... $    225.0   $    --
  9 1/2% Notes..........................................      175.0      175.0
  Term Loan.............................................        --       125.0
  Senior Notes..........................................        --       100.0
  Senior Subordinated Notes.............................        --       175.0
  Capital leases and other..............................       15.3       15.3
                                                         ----------   --------
  Total Clark long-term debt............................      415.3      590.3
                                                         ----------   --------
Clark USA
  Zero Coupon Notes.....................................      204.5        --
  10 7/8% Notes.........................................      175.0      175.0
                                                         ----------   --------
  Total Clark USA long-term debt........................      379.5      175.0
                                                         ----------   --------
Total long-term debt.................................... $    794.8   $  765.3
                                                         ----------   --------
EXCHANGEABLE PREFERRED STOCK, 63,000 issued, as
adjusted................................................        --    $   63.0
STOCKHOLDERS' EQUITY:
  Common, $0.01 par value (b)........................... $      0.2   $    0.1
  Class A Common, $0.01 par value (b)...................        0.1        --
  Class F Common, $0.01 par value (b)...................        --         0.1
  Paid-in-capital.......................................      296.1      231.0
  Advance crude oil purchase receivable from
   stockholder..........................................      (26.5)     (26.5)
  Retained earnings (deficit)...........................      (26.0)     (54.6)
                                                         ----------   --------
    Total stockholders' equity.......................... $    243.9   $  150.1
                                                         ----------   --------
    Total capitalization................................ $  1,038.7   $  978.4
                                                         ==========   ========

--------
(a) Does not reflect the utilization of $238.0 million at September 30, 1997 under the Credit Agreement to support outstanding letters of credit.
(b) As of September 30, 1997, actual common shares outstanding for Common Stock, Class A Common Stock and Class F Common Stock were 19,051,818, 10,162,509 and none, respectively. As of September 30, 1997, common shares outstanding on an as adjusted basis for Common Stock, Class A Common Stock and Class F Common Stock were 14,759,782, none and 6,101,000, respectively.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
  The selected consolidated financial data set forth below for the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 are derived from the audited financial statements included elsewhere herein. The selected financial data set forth below for the Company as of December 31, 1992, 1993, and 1994 and for each of the two years in the period ended December 31, 1993 are derived from the audited financial statements not included elsewhere herein. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes included herein. The selected historical data for the nine months ended September 30, 1996 and 1997 is unaudited.

                                                                            NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                          ------------------------------------------------  ------------------
                            1992      1993      1994      1995      1996      1996      1997
                          --------  --------  --------  --------  --------  --------  --------
                                 (IN MILLIONS, EXCEPT RATIOS AND OPERATING DATA)
STATEMENT OF EARNINGS
DATA:
  Net sales and
   operating revenues...  $2,253.5  $2,264.7  $2,441.2  $4,486.8  $5,073.1  $3,724.7  $3,297.2
  Cost of sales.........   1,949.8   1,930.3   2,086.6   4,015.2   4,557.0   3,344.2   2,789.4
  Operating expenses
   (a)..................     218.6     209.5     225.6     375.5     419.9     305.5     320.1
  General and
   administrative
   expenses (a).........      38.3      41.4      51.5      52.4      59.5      44.0      48.0
  Inventory (recovery
   of) write-down to
   market value.........       --       26.5     (26.5)      --        --        --        --
  Depreciation and
   amortization (b).....      30.5      35.4      37.4      43.5      48.5      37.0      44.4
                          --------  --------  --------  --------  --------  --------  --------
  Operating income
   (loss)...............  $   16.3  $   21.6  $   66.6  $    0.2  $  (11.8) $   (6.0) $   95.3
  Interest and financing
   costs, net (c).......      28.6      43.7      53.7      59.2      47.5      40.6      58.4
  Other income (expense)
   (d)..................      14.7      11.4      (1.1)      --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
  Earnings (loss) from
   continuing operations
   before taxes,
   extraordinary items
   and cumulative effect
   of change in
   accounting
   principles...........  $    2.4  $  (10.7) $   11.8  $  (59.0) $  (59.3) $  (46.6) $   36.9
  Income tax provision
   (benefit)............       1.3      (4.2)      4.0     (21.9)     (3.1)     17.4      (7.5)
                          --------  --------  --------  --------  --------  --------  --------
  Earnings (loss) from
   continuing operations
   before extraordinary
   items and cumulative
   effect of change in
   accounting
   principles...........  $    1.1  $   (6.5) $    7.8  $  (37.1) $  (56.2) $  (29.2) $   29.4
                          ========  ========  ========  ========  ========  ========  ========
BALANCE SHEET DATA:
  Cash, cash equivalents
   and short-term
   investments..........  $  218.9  $  232.9  $  155.0  $  149.8  $  354.8  $  110.6  $  297.8
  Total assets..........     802.0     865.4     891.7   1,364.9   1,432.8   1,417.9   1,402.8
  Long-term debt........     401.5     538.1     553.3     765.0     781.4     776.0     794.8
  Stockholders' equity..      66.1      49.5      56.2     154.2     214.4     241.6     243.9
SELECTED FINANCIAL DATA:
  EBITDA, as adjusted
   (e)..................  $   46.8  $   83.5  $   77.5  $   43.7  $   36.7  $   31.0  $  139.7
  Cash flows from
   operating activities.      37.3      57.8      56.3     (81.5)     22.4     (14.6)     32.2
  Cash flows from
   investing activities.     (23.8)    (40.2)     (2.2)   (240.1)    218.5      (0.7)    (83.1)
  Cash flows from
   financing activities.     (38.7)     29.7      (6.5)    298.9      (4.7)     (4.6)     (6.1)
  Ratio of earnings to
   fixed charges and
   preferred stock
   dividends (f)........        (g)       (g)    1.14x        (g)       (g)       (g)    1.48x
  Expenditures for
   turnaround...........  $    2.7  $   20.6  $   11.2  $    6.5  $   13.9  $    7.2  $   31.2
  Expenditures for
   property, plant and
   equipment............      59.5      68.1     100.4      42.2      45.0      23.4      55.7
  Refinery acquisition
   expenditures.........       --        --       13.5      71.8       --        --        --

                                                                       NINE MONTHS
                                                                          ENDED
                                 YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                          ------------------------------------------  --------------
                           1992    1993     1994     1995     1996     1996    1997
                          ------  -------  -------  -------  -------  ------  ------
                            (IN MILLIONS, EXCEPT RATIOS AND OPERATING DATA)
OPERATING DATA:
Refining Division
  Port Arthur Refinery
   (acquired
   February 27, 1995)
  Production (m
   bbls/day)............     --       --       --     207.7    210.8   212.0   208.5
  Gross margin (per bbl)
   (a)..................     --       --       --     $2.37    $2.78   $2.49   $3.84
  Operating expenses
   (per bbl) (a)........     --       --       --      1.90     2.13    2.06    2.23
  Blue Island, Hartford
   and other refining
  Production (m
   bbls/day)............   142.4    134.7    140.3    136.5    134.2   136.2   141.4
  Gross margin (per
   bbl).................   $3.03    $3.24    $3.48    $2.64    $2.53   $2.66   $3.94
  Operating expenses
   (per bbl) (a)........    2.17     2.12     2.28     2.61     2.58    2.44    2.40
  Refining contribution
   to operating
   income (mm)..........     N/A     45.2     47.8     12.8     26.5    17.7   134.7
Retail Division:
  Number of stores
   (average)(h).........     885      860      834      852      823     828     815
  Gasoline volume (mm
   gals)................   956.7  1,014.8  1,028.5  1,063.8  1,031.9   777.7   771.1
  Gasoline volume (m
   gals pmps)...........    90.1     98.6    102.8    104.1    104.5   104.4   106.3
  Gasoline gross margin
   (cents/gal)..........    10.0c    11.1c    10.9c    11.4c    10.4c   10.6c   10.3c
  Convenience product
   sales (mm)...........  $203.4   $218.0   $231.6   $252.6   $251.7  $193.7  $214.3
  Convenience product
   sales (pmps).........    19.2     21.2     23.1     24.7     25.5    26.0    29.2
  Convenience product
   gross margin
   and other income
   (mm).................    47.7     54.8     57.2     62.9     65.8    50.3    55.7
  Convenience product
   gross margin (pmps)..     4.5      5.3      5.7      6.1      6.6     6.7     7.6
  Operating expenses
   (mm) (a).............    96.0    100.1    104.6    121.6    126.2    94.4    99.3
  Retail contribution to
   operating income
   (mm).................     N/A     52.9     45.9     45.4     25.0    24.4    17.6

--------
(a) Certain reclassifications have been made to prior periods to conform to current period presentation.
(b) Amortization included amortization of turnaround costs and organizational costs.
(c) Interest and financing costs, net, included amortization of debt issuance costs of $2.9 million, $1.7 million, $1.8 million, $6.5 million and $10.2 million for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, and $7.6 million and $8.0 million for the nine months ended September 30, 1996 and 1997, respectively. Interest and financing costs, net, also included interest on all indebtedness, net of capitalized interest and interest income.
(d) Other expense in 1994 included financing costs associated with a withdrawn debt offering. Other income in 1993 included the final settlement of litigation with Drexel Burnham Lambert Incorporated ("Drexel") of $8.5 million and a gain from the sale of noncore stores of $2.9 million. Other income in 1992 included the settlement of litigation with Apex Oil Company ("Apex") and Drexel of $9.2 million and $5.5 million, respectively.
(e) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a commonly used non-GAAP financial measure but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. EBITDA, as adjusted, does not reflect cash necessary or available to fund cash requirements. EBITDA, as adjusted, in 1993 and 1994 excluded the writeoff in 1993 and the recovery in 1994 of a $26.5 million inventory valuation adjustment.
(f) The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing (i) earnings before income taxes (adjusted to recognize only distributed earnings from less than 50% owned persons accounted for under the equity method) plus fixed charges by (ii) fixed charges and preferred stock dividends, excluding capitalized interest. Fixed charges consisted of interest on indebtedness, including amortization of discount and debt issuance costs and the estimated interest components (one-third) of rental and lease expense. There were no preferred stock dividends in any of the periods presented. On a pro forma basis as adjusted to give effect to the Equity Recapitalization, the Debt Refinancing and Repayment and fees and expenses associated with the Equity Recapitalization as if such transactions had occurred at the beginning of each period, earnings would have been insufficient to cover fixed charges and preferred stock dividends by an estimated $40.7 million and $56.7 million for the nine months ended September 30, 1996 and the year ended December 31, 1996, respectively. The ratio of earnings to fixed charges and preferred stock dividends for the nine months ended September 30, 1997 would have been 1.71x on a similar basis.
(g) As a result of the losses for the years ended December 31, 1992, 1993, 1995 and 1996, and for the nine months ended September 30, 1996, earnings were insufficient to cover fixed charges and preferred stock dividends by $2.5 million, $13.2 million, $61.8 million, $60.5 million and $47.5 million, respectively.
(h) Ten stores included in 1997 did not sell fuel.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

 Overview

  Because Clark is the principal operating subsidiary of the Company, a discussion of the Company's results of operations consists principally of a discussion of Clark's results of operations. The Company's results are significantly affected by a variety of factors beyond its control, including the supply of, and demand for, crude oil, gasoline and other refined products which, in turn, depend on, among other factors, changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs and production levels, the availability of imports, the marketing of competitive fuels and the extent of government regulation. Although margins are significantly affected by industry and regional factors, the Company can influence its margins through the efficiency of its operations. While the Company's net sales and operating revenues fluctuate significantly with movements in industry crude oil prices, such prices do not generally have a direct long-term relationship to net earnings. Crude oil price movements may impact net earnings in the short term because of fixed crude oil purchase commitments which average approximately five million barrels. See "-- Refining." The effect of changes in crude oil prices on the Company's operating results is determined more by the rate at which the prices of refined products adjust to reflect such changes. The Company believes that, in general, low crude oil prices indirectly benefit operating results over the longer term due to increased demand and decreased working capital requirements. Conversely, the Company believes that high crude oil prices generally result in decreased demand and increased working capital requirements over the long term. Increased refinery production is typically associated with improved results of operations, while reduced production, which generally occurs during scheduled refinery maintenance turnarounds, negatively affects results of operations.

  The following table illustrates the potential pre-tax earnings impact based on historical operating rates estimated by the Company resulting from changes in: (i) sweet crude oil cracking margins--the spread between gasoline and diesel fuel prices and input (e.g., a benchmark light sweet crude oil) costs;
(ii) sweet/sour differentials--the spread between a benchmark light sour crude oil and a benchmark light sweet crude oil; (iii) heavy/light differentials-- the spread between a benchmark light sweet crude oil and a benchmark heavy sour crude oil; and (iv) retail margins--the spread between product prices at the retail level and wholesale product costs.

                                            PRE-TAX EARNINGS IMPACT ON THE
                                                      COMPANY(A)
                                       ----------------------------------------
                                                        BEFORE PORT AFTER PORT
                                                          ARTHUR      ARTHUR
EARNINGS SENSITIVITY                        CHANGE      ACQUISITION ACQUISITION
--------------------                   ---------------- ----------- -----------
Refining margins
  Sweet crude cracking margin......... $0.10 per barrel $ 5 million $12 million
  Sweet sour differentials............  0.10 per barrel   3 million   9 million
  Heavy light differentials...........  0.10 per barrel   1 million   2 million
Retail margin......................... $0.01 per gallon $10 million $10 million

--------
(a) Based on an assumed production of approximately 212,000 bpd for the Port Arthur refinery and 140,000 bpd for the Illinois refineries.

 Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996:

                                                               FOR THE NINE
                                                                  MONTHS
                                                              ENDED SEPTEMBER
                                                                    30,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
                                                               (IN MILLIONS,
                                                                UNAUDITED)
FINANCIAL RESULTS:
Net sales and operating revenues............................ $3,724.7  $3,297.2
Cost of sales...............................................  3,344.2   2,789.4
Operating expenses (a)......................................    305.5     320.1
General and administrative expenses (a).....................     44.0      48.0
Depreciation and amortization...............................     37.0      44.4
Interest expense and financing costs........................     67.5      69.5
Interest and finance income.................................     26.9      11.1
                                                             --------  --------
Earnings (loss) before income taxes.........................    (46.6)     36.9
Income tax (provision) benefit..............................     17.4      (7.5)
                                                             --------  --------
Net earnings (loss)......................................... $  (29.2) $   29.4
                                                             ========  ========
OPERATING INCOME:
Refining contribution to operating income................... $   17.7  $  134.7
Retail contribution to operating income.....................     24.4      17.6
Corporate general and administrative expenses...............     11.1      12.6
                                                             --------  --------
                                                                 31.0     139.7
Depreciation and amortization...............................     37.0      44.4
                                                             --------  --------
Operating income (loss)..................................... $   (6.0) $   95.3
                                                             ========  ========

--------
(a) Certain reclassifications have been made to prior periods to conform to current period presentation.

  The Company reported consecutive record net quarterly earnings of $32.3 million and $44.5 million for the second and third quarters of 1997, respectively, which compared to net losses of $2.6 million and $11.4 million in the comparable periods of 1996. For the nine months ended September 30, 1997, the Company recorded net earnings of $29.4 million which was improved over a net loss of $29.2 million in the year-earlier period. The Company recorded EBITDA of $139.7 million for the first nine months of 1997 versus $31.0 million in the same period of 1996. Refining division results improved significantly in the second and third quarters of 1997 over the comparable periods in the previous year and over the first quarter of 1997 due to good unit reliability and an improvement in refining industry fundamentals, particularly crude oil quality differentials. A significant fall in crude oil prices and the hypothetical cost of lost production associated with a major maintenance turnaround reduced pre-tax earnings in the first nine months of 1997 by an estimated $42.5 million. An increase in crude oil prices generated a pre-tax gain of $20.4 million in the first nine months of 1996. After adjusting for these material items, the Company would have generated EBITDA of $182.2 million in the first nine months of 1997 versus $10.6 million in the same period of 1996. The Company recorded an income tax provision of $7.5 million for the first nine months of 1997 primarily for the settlement of prior-period audit examinations. As compared to 1996, the Company recorded a lower tax provision for current-year earnings due to its cumulative tax loss carryforward position. See additional operating cash flow disclosures in Selected Consolidated Financial and Other Data.

  Net sales and operating revenues decreased approximately 11% in the first nine months of 1997 as compared to the prior year. This decrease was principally the result of the crude oil price decline, noted above, that reduced both sales and cost of goods sold. In addition, the major maintenance turnaround at the Port Arthur refinery reduced the Company's production and sales of refined products.

REFINING

                                                                FOR THE
                                                              NINE MONTHS
                                                          ENDED SEPTEMBER 30,
                                                          -------------------
                                                            1996      1997
                                                          --------- ---------
                                                             (IN MILLIONS,
                                                              EXCEPT PER
                                                             BARREL DATA)
REFINING DIVISION OPERATING STATISTICS:
PORT ARTHUR REFINERY
  Crude oil throughput (m bbls/day)......................     201.7     201.3(a)
  Production (m bbls/day)................................     212.0     208.5(a)
  Gross margin ($ per barrel of production).............. $    2.49 $    3.84
  Operating expenses.....................................     119.7     127.1
  Net margin............................................. $    25.0 $    91.5
BLUE ISLAND, HARTFORD AND OTHER REFINING
  Crude oil throughput (m bbls/day)......................     135.1     135.6
  Production (m bbls/day)................................     136.2     141.4
  Gross margin ($ per barrel of production).............. $    2.66 $    3.94
  Operating expenses.....................................      91.1      92.6
  Net margin............................................. $     8.2 $    59.1
Clark Pipe Line net margin...............................       1.7       1.7
Divisional general and administrative expenses...........      17.2      17.6
Contribution to earnings................................. $    17.7 $   134.7

(a) 1997 crude oil throughput and production reflected scheduled downtime on most processing units for approximately one month during a first quarter maintenance turnaround.

  Despite the large negative impact from the fall in crude oil prices and the major maintenance turnaround at the Port Arthur refinery discussed in more detail below, refining contribution for the nine months ended September 30, 1997 was $134.7 million in 1997 versus $17.7 million in 1996. Earnings for the first nine months of 1997 increased due to improved yields and throughput and wider crude oil quality differentials. Crude oil quality differential indicators for light sour crude oil improved from $1.06 per barrel to $1.71 per barrel and the benefit for heavy sour crude oil improved from $4.75 per barrel to $5.63 per barrel from the first nine months of 1996 to the same period of 1997. The Company believes these crude oil quality differential indicators improved primarily due to increased availability of Canadian light and heavy sour crude oil from the Express and Interprovincial pipelines, higher levels of industry refinery maintenance turnarounds and milder winter weather in the first quarter of 1997. Hartford refinery results particularly benefited from improved access to lower-cost Canadian heavy crude oil. Port Arthur refinery results were also buoyed by the operational benefits realized from the first quarter maintenance turnaround. On a comparative basis, refining gross margin in the first nine months of 1996 was negatively impacted by crude oil market volatility and backwardation that raised the cost of the Company's feedstocks.

  The fall in crude oil prices and the hypothetical cost of lost production associated with a major maintenance turnaround reduced pre-tax earnings for the nine months ended September 30, 1997 by an estimated $42.5 million. A decrease in crude oil prices of approximately $4.75 per barrel in 1997 had a negative impact on the Company's pre-tax earnings of approximately $27.2 million, resulting from the fact that feedstock acquisition costs are fixed on average two to three weeks prior to the manufacture and sale of the finished products. The Company does not currently hedge this price risk because of the cost of entering into appropriate hedge-related derivatives, especially in a backwardated market. In the first nine months of 1996, this policy resulted in a gain of $20.4 million because crude oil prices increased over $4.80 per barrel in that period. The Company successfully completed an extensive planned maintenance turnaround on most units at its Port Arthur refinery in the first quarter of 1997. The opportunity cost of lost production from essentially the entire refinery being out of service for one month was approximately $15.3 million. After adjusting for these material items, the refining division would have contributed $177.2 million to operating income in the first nine months of 1997 (1996--loss of $2.7 million).

  Port Arthur refinery crude oil throughput and production reached record and near record levels in the second and third quarters of 1997, but were relatively flat compared to 1996 levels on a year-to-date basis due to the planned maintenance turnaround in the first quarter of 1997. Port Arthur refinery operating expenses for the first nine months of 1997 were higher than the previous year principally because of higher natural gas prices and higher incentive compensation due to strong earnings. Natural gas is consumed as a fuel in the refining process.

RETAIL

                                                                FOR THE
                                                              NINE MONTHS
                                                                 ENDED
                                                             SEPTEMBER 30,
                                                         ----------------------
                                                            1996        1997
                                                         ----------  ----------
                                                         (IN MILLIONS, EXCEPT
                                                            PER GALLON AND
                                                            PER STORE DATA)
RETAIL DIVISION OPERATING STATISTICS:
Gasoline volume (mm gals)...............................      777.7       771.1
Gasoline gross margin (cents/gal).......................       10.6c       10.3c
Gasoline gross margin................................... $     82.3  $     79.0
Convenience product sales............................... $    193.7  $    214.3
Convenience product margin
 and other income.......................................       50.3        55.7
Gain on asset sales..................................... $      1.8  $     (0.5)
Operating expenses (a)..................................       94.4        99.3
Divisional general and administrative expenses (a)......       15.6        17.3
Contribution to operating income........................ $     24.4  $     17.6
PER MONTH PER STORE:
Company operated stores (average) (b)...................        828         815
Gasoline volume (m gals)................................      104.4       106.3
Convenience product sales (thousands)................... $     26.0  $     29.2
Convenience product gross margin (thousands)............ $      6.7  $      7.6

--------
(a) Certain reclassifications have been made to prior periods to confirm to current period presentation.
(b) Ten stores included in 1997 did not sell fuel.

  Retail division contribution to operating income of $7.5 million in the third quarter of 1997 exceeded its contribution in each of the previous four quarters. Retail contribution to operating income decreased to $17.6 million in the first nine months of 1997 from $24.4 million in the same period of 1996. Retail contribution declined on a year-to-date basis primarily because of weaker same store retail fuel margins in the first half of 1997 and a $1.8 million gain on the sale of stores in the prior year. This was partially offset by the fuel and convenience product margin contribution from the 48 Michigan stores acquired in early 1997. Retail margins have historically benefited when crude oil prices fall, but the benefit of the crude oil price decline in the first half of 1997 was not fully realized because wholesale prices did not fall as much as crude oil prices and due to highly competitive retail markets. This trend of tighter retail margins started in the last half of 1996, but reflected improvement in September 1997 when fuel margins averaged over 12c per gallon. Certain store operating measures did show improvement in 1997, including a 13% improvement in convenience product margins per store on 12% higher sales. Operating expenses increased principally because of lease expenses and higher operating costs for larger stores acquired in the last year.

OTHER FINANCIAL HIGHLIGHTS

  Corporate and divisional general and administrative expenses increased in the first nine months of 1997 over the comparable period in 1996 principally because of accruals for higher incentive compensation resulting from the Company's stronger earnings.

  Interest and finance income for the first nine months of 1997 decreased over the comparable period of 1996 principally due to the sale in late 1996 of an advance crude oil purchase receivable. This receivable provided finance income of $20.9 million in the first nine months of 1996.

  Depreciation and amortization expense increased for the nine months ended September 30, 1997 over the same period in 1996 principally because of the amortization on the 1997 first quarter Port Arthur refinery maintenance turnaround.

  In the early 1990s the Company invested $25.0 million in a project initiated to produce low-sulfur diesel fuel at the Hartford refinery which was delayed in 1992 based on internal and third-party analyses that indicated an oversupply of low-sulfur diesel fuel capacity in the Company's markets. Based on these analyses, the Company projected relatively narrow price differentials between low- and high-sulfur diesel products. This projection has thus far been borne out. High-sulfur diesel fuel is utilized by the railroad, marine and farm industries. In December 1997, the Company determined that equipment purchased for the DHDS Project could be better utilized for other projects at its Hartford and Port Arthur refineries, rather than remaining idle until low- and high-sulfur diesel fuel differentials widened sufficiently to justify completing the DHDS Project. As a result, in the fourth quarter of 1997 the Company expects to record a charge to earnings of approximately $15.0 million principally for engineering costs specific to the DHDS Project.

  The Company operates many computer programs that use only two digits to identify a year. If these programs are not modified or replaced by the year 2000, such applications could fail or create erroneous results. Some applications have already been replaced or modified. The Company has hired outside consultants to assist it in evaluating the scope of the remaining required program conversions or replacements. Based on preliminary information, the Company estimates the cost of such remaining program conversions or replacements to be approximately $5 to $10 million.

 1996 compared with 1995 and 1994:

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1994      1995      1996
                                                   --------  --------  --------
                                                         (IN MILLIONS)
FINANCIAL RESULTS: (a)
Net sales and operating revenues.................. $2,441.2  $4,486.8  $5,073.1
Cost of sales.....................................  2,086.6   4,015.2   4,557.0
Operating expenses (b)............................    225.7     375.5     419.9
General and administrative expenses (b)...........     50.3      52.4      59.5
Depreciation and amortization.....................     37.4      43.5      48.5
Interest and financing costs, net.................     47.1      59.2      58.4
                                                   --------  --------  --------
Loss before income taxes (c)......................     (5.9)    (59.0)    (70.2)
Income tax benefit (c)............................     (2.8)    (21.9)     (7.3)
                                                   --------  --------  --------
Loss before unusual items (c).....................     (3.1)    (37.1)    (62.9)
Unusual items, after taxes (c)....................     10.9       --        6.7
                                                   --------  --------  --------
Net earnings (loss)............................... $    7.8  $  (37.1) $  (56.2)
                                                   ========  ========  ========
OPERATING INCOME:
Refining contribution to operating income......... $   47.8  $   12.8  $   26.5
Retail contribution to operating income...........     45.9      45.4      25.0
Corporate general and administrative expenses.....     15.1      14.5      14.8
Depreciation and amortization.....................     37.4      43.5      48.5
Unusual items (c).................................     25.4       --        --
                                                   --------  --------  --------
Operating income (loss)........................... $   66.6  $    0.2  $  (11.8)
                                                   ========  ========  ========

--------
(a) This table provides supplementary data in a format that is not intended to represent an income statement presented in accordance with GAAP.

(b) Certain reclassifications have been made to prior periods to conform to current period presentation.
(c) The Company considers certain items in 1994 and 1996 to be "unusual." Detail on these items is presented below.

  The Company reported a net loss of $56.2 million in 1996 compared with a net loss of $37.1 million in 1995 and net earnings of $7.8 million in 1994. Excluding an unusual item, discussed below, 1996 net earnings were flat with 1995, while 1995 was below 1994. Improvements in productivity and fundamental refining industry indicators for crack spreads and crude oil quality differentials in 1996 were offset by the impact of rising, volatile and high crude oil prices. Narrow crude oil differentials, an extremely warm 1994-1995 winter and the resulting oversupply of distillates, and market uncertainty related to the introduction of RFG, reduced 1995 results from 1994 levels. The late February 1995 acquisition of the 212,000 barrel per day Port Arthur, Texas refinery increased net sales and operating revenues, cost of goods sold, operating and general and administrative expenses and depreciation and amortization. Net sales and operating revenues and cost of goods sold were also higher in 1996 due to higher hydrocarbon prices as reflected by 20% higher prices for benchmark WTI crude oil. Interest and financing costs, net, fluctuated significantly from 1994 to 1996 because of the Port Arthur refinery acquisition and the acquisition in December 1995 of two advance crude oil purchase receivables.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                               -----------------
                                                               1994   1995 1996
                                                               -----  ---- -----
                                                                (IN MILLIONS)
UNUSUAL ITEMS:
  Recovery of inventory market value write-down............... $26.5  $--  $ --
  Other.......................................................  (1.1)  --    --
                                                               -----  ---- -----
  Impact on operating income..................................  25.4   --    --
  Gain on sale of advance crude oil purchase receivable.......   --    --   10.9
  Short-term investment losses................................  (6.6)  --    --
  Other.......................................................  (1.1)  --    --
                                                               -----  ---- -----
  Total....................................................... $17.7  $--  $10.9
                                                               =====  ==== =====
Net of income taxes........................................... $10.9  $--  $ 6.7
                                                               =====  ==== =====

  Several items which are considered by management as "unusual" are excluded throughout this discussion of the Company's results of operations. In 1996, in accordance with the provisions of Statement of Financial Accounting Standards No. 109, the Company recorded a valuation allowance on its deferred income tax assets of approximately $18.8 million (not included in the table above). See
Note 12 "Income Taxes" to the Consolidated Financial Statements. The Company also sold one of its advance crude oil purchase receivables in October 1996 recognizing a gain of $10.9 million that was recorded as finance income. A noncash accounting charge of $26.5 million was taken in the fourth quarter of 1993 to reflect the decline in the value of petroleum inventories below carrying value caused by a substantial drop in petroleum prices. Crude oil and related refined product prices rose in 1994 allowing the Company to recover the original charge. Accordingly, a reversal of the inventory write-down to market was recorded in 1994. In 1994, the Company realized losses on the sale of short-term investments due to an increase in market interest rates.

REFINING

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1994    1995    1996
                                                        ------- ------- -------
                                                         (IN MILLIONS, EXCEPT
                                                            OPERATING DATA)
OPERATING STATISTICS:
PORT ARTHUR REFINERY (ACQUIRED FEBRUARY 27, 1995)
  Crude oil throughput (m bbls/day)....................     --    198.9   199.8
  Production (m bbls/day)..............................     --    207.7   210.8
  Gross margin (per barrel of production) (a).......... $   --  $  2.37 $  2.78
  Operating expenses (per barrel of production) (a)....     --     1.90    2.13
  Net margin (a)....................................... $   --  $  30.0 $  49.6
BLUE ISLAND, HARTFORD AND OTHER REFINING
  Crude oil throughput (m bbls/day)....................   138.2   133.6   132.7
  Production (m bbls/day)..............................   140.3   136.5   134.2
  Gross margin (per barrel of production) (a).......... $  3.48 $  2.64 $  2.53
  Operating expenses (per barrel of production) (a)....    2.28    2.61    2.58
  Net margin (a)....................................... $  61.4 $   1.5 $  (2.3)
Clark Pipe Line net margin.............................     1.3     1.7     2.3
Divisional general and administrative expenses (a).....    14.9    20.4    23.1
Contribution to operating income (a)................... $  47.8 $  12.8 $  26.5

--------
(a) Certain reclassifications have been made to prior periods to conform to current period presentation.

  Refining division contribution to operating income in 1996 was $26.5 million, more than double 1995 levels ($12.8 million), but below 1994 results ($47.8 million). Contribution improved over 1995 principally because of an improvement in the Port Arthur refinery gross margin resulting from improvements in operating rates, reliability and yields. The Hartford refinery realized the benefit from a capital project designed to recover additional higher value products from processing units. Certain key refining market indicators also improved in 1996, including gasoline and distillate margins and crude oil quality differentials. More normal winter weather, and corresponding demand, contributed to a 2.4% increase in fuels demand from 1995 to 1996. Rising crude oil prices added an estimated $25.3 million to gross margin. However, these positive market trends were more than offset by reduced by-product margins and the increased cost of crude oil acquisition activities caused by volatile and high absolute crude oil prices. Refining results for 1995 were below 1994 levels as refining margins were particularly weak in 1995 and late 1994 due to the warmest Northern Hemisphere winter in 40 years, which reduced demand for heating oil, and the transition to RFG. Several geographical areas unexpectedly opted not to switch to RFG which caused confusion and concern in the marketplace, and caused gasoline prices to fall relative to the price of crude oil. In addition, unscheduled downtime at the Blue Island refinery reduced gross margins by an estimated $5.5 million in 1995 and $3.1 million in 1996.

  Operating expenses increased at the Port Arthur refinery from 1995 to 1996 principally due to increased refinery fuel costs associated with higher natural gas prices. Operating expenses increased in 1995 over 1994 principally due to the addition of the Port Arthur refinery and related terminal expenses in early 1995 and expenses ($6.5 million) associated with unplanned downtime at the Blue Island refinery. Reduced throughput at the Company's Illinois refineries due to poor first quarter 1995 market conditions and scheduled and unscheduled downtime also contributed to lower production and a higher per barrel operating costs in 1996 and 1995 as compared with 1994. Divisional general and administrative expenses increased in 1996 and 1995 principally because of the inclusion of administrative functions located at the Port Arthur refinery.

RETAIL

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1994      1995      1996
                                                  --------  --------  --------
                                                     (IN MILLIONS, EXCEPT
                                                       OPERATING DATA)
OPERATING STATISTICS:
  Gasoline volume (mm gals)......................  1,028.5   1,063.8   1,031.9
  Gasoline gross margin (cents/gal) (a)..........     10.9c     11.4c     10.4c
  Gasoline gross margin (a)...................... $  112.3  $  121.7  $  107.0
  Convenience product sales...................... $  231.6  $  252.6  $  251.7
  Convenience product gross margin and other
  income.........................................     57.2      62.9      65.8
  Operating expenses (a)......................... $  104.6  $  121.6  $  126.2
  Divisional general and administrative expenses.     19.0      17.6      21.6
  Contribution to operating income (a)........... $   45.9  $   45.4  $   25.0
PER MONTH PER STORE:
  Company operated stores (average)..............      834       852       823
  Gasoline volume (m gals).......................    102.8     104.1     104.5
  Convenience product sales (m).................. $   23.1  $   24.7  $   25.5
  Convenience product gross margin (m)........... $    5.7  $    6.1  $    6.6

--------
(a) Certain reclassifications have been made to prior periods to conform to current period presentation.

  The retail division contributed $25.0 million to operating income in 1996 (1995--$45.4 million; 1994--$45.9 million). The retail division contribution was below 1995 levels due mostly to a sharp drop in retail gasoline margins. This resulted from an increase in wholesale gasoline costs associated with rising and higher crude oil prices that was not fully captured in retail selling prices due to an extremely competitive Midwest retail market environment. This was particularly the case in the last half of 1996. In addition, high retail prices impaired sales of higher margin premium gasoline grades. Gross margins on convenience product sales and monthly convenience product sales and gross margins per store improved over the last three years due to the addition of larger stores and an improved mix of higher margin On The Go(R) (noncigarette) products. Operating and general and administrative expenses increased in 1996 and 1995 over 1994 principally due to operating leases and other costs related to new store acquisitions and increased costs related to the expansion of Clark's credit card programs. Year-over-year credit card sales increased 31% in 1996 and 41% in 1995.

  During 1996 and 1997, the retail network continued to be upgraded in the Company's core Great Lakes' markets. This was achieved by acquiring 10 high-volume stores in the Chicago market, introducing a branded marketer program and closing underperforming stores. A further 48-store acquisition was completed in Michigan in January 1997. In 1995, the Company acquired through an operating lease 35 retail stores in Central Illinois. In late 1994, the Company similarly acquired 25 stores in Chicago, Illinois. Four additional stores related to the Chicago acquisition were added in 1996. Consistent with the Company's strategy to exit noncore markets, the Company divested 41 stores in the Kansas, Western Missouri and Minnesota markets in late 1995 and early 1996 and 22 Dayton, Ohio stores were converted to branded marketer locations in early 1997. As part of its overall growth strategy, the Company expects to continue to consider retail store growth in both existing and new markets while also evaluating underperforming markets for possible divestiture. The Company is actively considering the sale of approximately 150 stores in outlying noncore locations.

OTHER FINANCIAL MATTERS

  Depreciation and amortization expenses increased in 1996 and 1995 principally because of the Port Arthur refinery acquisition and 1994 capital expenditures.

  Interest and financing costs, net, in 1996 were below 1995 principally due to the finance income recognized related to the advance crude oil purchase receivables. Interest expense increased in 1996 and 1995 primarily because of the compounding effect related to the Zero Coupon Notes and the issuance in December 1995 of $175.0 million of 10 7/8% Notes. Financing costs increased in 1995 and 1996 principally due to higher amortization associated with Clark's larger working capital facility which was increased to support the crude oil supply needs of the Port Arthur Refinery and higher amortization of bondholder consent payments paid in connection with the acquisition of the Port Arthur Refinery and the advance crude oil purchase receivables. Interest income improved in 1996 due to $20.9 million of finance income associated with the advance crude oil purchase receivables and higher levels of cash and cash equivalents. See Note 8 "Long-Term Debt" and Note 14 "Occidental/Gulf Transactions" to the Consolidated Financial Statements.

  In December 1995, the Company completed separate transactions with Oxy and Gulf Resources Corporation ("Gulf"). Pursuant to a merger agreement and a series of related agreements with Oxy, the Company acquired the right to receive the equivalent of 17.661 million barrels of WTI to be delivered over six years according to a defined schedule (the "Oxy Transaction"). This contract was sold at a gain in 1996 for $235.4 million. Pursuant to a merger agreement and a series of related agreements with Gulf, the Company acquired the right to receive 3.164 million barrels of certain royalty oil to be received by Gulf pursuant to certain agreements with the Government of the Congo (the "Gulf Transaction"). The crude oil was to be delivered over six years according to a minimum schedule of (in millions of barrels) 0.72, 0.62, 0.56, 0.48, 0.42 and 0.36 in 1996, 1997, 1998, 1999, 2000 and 2001,
respectively. Gulf has not made their required deliveries since July 1996.

OUTLOOK

  Since most of the Company's products are commodities, supply and demand for crude oil and refined products have a significant impact on the Company's results. Demand for fuels products has grown by an average of 2% since 1992 primarily as a result of increased miles driven and little improvement in the fuel efficiency of the U.S. automobile fleet. The Company believes that capital spending in the refining sector is highly correlated to refining industry profitability. As a result of the high capital spending levels of the early 1990s, the industry's ability to produce refined products exceeded demand in recent years. Since then, industry refinery capital spending has declined. The Company expects that there will continue to be volatility in refining margins and the Company's earnings because of the seasonal nature of refined product demand and the commodity nature of the Company's refined products.

  In the short term, retail margins are generally squeezed in periods of rapid oil price increases, as was the case in 1996, and widen as prices stabilize or fall. Prices for crude oil have fallen substantially since the end of 1996. In the long term, the Company believes margins are driven by market share and concentration. The Company believes that, over the last five years, the Company's Midwest market has averaged among the lowest margins in the U.S. due to its relatively high level of fragmentation. Historically, the Company has recorded seasonally lower earnings in the fourth and first quarters of calendar years due to lower demand for refined products.

LIQUIDITY AND CAPITAL RESOURCES

                                      YEAR ENDED DECEMBER  NINE MONTHS ENDED
                                              31,            SEPTEMBER 30,
                                      -------------------- -----------------
                                       1994   1995   1996   1996   1997
                                      ------ ------ ------ ------ ------
                                                (IN MILLIONS)
FINANCIAL POSITION:
  Cash and short-term investments.... $155.0 $149.8 $354.8 $110.6 $297.8
  Working capital....................  164.1  249.8  430.1  451.8  443.0
  Property, plant and equipment......  431.4  550.9  557.3  545.0  575.4
  Long-term debt.....................  553.3  765.0  781.4  776.0  794.8
  Stockholders' equity...............   56.2  154.2  214.4  241.6  243.9
  Operating cash flow................   47.2    7.6    4.2   10.6   98.2

  Net cash generated by operating activities, excluding working capital changes ("Operating Cash Flow"), for the nine months ended September 30, 1997 was $98.2 million compared to $10.6 million in the year-earlier period. Working capital as of September 30, 1997 was $443.0 million, a 2.40 to 1 current ratio, versus $430.1 million as of December 31, 1996, a 2.10 to 1 current ratio. Working capital as of September 30, 1997 increased from the end of 1996 because of increased operating contribution, partially offset by a retail store acquisition that was financed with cash and the capital cost of the Port Arthur refinery turnaround.

  Operating Cash Flow for the year ended December 31, 1996 was $4.2 million compared with $7.6 million in 1995 and $47.2 million in 1994. Operating Cash Flow declined from 1994 to 1996 principally because of the weaker refining margin environment and a decline in retail gasoline margins in 1996. Working capital as of December 31, 1996 was $430.1 million, a 2.10 to 1 current ratio, versus $249.8 million as of December 31, 1995, a 1.63 to 1 current ratio and $164.1 million as of December 31, 1994, a 1.68 to 1 current ratio. Working capital increased in 1996 as a result of the sale of one of the Company's advance crude oil purchase receivables for net cash proceeds of $235.4 million. An increase was realized in 1995 due to the Port Arthur Refinery acquisition and partial financing with equity of the refinery's working capital requirements.

  As part of its overall inventory management and crude acquisition strategies, the Company routinely buys and sells, in varying degrees, crude oil in the spot market. Such ongoing activities carry various payment terms and require the Company to maintain adequate liquidity and working capital facilities. The Company's short-term working capital requirements (primarily letter of credit issuances to support crude oil requirements) fluctuate with the pricing and sourcing of crude oil. Historically, the Company's internally generated cash flows have been sufficient to meet its needs. The Credit Agreement is used for the issuance of letters of credit primarily for the purchase of crude oil and other feedstocks and refined products.

  On September 25, 1997, Clark entered into a Credit Agreement which provides for borrowings and letter of credit issuances of up to the lesser of $400.0 million or the amount of the borrowing base calculated with respect to Clark's cash and cash equivalents, eligible investments, eligible receivables and eligible petroleum inventories. Direct borrowings are limited to the principal amount of $50.0 million. Borrowings under the Credit Agreement are secured by a lien on substantially all of Clark's cash and cash equivalents, receivables, crude oil, refined product inventories and other inventories and trademarks and other intellectual property. As of September 30, 1997, there were no direct borrowings under the Credit Agreement. Clark was in compliance with all covenants of the Credit Agreement as of September 30, 1997. See "Description of Certain Debt Instruments--Credit Agreement."

  The Credit Agreement contains covenants and conditions which, among other things, limit dividends, indebtedness, liens, investments, contingent obligations and capital expenditures, and require Clark to maintain its property and insurance, to pay all taxes and comply with all laws, and to provide periodic information and conduct periodic audits on behalf of the lenders. Clark is also required to comply with certain financial covenants. The financial covenants are: (i) maintenance of working capital of at least $150.0 million at all times; (ii) maintenance of a tangible net worth (as defined) of at least $300.0 million; and (iii) maintenance of minimum levels of balance sheet cash (as defined) of $50.0 million at all times. The covenants also provide for a cumulative cash flow test, as defined in the Credit Agreement, that, from March 31, 1997, shall not be less than or equal to zero at all times. The Credit Agreement also limits the amount of future additional indebtedness outside of the cumulative cash flow covenant that may be incurred by the Company in an amount equal to $25.0 million.

  Cash flows used in and from investing activities (excluding short-term investment activities which the Company manages similar to cash and cash equivalents) are primarily affected by acquisitions and capital expenditures, including refinery maintenance turnarounds. Cash flows used in investing activities (excluding short-term investment activities) in the first nine months of 1997 were $83.2 million as compared to $19.8 million in the year-earlier period. The higher investing activities in 1997 resulted principally from the Port Arthur refinery turnaround ($30.0 million) and the acquisition and subsequent image conversion of 48 retail stores in Michigan ($21.0 million). Refinery capital expenditures totaled $17.6 million in the first nine months of 1997 (1996--$12.6 million), most of which related to discretionary and nondiscretionary projects undertaken in conjunction with the Port Arthur refinery turnaround. Retail capital expenditures for the first nine months of 1997, excluding the Michigan acquisition, totaled $15.6 million (1996--$10.5 million) and were principally for underground storage tank-related work.

  Cash flows provided by investing activities (excluding short-term investments) in 1996 was $187.4 million as compared to cash flow used in 1995 and 1994 of $224.5 million and $119.1 million, respectively. Cash flow was generated in 1996 from the sale of one of the advance crude oil purchase receivables. The increased use of cash in 1995 was principally due to the acquisition of the advance crude oil purchase receivables from subsidiaries of Occidental and Gulf and the Port Arthur Refinery acquisition. Capital expenditures for property, plant and equipment totaled $45.0 million in 1996 (1995--$42.2 million; 1994--$100.4 million) and expenditures for refinery maintenance turnarounds totaled $13.9 million (1995--$6.5 million; 1994--$11.2 million). Capital expenditures were reduced in 1996 and 1995 in response to lower Operating Cash Flow. Refining division capital expenditures were $19.4 million in 1996 (1995--$15.9 million, 1994--$59.7 million). Approximately one-half of 1996 expenditures were discretionary with the balance and most of 1995 expenditures primarily for mandatory maintenance and environmental expenditures. In 1994, projects included adding the capability to produce RFG at the Blue Island refinery and a revamp of the FCC and alkylation units at the Hartford refinery. Retail capital expenditures in 1996 totaled $24.6 million (1995--$25.2 million; 1994--$38.2 million). Approximately one-half of 1996 and 1995 expenditures were for regulatory compliance, principally underground storage tank-related work and vapor recovery. The remainder of 1996 and 1995 retail capital expenditures were discretionary and primarily related to new store acquisitions, a reimaging program and miscellaneous store equipment. In 1994, approximately one-third of retail division capital expenditures were for regulatory compliance, with the balance for discretionary projects such as reimaging locations, canopies, expansion of store interior selling space and systems automation.

  In February 1995, the Company acquired the Port Arthur Refinery from Chevron for approximately $70.0 million, plus inventory and spare parts of approximately $122.0 million (a $5.0 million deposit was paid in 1994) and the assumption of certain liabilities estimated at $19.4 million. The purchase agreement also provided for contingent payments to Chevron of up to $125.0 million over a five-year period from the closing date of the Port Arthur refinery acquisition in the event that refining industry margin indicators exceed certain escalating levels. The Company believes that even if such contingent payments would be required, they would not have a material adverse effect on the Company's results of operations since the Company would also benefit from such increased margins. Such contingent payments were not payable for the first three measurement periods ended September 30, 1995, 1996 and 1997, and based on these industry margin indicators from inception through September 30, 1997, the Company had a cumulative benefit of approximately $25.0 million applicable to future calculations.

  The Company classifies its capital expenditures into two categories, mandatory and discretionary. Mandatory maintenance capital expenditures are required to maintain safe and reliable operations, and mandatory environmental expenditures are required to comply with regulations pertaining to ground, water and air contamination and occupational, safety and health issues. The Company estimates that total mandatory expenditures through 2000 will average approximately $55.0 million per year in the refining division and $10.0 million per year in the retail division. Costs to comply with future regulations cannot be estimated.

  Expenditures to comply with reformulated and low-sulfur fuels regulations are primarily discretionary, subject to market conditions and economic justification. These fuel programs impose restrictions on properties of fuels to be refined and marketed, including those pertaining to gasoline volatility, oxygenate content, detergent addition and sulfur content. The regulations regarding these fuel properties vary in markets in which the Company operates, based on attainment of air quality standards and the time of the year. The Company's Port Arthur, Blue Island and Hartford refineries have the capability to produce approximately 60%, 60%, and 25%, respectively, of their gasoline production in RFG. Each refinery's maximum RFG production may be limited based on the clean fuels attainment of Clark's total refining system. The Port Arthur refinery has the capability to produce 100% low-sulfur diesel fuel.

  The Company has a philosophy to link total capital expenditures to cash generated from operations. The Company has a total capital and refinery maintenance turnaround expenditure budget of $100 to $110 million for 1997. This amount includes approximately $21.0 million, net, related to the January 1997 acquisition and subsequent image conversion of 48 retail stores in Michigan, and expenditures of approximately $30.0 million related to a major maintenance turnaround at the Port Arthur refinery in the first quarter of 1997. Total capital expenditures may be under budget if cash flow is less than expected, and higher than budget if cash flow is better than expected.

  Cash flow used in financing activities was $4.7 million in 1996; $298.9 million was provided by financing activities in 1995 compared to a use of $6.5 million in 1994. In 1995, financing activities reflected the partial financing of the Port Arthur Refinery acquisition with the sale of stock (the balance was financed with cash on hand), the issuance of the 10 7/8% Notes in connection with the advance crude oil purchase transactions, fees related to the larger working capital facility associated with the expanded working capital needs of the Company following the Port Arthur Refinery acquisition and two capital leases associated with the sale and leaseback of certain refinery equipment at the Hartford and Port Arthur refineries. In 1994, expenditures were made in connection with the acquisition of a new working capital facility and equity financing for the Port Arthur Refinery acquisition.

  On November 3, 1997, Blackstone acquired the 13,500,000 shares of Common Stock of the Company previously held by TrizecHahn and certain of its subsidiaries, as a result of which Blackstone obtained a 65% equity interest (73.3% voting interest) in the Company.

  On November 21, 1997, the Company repurchased for $206.6 million, $259.2 million (value at maturity) of Zero Coupon Notes tendered pursuant to the Tender Offer. To facilitate the repurchase, Clark returned capital of $215.0 million to the Company. The Company intends to call the remaining Zero Coupon Notes outstanding on or about February 15, 1998. Subsequently on November 21, 1997, the Company completed the Old Notes Offering and Term Loan receiving net proceeds of approximately $390 million. On November 24, 1997, Clark issued notice to the holders of its 10 1/2% Notes that it intends to redeem on December 24, 1997 all $225.0 million of the notes outstanding at a price of $1,032.96 for each $1,000.00 principal amount of the notes outstanding, representing the redemption premium and accrued interest. As a result of the Blackstone Transaction, the $175.0 million of 9 1/2% Notes, and (in the event of a Rating Decline) the 10 7/8% Notes will be subject to a repurchase offer. See "Risk Factors--Change of Control Provisions in Notes and Existing Indebtedness."

  Funds generated from operating activities together with existing cash, cash equivalents and short-term investments, are expected to be adequate to fund existing requirements for working capital and capital expenditure programs for the next year. Due to the commodity nature of its products, the Company's operating results are subject to rapid and wide fluctuations. While the Company believes that its maintenance of large cash, cash equivalents and short-term investment balances and other operating philosophies will be sufficient to provide the Company with adequate liquidity through the next year, there can be no assurance that refining industry conditions will not be worse than anticipated. Due to the sale of one of the advance crude oil purchase receivables the Company had higher cash, cash equivalents and short-term investments as of September 30, 1997, than it has historically maintained. These balances are available for investment in current operations, debt reduction or acquisitions. Future working capital, discretionary capital expenditures, environmentally mandated spending and acquisitions may require additional debt or equity capital.

  The Company did not receive any proceeds from the Offering and will not receive any proceeds from the Exchange Offer. The New Exchangeable Preferred Stock will require the payment of dividends either in cash or in additional shares in lieu of cash dividends at a rate of 11 1/2% per annum. The Company will be required to redeem all of the New Exchangeable Preferred Stock on October 1, 2009.

                        QUARTERLY FINANCIAL INFORMATION

                                  (UNAUDITED)

  The following quarterly financial information has been prepared from the financial records of the Company without audit, and reflects all adjustments which are, in the opinion of management, necessary for fair presentation of the results of operations for the interim periods presented.

                                          FIRST     SECOND    THIRD     FOURTH
                                         QUARTER   QUARTER   QUARTER   QUARTER
                                         --------  --------  --------  --------
                                                    (IN MILLIONS)
   1997
     Net sales.......................... $  999.2  $1,173.9  $1,124.1
     Gross profit.......................    106.3     193.5     208.0
     Operating income (loss)............    (28.8)     59.4      64.6
     Net earnings (loss)................    (47.4)     32.3      44.5
   1996
     Net sales.......................... $1,140.2  $1,334.9  $1,249.6  $1,348.4
     Gross profit.......................    115.7     135.8     129.1     135.5
     Operating income (loss)............    (11.7)      9.5      (3.8)     (5.8)
     Net earnings (loss)................    (15.2)     (2.6)    (11.4)    (27.0)
   1995
     Net sales.......................... $  827.8  $1,337.8  $1,211.8  $1,109.4
     Gross profit.......................     69.3     133.3     149.5     119.5
     Operating income (loss)............    (26.5)     10.2      23.1      (6.6)
     Net earnings (loss)................    (24.6)     (2.5)      5.2     (15.2)

                                   BUSINESS

COMPANY OVERVIEW

  Substantially all of the operations of the Company are conducted through Clark. The Company is the sixth-largest independent refiner and marketer of petroleum products in the United States, with one Texas refinery and two Illinois refineries representing over 350,000 bpd of rated crude oil throughput capacity. The Company is also currently the seventh-largest direct operator of gasoline and convenience stores in the U.S. with over 800 retail outlets in 10 Midwestern states. Clark's retail network has conducted operations under the Clark brand name for 65 years. The Company also markets gasoline, diesel fuel and other petroleum products on a wholesale branded and unbranded basis.

  The Company is a Delaware corporation, with its principal executive offices located at 8182 Maryland Avenue, St. Louis, Missouri 63105, telephone number
(314) 854-9696.

COMPANY HISTORY

  The Company was formed in November 1988 by TrizecHahn and AOC Limited Partnership ("AOC L.P.") to hold all of the capital stock of Clark and certain other assets. Pursuant to a stockholder agreement (the "Stockholder Agreement") among AOC L.P., TrizecHahn, the Company and Clark, TrizecHahn purchased 60% of the equity capital of the Company and AOC L.P. purchased the remaining 40% interest. The Company's primary business assets were acquired on November 22, 1988, out of bankruptcy proceedings. The assets acquired consisted of (i) substantially all of the assets of Apex Oil Company, Inc., a Wisconsin corporation (formerly OC Oil & Refining Corporation and prior thereto Clark Oil & Refining Corporation, a Wisconsin corporation) and its subsidiaries ("Old Clark") and (ii) certain other assets and liabilities of the Novelly/Goldstein Partnership (formerly Apex Oil Company), a Missouri general partnership ("Apex"), the indirect owner of Old Clark and an affiliate of AOC L.P.

  On December 30, 1992, TrizecHahn and the Company entered into a Stock Purchase and Redemption Agreement (the "AOC Stock Purchase Agreement") with AOC L.P. to purchase and redeem all of the shares and options to purchase shares of the Company owned by AOC L.P., resulting in TrizecHahn owning 100% of the outstanding equity of the Company at that time.

  On February 27, 1995, the Company sold $135.0 million of common stock to a wholly owned subsidiary of TrizecHahn. The TrizecHahn subsidiary immediately resold $120.0 million of such stock to Tiger, representing an equity ownership interest of 40% of the Company at that time. The Company used the proceeds of the sale along with existing cash to acquire from Chevron the Port Arthur Refinery for approximately $70.0 million, plus approximately $122.0 million for inventory and spare parts, and the assumption of certain liabilities estimated at $19.4 million. The Company is obligated under certain circumstances to pay Chevron contingent payments (the "Chevron Contingent Payments") pursuant to a formula based on refining industry margin indicators and the volume of crude oil processed at the Port Arthur refinery over a five-year period. The maximum total amount of the Chevron Contingent Payments is $125.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Port Arthur Refinery increased the Company's crude oil throughput capacity by over 140% and expanded its market to the Gulf Coast of the U.S.

  In December 1995, Oxy acquired approximately 19% of the equity in the Company in exchange for the delivery of certain amounts of crude oil over a six-year period ending in 2001. The Company sold the advance crude oil purchase receivable acquired from Oxy at a gain in October 1996 for net proceeds of $235.4 million. Also in December 1995, subsidiaries of Gulf acquired approximately 4% of the equity in the Company in exchange for their agreement to deliver certain amounts of royalty oil over a six-year period ending in 2001. See "Business--The Advance Crude Oil Purchase Receivable Transactions."

  On October 1, 1997, the Company and its stockholders completed an equity recapitalization whereby all previously issued shares of Class A Common Stock of the Company held by the Tiger Funds of Tiger (then representing approximately 31% of the total voting power of all classes of the Company's stock) were reclassified into Class E Common Stock. TrizecHahn then purchased all of the Class E Common Stock for $7.00 per share in cash, resulting in a total purchase price of $63.0 million. All of such shares of Class E Common Stock were subsequently reclassified into 63,000 shares of Exchangeable Preferred Stock of the Company and sold to institutional investors.

  In addition, the shares of common stock of the Company owned by Oxy were exchanged for an equal number of shares of Class F Common Stock having voting rights limited as a class to the lesser of (a) the aggregate voting power of such shares on a one-vote-per-share basis and (b) 19.9% of the total voting power of all classes of the Company's voting stock. The Class F Common Stock is convertible at any time to Common Stock of the Company, on a one-for-one basis, at the option of any holder other than Oxy and its affiliates. The Company also issued to Oxy an additional 545,455 shares of Class F Common Stock in full satisfaction of the Company's obligation to issue shares under its then existing Stockholders' Agreement with Oxy.

  On November 3, 1997, Blackstone acquired the 13,500,000 shares of Common Stock of the Company previously held by TrizecHahn and certain of its subsidiaries, as a result of which Blackstone obtained a 65% equity interest (73.3% voting interest) in the Company.

BUSINESS STRATEGY

  The Company's business strategy focuses on improving productivity, optimizing capital investments, promoting an entrepreneurial culture and growing both its refining and marketing operations to strengthen the Company's business and financial profile. This strategy is designed to address the commodity-based nature of the oil refining and marketing industry in which the Company operates.


  . Improving Productivity. The Company continues to implement relatively low-cost projects in its refining and marketing operations designed to increase production, sales volumes and production yields and to improve sales mix while reducing input costs and operating expenses. Improvements at the Port Arthur refinery, increased yields and crude oil throughput capability at its Illinois refineries and improved monthly fuel volumes, convenience product sales and margins in the retail division are examples of these types of initiatives.

  . Optimizing Capital Investment. The Company optimizes capital investments by linking discretionary capital spending to internally generated cash flow, focusing its efforts first on those productivity initiatives that require no capital investment and then those which have relatively short payback periods. As an example, in response to weak 1995 and 1996 industry refining market conditions, discretionary capital expenditures were scaled back significantly from historical levels. Due to improved results and a more robust refining industry environment, the Company is now implementing several high-payback discretionary capital projects.

  . Promoting Entrepreneurial Culture. The Company emphasizes an entrepreneurial management approach which uses employee incentives to enhance financial performance and safety. All of the Company's employees participate in its performance management, profit sharing or other incentive plans. In addition, the Company has adopted a stock incentive plan for certain key employees. Blackstone intends to put in place a management incentive program designed to increase management's ownership of Clark USA stock through direct purchases and options tied to the financial performance of the Company.

  . Growing Through Opportunistic Acquisitions. The Company intends to continue to expand its refining and marketing operations through opportunistic acquisitions which can benefit from its business strategy, create critical mass, increase market share or access new markets. Since 1994, the Company more than doubled its refining capacity by acquiring the Port Arthur Refinery and strengthened its Northern Illinois and Southern Michigan presence by adding 122 retail stores in these core markets. Blackstone is committed to this strategy.

  . Strengthening the Balance Sheet. The Company will continue to seek to improve its capital structure. The financing of the Port Arthur refinery acquisition principally with equity and the partial financing of the advance crude oil purchase receivable lowered the Company's leverage in 1995 and 1996. The Company's subsequent profitable monetization of the advanced crude oil purchase receivable significantly improved the Company's liquidity. As of September 30, 1997, the Company had total cash balances of $298.0 million. The Equity Recapitalization and the Debt Refinancing and Repayment are designed to strengthen the balance sheet of the Company by extending debt maturities, increasing prepayment flexibility and lowering the overall borrowing cost.

REFINING

 Overview

  The refining division currently operates one refinery in Texas and two refineries in Illinois with a combined crude oil throughput capacity of approximately 350,000 bpd. The Company also owns 16 product terminals located in its Midwest and Gulf Coast market areas, a crude oil and LPG terminal associated with the Port Arthur refinery and crude oil and product pipeline interests. The Company's refining crude oil throughput capacity ranks it as one of the six largest independent refining and marketing companies in the U.S.

 Strategy

  Since the refining division operates in a commodity-based market environment in which market prices for crude oil and refined products fluctuate significantly, the refining division's business strategy focuses on those areas it can control. The refining industry is capital intensive and has not provided adequate returns in recent years. The Company believes this environment provides the opportunity to implement a contrarian approach. The refining division's strategy is consistent with the Company's overall business strategy and includes the following key elements:

  . Improving Productivity. The refining division focuses on initiatives requiring little or no capital investment that increase production, improve product yields and recoveries or reduce operating costs. Comprehensive plant-level programs focus on comparisons to industry benchmark studies as a tool to develop strategies that improve plant reliability.

  . Optimizing Capital Investments. Refining capital expenditures are linked to cash flow generated from operations. The Company emphasizes an entrepreneurial approach to discretionary expenditures, and to perceived mandatory expenditures, such as those required to comply with reformulated and low-sulfur fuels regulations. The Company may seek to comply with regulations through the use of alternative markets for existing products if adequate returns on investment are not assured. Most discretionary capital expenditures in the past three years have had payback periods of less than four years.

  . Promoting Entrepreneurial Culture. Refining division employees are involved in a team-based approach aimed at improving operations. All employees participate in some form of gain-sharing program. The Company believes this philosophy has significantly contributed to past productivity gains.

  . Growth. As part of its growth strategy, the refining division seeks attractive assets that may be acquired at favorable valuations. The Port Arthur Refinery acquisition is an example of this type of strategy. The Company believes current industry conditions may offer similar opportunities in the future.

 Port Arthur Refinery

  The Port Arthur refinery is located in Port Arthur, Texas and is situated on an approximately 4,000 acre site. The refinery has a rated crude oil throughput capacity of approximately 212,000 bpd and the ability to process 100% sour crude oil, including up to 20% heavy crude oil, and has coking capabilities. Heavy sour crude oil has historically been available at substantially lower cost light sweet crude oil such as WTI. The Port Arthur refinery has the ability to produce jet fuel, 100% low-sulfur diesel fuel, 55% summer RFG and 75% winter RFG. The refinery's Texas Gulf Coast location provides access to numerous cost effective domestic and international crude oil sources, and its products can be sold in the Midcontinent and Eastern U.S. as well as in export markets.

  Since acquiring the Port Arthur Refinery in early 1995, the Company has increased crude oil throughput capability from approximately 178,000 bpd to its current 212,000 bpd and has lowered operating expenses by approximately 50c per barrel. From the date of the acquisition through September 30, 1997, the Port Arthur Refinery has generated EBITDA of approximately $171.0 million.

  The Company has engaged in discussions with numerous parties concerning possible investments at the Port Arthur refinery. No agreement has been reached with any other party concerning the form, structure, scope, size, financing, timing or other aspects of any of such possible investments or capital improvements. There can be no assurances that any such investments or capital improvements will or will not be made.

  The feedstocks and production of the Port Arthur refinery for the ten months it was owned in 1995 and for the full year 1996 and the nine months ended September 30, 1996 and 1997 were as follows:

                PORT ARTHUR REFINERY FEEDSTOCKS AND PRODUCTION

                           TEN MONTHS                     NINE MONTHS ENDED
                             ENDED       YEAR ENDED         SEPTEMBER 30,
                          DECEMBER 31,  DECEMBER 31,  --------------------------
                              1995          1996          1996         1997(A)
                          ------------  ------------  ------------  ------------
                           BBLS    %     BBLS    %     BBLS    %     BBLS    %
                          ------ -----  ------ -----  ------ -----  ------ -----
                                        (BARRELS IN THOUSANDS)
FEEDSTOCKS
 Light Sweet Crude Oil..  22,268  35.0% 11,018  14.5% 12,272  21.3%  7,374  13.0%
 Light Sour Crude Oil...  31,518  49.5  36,855  48.3  27,503  47.7  23,895  42.0
 Heavy Sweet Crude Oil..      --    --  23,920  31.4  14,934  25.9   4,993   8.8
 Heavy Sour Crude Oil...   7,488  11.8   1,327   1.7     537   0.9  18,677  32.8
 Unfinished &
  Blendstocks...........   2,349   3.7   3,128   4.1   2,387   4.1   1,919   3.4
                          ------ -----  ------ -----  ------ -----  ------ -----
 Total..................  63,623 100.0% 76,248 100.0% 57,633 100.0% 56,858 100.0%
                          ====== =====  ====== =====  ====== =====  ====== =====
PRODUCTION
 Gasoline
 Unleaded...............  13,966  21.8  20,840  27.0  16,174  27.8  13,531  23.8
 Premium Unleaded.......  13,030  20.4  12,258  15.9   9,240  15.9   8,558  15.0
                          ------ -----  ------ -----  ------ -----  ------ -----
                          26,996  42.2  33,098  42.9  25,414  43.7  22,089  38.8
 Other Products
 Low-Sulfur Diesel Fuel.  14,739  23.1  17,443  22.6  12,729  21.9  14,721  25.9
 Jet Fuel...............   9,047  14.1  11,166  14.5   8,488  14.6   6,611  11.6
 Petrochemical Products.   5,382   8.4   6,751   8.7   4,591   7.9   6,782  11.9
 Others.................   7,794  12.2   8,703  11.3   6,869  11.8   6,717  11.8
                          ------ -----  ------ -----  ------ -----  ------ -----
                          36,962  57.8  44,063  57.1  32,677  56.3  34,831  61.2
                          ------ -----  ------ -----  ------ -----  ------ -----
 Total..................  63,958 100.0% 77,162 100.0% 58,091 100.0% 56,920 100.0%
                          ====== =====  ====== =====  ====== =====  ====== =====
 Output/Day.............   207.7         210.8         212.0         208.5

--------
(a) Feedstocks and production in 1997 reflect maintenance turnaround downtime of approximately one month on selected units.

 Illinois Refineries

  The Company's Illinois refineries, Blue Island (near Chicago, Illinois) and Hartford (near St. Louis, Missouri), are supplied by common carrier crude oil pipelines and are located on inland waterways with barge access. The refineries have access to multiple sources of foreign and domestic crude oil and benefit from crude oil input flexibility. Recent pipeline expansions, including the new capacity of the Express Pipeline and expanded capacity on the Interprovincial Pipeline, have served to increase the availability of lower-cost crude oil to the Company's Illinois refineries. The two refineries are connected by product pipelines, increasing flexibility relative to stand-alone operations. The Company's product terminals allow efficient distribution of refinery production through pipeline systems. The Company believes that the Midwest location of these refineries provides relatively high refining margins and less volatility than comparable operations located in other regions of the U.S. on a historical basis principally because demand for refined products has exceeded production in the region. This excess demand has historically been satisfied by imports from other regions, providing Midwest refineries with a transportation advantage.

 Blue Island Refinery

  The Blue Island refinery is located in Blue Island, Illinois, approximately 17 miles south of Chicago. The refinery is situated on a 170-acre site, bounded by the town of Blue Island and the Calumet-Sag Canal. The facility was initially constructed in 1945 and, through a series of improvements and expansions, has reached a crude oil capacity of 75,000 bpd, although actual average monthly throughput rates are sustained at levels in excess of rated capacity during certain times of the year. Blue Island has among the highest capabilities to produce gasoline relative to the other refineries in its market area and through productivity initiatives has achieved the flexibility to produce up to 60% RFG and some low-sulfur diesel fuel when market prices warrant and based on the clean fuels attainment of Clark's total refining system. During most of the year, gasoline is the most profitable refinery product.

  Since 1992, the Company has increased the crude oil throughput capability at the Blue Island refinery by approximately 10,000 bpd, introduced light sour crude oil as a lower-cost feedstock, improved the FCC unit operation and introduced the capability to produce RFG.

  The feedstocks and production of the Blue Island refinery for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 were as follows:

                BLUE ISLAND REFINERY FEEDSTOCKS AND PRODUCTION

                                                                        NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                          ----------------------------------------  --------------------------
                              1994         1995(A)       1996(A)        1996          1997
                          ------------  ------------  ------------  ------------  ------------
                           BBLS    %     BBLS    %     BBLS    %     BBLS    %     BBLS    %
                          ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
                                               (BARRELS IN THOUSANDS)
FEEDSTOCKS
 Light Sweet Crude Oil..  20,780  71.3% 18,975  74.0% 21,203  84.2% 16,583  82.9% 15,163  75.2%
 Light Sour Crude Oil...   7,120  24.5   6,318  24.6   3,860  15.3   3,045  15.2   4,649  23.1
 Unfinished &
  Blendstocks...........   1,233   4.2     347   1.4     132   0.5     379   1.9     341   1.7
                          ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
 Total..................  29,133 100.0% 25,640 100.0% 25,195 100.0% 20,007 100.0% 20,153 100.0%
                          ====== =====  ====== =====  ====== =====  ====== =====  ====== =====
PRODUCTION
 Gasoline
 Unleaded...............  12,571  43.7  12,737  50.1  12,497  50.9  10,107  51.1  10,572  52.4
 Premium Unleaded.......   5,558  19.3   3,540  13.9   2,922  11.6   2,461  12.4   2,322  11.5
                          ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
                          18,129  63.0  16,277  64.0  15,419  62.5  12,568  63.5  12,894  63.9
 Other Products
 Diesel Fuel............   6,376  22.1   5,133  20.2   5,690  22.5   4,175  21.1   4,151  20.6
 Others.................   4,293  14.9   4,016  15.8   3,755  15.0   3,047  15.4   3,114  15.5
                          ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
                          10,669  37.0   9,149  36.0   9,445  37.5   7,222  36.5   7,265  36.1
                          ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
 Total..................  28,798 100.0% 25,426 100.0% 24,864 100.0% 19,790 100.0% 20,159 100.0%
                          ====== =====  ====== =====  ====== =====  ====== =====  ====== =====
 Output/Day.............    78.9          69.7          68.0          72.2          73.8

--------
(a) Output during 1995 and 1996 was reduced by significant planned and unplanned downtime.

 Hartford Refinery

  The Hartford refinery is located in Hartford, Illinois, approximately 17 miles northeast of St. Louis. The refinery is situated on a 400-acre site. The facility was initially constructed in 1941 and, through a series of improvements and expansions, has reached a crude oil refining capacity of approximately 65,000 bpd. The Hartford refinery includes a coker unit and, consequently, has the ability to process a variety of crude oil including lower cost, heavy sour crude oil into higher-value products such as gasoline and diesel fuel. The Hartford refinery has the capability to process approximately 50% heavy sour crude oil and 25% medium sour crude oil. This upgrading capability allows the refinery to benefit from higher margins if heavy sour crude oil is at a significant discount to light sweet crude oil.

  Since 1992, the Company has increased the crude oil throughput capability at the Hartford refinery by approximately 10,000 bpd, improved overall liquid recovery by approximately 3%, improved FCC unit yields by approximately 3%, increased higher-valued crude unit yields by approximately 2,000 bpd and dramatically reduced combined "recordable" and "days away from work" rates from 27 in 1990 to 4 in 1996.

  The feedstocks and production of the Hartford refinery for the years ended December 31, 1994, 1995 and 1996 and nine months ended September 30, 1996 and 1997 were as follows:

                  HARTFORD REFINERY FEEDSTOCKS AND PRODUCTION

                                                                        NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                          ----------------------------------------  --------------------------
                            1994(A)         1995          1996          1996          1997
                          ------------  ------------  ------------  ------------  ------------
                           BBLS    %     BBLS    %     BBLS    %     BBLS    %     BBLS    %
                                               (BARRELS IN THOUSANDS)
FEEDSTOCKS
 Light Sweet Crude Oil..   6,037  26.2%  5,008  20.8%  3,725  15.5%  3,588  20.6%  1,991  10.7%
 Light Sour Crude Oil...   7,696  33.4  13,520  56.0  19,588  81.4  13,793  79.1  11,035  59.6
 Heavy Sweet Crude Oil..     --    --      --    --      --    --      --    --      498   2.7
 Heavy Sour Crude Oil...   8,800  38.2   4,960  20.6     179   0.7       7   0.0   3,666  19.8
 Unfinished &
  Blendstocks...........     506   2.2     637   2.6     567   2.4      50   0.3   1,341   7.2
                          ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
 Total..................  23,039 100.0% 24,125 100.0% 24,059 100.0% 17,438 100.0% 18,531 100.0%
                          ====== =====  ====== =====  ====== =====  ====== =====  ====== =====
PRODUCTION
 Gasoline
 Unleaded...............   9,777  43.6  11,497  47.2  10,882  44.9   7,714  44.0   9,014  48.8
 Premium Unleaded.......   1,732   7.7   1,723   7.1   1,728   7.1   1,327   7.6     782   4.2
                          ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
                          11,509  51.3  13,220  54.3  12,610  52.0   9,041  51.6   9,796  53.0
 Other Products
 High-Sulfur Diesel
  Fuel..................   7,801  34.8   8,090  33.2   8,950  36.9   6,513  37.1   5,773  31.3
 Others.................   3,106  13.9   3,060  12.5   2,703  11.1   1,981  11.3   2,891  15.7
                          ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
                          10,907  48.7  11,150  45.7  11,653  48.0   8,494  48.4   8,664  47.0
                          ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
 Total..................  22,416 100.0% 24,370 100.0% 24,263 100.0% 17,535 100.0% 18,460 100.0%
                          ====== =====  ====== =====  ====== =====  ====== =====  ====== =====
 Output/Day.............    61.4          66.8          66.2          64.0          67.6

--------
(a) The 1994 results reflect maintenance turnaround downtime of approximately one month on selected units.

 Terminals and Pipelines

  Refined products are distributed primarily through the Company's terminals, company-owned and common carrier product pipelines and by leased barges over the Mississippi, Illinois and Ohio rivers. The Company owns 14 product terminals with a combined capacity of approximately 3.8 million barrels throughout its upper Midwest market area. In addition to cost efficiencies in supplying its retail network, the terminal distribution system allows efficient distribution of refinery production. The Company also owns a crude oil and refined product terminal, a refined products terminal and an LPG terminal with a combined capacity of approximately 7.1 million barrels associated with the Port Arthur refinery in Texas.

  The Company enters into refined product exchange agreements with unaffiliated companies to broaden its geographical distribution capabilities, and products are also received through exchange terminals and distribution points throughout the Central U.S.

  The Company's pipeline interests, as of September 30, 1997, were as follows:

    PIPELINE                TYPE          INTEREST            ROUTE
    --------                ----          --------            -----
Southcap           Crude oil                36.0%  St. James, LA to Patoka, IL
Chicap             Crude oil                22.7   Patoka, IL to Mokena, IL
Clark Port Arthur  Crude oil and products  100.0   Port Arthur and Beaumont, TX
Wolverine          Products                  9.5   Chicago, IL to Toledo, OH
West Shore         Products                 11.1   Chicago, IL to Green Bay, WI

  These pipelines operate as common carriers pursuant to published pipeline tariffs, which also apply to use by the Company. The Company also owns a proprietary refined products pipeline from the Blue Island refinery to its terminal in Hammond, Indiana, and from the Port Arthur refinery to its LPG terminal in Fannett, Texas. The Company has engaged an investment bank to assist it in exploring the possibility of selling its interests in the Southcap, Chicap, Wolverine and West Shore pipelines.

 Supply and Distribution

  The Company's integrated refining and marketing assets are strategically located in the central U.S. in close proximity to a variety of supply and distribution channels. As a result, the Company has the flexibility to acquire economic domestic or foreign crude oil and has the ability to distribute its products to its own system and to most domestic wholesale markets.

  The Port Arthur refinery's Texas Gulf Coast location provides access to numerous cost-effective domestic and international crude oil sources which can be accessed by waterborne delivery or through the West Texas Gulf pipeline. The Company's Illinois refineries are located on major inland water transportation routes and are connected to various local, interstate and Canadian common carrier pipelines. The Company has a minority interest in several of these pipelines. The Blue Island refinery can receive Canadian crude oil through the Lakehead Pipeline from Canada, foreign and domestic crude oil through the Capline Pipeline system originating in the Louisiana Gulf Coast region, and domestic crude oil originating in West Texas, Oklahoma and the Rocky Mountains through the Arco Pipeline system. The Hartford refinery has access to foreign and domestic crude oil supplies through the Capline/Capwood Pipeline systems and access to Canadian crude oil through the Express Pipeline and the Mobil/IPL pipeline system. Both refineries are situated on major water transportation routes which provide flexibility to receive crude oil or intermediate feedstocks by barge when economical.

  The Company has several crude oil supply contracts that total approximately 100,000 bpd with several third-party suppliers including, P.M.I. Comercio Internacional, S.A. de C.V., an affiliate of Petroleos Mexicanos, S.A. de C.V., Lagoven; an affiliate of Petroleos de Venezuela; and Gulf Canada. These contracts are generally cancelable upon one to three months' notice by either party, but are intended to remain in place for the foreseeable future. The remainder of the Company's crude oil supply requirements are acquired on the spot market from third-party foreign and domestic sources.

  In addition to gasoline, the Company's refineries produce other types of refined products. No. 2 diesel fuel is used mainly as a fuel for diesel burning engines. No. 2 diesel fuel production is moved via pipeline or barge to the Company's 16 product terminals and is sold over the Company's terminal truck racks or through refinery pipeline or barge movement. The Port Arthur refinery produces jet fuel which is generally sold through pipelines. Other production includes residual oils (slurry oil and vacuum tower bottoms) which are used mainly for heavy industrial fuel (e.g., power generation) and in the manufacturing of roofing flux or for asphalt used in highway paving. The Company has agreements to sell to Chevron 24,000 bpd of gasoline and 1,000 bpd of low-sulfur diesel from the Port Arthur refinery through February 28, 1999. This contract is cancelable upon 90 days' notice by either party. The Company supplies gasoline and diesel fuel to its retail system first, then distributes products to its wholesale operations based on the highest average market returns before being sold into the spot market.

  The Company also has an agreement to exchange certain refined products and chemicals with Chevron Chemical Company, which exchanged amounts averaged approximately 25,000 bpd during 1995 and 1996. This contract is cancelable upon 18 months notice by either party or mutual agreement.

  The Port Arthur refinery's products can be sold in the Midcontinent and Eastern U.S. as well as export markets. These markets can be accessed through the Explorer, Texas Eastern and Colonial pipelines or by ship or barge. The Company's Illinois refineries can distribute their products through various common carrier and proprietary pipelines which connect the 14 Midwest product terminals or by barge.

 Inventory Management

  The Company employs several strategies to minimize the impact on profitability due to the volatility in feedstock costs and refined product prices. These strategies generally involve the purchase and sale of exchange-traded, energy-related futures and options with a duration of six months or less. In addition, the Company to a lesser extent uses energy swap agreements similar to those traded on the exchanges, such as crack spreads and crude oil options, to better match the specific price movements in the Company's markets as opposed to the delivery point of the exchange-traded contract. These strategies are designed to minimize, on a short-term basis, the Company's exposure to the risk of fluctuations in crude oil prices and refined product margins. The number of barrels of crude oil and refined products covered by such contracts varies from time to time. Such purchases and sales are closely managed and subject to internally established risk standards. The results of these hedging activities affect refining costs of sales and inventory costs. The Company does not engage in speculative futures or derivative transactions.

  The Company manages its total inventory position in a manner consistent with a risk management policy which states that a normal operating inventory level (base load) will not be offset using risk management techniques, while material builds or draws from this normal level may be offset by appropriate risk management strategies to protect against an adverse impact due to unfavorable price moves. The Company's retail network also reduces overall risk by providing ratable market sales which represent approximately 40% of the refineries' gasoline production. In addition, the retail network benefits from a reliable and cost-effective source of supply.

  Due to the Port Arthur refinery's Gulf Coast location, the Company has the opportunity to limit its exposure to price fluctuations on crude oil and finished product production through the use of U.S. Gulf Coast-based energy derivatives, such as forward futures and option contracts relating to Gulf Coast crack spreads. There exists a market for Gulf Coast refinery crack spreads based on published spot market product prices and exchange-traded crude oil. Since the Company sells the majority of the Port Arthur refinery's production into the Gulf Coast spot market, the Company believes that forward future and option contracts related to crack spreads may be used effectively to hedge refining margins. While the Company's hedging program is intended to provide a more predictable profit margin on a portion of the Port Arthur refinery production, the use of such a program could limit the Company's ability to participate in an improvement in Gulf Coast crack spreads.

 Clean Air Act/Reformulated Fuels

  Under the Clean Air Act, the EPA promulgated regulations mandating low-sulfur diesel fuel for all on-road consumers, and RFG for ozone non-attainment areas, including Chicago, Milwaukee and Houston in the Company's direct market area.

  The Clean Air Act requires the EPA to review national ambient air quality standards for certain pollutants every five years. In July 1997, after such a review, the EPA adopted more stringent national standards for ground level ozone (smog) and particulate matter (soot). These standards, when implemented, are likely to increase significantly the number of nonattainment areas and thus require additional pollution controls, more extensive use of RFG, and possibly new diesel fuel standards. Efforts are being made to influence the legislative branch to repeal the new standards under the Congressional Review Act. A lawsuit filed by the U.S. Chamber of Commerce, the American Trucking Association and the National Coalition of Petroleum Retailers is challenging the implementation of these standards. As a result, it is too early to determine what impact this rule could have on the Company.

  Expenditures required to comply with reformulated fuels regulations are primarily discretionary, subject to market conditions and economic justification. The reformulated fuels programs impose restrictions on properties of fuels to be refined and marketed, including those pertaining to gasoline volatility, oxygenated content, detergent addition and sulfur content. The regulations regarding these fuel properties vary in markets in which the Company operates, based on attainment of air quality standards and the time of the year. The Company's Port Arthur, Blue Island and Hartford refineries have the capability to produce up to approximately 60%, 60%, and 25%, respectively, of their gasoline production in RFG. Each refinery's maximum RFG production may be limited based on the clean fuels attainment of Clark's total refining system. The Port Arthur refinery has the capability to produce 100% low-sulfur diesel fuel.

 Market Environment

  The Company's feedstocks and refined products are principally commodities and, as such, are significantly affected by a variety of factors beyond its control, including the supply of, and demand for, crude oil, gasoline and other refined products which, in turn, depend on, among other factors, changes in domestic and foreign economies, weather conditions, political affairs, crude oil production levels, the rate of industry investments, the availability of imports, the marketing of competitive fuels and the extent of government regulations.

  The Company believes that it is well positioned to benefit from potential long-term improvements in refining industry profitability. The Company believes refining industry improvement may result from (i) increased demand for gasoline and distillate fuel, (ii) domestic refinery crude oil distillation utilization rates nearing maximum sustainable rates, (iii) reduced growth in conversion capacity, and (iv) increased availability of lower cost heavy sour crude oil. Conversion refers to the ability to extract more higher valued products, such as gasoline and distillate fuel, out of the same barrel of crude oil.

  The Company believes industry improvement has occurred since 1995 and particularly in 1997 as indicated by the Company's record second and third quarter EBITDA and improvement in certain key industry market indicators listed in the table below:

                                                                      FOR THE
                                                                    NINE MONTHS
                                                                       ENDED
                                                 FOR THE YEAR        SEPTEMBER
                                              ENDED DECEMBER 31,        30,
                                            ----------------------- -----------
                                                  (IN DOLLARS PER BARREL)
                                            1993  1994  1995  1996  1996  1997
                                            ----- ----- ----- ----- ----- -----
Gulf Coast 3/2/1........................... $2.85 $2.61 $2.38 $2.65 $2.64 $3.53
Chicago 3/2/1..............................  3.40  3.86  3.14  4.02  4.18  4.53
Heavy sour crude oil discount..............  6.40  4.75  4.03  4.78  4.75  5.63
Light sour crude oil discount..............  1.60  0.95  1.02  1.24  1.06  1.71

--------
Source: Platt's

  According the U.S. Department of Energy, Energy Information Administration ("EIA"), U.S. demand for gasoline and distillate fuel grew from 9.4 million bpd in 1980 to 11.3 million bpd in 1996, averaging growth of 1.3% per year during this period. The Company believes this growth in U.S. demand for gasoline and distillate fuel is principally due to increased economic activity in the U.S. This growth reflects the expansion of the U.S. vehicle fleet miles driven, increased seat-miles flown on U.S. airlines and reduced improvement in vehicle miles per gallon due to consumer preference for light trucks and sport-utility vehicles as indicated by statistics from the U.S. Department of Transportation. The Company believes U.S. gasoline and distillate fuel demand will continue to track U.S. economic activity.

  Since 1980, U.S. crude oil distillation capacity decreased from 18.1 million bpd to 15.3 million bpd in 1996, according to the Oil & Gas Journal, as 132 refineries closed between 1980 and 1996. However, during this period, conversion capacity increased to meet the growing demand for transportation fuels. From the early 1990s until 1996, growth in conversion capacity exceeded demand growth. According to the Oil and Gas Journal and the American Petroleum Institute, since the early 1990s, industry capital spending, especially non-environmental capital spending, much of which was for increased conversion capacity, has decreased as indicated in the table below. The Company believes this decrease is due to reduced industry profitability caused by overcapacity. The Company believes "excess" conversion capacity may have reached equilibrium with demand in 1996.

                                              1990 1991 1992 1993 1994 1995 1996
                                              ---- ---- ---- ---- ---- ---- ----
                                                        (IN BILLIONS)
Total capital expenditures................... $4.4 $6.1 $6.1 $5.4 $5.1 $4.9 $3.9
Environmental capital expenditures...........  1.3  1.8  3.3  3.2  3.1  2.2  N/A

  According to the EIA, U.S. crude oil distillation utilization rates have steadily increased from approximately 75% in 1980 to approximately 93% in 1996. The Company believes U.S. crude oil distillation utilization rates may be approaching long-term sustainable maximums due to the requirement for routine maintenance and the likelihood of unplanned downtime.

  The Company believes that, due to the crude oil processing capabilities of its refineries, it may benefit from increased availability of heavy sour crude oil. Crude oil pipeline expansions into the U.S. Midwest in 1996 and 1997 have increased the availability of Canadian heavy sour crude oil and thereby improved competition for crude oil sales to Midwest refiners. Additionally, industry studies indicate improved availability of heavy and light sour crude oil over the next several years due to increased crude oil supply from several Western Hemisphere sources, primarily Canada and Latin America.

MARKETING

  The Company markets gasoline and convenience products in ten Midwestern states through a retail network of Company-operated stores and also markets refined petroleum products through a wholesale program to distributors, chain retailers and industrial consumers. Clark's retail presence is focused in the Great Lakes region of the U.S. where Company-operated stores (813 as of September 30, 1997) market value-oriented gasoline products, cigarettes and a unique mix of On The Go(R) convenience products. The Company's wholesale operation markets petroleum products in both the Midwest and Gulf Coast regions of the U.S. In 1996, the Company sold approximately 1.0 billion gallons of fuel and over $250.0 million of convenience products through approximately 200 million retail transactions and sold an additional 1.1 billion gallons of fuel to wholesale customers ranging from Clark-branded retailers to major transportation and commercial companies.

 Retail Division

  The Company's retail strategy is based on two primary objectives, optimization and growth, and is intended to accomplish four strategic goals:
(i) optimize core market stores, (ii) realize value from nonstrategic stores, (iii) grow earnings through acquisitions and new initiatives designed to leverage existing expertise, product knowledge and market/brand strength, and (iv) control operating and general and administrative expenses.

  . Optimization. The retail division operating strategy centers around optimizing the productivity of existing assets by maximizing overall gross margin and controlling expenses. The Company believes that continued improvements in existing processes and initiatives such as gasoline pricing, growth of higher-margin premium gasoline grades and On The Go(R) convenience product lines, growth of other income/new concept initiatives (such as lottery, money orders, fast food, car washes, etc.) together with the proper management of controllable expenses, are the most effective ways to improve core assets.

  . Growth. In order to support its retail strategic objectives, the Company performs thorough fundamental market analyses. The Company's analytical system evaluates each existing and potential market to identify those that it believes will produce the highest return on investment.

  The retail division's optimization and growth strategy is consistent with the Company's overall business strategy and includes the following key elements:

  . Improving Productivity. The retail division's goal is to achieve significant productivity gains exclusive of external market factors. Examples of key productivity initiatives include increasing gasoline and convenience product sales volumes, improving gasoline pricing and shifting product mixes to higher-margin products.

  . Optimizing Capital Investments. Retail division capital expenditures are linked to retail division earnings, with strict emphasis placed on internally funding capital projects. Capital is primarily budgeted for projects relating to environmental compliance plans and discretionary productivity improvements.

  . Promoting Entrepreneurial Culture. The retail division employs a decentralized, team-oriented culture with training programs and employee incentives designed to deliver premier customer service. The Company's store managers have the flexibility to price gasoline and to select and price convenience products, but also have the responsibility to achieve acceptable results. The Company believes that customer satisfaction is linked to employee satisfaction, and that its incentive systems and feedback processes will contribute to the performance and motivation of its workforce.

  In markets where the Company has a competitive strength on which to build or where opportunities have been identified by preferred market analysis, the Company will consider making opportunistic acquisitions to expand its market share in existing markets as well as larger acquisitions to enter new markets. The Company believes that continued growth through such acquisitions as the 122 stores acquired since 1994 contributes to building the Clark brand in core markets. In markets where the Company has experienced value deterioration in assets and the preferred market analysis has indicated no long-term market potential exists, the Company will consider divesting retail locations if favorable sale opportunities arise or if the Company determines the locations would be more viable by conversion to branded jobber locations. The Company sold 22 stores in early 1997 which were converted to branded jobber locations. The Company is actively considering the sale of approximately 150 additional stores in outlying noncore locations.

 Retail Operations Overview

  The Company's retail system began operations during the 1930s with the opening of Old Clark's first store in Milwaukee, Wisconsin. Old Clark then expanded throughout the Midwest. At its peak in the early 1970s, Old Clark had more than 1800 retail stores and had established a strong market reputation for the sale of high-octane gasoline at discount prices. In subsequent years, Old Clark, in line with the general industry trends, rationalized its operating stores by closing marginal locations. During the 1970s, the majority of Old Clark's stores were dealer-operated. During the years 1973 through 1983, Old Clark assumed operation of most of its stores to ensure more direct control of its marketing and distribution network.

  As of September 30, 1997, the Company had 813 Company-operated retail locations, all of which operated under the Clark brand name. The Company believes a high proportion of Company-operated stores enables it to respond more quickly and uniformly to changing market conditions than many of its competitors, including major oil companies whose focus has generally been operating their stores through dealer or jobber networks. Of these stores, 647 (80%) were located on Company-owned real estate and 166 (20%) were leased locations.

  Over the past several years, the Company has focused on building core markets where it believes it can maintain or develop market share of 7.5% to 15% in order to leverage brand recognition, promotions and other marketing and operating activities. In 1996, the Company's monthly gasoline sales per store averaged 104,500 gallons, which exceeded the 1996 national industry average of 84,500 gallons, while monthly sales per square foot averaged approximately $49 for convenience products versus the industry average of approximately $24. The Company believes that it is in the first quartile in terms of operating costs in its regions which provides it with an important competitive advantage. Chicago, Central Illinois, Southern Michigan, Cleveland, Milwaukee and Toledo are currently the Company's six highest volume core metropolitan markets, with market shares of 5% to 18%. A current trend toward consolidation in the refining and marketing sector is viewed positively by the Company due to growth opportunities that may develop and the potential beneficial impact that consolidation may have on longer term pricing.

  Over the past few years the Company has also grown its market share in several of its core markets through retail store acquisitions. In October 1994, the Company acquired 25 stores in metropolitan Chicago from State Oil and in April 1995 acquired 35 stores in Central Illinois from Illico Independent Oil Company. In 1996, the Company acquired four additional stores from State Oil and 10 high-volume Chicago locations from Bell Fuels, Inc. The latter acquisition increased the Company's market share in Chicago from approximately 9% to 10%. In January 1997, the Company acquired 48 stores in Southern Michigan from Silcorp, Ltd. This transaction increased the Company's Southern Michigan market share from approximately 5% to 7%.

  Simultaneous with growing the Company's market share in core markets through acquisitions, the Company continues to evaluate its remaining noncore markets for possible divestiture. In the past few years, the Company has divested approximately 100 stores in its Indiana, Kansas, Kentucky, Minnesota, Missouri and Ohio markets. The Company is actively considering the sale of approximately 150 stores in outlying noncore locations.

  The geographic distribution of Company-operated retail stores by state as of September 30, 1997, was as follows:

                   GEOGRAPHICAL DISTRIBUTION OF RETAIL STORES

      Illinois.............................................................  267
      Michigan.............................................................  210
      Ohio.................................................................  144
      Indiana..............................................................   79
      Wisconsin............................................................   70
      Missouri.............................................................   28
      Other States (a).....................................................   15
                                                                             ---
      Total................................................................  813
                                                                             ===

--------
(a)  Iowa, Kentucky, Pennsylvania and West Virginia.

  The Company also continues to optimize its retail stores through productivity achieved from improved operations, profit-enhancing capital expenditures and the addition of incremental new concept and other income initiatives. From 1993 to 1996, the Company transformed the image of its retail network by converting it from a 1950s look to a new vibrant color scheme. In 1993, the Company initiated a strategy to increase the sales of On The Go(R) products to reduce the Company's reliance on cigarette sales. This was accomplished by remodeling store interiors and adding soda fountain machines and interior beverage coolers. In an effort to continue to improve gasoline volume, pricing, growth of higher-margin premium gasoline grades and On The Go(R) convenience product lines, the Company continues to upgrade the equipment for core market stores including canopies and multiple product dispensers ("MPDs"). Currently, approximately 90% of stores have canopies and approximately 70% of stores have MPDs. It is believed that MPDs improve volumes and margins by enabling the Company to market a more profitable midgrade gasoline product without the large capital expenditures required for additional underground storage tanks. The installation of canopies enhances gasoline volumes with better lighting and shelter from adverse weather conditions. In 1996, the Company began adding "pay-at-the-pump" credit card technology and as of September 30, 1997, had 66 locations with this service, and will continue to evaluate the addition of similar technology at additional locations, as well as other income initiatives, including car washes and branded fast food.

  As a result of the above initiatives and recent acquisitions, the Company has, from 1992 to 1996, improved monthly fuel volume per store by 16% to 104,500 gallons, increased monthly convenience product sales per store by 33% to $25,500, increased the mix of On The Go(R) convenience products from 32% to 42% of total convenience product sales, and improved monthly convenience product gross margin per store by 47% to $6,600.

  The Company has implemented a number of environmental projects at its retail stores. These projects include the ongoing response to the September 1988 regulations that provided for a 10-year transition period through 1998, and are related to the design, construction, installation, repair and testing of underground storage tanks ("UST") and the requirement of the Clean Air Act to install Stage II vapor recovery systems at certain retail stores. The Company has UST leak detection devices installed at nearly all retail locations. Approximately 71% of current locations meet the December 1998 federal UST compliance standards. In many cases, state funds are available to cover a portion of the cost of complying with the UST standards. The Company estimates that mandatory retail capital expenditures for environmental and regulatory compliance for 1997 and 1998, net of costs recovered from state funds, will be approximately $23.0 million. Costs for complying with future regulations cannot be estimated.

 Market Environment

  The sale of gasoline at the retail level is considered a mature industry as consumption has historically increased at 1% to 2% per year, and industry studies indicate that many markets have reached saturation in terms of the number of retail outlets and fuel dispensing capability. The retail markets in which Clark operates are highly competitive. Many well-capitalized major oil companies and numerous independent marketers have made substantial investments in their retail assets. Historically, this competitive environment has caused retail gasoline margins in the Company's Midwest markets to be among the lowest in the country.

  The Company believes that the increased sale of convenience products and fast food and the expanded offering of other services like car washes and pay-at-the-pump technology will be the primary avenues for individual site growth in the industry. Industry studies also indicate that the retail markets have been characterized by several significant trends including (i) increased rationalization of stores and consolidation of companies, (ii) changing consumer demand to emphasize convenience and value, (iii) the impact of governmental regulations on product offerings and services, and (iv) during 1996 and 1997, unstable gasoline unit margins due to crude oil and related wholesale and retail price volatility.

  . Rationalization/Consolidation. During the past several years, major oil companies have rationalized their retail systems to gain efficiencies. These companies divested nonstrategic locations to focus on areas near strategic supply sources, which has put a higher concentration of market share in fewer geographic regions for many of these companies. In addition, smaller operators have closed marginal and unprofitable locations due to the investment requirements to meet the 1998 UST environmental compliance deadline. More recently, oil companies and convenience store chains have sought to consolidate through mergers, acquisitions and joint ventures. The lack of availability of favorable new locations, the high cost of construction of new facilities and the opportunity to achieve significant cost reduction and brand building synergies make this attractive for many companies.

  . Changing Consumer Demand. Industry studies indicate that consumer buying behavior continues to reflect the effect of increasing demands on consumer time and money. Consumers have generally become time-constrained, value-minded buyers who expect quality goods at reasonable prices.

  . Government Regulations. The gasoline and convenience store industry is subject to significant governmental regulations. The environmental requirements for Stage II vapor recovery and UST upgrades have been partially responsible for the closing of more than 22,000 retail stores or close to 11% of U.S. outlets over the seven-year period of 1991 to 1997. This trend is expected to continue through 1998. It is anticipated that these regulations may also cause many companies with vehicle fleet programs to abandon on-site fueling in favor of retail fueling. Most recently, the Food and Drug Administration has initiated a series of regulations intended to stop the sale of tobacco products to minors. Such regulations, if enacted, may impact the way such tobacco products are marketed throughout the country.

  . Volatile Wholesale Costs. The volatility of crude oil and wholesale costs can materially affect the profitability of retail gasoline operations. Typically, there is a delay between changes in wholesale product costs and changes in retail gasoline prices that prevents operators from maintaining stable gasoline margins. During periods of rapidly rising wholesale costs, margins are usually compressed. Conversely, during periods of falling wholesale costs, margins usually expand.

 Wholesale Division

  The Company's wholesale division strategy is to leverage its strengths in the distribution and marketing of petroleum and On The Go(R) products to create value through commercial relationships with minimal capital investment. The wholesale division strategy is designed to create value by focusing on distinct channels of trade and offering products and services that meet the unique needs of targeted customers. Wholesale marketing can be divided into four primary functions: (i) fuel sales to commercial and transportation end-users, (ii) fuel sales to reseller-distributors, (iii) branded franchise marketing, and (iv) new business franchise marketing.

  The Company currently sells gasoline and diesel fuel on an unbranded basis to approximately 500 distributors and chain retailers. The Company believes these sales offer higher profitability than spot market alternatives. Wholesale sales are also made to the transportation and commercial sectors, including airlines, railroads, barge lines and other industrial end-users. In 1996, the Company continued growth of a new branded jobber program and as of September 30, 1997, had 61 outlets owned and operated by branded jobbers. As part of its new business franchise marketing initiative, the Company partnered with a grocery chain to add four outlets on grocery store parking lots in late 1996 and 1997. The Company believes that a branded distributor program, new business franchise marketing, and further focus on the transportation and commercial sector offer significant opportunities for incremental sales volumes and earnings in the future.

  Fuel sales to all channels of trade focus on maximizing netback realizations (revenue less all distribution and working capital investment costs). The wholesale division continues to refine and integrate netback management tools to identify the most attractive short-term sales opportunities as well as to identify the most profitable markets over the long term. Channels of trade, product, and market-specific strategies are continually refined and optimized through this netback methodology. Efforts focus on improving returns and optimizing the core Midwest system while expanding Gulf Coast marketing activities around the supply of refined products available from the Port Arthur refinery.

COMPETITION

  The refining and marketing segment of the oil industry is highly competitive. Many of the Company's principal competitors are integrated multinational oil companies that are substantially larger and better known than the Company. Because of their diversity, integration of operations, larger capitalization and greater resources, these major oil companies may be better able to withstand volatile market conditions, more effectively compete on the basis of price and more readily obtain crude oil in times of shortages.

  The principal competitive factors affecting the Company's refining division are crude oil and other feedstock costs, refinery efficiency, refinery product mix and product distribution and transportation costs. Certain of the Company's larger competitors have refineries which are larger and, as a result, could have lower per barrel costs or high margins per barrel of throughput. The Company has no crude oil reserves and is not engaged in exploration and production activities. The Company obtains nearly all of its crude oil requirements on the spot market from unaffiliated sources. The Company believes that it will be able to obtain adequate crude oil and other feedstocks at generally competitive prices for the foreseeable future.

  The principal competitive factors affecting the Company's retail marketing division are locations of stores, product price and quality, appearance and cleanliness of stores, brand identification and market share. Competition from large, integrated oil and gas companies, as well as convenience stores which sell motor fuel, is expected to continue. The principal competitive factors affecting the Company's wholesale marketing business are product price and quality, reliability and availability of supply and location of distribution points.

THE ADVANCE CRUDE OIL PURCHASE RECEIVABLE TRANSACTIONS

  In December 1995, the Company completed separate transactions with Oxy and Gulf. Pursuant to a merger agreement and a series of related agreements with affiliates of Occidental, the Company acquired the right to receive the equivalent of 17.661 million barrels of WTI to be delivered over six years according to a defined schedule. In connection with this transaction, the Company issued common stock valued at approximately $120.0 million, or $20 per share (6,000,000 shares), and paid $100.0 million in cash to Oxy. The Company sold the Oxy advance crude oil purchase receivable for net cash proceeds of $235.4 million in October 1996 after receiving value for approximately 1.5 million barrels during 1996. Pursuant to a merger agreement and a series of related agreements with Gulf, the Company acquired the right to receive 3.164 million barrels of certain royalty oil to be received by Gulf pursuant to certain agreements with the Government of the Congo. The crude oil was to be delivered over six years according to a minimum schedule of (in millions of barrels) 0.72, 0.62, 0.56, 0.48, 0.42 and 0.36 in 1996, 1997, 1998, 1999, 2000
and 2001, respectively. The Company issued, into escrow, common stock valued at approximately $26.9 million, or $22 per share (1,222,273 shares), to Gulf. Gulf, however, has not made their required deliveries since July 1996 and, therefore, the Company has not released such shares from escrow.

ENVIRONMENTAL MATTERS

 Compliance Matters

  Operators of refineries and gasoline stores are subject to comprehensive and frequently changing federal, state and local environmental laws and regulations, including those governing emissions of air pollutants, discharges of wastewater and stormwater, and the handling and disposal of nonhazardous and hazardous waste. Federal, state and local laws and regulations establishing numerous requirements and providing penalties for violations thereof affect nearly all of the operations of the Company. Included among such laws and regulations are the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). Also significantly affecting the Company are the rules and regulations of the Occupational Safety and Health Administration. Many of these laws authorize the imposition of civil and criminal sanctions upon companies that fail to comply with applicable statutory or regulatory requirements. As discussed below, federal and state agencies have filed various enforcement actions alleging that the Company has violated a number of environmental laws and regulations. The Company nevertheless believes that, in all material respects, its existing operations are in compliance with such laws and regulations.

  The Company's operations are large and complex. The numerous environmental regulations to which the Company is subject are complicated, sometimes ambiguous, and often changing. In addition, the Company may not have detected certain violations of environmental laws and regulations because the conditions that constitute such violations may not be apparent. It is therefore possible that certain of the Company's operations are not currently in compliance with state or federal environmental laws and regulations. Accordingly, the Company may be required to make additional expenditures to comply with existing environmental requirements. Such expenditures, along with fines or other penalties for noncompliance with environmental requirements, could have a material adverse effect on the Company's financial condition, results of operations, cash flow or liquidity.

  Regulations issued by the EPA in 1988 with respect to USTs require the Company, over a period of up to ten years, to install, where not already in place, detection devices and corrosion protection on all USTs and piping at its retail gasoline outlets. The regulations also require periodic tightness testing of USTs and piping. Commencing in 1998, operators will be required under these regulations to install continuous monitoring systems for underground tanks. In order to bring its retail stores into compliance with these regulations, the Company estimates that capital expenditures of approximately $23 million, net of costs recovered from state funds, will be required for 1997 and 1998. See "--Marketing" and "--Retail Operations Overview."

  The Company anticipates that, in addition to expenditures necessary to comply with existing environmental requirements, it will incur costs in the future to comply with new regulatory requirements arising from recently enacted statutes (such as the Clean Air Act requirements relating to operating permits and the control of hazardous air pollutants) and possibly with new statutory requirements.

  The Company cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not previously been applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws which may develop in the future, could have an adverse effect on the financial position or operations of the Company and could require substantial additional expenditures by the Company for the installation and operation of pollution control systems and equipment. See "--Legal Proceedings."

 Remediation Matters

  In addition to environmental laws that regulate the Company's ongoing operations, Clark's various operations also are subject to liability for the remediation of contaminated soil and groundwater. Under CERCLA and analogous state laws, certain persons may be liable as a result of the release or threatened release of hazardous substances (including petroleum) into the environment. Such persons include the current owner or operator of property where such releases or threatened releases have occurred, any persons who owned or operated such property during the time that hazardous substances were released at such property, and persons who arranged for the disposal of hazardous substances at such property. Liability under CERCLA is strict. Courts have also determined that liability under CERCLA is, in most cases where the government is the plaintiff, joint and several, meaning that any responsible party could be held liable for all costs necessary for investigating and remediating a release or threatened release of hazardous substances. As a practical matter, liability at most CERCLA (and similar) sites is shared among all the solvent "potentially responsible parties" ("PRPs"). The most relevant factors in determining the probable liability of a party at a CERCLA site usually are the cost of investigation and remediation, the relative amount of hazardous substances contributed by the party to the site and the number of solvent PRPs. While the Company maintains property and casualty insurance in the normal course of its business, such insurance does not typically cover remediation and certain other environmental expenses.

  The release or discharge of petroleum and other hazardous materials can occur at refineries, terminals and retail stores. The Company has identified a variety of potential environmental issues at its refineries, terminals and retail stores. In addition, each refinery has areas on-site which may contain hazardous waste or hazardous substance contamination and which may have to be addressed in the future at substantial cost. Many of the terminals may also require remediation due to the age of tanks and facilities and as a result of current or past activities at the terminal properties including several significant spills and past on-site waste disposal practices.

 Legal and Governmental Proceedings

  As a result of its activities, Clark is the subject of a number of legal and administrative proceedings relating to environmental matters. While it is not possible at this time to estimate the ultimate amount of liability with respect to the environmental matters described below, the Company is of the opinion that the aggregate amount of any such liability will not have a material adverse effect on its financial position. However, an adverse outcome of any one or more of these matters could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period.

Hartford Groundwater Contamination. In late 1990, Clark and other area oil companies were contacted by the Illinois Environmental Protection Agency ("IEPA") and the Illinois Attorney General regarding the presence of gasoline contamination in the groundwater beneath the northern portion of the Village of Hartford, Illinois. As a result, Clark installed a gasoline vapor recovery system in Hartford. No claim has been filed by the state authorities.

Hartford Pollution Control Board Litigation. On June 7, 1995, Clark was served with a complaint entitled People of the State of Illinois v. Clark Refining & Marketing, Inc. PCB No. 95-163. This matter was substantially settled in 1996 for $235,000. One issue concerning the exempt status of Clark's wastewater treatment system is being submitted to an Administrative Law Judge on a stipulation of facts. No estimate of any liability with respect to this remaining element of the complaint can be made at this time.

Hartford FCCU. The EPA has alleged violations of the Clean Air Act, and regulations promulgated thereunder, in the operation and permitting of the Hartford refinery fluid catalytic cracking unit ("FCCU") and alleged modification of the FCCU. On May 19, 1997, the EPA served a Notice of Violation on Clark, alleging that Clark violated the Prevention of Significant Deterioration ("PSD") requirements of the Clean Air Act by modifying the FCCU without obtaining a PSD construction permit and installing the best available control technology. The government has also requested additional information from Clark. Clark submitted the requested information and is cooperating with the government in its investigation. No estimate can be made at this time of Clark's potential liability, if any, as a result of this matter.

Blue Island Federal Enforcement. The Blue Island refinery is the subject of several federal investigations concerning potential violations of a number of environmental laws and regulations as discussed below. On September 30, 1996, the EPA served a Notice of Violation and a Finding of Violation on Clark, alleging that Clark is in violation of the Clean Air Act national emission standard for hazardous air pollutants for benzene, and that Clark was in violation of certain detection and record keeping requirements issued pursuant to the Illinois state implementation plan. On August 21, 1997, the EPA served a Finding of Violation on Clark alleging that the sulfur recovery plant at the Blue Island refinery is in violation of the federal New Source Performance Standard for refineries. No estimate can be made at this time of Clark's potential liability, if any, as a result of these matters. Between January and August 1997, the Company received five demand letters from the EPA each requesting different information about a variety of water pollution, air pollution and solid waste management practices and procedures. On March 3, 1997, the EPA initiated a multimedia investigation at the Blue Island refinery. The investigation is proceeding in stages, including on-site visits and requests for information. The Company is cooperating fully and has responded to all requests. On March 25, 1997, Clark received a Grand Jury subpoena requesting certain documents relating to wastewater discharges. Clark is cooperating fully and has produced the documents responsive to the subpoena and a subsequent supplemental subpoena. No estimate can be made whether any potential for liability exists as a result of these investigations. However, the results of these investigations may require significant capital expenditures and may also result in fines and other penalties imposed on the Company.

Blue Island State Enforcement. State authorities have also charged the Blue Island refinery with numerous violations of environmental laws. People ex rel Ryan v. Clark Refining & Marketing, Inc., Cir. Ct. Cook County, III., Case No. 95-CH-2311, is currently pending in the Circuit Court of Cook County, Illinois. The first count of this lawsuit concerns a fire that occurred in the Isomax unit at the Blue Island refinery on March 13, 1995, in which two employees were killed and three other employees were injured. The second count concerns a release of hydrogen fluoride ("HF") on May 16, 1995, from a catalyst regeneration portion of the HF unit. At the request of the Illinois Attorney General, and with Clark's consent, the Circuit Court of Cook County, Illinois, entered an order requiring Clark to implement certain HF release mitigation and detection measures that are substantially complete. The next three counts of the lawsuit concern releases into the air that occurred in the past three years at the Blue Island refinery. One of those air emissions, which occurred on October 7, 1994, is also the basis for Rosolowski, et al v. Clark Refining & Marketing, Inc., Cir. Ct. Cook County, Ill., Case No. 95-L-01 4703. See "--Legal Proceedings." The next five counts of the lawsuit concern several alleged releases of process wastewater and contaminated stormwater to the Cal Sag Channel from the Blue Island refinery. Clark has filed an Answer denying the material allegations in the lawsuit. Following an explosion on October 19, 1996, in a propane gas line at the Blue Island refinery, the State of Illinois brought an action seeking a temporary restraining order requiring the refinery to cease operations temporarily, pending a safety review. On November 8, 1996, the court denied the requested order. No estimate of any liability with respect to this matter can be made at this time.

  On September 17, 1997, a crude oil tank experienced a leak resulting in the discharge of crude oil and on November 2, 1997, gasoline leaked from a product tank into the diked area around the tank. Both tanks were taken out of service for inspection and repair and Clark notified appropriate government agencies. On November 7, 1997, state authorities met with Clark to discuss these incidents and overall storage tank inspection matters. These discussions are ongoing and no estimate can be made of any liability with respect to the outcome of the discussions at this time.

Ninth Avenue Site. On January 5, 1995, Clark received a Unilateral Administrative Order from the EPA pursuant to CERCLA alleging that "Clark Oil
& Refining Corp." is a PRP with respect to shipments of hazardous substances to a solid waste disposal site known as the Ninth Avenue Site, Gary, Indiana. The alleged shipments all occurred prior to 1987. The Order instructs Clark and the other approximately ninety PRPs to design and implement certain remedial work at the site. Clark has informed the EPA that it is not a proper party to this matter, because its purchase of certain assets of Old Clark was "free and clear" of all Old Clark liabilities. Information provided with the Order estimates that the remedial work may cost approximately $25.0 million although the cost could substantially exceed this estimate. No estimate of Clark's liability can be made with respect to this proceeding at this time. In addition, on December 28, 1994, Clark was served with a summons and complaint brought by certain private parties seeking to recover all past and future response costs with respect to the Ninth Avenue Site. Clark, along with approximately eighty other parties, is alleged to be a PRP with respect to that site on the basis of shipments of hazardous substances allegedly made prior to 1987. Clark moved for summary judgment on the basis, among others, that the action is barred by the "free and clear" order pursuant to which Clark purchased certain assets of Old Clark. Clark's motion is pending. No estimate of any liability with respect to this case can be made at this time.

St. Louis Terminal. In January 1994, a gasoline spill occurred at the Clark St. Louis terminal. On April 13, 1995, Clark was served with two Grand Jury Records Subpoenas issued by the Office of the United States Attorney in St. Louis. In April 1997, the Company was advised of the termination of the United States Attorney's investigation. In May 1997, the Company received correspondence from the State of Missouri seeking to resolve any dispute arising from the events of January 1994 and seeking the payment of a penalty of less than $200,000.

Sashabaw Road. On May 5, 1993 Clark received correspondence from the Michigan Department of Natural Resources ("MDNR") indicating that the MDNR believes that Clark may be a PRP in connection with groundwater contamination in the vicinity of one of its retail stores in the Sashabaw Road area north of Woodhull Lake and Lake Oakland, Oakland County, Michigan. On July 22, 1994, MDNR commenced suit against Clark and is currently seeking $300,000 to resolve the matter. No estimate of any liability with respect to this matter can be made at this time.

Port Arthur Refinery. The original refinery on the site of the Port Arthur refinery began operating in 1904, prior to modern environmental laws and methods of operation. While the Company believes, as a result, that there is extensive contamination at the site, the Company is unable to estimate the cost of remediating such contamination. Under the purchase agreement between the Company and Chevron, Chevron will be obligated to perform the required remediation of most pre-closing contamination, but the Company assumed responsibility for environmental contamination beneath and within 25 to 100 feet of the facility's active processing units. Based on the estimates of independent environmental consultants, the Company accrued approximately $7.5 million as part of the Port Arthur refinery acquisition for its cost of remediation in this area. In addition, as a result of the acquisition, Clark may become jointly and severally liable under CERCLA for the costs of investigation and remediation at the site. In the event that Chevron is unable (as a result of bankruptcy or otherwise) or unwilling to perform the required remediation at the site, Clark may be required to do so. The cost of any such remediation could be substantial and could be beyond the Company's financial ability. On June 24, 1997, Clark, Chevron and the State of Texas entered into an Agreed Order that substantially confirms the relative obligations of Clark and Chevron.

  As of September 30, 1997, the Company has accrued a total of $15.8 million for environmental-related obligations that may result from the matters noted above and obligations associated with certain retail sites.

EMPLOYEES

  As of September 30, 1997, the Company employed approximately 7,900 people, approximately 1,000 of whom were covered by collective bargaining agreements at the Blue Island, Hartford and Port Arthur refineries. The Hartford and Port Arthur refinery contracts expire in February 1999 and the Blue

Island refinery contract expires in August 1999. In addition, the Company has union contracts for certain employees at its Hammond, Indiana, and St. Louis, Missouri, terminals which expire March 31, 1998, and March 5, 1998, respectively. Relationships with the unions have been good and neither Old Clark nor the Company has ever experienced a work stoppage as a result of labor disagreements.

LEGAL PROCEEDINGS

  Hartford Groundwater. Clark was named as the defendant in numerous lawsuits filed in December 1991 in the Circuit Court of the Third Judicial District, Madison County, Illinois, by plaintiff residents and property owners in the Village of Hartford, Illinois. These suits sought damages for the presence of gasoline in the soil and groundwater beneath plaintiff's properties. See "Business; Properties--Environmental Matters." After many of these suits were dismissed, the remaining suits were settled by Clark and the Shell Oil Company at a total cost to Clark of less than $150,000.

  Rosolowski et al v. Clark Refining & Marketing, Inc., et al. Cir. Ct. Cook County, III., Case No. 95-L-014703, is a purported class action lawsuit, filed on October 11, 1995, relating to an on-site electrical malfunction at Clark's Blue Island refinery on October 7, 1994, which resulted in the release to the atmosphere of used catalyst containing low levels of heavy metals, including antimony, nickel and vanadium. This release resulted in the temporary evacuation of certain areas near the refinery, including a high school, and approximately 50 people were taken to area hospitals. Clark was previously sued by one individual who claimed medical costs as a result of the incident; that case was settled. The purported class action lawsuit was filed on behalf of various named individuals and purported plaintiff classes, including residents of Blue Island, Illinois, and students at Eisenhower High School, alleging claims based on common law nuisance, negligence, willful and wanton negligence and the Illinois Family Expense Act as a result of this incident. Plaintiffs seek to recover damages in an unspecified amount for alleged medical expenses, diminished property values, pain and suffering and other damages. Plaintiffs also seek punitive damages in an unspecified amount.

  Other Blue Island tort cases, alleging various losses due to emissions from the Blue Island refinery were filed in September and October, 1996. These cases, Boucher v. Clark Refining & Marketing, Inc.; Loranger v. Clark Refining & Marketing, Inc.; Marciano v. Clark Refining & Marketing, Inc.; and Webb v. Clark Refining & Marketing, Inc. all brought by named individuals, seek damages of less than $100,000 each.

  EEOC v. Clark Refining & Marketing, Inc., Case No. 94 C 2779, is currently pending in the United States District Court for the Northern District of Illinois. In this action, the Equal Employment Opportunity Commission (the "EEOC") has alleged that Clark engaged in age discrimination in violation of the Age Discrimination in Employment Act through a "pattern and practice" of discrimination against a class of former retail managers over the age of forty. The EEOC has identified 40 former managers it believes have been affected by the alleged pattern and practice. However, two of those managers have since been dismissed from the case. The relief sought by the EEOC includes reinstatement or reassignment of the individuals allegedly affected, payment of back wages and benefits, an injunction prohibiting employment practices which discriminate on the basis of age and institution of practices to eradicate the effects of any past discriminatory practices.

  On May 5, 1997, a complaint, entitled AOC L.P. et al., vs. TrizecHahn Corporation, et al., Case No. 97 CH 05543, naming the Company as a defendant was filed in the Circuit Court of Cook County, Illinois. The Complaint seeks $21 million, plus continuing interest, related to the sale of equity by the Company to finance the Port Arthur refinery acquisition. The plaintiff alleges that sale of such equity triggered a contingent payment to AOC L.P. (the "AOC L.P. Contingent Payment") pursuant to the agreement related to the December 1992 purchase and redemption of its minority interest. The Company believes no payment is required. The AOC L.P. Contingent Payment is an amount which will not exceed in the aggregate $33.9 million and is contractually payable 89% by the Company and 11% by TrizecHahn. TrizecHahn has indemnified the Company for any AOC L.P. Contingent Payment in excess of $7.0 million.

  On May 23, 1995, Clark was served with a Petition entitled Anderson, et al
v. Chevron and Clark, filed in Jefferson County, Texas, by 24 individual plaintiffs who were Chevron employees and who did not receive offers of employment from Clark at the time of the purchase of the Port Arthur Refinery. Chevron and the outplacement service retained by Chevron are also named as defendants. An Amended Petition has now been filed increasing the number of plaintiffs to 40. Clark filed an Answer denying all material allegations of the Amended Petition. Subsequent to the filing of the lawsuit, the plaintiffs have each filed individual charges with the EEOC and the Texas Commission of Human Rights.

  While it is not possible at this time to estimate the ultimate amount of liability with respect to the legal proceedings described above, the Company is of the opinion that the aggregate amount of any such liability will not have a material adverse effect on its financial position; however, an adverse outcome of any one or more of these matters could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period.

  The Company is also the subject of various environmental and other governmental proceedings. See "Business; Properties--Environmental Matters."

  In addition to the specific matters discussed above or under "Business; Properties--Environmental Matters," the Company has also been named in various other suits and claims. While it is not possible to estimate with certainty the ultimate legal and financial liability with respect to these other legal proceedings, the Company believes the outcome of these other suits and claims will not have a material adverse effect on the Company's financial position, operating results or cash flows.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors, executive officers, Controller, Treasurer and Secretary of the Company and their respective ages and positions are set forth in the table below. Each individual, except Mr. Chazen serves in the same capacity with Clark.

NAME                 AGE                            POSITION
----                 ---                            --------
Paul D. Melnuk        43 President and Chief Executive Officer; Chief Operating Officer
                         (Clark only); Director
Maura J. Clark        39 Executive Vice President--Corporate Development and
                         Chief Financial Officer
Marshall A. Cohen     62 Director
David A. Stockman     51 Director
John R. Woodard       33 Director
David I. Foley        30 Director
Stephen I. Chazen     51 Director
Dennis R. Eichholz    44 Controller and Treasurer
Katherine D. Knocke   40 Secretary

  The following persons, who are not executive officers or directors of the Company, serve as executive officers of Clark.

Bradley D. Aldrich    43 Executive Vice President--Refining
Brandon K. Barnholt   39 Executive Vice President--Marketing
Edward J. Stiften     43 Executive Vice President, Chief Administrative Officer

  The board of directors of the Company consists of six directors who serve until the next annual meeting of stockholders or until a successor is duly elected. Directors do not receive any compensation for their services as such. Executive officers of the Company serve at the discretion of the board of directors of the Company.

  Paul D. Melnuk has served as a director and as President of the Company since September 1992, and as Vice President and Treasurer of the Company from November 1988 through September 1992. Mr. Melnuk has served as a director of Clark since October 1992, as President and Chief Executive Officer of Clark since July 1992, as Chief Operating Officer of Clark since December 1991, as President of Clark from February 1992 through July 1992, as Executive Vice President of Clark from December 1991 through February 1992, and has served in various other capacities since November 1988. Mr. Melnuk served as a director of TrizecHahn from March 1992 through November 1996. Mr. Melnuk served as President and Chief Operating Officer of TrizecHahn from March 1992 through April 1994, and as Executive Vice President and Chief Financial Officer of TrizecHahn from May 1990 through February 1992.

  Maura J. Clark has served as Executive Vice President--Corporate Development and Chief Financial Officer of the Company and Clark since August 1995. Ms. Clark previously served as Vice President--Finance at North American Life Assurance Company, a financial services company, from September 1993 through July 1995. From May 1990 to September 1993, Ms. Clark served as Vice President--Corporate Finance and Corporate Development of North American Trust Company (formerly First City Trust Company), a subsidiary of North American Life Assurance Company.

  Marshall A. Cohen has served as a director of the Company and Clark since November 3, 1997. Mr. Cohen has served as Counsel at Cassels, Brook & Blackwell since October 1996. Mr. Cohen previously served as President and Chief Executive Officer of The Molson Companies Limited from November 1988 to September 1996.

  David A. Stockman has served as a director of the Company and Clark since November 3, 1997. Mr. Stockman has been a member of the general partner of Blackstone Group Holdings L.P. since 1988. Mr. Stockman is also a Co-Chairman of the board of directors of Collins & Aikman Corporation and a director of Haynes International, Inc. and Bar Technologies Inc.

  John R. Woodard has served as a director of the Company and Clark since November 3, 1997. Mr. Woodard joined The Blackstone Group L.P. as a Managing Director in 1996. Prior thereto, he was a Vice President at Vestar Capital Partners from 1990 to 1996. He is a member of the board of directors of Prime Succession, Inc.

  David I. Foley has served as a director of the Company and Clark since November 3, 1997. Mr. Foley is an Associate at The Blackstone Group L.P., which he joined in 1995. Prior to joining Blackstone, Mr. Foley was a member of AEA Investors, Inc. and The Monitor Company. He currently serves on the board of directors of Rose Hills Company.

  Stephen I. Chazen has been a director since December 1995. Mr. Chazen has been Executive Vice President--Corporate Development of Occidental since May 1994. Prior to May 1994, Mr. Chazen served in various capacities at Merrill Lynch & Co., most recently as Managing Director. Mr. Chazen is serving as Oxy's nominee on the Company's Board of Directors. See "Security Ownership of Certain Owners and Management--The Oxy Stockholders' Agreement."

  Dennis R. Eichholz, who joined Clark in November 1988, has served as Controller and Treasurer of the Company and Vice President-Controller and Treasurer of Clark since February 1995. Mr. Eichholz has served as Vice President-Treasurer of Clark since December 1991.

  Katherine D. Knocke has served as Secretary of the Company and Clark since April 1995. Ms. Knocke has served as in-house counsel of Clark since August 1994. Ms. Knocke previously was employed as an associate with the St. Louis law firm of Armstrong, Teasdale, Schlafly & Davis from September 1989 through August 1994.

  Bradley D. Aldrich has served as Executive Vice President--Refining, since December 1994. From August 1991 through November 1994, Mr. Aldrich served as Vice President, Supply & Distribution for CF Industries, Inc., a chemical fertilizer manufacturer and distributor. Mr. Aldrich previously served as Manager, Light Oil Supply-North America of Conoco, Inc. from August 1989 through July 1991.

  Brandon K. Barnholt has served as Executive Vice President--Marketing of Clark since February 1995, and served as Executive Vice President--Retail Marketing from December 1993 through February 1995, as Vice President--Retail Marketing of Clark from July 1992 through December 1993, and as Managing Director--Retail Marketing of Clark from May 1992 through July 1992. Mr. Barnholt previously served as Retail Marketing Manager of Conoco, Inc. from March 1991 through March 1992.

  Edward J. Stiften joined Clark in March 1997 as Executive Vice President, Chief Administrative Officer. Mr. Stiften was previously in private business from June 1995 through March 1997. Mr. Stiften served as Subsidiary Executive Vice President and Acting General Manager of General Dynamics, Inc. from October 1994 through May 1995, as Corporate Staff Vice President of Internal Audit from February 1994 through October 1994 and as Corporate Staff Vice President--Financial Analysis from December 1991 through January 1994.

  Except as described above, there are no arrangements or understandings between any director or executive officer and any other person pursuant to which such person was elected or appointed as a director or executive officer. There are no family relationships between any director or executive officer and any other director or executive officer.

EXECUTIVE COMPENSATION

  The executive officers of Clark USA are not paid by Clark USA. The following table sets forth all cash compensation paid by Clark to its Chief Executive Officer and its other executive officers whose total annual compensation exceeded $100,000 for each of the years in the three-year period ended December 31, 1996.

                                     ANNUAL COMPENSATION
                             -----------------------------------
                                                                   LONG-TERM
                                                    OTHER ANNUAL COMPENSATION        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS   COMPENSATION AWARDS OPTION    COMPENSATION(A)
---------------------------  ---- -------- -------- ------------ -------------    ---------------
Paul D. Melnuk..........     1996 $325,000 $130,000     --              --            $6,816
President and Chief          1995  326,836   75,000     --          100,000(b)         5,479
 Executive Officer           1994  325,893  150,000     --              --             7,528
Bradley D. Aldrich......     1996  211,779   47,500     --              --             6,849
Executive Vice
 President--                 1995  176,224   42,500     --          130,000(b)(c)        --
 Refining                    1994    6,731   60,000     --              --               --
Brandon K. Barnholt.....     1996  211,799   87,500     --              --             6,802
Executive Vice
 President--                 1995  176,273   75,000     --           50,000(b)         5,329
 Marketing                   1994  171,846  100,000     --              --             8,330
Maura J. Clark (d)......     1996   36,779   47,500     --              --               --
Executive Vice               1995      --       --      --              --               --
 President--Corporate        1994      --       --      --              --               --
 Development and
 Chief Financial Officer

--------
(a) Represents amount accrued for the account of such individuals under the Clark Retirement Savings Plan (the "Savings Plan").

(b) Options issued pursuant to the Performance Plan as described below.

(c) Mr. Aldrich and Mr. Barnholt (granted in 1993) hold options to acquire TrizecHahn Subordinate Voting Shares ("TrizecHahn Shares") received as compensation from TrizecHahn for services performed for Clark under the TrizecHahn Amended and Restated 1987 Stock Option Plan (the "TrizecHahn Option Plan").

(d) In 1995 and 1996, Ms. Clark was an employee of TrizecHahn and served Clark under a management consulting arrangement. Ms. Clark earned approximately $175,000 in 1996 and $117,000 in 1995 under such arrangement. As of January 1, 1997, Ms. Clark became an employee of Clark. The amounts reflected in this table are for 1996 compensation paid by Clark in 1997.

STOCK OPTIONS GRANTED DURING 1996

  There were no options granted during 1996 to the named executive officers under the Performance Plan (as defined) for services performed for Clark.

YEAR-END OPTION VALUES

  The following table sets forth information with respect to the number and value of unexercised options to purchase common stock of Clark USA and TrizecHahn Shares held by the executive officers named in the executive compensation table as of December 31, 1996.

                                                                   NUMBER OF                VALUE OF UNEXERCISABLE
                          SHARES ACQUIRED                 UNEXERCISABLE OPTIONS HELD       IN-THE-MONEY OPTIONS HELD
                            ON EXERCISE                      AT DECEMBER 31, 1996          AT DECEMBER 31, 1996 (A)
                         DURING YEAR ENDED VALUE REALIZED ------------------------------   -------------------------
          NAME           DECEMBER 31, 1996  ON EXERCISE   EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
          ----           ----------------- -------------- ------------    --------------   ----------- -------------
Paul D. Melnuk(b).......         --                --                --            100,000  $    --      $700,000
Bradley D. Aldrich......         --                --             33,333            96,667   289,000      789,000
Brandon K. Barnholt.....      20,000          $184,700            70,000            50,000   742,000      350,000

--------
(a) For the TrizecHahn Shares the value is based upon the closing price on the New York Stock Exchange-Composite Transactions on December 31, 1996. For the common stock of Clark USA the value is based on the issuance price in the Oxy Transaction and the Gulf Transaction.

(b) Mr. Melnuk also holds options to acquire TrizecHahn Shares received as compensation for services provided to TrizecHahn.

SHORT-TERM PERFORMANCE PLAN

  Employees of Clark participate in an annual incentive plan which places at risk an incremental portion of their total compensation based on Company, business unit and/or individual performance. The targeted at-risk compensation increases with the ability of the individual to affect business performance, ranging from 12% for support personnel to 200% for the Chief Executive Officer. The other executive officers have the opportunity to earn an annual incentive equal to 150% of the individual's base salary. The actual award is determined based on financial performance as measured by return on equity with individual and executive team performance evaluated against pre-established operating objectives designed to achieve planned financial results. For essentially all other employees, annual incentives are based on specific performance indicators utilized to operate the business, principally, productivity and profitability measures.

LONG-TERM PERFORMANCE PLAN

 The Company has adopted a Long-Term Performance Plan (the "Performance Plan"). Under the Performance Plan, designated employees, including executive officers, of the Company and its subsidiaries and other related entities are eligible to receive awards in the form of stock options, stock appreciation rights and stock grants. The Performance Plan is intended to promote the growth and performance of the Company by encouraging employees to acquire an ownership interest in the Company and to provide incentives for employee performance. An aggregate of 1,250,000 shares of Common Stock may be awarded under the Performance Plan, either from authorized, unissued shares which have been reserved for such purpose or from shares purchased on the open market, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar change in the outstanding common stock of the Company. As of September 30, 1997, 549,000 stock options have been issued under the Performance Plan.

  The Performance Plan is administered by the board of directors' Compensation Committee. Subject to the provisions of the Performance Plan, the Compensation Committee is authorized to determine who may participate in the Performance Plan and the number and types of awards made to each participant, and the terms, conditions and limitations applicable to each award. Awards may be granted singularly, in combination or in tandem. Subject to certain limitations, the board of directors is authorized to amend, modify or terminate the Performance Plan to meet any changes in legal requirements or for any other purpose permitted by law.

  Payment of awards may be made in the form of cash, stock or combinations thereof and may include such restrictions as the Compensation Committee shall determine, including, in the case of stock, restrictions on transfer and forfeiture provisions. The price at which shares of Common Stock may be purchased under a stock option may not be less than the fair market value of such shares on the date of grant. If permitted by the Compensation Committee, such price may be paid by means of tendering Common Stock, or surrendering another award, including restricted stock, valued at fair market value on the date of exercise, or any combination thereof. Further, with Compensation Committee approval, payments may be deferred, either in the form of installments or as a future lump sum payment. Dividends or dividend equivalent rights may be extended to and made part of any award denominated in stock, subject to such terms, conditions and restrictions as the Compensation Committee may establish. At the discretion of the Compensation Committee, a participant may be offered an election to substitute an award for another award or awards of the same or different type. Stock options initially have a 10-year term with a three-year vesting schedule and are not exercisable until the Company's Common Stock is publicly traded.

  If the employment of a participant terminates, subject to certain exceptions for retirement, resignation, death or disability, all unexercised, deferred and unpaid awards will be canceled immediately, unless the award agreement provides otherwise. Subject to certain exceptions for death or disability, or employment by a governmental, charitable or educational institution, no award or other benefit under the Performance Plan is assignable or transferable, or payable to or exercisable by anyone other than the participant to whom it was granted.

  In the event of a "Change of Control" of the Company or TrizecHahn (as defined in the Performance Plan), with respect to awards held by Performance Plan participants who have been employed by the Company for at least six months, (a) all stock appreciation rights which have not been granted in tandem with stock options will become exercisable in full, (b) the restrictions applicable to all shares of restricted stock will lapse and such shares will be deemed fully vested, (c) all stock awards will be deemed to be earned in full, and (d) any participant who has been granted a stock option which is not exercisable in full will be entitled, in lieu of the exercise of such stock options, to obtain cash payment in an amount equal to the difference between the option price of such stock option and the offer price (in the case of a tender offer or exchange offer) or the value of common stock covered by such stock option, determined as provided in the Performance Plan.

  Under the Performance Plan, a "Change in Control" includes, without limitation, with respect to the Company or TrizecHahn, (i) the acquisition (other than by TrizecHahn) of beneficial ownership of 25% or more of the voting power of its outstanding securities without the prior approval of at least two-thirds of its directors then in office, (ii) a merger, consolidation, proxy contest, sale of assets or reorganization which results in directors previously in office constituting less than a majority of its directors thereafter, or
(iii) any change of at least a majority of its directors during any period of two years. The Blackstone Transaction has triggered the Change of Control provision under the Performance Plan. The Company does not expect that the Change of Control will have a material impact on the Performance Plan.

  Blackstone intends to put in place a management incentive program designed to increase management's ownership of the Company's stock through direct purchases and options tied to the financial performance of the Company.

CLARK SAVINGS PLAN

  The Clark Savings Plan, which became effective in 1989, permits employees to make before-tax and after-tax contributions and provides for employer incentive matching contributions. Under the Savings Plan, each employee of Clark (and such other related companies as may adopt the Savings Plan) who has completed at least six months of service may become a participant. Participants are permitted to make before-tax contributions to the Savings Plan, effected through payroll deduction, of from 1% to 15% of their compensation. Clark makes matching contributions equal to 200% of a participant's before-tax contributions up to 3% of compensation. Participants are also permitted to make after-tax contributions through payroll deduction, of from 1% to 5% of compensation, which are not matched by employer contributions; provided that before-tax contributions and after-tax contributions, in the aggregate, may not exceed the lesser of 15% of compensation or $9,500 in 1997. All employer contributions are vested at a rate of 20% per year of service, becoming fully vested after five years of service. Amounts in employees' accounts may be invested in a variety of permitted investments, as directed by the employee, including TrizecHahn Shares. Participants' vested accounts are distributable upon a participant's disability, death, retirement or separation from service. Subject to certain restrictions, employees may make loans or withdrawals of employee contributions during the term of their employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Compensation of Clark's executive officers has historically been determined by Clark's board of directors. Mr. Melnuk, the Company's and Clark's President and Chief Executive Officer, is a member of the Company's and Clark's board of directors. Other than reimbursement of their expenses, neither the Company's nor Clark's directors receive any compensation for their services as directors. There are no interlocks between the Company and other entities involving the Company's executive officers and board members who serve as executive officers or board members of other entities, except with respect to the Company's parent, Blackstone.

EMPLOYMENT AGREEMENTS

  Clark has entered into employment agreements with four of its senior executives (the "Executive Employment Agreements") and a change of control agreement with one of its senior executives (the "Change of Control Agreement"). The Executive Employment Agreements have five-year terms, and provide for automatic extension on an annual basis unless 90 days' notice of cancellation is given by either party. The Executive Employment Agreements provide that if a Change in Control occurs within two years prior to the scheduled expiration date, then the expiration date will be automatically extended until the second anniversary of the Change in Control date. The Blackstone Transaction constitutes a Change of Control under the Executive Employment Agreements and the Change of Control Agreement.

  During the term of the Executive Employment Agreements, the employee is precluded from soliciting or encouraging proposals regarding the acquisition of Clark USA or its subsidiaries (or of another material part of the business of Clark USA), absent explicit approval of the Chief Executive Officer of Clark.

  The Executive Employment Agreements provide separation benefits to the employee if the employee's employment is terminated by Clark without "Cause" prior to the expiration date of the agreement. "Cause" is defined to include the employee's failure to substantially perform his or her duties, wilful misconduct that materially injures Clark USA or its affiliates, or conviction of a criminal offense involving dishonesty or moral turpitude. The Executive Employment Agreements also provide that if the employee resigns for "Good Reason" prior to the expiration date of the agreement, the employee will receive separation benefits. "Good Reason" is defined to include certain demotions, reductions in compensation, and relocation.

  The separation benefits payable under the Executive Employment Agreements generally include a lump sum payment of three times annual salary and bonus, acceleration of stock option exercisability, continuation of Clark's life, medical, accident and disability arrangements for one year after termination of employment (subject to the employee's continuing to pay the employee share of the premiums), payment of the cost of job relocation counseling, and payment of legal fees in connection with termination.

  The Executive Employment Agreements also provides for gross-up payments to be made to the employee to cover certain penalty taxes in connection with a Change in Control.

  The Change of Control Agreement provides for similar benefits; however, the lump sum payment is two times annual salary and bonus, and instead of providing for a parachute tax gross-up it limits any payments made under the Change of Control Agreement so that the payments will not result in a parachute payment as defined in Section 280g of the Code.

  As a condition of receiving the separation benefits under the Executive Employment Agreements and the Change of Control Agreement, an employee is required to maintain the confidentiality of information relating to Clark USA and its affiliates and to release Clark USA and its affiliates from certain claims.

              SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

  The following table and the accompanying notes set forth certain information concerning the beneficial ownership of the Common Stock and Class F Common Stock of the Company, as of the date hereof: (i) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company, (ii) each director and each executive officer who is the beneficial owner of shares of common stock of Clark USA, and (iii) all directors and executive officers as a group.

                                         NUMBER OF                   PERCENT OF TOTAL
    NAME AND ADDRESS      TITLE OF CLASS   SHARES   PERCENT OF CLASS VOTING POWER(A)
    ----------------      -------------- ---------- ---------------- ----------------
Blackstone Management
Associates III L.L.C.     Common         13,500,000       91.5%            73.3%
(b).....................
345 Park Avenue
New York, NY 10154
Paul D. Melnuk .........  Common             37,509         (c)              (c)
Occidental Petroleum      Class F Common  6,101,010      100.0             19.9
Corporation.............
10889 Wilshire Boulevard
Los Angeles, California
90024
H. M. Salaam (d)........  Common          1,222,273        8.3              6.6
Gulf Resources
Corporation
24-26 Regent's Bridge
Gardens
London SW8 1HB England
All directors and
executive
officers as a group       Common         13,537,509       91.7             73.5
(b).....................

--------
(a) Represents the total voting power of all shares of common stock beneficially owned by the named stockholder.
(b) The 13,500,000 shares held by Blackstone are directly held by BCP/Clark Holdings Corporation ("BCP/Clark Holdings"). All of the issued and outstanding shares of BCP/Clark Holdings are held by Blackstone, Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P., of each of which Blackstone Management Associates III L.L.C. is the general partner having voting and dispositive power.
(c) Less than 1%.
(d) Gulf has informed the Company that H. M. Salaam, Gulf's chairman, may be deemed to control Gulf.

                             CERTAIN TRANSACTIONS

  TrizecHahn and the Company had certain agreements which provided certain management services to each other from time to time. The Company established trade credit with various suppliers of its petroleum requirements, requiring the guarantee of TrizecHahn. Fees related to trade credit guarantees totaled $0.1 million, $0.2 million and $0.2 million in 1994, 1995 and 1996, respectively. All trade credit guarantees were terminated in August 1996.

  The Company paid premiums of $2.0 million in 1994 to HSM Insurance, Inc., an affiliate of TrizecHahn for providing environmental impairment liability insurance. No loss claims have been made under the policy. The policy was terminated on December 31, 1994.

  The business relationships described above between the Company and TrizecHahn were on terms no less favorable in any respect than those which could have been obtained through dealings with third parties.

  In connection with the Blackstone Transaction, affiliates of Blackstone will receive fees of $7.0 million, and the Company will reimburse Blackstone for all out-of-pocket expenses incurred in connection with the Blackstone Transaction and the Debt Offering. In addition, pursuant to a monitoring agreement, an affiliate of Blackstone will receive a monitoring fee equal to $2.0 million per annum (subject to increase relating to inflation and in respect of additional acquisitions by the Company). Affiliates of Blackstone may in the future receive customary fees for advisory services rendered to the Company. Such fees will be negotiated from time to time with the independent members of the Company's Board of Directors on an arm's-length basis and will be based on the services performed and the prevailing fees then charged by third parties for comparable services.

              DESCRIPTION OF THE NEW EXCHANGEABLE PREFERRED STOCK

THE NEW EXCHANGEABLE PREFERRED STOCK

  The summary contained herein of certain provisions of the New Exchangeable Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Designations relating thereto, a copy of which may be obtained upon request from the Company. The definitions of certain capitalized terms used in the following summary are set forth under "Description of the Exchange Debentures--Certain Definitions" below. Other capitalized terms used herein and not otherwise defined under "Description of the Exchange Debentures--Certain Definitions" below are defined in the Certificate of Designations. See "Book-Entry; Delivery and Form" for additional information regarding the New Exchangeable Preferred Stock. For purposes of this section, the term the "Company" refers to Clark USA only and does not include its subsidiaries.

 General

  The New Exchangeable Preferred Stock will be issued pursuant to the terms of the Certificate of Designations.

  The Company is authorized to issue 5,000,000 shares of preferred stock. As of the date of this Prospectus, no shares of New Exchangeable Preferred Stock are outstanding. The Certificate of Incorporation of the Company authorizes the board of directors, without stockholder approval, to issue shares of preferred stock in addition to the New Exchangeable Preferred Stock from time to time in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as determined by the board of directors. The board of directors of the Company adopted resolutions creating a maximum of 250,000 shares of Exchangeable Preferred Stock and the Company filed the Certificate of Designations with respect thereto with the Secretary of State of the State of Delaware as required by Delaware law. Of the 250,000 authorized shares of Exchangeable Preferred Stock, 63,000 shares were issued in the Offering, 63,000 shares are contemplated to be issued in the Exchange Offer, and 124,000 shares will be available for issuance in payment of dividends or otherwise. Subject to certain conditions, the New Exchangeable Preferred Stock is exchangeable for Exchange Debentures, in whole but not in part, at the option of the Company on any Dividend Payment Date. The New Exchangeable Preferred Stock will be fully paid and nonassessable, and the holders thereof will not have any subscription or preemptive rights.

 Ranking

  The New Exchangeable Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, rank (i) senior to all classes of common stock of the Company, and to each other class of capital stock or series of preferred stock established after the Offer Date by the board of directors of the Company, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the New Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"), (ii) subject to certain conditions, on a parity with any class of capital stock or series of preferred stock issued by the Company established after the Offer Date by the board of directors of the Company, the terms of which expressly provide that such class will rank on a parity with the New Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to as "Parity Securities"), and (iii) junior to each other class of capital stock or series of preferred stock issued by the Company established after the Offer Date by the board of directors of the Company, the terms of which expressly provide that such class or series will rank senior to the New Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to as "Senior Securities"). The New Exchangeable Preferred Stock will be subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities; provided that the Company may not issue any new class of Senior Securities (or amend the provisions of any existing class of capital stock to make such class of capital stock Senior Securities) without the approval of the holders of at least a majority of the shares of New Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be.

 Dividends

  Holders of the New Exchangeable Preferred Stock will be entitled to receive, when, as and if declared by the board of directors of the Company, out of funds legally available therefor, dividends on the New Exchangeable Preferred Stock at a rate per annum equal to 11 1/2% of the liquidation preference per share of the New Exchangeable Preferred Stock, payable semi-annually. All dividends will be cumulative, whether or not declared, on a daily basis from October 1, 1997, and will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 1998, to holders of record on the March 15 and September 15 immediately preceding the relevant Dividend Payment Date.

  Dividends may be paid, at the Company's option, on any Dividend Payment Date occurring on or prior to October 1, 2002, either in cash or by the issuance of additional shares of New Exchangeable Preferred Stock (and, at the Company's option, payment of a whole share (after rounding up) or cash in lieu of a fractional share) having an aggregate liquidation preference equal to the amount of such dividends. The liquidation preference of the New Exchangeable Preferred Stock is $1,000 per share. In the event that, on or prior to October 1, 2002, dividends are declared and paid through the issuance of additional shares of New Exchangeable Preferred Stock, as provided in the previous sentence, such dividends shall be deemed paid in full and will not accumulate. The 10 7/8% Note indenture and the Zero Coupon Note indenture restrict the Company's ability to pay cash dividends on its Capital Stock and will prohibit such payments in certain instances, and other future agreements may provide the same. See "--Description of Certain Indebtedness."

  Unpaid dividends accumulating after October 1, 2002 on the New Exchangeable Preferred Stock for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company. So long as any shares of New Exchangeable Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities or Junior Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Parity Securities or Junior Securities or any such warrants, rights, calls or options, except, in any case, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, other shares of the Company's Capital Stock (other than Disqualified Capital Stock) or options, warrants or other rights to purchase the Company's Capital Stock (other than Disqualified Stock), unless full cumulative dividends determined in accordance herewith on the New Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

 Optional Redemption

  The New Exchangeable Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on and after October 1, 2002, in whole or in part, at the option of the Company, at the redemption prices (expressed as a percentage of liquidation preference) set forth below, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date) if redeemed during the 12-month period beginning October 1 of each of the years set forth below:

            YEAR                               PERCENTAGE
            ----                               ----------
            2002..............................  105.750%
            2003..............................  103.833%
            2004..............................  101.917%
            2005 and thereafter...............  100.000%

  In addition, the Company may, at its option, use the Net Available Proceeds of one or more Equity Offerings to redeem for cash, in whole or in part, shares of New Exchangeable Preferred Stock at a redemption price equal to 107% prior to October 1, 1998, 108% thereafter but prior to October 1, 1999 and 109% thereafter but prior to October 1, 2000 of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date). Any such redemption will be required to occur on or prior to 90 days after the receipt by the Company of the proceeds of any such Equity Offering. The Company may not use the Net Available Proceeds of any Equity Offerings which alone or combined with a related series of transactions result in a Change of Control to redeem shares of New Exchangeable Preferred Stock pursuant to this paragraph.

  In the event of partial redemptions of New Exchangeable Preferred Stock, the shares to be redeemed will be determined pro rata, except that the Company may redeem all shares held by any holders of fewer than ten shares (or shares held by holders who would hold less than ten shares as a result of such redemption), as may be determined by the Company. No optional redemption may be authorized or made unless prior thereto all accumulated and unpaid dividends shall have been paid in cash or a sum set apart for such payment on the New Exchangeable Preferred Stock.

  The 10 7/8% Note indenture and the Zero Coupon Note indenture restrict the ability of the Company to redeem the New Exchangeable Preferred Stock. See "Description of Certain Debt Instruments."

 Mandatory Redemption

  The New Exchangeable Preferred Stock will also be subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on October 1, 2009 at a price equal to the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the date of redemption. The 10 7/8%
Note indenture and the Zero Coupon Note indenture restrict the ability of the Company to redeem the New Exchangeable Preferred Stock and will prohibit any such redemption in certain instances, and other future agreements or certificates of designations with respect to Senior Securities or Parity Securities may contain similar restrictions and/or prohibitions. See "Description of Certain Debt Instruments."

 Procedure for Redemption

  On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of New Exchangeable Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest. If a notice of redemption shall have been given as provided in the succeeding sentence and the funds necessary for redemption (including an amount in respect of all dividends that will accumulate to the redemption date) shall have been segregated and irrevocably set apart by the Company, in trust for the benefit of the holders of the shares called for redemption, then dividends shall cease to accumulate on the redemption date on the shares to be redeemed and, at the close of business on the day when such funds are segregated and set apart, the holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the redemption price for such shares. The Company will send a written notice of redemption by first class mail to each holder of record of shares of New Exchangeable Preferred Stock, not less than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of New Exchangeable Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company.

 Exchange

  The Company may, at its option, on any Dividend Payment Date, exchange all (but not less than all) of the then outstanding shares of New Exchangeable Preferred Stock for Exchange Debentures; provided that (i) on the date of such exchange there are no accumulated and unpaid dividends on the New Exchangeable Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture, no default or event of default would exist under the 10 7/8% Note indenture or the Zero Coupon Note indenture and no default or event of default under any other material instrument governing debt outstanding at the time would be caused thereby; (iv) the Exchange Indenture has been qualified under the Trust Indenture Act, if such qualification is required at the time of exchange; and (v) the Company shall have delivered a written opinion to the effect that all conditions to be satisfied prior to such exchange have been satisfied. See "Description of Certain Debt Instruments."

  The holders of outstanding shares of New Exchangeable Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of Exchange Debentures for each $1.00 of the liquidation preference of New Exchangeable Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for New Exchangeable Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of New Exchangeable Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of New Exchangeable Preferred Stock entitle such holder; provided that the Company may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. The Company will send a written notice of exchange by mail to each holder of record of shares of New Exchangeable Preferred Stock not less than 30 nor more than 60 days before the date fixed for such exchange. On and after the exchange date, dividends will cease to accrue on the outstanding shares of New Exchangeable Preferred Stock that are to be exchanged, and all rights of the holders of New Exchangeable Preferred Stock that is to be exchanged (except the right to receive the Exchange Debentures, an amount in cash equal to the accrued and unpaid dividends to the exchange date and, if the Company so elects, cash in lieu of any Exchange Debenture which is in an amount that is not an integral multiple of $1,000) will terminate. The Person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures. See "Description of the Exchange Debentures."

 Liquidation Preference

  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, holders of the New Exchangeable Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, an amount of cash equal to the liquidation preference per share of New Exchangeable Preferred Stock ($1,000 per share), plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the New Exchangeable Preferred Stock and all other Parity Securities are not sufficient to pay in full the liquidation payments payable to the holders of the New Exchangeable Preferred Stock, the holders of the New Exchangeable Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of New Exchangeable Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

  The Certificate of Designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the New Exchangeable Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of New Exchangeable Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the New Exchangeable Preferred Stock will exceed its par value. Consequently, there will be no restriction upon the surplus of the Company solely because the liquidation preference of the New Exchangeable Preferred Stock will exceed the par value and there will be no remedies available to holders of the New Exchangeable Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the New Exchangeable Preferred Stock and its par value.

 Voting Rights

  Holders of the New Exchangeable Preferred Stock will have no voting rights with respect to general corporate matters except as provided by Delaware law or as set forth in the Certificate of Designations. The Certificate of Designations provides that if (i) after October 1, 2002, dividends on the New Exchangeable Preferred Stock required to be paid in cash are in arrears and unpaid for three (3) or more semi-annual dividend periods (whether or not consecutive) or (ii) the Company fails to redeem the New Exchangeable Preferred Stock on or before October 1, 2009 or (iii) the Company fails to make a Change of Control Offer following a Change of Control if such Change of Control Offer is required and/or fails to purchase shares of New Exchangeable Preferred Stock from holders who elect to have such shares purchased pursuant to the Change of Control Offer or (iv) a breach or violation of any of the provisions described under the captions "--Certain Covenants--Limitation on Restricted Payments," "--Limitation on Indebtedness" and "--Limitations on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries of the Company" below occurs and the breach or violation continues for a period of 60 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of New Exchangeable Preferred Stock then outstanding or (v) the Company fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $25.0 million or more at any time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded, then the number of directors constituting the board of directors will be adjusted to permit the holders of the then outstanding New Exchangeable Preferred Stock, voting as one class together with the holders of shares of any Parity Securities issued after the Issue Date upon which like voting rights have been conferred and are then exercisable, to elect the lesser of two directors and that number of directors constituting 25% of the members of the board of directors of the Company. Such voting rights with respect to the New Exchangeable Preferred Stock will continue until such time as, in the case of a dividend default, all accumulated and unpaid dividends on the New Exchangeable Preferred Stock required to be paid in cash are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied, cured or waived by the holders of at least a majority of the shares of New Exchangeable Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (iv) above is referred to herein as a "Voting Rights Triggering
Event." The voting rights provided herein shall be the holder's exclusive remedy at law or in equity.

  In addition, the Certificate of Designations provides that, except as stated above under""--Ranking," the Company will not authorize any additional shares of any class of Senior Securities without the affirmative vote or consent of holders of at least a majority of the shares of New Exchangeable Preferred Stock then outstanding which are entitled to vote thereon, voting or consenting, as the case may be, as one class. The Certificate of Designations also provides that the Company may not amend its Certificate of Incorporation so as to affect materially and adversely the specified rights, preferences, privileges or voting rights of the holders of shares of New Exchangeable Preferred Stock without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of New Exchangeable Preferred Stock which are entitled to vote thereon, voting or consenting, as the case may be, as one class. The Certificate of Designations also provides that, notwithstanding the foregoing, (a) the creation, authorization or issuance of any shares of Junior Securities or Parity Securities or (b) the increase or decrease in the amount of authorized Junior Securities or Parity Securities, shall not require the consent of the holders of New Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of New Exchangeable Preferred Stock.

  Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation of the Company, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely; provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of any other class of preferred stock, or any increase in the amount of authorized shares of such class or of any other class of preferred stock, in each case ranking on a parity with or junior to the New Exchangeable Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up, will not be deemed to affect adversely such rights, preferences or voting powers.

 Change of Control

  In the event that there shall occur a Change of Control occurring after October 1, 2005, then the Company shall make an Offer (as described under "Procedures for Offers" below) to purchase all or any part (having a liquidation preference equal to $1,000 or an integral multiple thereof) of each holder's New Exchangeable Preferred Stock at a purchase price equal to 101% of the aggregate liquidation preference thereof, plus accrued and unpaid dividends, including Additional Dividends, to the date of purchase.

  The Change of Control purchase feature of the New Exchangeable Preferred Stock may, in certain circumstances, make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control purchase feature, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future.

  The indentures governing Clark's 9 1/2% Notes and Clark's 10 1/2% Notes contain and any agreement governing debt that may refinance such Notes may contain "change of control" provisions similar to the Change of Control provision in the Certificate of Designations. If a Change of Control were to occur, it is likely that the Company would not have sufficient assets to satisfy its obligation to purchase all of the New Exchangeable Preferred Stock that might be delivered by holders seeking to exercise the purchase right of any repurchase obligations pursuant to the 9 1/2% Notes and the 10 1/2% Notes or such other debt obligations to which the New Exchangeable Preferred Stock is effectively subordinated.

  The provisions of the Certificate of Designations would not necessarily afford holders of the New Exchangeable Preferred Stock protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect such holders.

 Certain Covenants

  The Certificate of Designations contains, among others, the following covenants:

  LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless (i) at the time of and immediately after giving effect to the proposed Restricted Payment, no Voting Rights Triggering Event or event that, with the giving of notice or the passing of time, or both, would constitute a Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof, and (ii) at the time of and immediately after giving effect to the proposed Restricted Payment (the value of any such payment if other than cash, as determined in good faith by the board of directors of the Company and evidenced by a Board Resolution), the aggregate amount of all Restricted Payments declared or made subsequent to June 30, 1997, shall not exceed the sum of (a) 50% of the aggregate Consolidated Net Operating Income (or, if such aggregate Consolidated Net Operating Income is a deficit, minus 100% of such deficit) of the Company for the period (taken as one accounting period) from June 30, 1997, to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment plus (b) 100% of the aggregate net proceeds, including cash and the fair market value of property other than cash (as determined in good faith by the board of directors of the Company and evidenced by a Board Resolution), received by the Company since June 30, 1997, from any Person other than a Subsidiary of the Company as a result of the issuance of Capital Stock (other than any Disqualified Capital Stock) of the Company including such Capital Stock issued upon conversion of Indebtedness or upon exercise of warrants and any contributions to the capital of the Company received by the Company from any such Person plus (c) $50.0 million plus (d) to the extent that any Restricted Investment that was made after June 30, 1997, is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment. For purposes of any calculation pursuant to the preceding sentence which is required to be made within 60 days after the declaration of a dividend by the Company, such dividend shall be deemed to be paid at the date of declaration.

  The foregoing provisions of this covenant will not be violated by reason of
(a) the payment of any dividends or distributions payable solely in shares of the Company's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire the Company's Capital Stock (other than Disqualified Stock), (b) the payment of dividends in accordance with the terms of the New Exchangeable Preferred Stock, (c) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such payment complied with the provisions described above, (d) the retirement of any shares of the Company's Capital Stock in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, other shares of its Capital Stock (other than Disqualified Capital Stock) or options, warrants or other rights to purchase the Company's Capital Stock (other than Disqualified Stock), (e) the Chevron Payment, (f) the AOC Payment, (g) the Gulf Payments, (h) the making of any payment in redemption of Capital Stock of the Company or options to purchase such Capital Stock granted to officers or employees of the Company pursuant to any stock option, stock purchase or other stock plan approved by the board of directors of the Company in connection with the severance or termination of officers or employees not to exceed $4.0 million per annum, and (i) the exchange of the New Exchangeable Preferred Stock, in accordance with its terms, for the Exchange Debentures, and the making of payments of principal (premium, if any), and interest thereon in accordance with the Exchange Debenture Indenture.

  The board of directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Voting Rights Triggering Event or event that, with the giving of notice or the passing of time, or both, would constitute a Voting Rights Triggering Event; provided that in no event shall the business currently operated by the Company and Clark be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this Limitation on Restricted Payments covenant. All such outstanding Investments shall be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation, and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  LIMITATION ON INDEBTEDNESS. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, issue, incur, assume, guarantee or become liable for in any other manner, contingently or otherwise, or extend the maturity of or become responsible for the payment of (collectively, "incur") any Indebtedness (including Acquired Debt) other than
(i) the Exchange Debentures and (ii) Permitted Indebtedness, unless after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Company's Consolidated Operating Cash Flow Ratio is greater than 2 to 1. Notwithstanding the foregoing, the Company's Unrestricted Subsidiaries may incur Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

  Other than the limitations on incurrence of indebtedness contained in this covenant, there are no provisions in the Certificate of Designations that would protect the holders of the New Exchangeable Preferred Stock in the event of a highly leveraged transaction.

  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES OF THE COMPANY. The Company will not, and will not permit any Restricted Subsidiary of the Company to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction which, by its terms, restricts the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions on any such Restricted Subsidiary's Capital Stock or pay any Indebtedness owed to the Company or any Restricted Subsidiary of the Company, (ii) make any loans or advances to the Company or any Restricted Subsidiary of the Company, or
(iii) transfer any of its property or assets to the Company or any Restricted Subsidiary of the Company, except for, in the case of clauses (i), (ii) and
(iii) above, any restrictions (a) existing under the Certificate of Designations or the Exchange Indenture and any restrictions existing on the Issue Date pursuant to any agreement relating to Existing Indebtedness of the Company's Restricted Subsidiaries, (b) pursuant to an agreement relating to Indebtedness incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date and not incurred in anticipation of becoming a Restricted Subsidiary, (c) imposed by virtue of applicable corporate law or regulation and relating solely to the payment of dividends or distributions to stockholders, (d) with respect to restrictions of the nature described in clause (iii) above, included in a contract entered into in the ordinary course of business and consistent with past practices that contains provisions restricting the assignment of such contract, (e) pursuant to an agreement effecting a renewal, extension, refinancing, refunding or replacement of Indebtedness referred to in (a) or (b) above; provided, however, that the provisions contained in such renewal, extension, refinancing, refunding or replacement agreement relating to such encumbrance or restriction, taken as a whole, are not materially more restrictive than the provisions contained in the agreement the subject thereof, as determined in good faith by the board of directors, or (f) which will not in the aggregate cause the Company not to have the funds necessary to redeem the New Exchangeable Preferred Stock (including payment of liquidation value and accrued and unpaid dividends, including Additional Dividends) upon any mandatory redemption thereof.

  LIMITATION ON CERTAIN INDEBTEDNESS. The Company may not incur or permit to exist any Indebtedness that is by its terms both (i) subordinate in right of payment to any Senior Debt and (ii) senior in right of payment to the Exchange Debentures, if issued, in each case other than by reason of its maturity. The Company may not incur or permit to exist any Indebtedness that is by its terms subordinate in right of payment to the Exchange Debentures unless such Indebtedness constitutes Subordinated Debt.

  LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. The Company will not, and will not permit any Restricted Subsidiary of the Company to, directly or indirectly, conduct any business or enter into any transaction or series of similar transactions (including, without limitation, the purchase, sale, transfer, lease or exchange of any property or the rendering of any service) with (i) any direct or indirect holder of more than 5% of any class of Capital Stock of the Company or of any Restricted Subsidiary of the Company (other than transactions between or among the Company and/or its Restricted Subsidiaries except for Restricted Subsidiaries owned in any part by the Principal Shareholders) or (ii) any Affiliate of the Company (other than transactions between or among the Company and/or its Restricted Subsidiaries except for Restricted Subsidiaries owned in any part by the Principal Shareholders) (each of the foregoing, a "Shareholder/Affiliate Transaction") unless the terms of such business, transaction or series of transactions (a) are set forth in writing and (b) are as favorable to the Company or such Restricted Subsidiary in all material respects as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with a Person which is not such a stockholder or Affiliate and, if such transaction or series of transactions involves payment for services of such a stockholder or Affiliate, (x) for amounts greater than $10.0 million and less than $15.0 million per annum, the Company shall deliver an Officers' Certificate to the Trustee certifying that such Shareholder/Affiliate Transaction complies with clause (b) above or (y) for amounts equal to or greater than $15.0 million per annum, then (A) a majority of the disinterested members of the board of directors shall in good faith determine that such payments are fair consideration for the services performed or to be performed (evidenced by a Board Resolution) or (B) the Company must receive a favorable opinion from a nationally recognized investment banking firm chosen by the Company or, if no such investment banking firm is in a position to provide such opinion, a similar firm chosen by the Company (having expertise in the specific area which is the subject of the opinion), that such payments are fair consideration for the services performed or to be performed (a copy of which shall be delivered to the Trustee); provided that the foregoing requirements shall not apply to Shareholder/Affiliate Transactions involving the purchase or sale of crude oil in the ordinary course of the Company's business, so long as such transactions are priced in line with the market price of a crude benchmark and the pricing of such transactions are equivalent to the pricing of comparable transactions with unrelated third parties; and provided further that the Gulf Payments shall not be deemed a Shareholder/Affiliate Transaction.

  LIMITATION ON SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company will not permit (i) any Person (other than the Company or any of its Wholly Owned Restricted Subsidiaries) to own any Capital Stock of Clark or (ii) any Person (other than the Company or any of its Restricted Subsidiaries) to own 50% or more of the Capital Stock of any of its Restricted Subsidiaries other than Clark; provided, however, that this covenant shall not prohibit (a) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of this Indenture, (b) the ownership by directors of director's qualifying shares, or
(c) the issuance and sale of nonvoting, nonconvertible preferred stock of any Restricted Subsidiary, provided that the aggregate amount of all nonvoting, nonconvertible preferred stock of Restricted Subsidiaries does not exceed 5% of Consolidated Net Tangible Assets of the Company.

  LIMITATION ON MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company may not consolidate or merge with or into (whether or not the Company is the Surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person unless (i) the Surviving Person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) if the Company is not the Surviving Person, the New Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person, the same powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions thereon that the New Exchangeable Preferred Stock had immediately prior to such transaction, (iii) at the time of and immediately after such transaction no Voting Rights Triggering Event or event that, with the passing of time or the giving of notice, or both, would become a Voting Rights Triggering Event shall have occurred and be continuing, (iv) the Surviving Person will have Consolidated Adjusted Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than 90% of the Consolidated Adjusted Net Worth of the Company immediately preceding the transaction, and (v) after giving pro forma effect to the transaction, the Surviving Person would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Operating Cash Flow Ratio test set forth in the covenant described under "--Certain Covenants--Limitation on Indebtedness." Upon any such sale of all or substantially all of the assets of the Company to another Person or any merger or consolidation where the Company is not the surviving entity, such Person or survivor shall become the obligor in respect of the New Exchangeable Preferred Stock and the Company will be relieved of all further obligations and covenants under the Certificate of Designations.

  LIMITATION ON ISSUANCE OF GUARANTEES OF INDEBTEDNESS. The Company shall not permit any Restricted Subsidiary, directly or indirectly, to guarantee or secure the payment of any Indebtedness of the Company that is expressly by its terms subordinate or junior in right of payment (other than by reason of maturity) to any other Indebtedness of the Company.

  PROVISION OF FINANCIAL INFORMATION. So long as any of the New Exchangeable Preferred Stock is outstanding, the Company will file with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to

Sections 13(a) and 15(d) of the Exchange Act if the Company were subject to such Sections, and the Company will provide to all Holders copies of such reports and documents. In addition, the Company has agreed that, for so long as any New Exchangeable Preferred Stock remains outstanding, it will furnish to all holders thereof and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act.

 Procedures for Offers

  Within 30 days following a Change of Control, the Company will mail to each holder of New Exchangeable Preferred Stock, at such holder's registered address a notice stating: (i) that an offer (an "Offer") is being made as a result of a Change of Control and the length of time the Offer shall remain open, (ii) the purchase price, the amount of accrued and unpaid dividends (including Additional Dividends) as of the purchase date, and the purchase date (which will be no earlier than 30 days or later than 70 days from the date such notice is mailed (the "Purchase Date")), (iii) the circumstances and material facts regarding such Change of Control, to the extent known to the Company (including, but not limited to, information with respect to pro forma and historical financial information after giving effect to such Change of Control, and information regarding the Person or Persons acquiring control), and (iv) such other information required by the Certificate of Designations and applicable laws and regulations.

  On the Purchase Date for any Offer, the Company will (1) accept for payment all New Exchangeable Preferred Stock tendered pursuant to such Offer, and (2) deposit with the Paying Agent the aggregate purchase price of all New Exchangeable Preferred Stock accepted for payment and any accrued and unpaid dividends, including Additional Dividends, on such New Exchangeable Preferred Stock as of the Purchase Date. The Paying Agent will promptly mail to each holder of New Exchangeable Preferred Stock accepted for payment an amount equal to the purchase price for such New Exchangeable Preferred Stock plus any accrued and unpaid dividends, including Additional Dividends, thereon. On and after a Purchase Date, dividends will cease to accrue on the New Exchangeable Preferred Stock accepted for payment. The Company will announce the results of the Offer to holders of the New Exchangeable Preferred Stock on or as soon as practicable after the Purchase Date.


  The Company will comply with all applicable requirements of Rule 14e-1 under the Exchange Act and all other applicable securities laws and regulations thereunder, to the extent applicable, in connection with any Offer.

                    DESCRIPTION OF THE EXCHANGE DEBENTURES

THE EXCHANGE DEBENTURES

  The Exchange Debentures, if issued, will be issued under an Exchange Indenture (the "Exchange Indenture"), between the Company and Bankers Trust Company, as trustee (together with any successor trustee, the "Trustee"). A copy of the Exchange Indenture may be obtained upon request from the Company. The following summary of certain provisions of the Exchange Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to all of the provisions of the Exchange Indenture, including the definitions of certain terms therein. The definitions of certain capitalized terms used in the following summary are set forth under "--Certain Definitions" below. The Credit Agreements, the 10 7/8% Note indenture and the Zero Coupon Note indenture restrict the Company's ability to issue the Exchange Debentures. See "Description of Certain Debt Instruments." For purposes of this section, the term the "Company" refers to Clark USA only and does not include its subsidiaries.

  The Exchange Debentures will be general unsecured senior subordinated obligations of the Company and will be limited in aggregate principal amount to the liquidation preference of the New Exchangeable Preferred Stock, plus, without duplication, accumulated and unpaid dividends, on the date or dates on which it is exchanged for Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated to all existing and future Senior Debt of the Company.

  The Exchange Debentures will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof (other than as described in "Description of the New Exchangeable Preferred Stock--Exchange" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). No service charge will be made for any registration of transfer or exchange of Exchange Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Exchange Debentures will not have the benefit of any sinking fund.

  Principal of, premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. At the Company's option, interest, to the extent paid in cash, may be paid by check mailed to the registered address of holders of the Exchange Debentures as shown on the register for the Exchange Debentures. The Trustee will initially act as Paying Agent and Registrar. The Company may change any Paying Agent and Registrar without prior notice to holders of the Exchange Debentures. Holders of the Exchange Debentures must surrender Exchange Debentures to the Paying Agent to collect principal payments.

  The Exchange Debentures will mature on October 1, 2009. Each Exchange Debenture will bear interest at the rate of 11 1/2% per annum from the Exchange Date or from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semi-annually in cash (or, on or prior to October 1, 2002, in additional Exchange Debentures, at the option of the Company) in arrears on each April 1 and October 1 commencing with the first such date after the Exchange Date to the person in whose name the Exchange Debenture is registered at the close of business on the March 15 or September 15 next preceding such interest payment date. Interest on the Exchange Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.

  Payments by the Company in respect of the Exchange Debentures (including principal, premium, if any, and interest) will be made in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Exchange Debentures are expected to trade in Depository's Same-Day Funds Settlement

System, and any permitted secondary trading activity in the Exchange Debentures will therefore be required by the Depository to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on the trading activity in the Exchange Debentures.

 Optional Redemption

  The Exchange Debentures will be redeemable, at the Company's option, in whole or in part, at any time on or after October 1, 2002, upon not less than 30 nor more than 60 days' notice mailed to each holder of Exchange Debentures to be redeemed at such holder's address appearing in the Company's Security Register, in principal amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing on October 1 of each of the years set forth below, plus, in each case, accrued interest thereon to, but excluding, the date of redemption:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2002...........................................................  105.750%
      2003...........................................................  103.833%
      2004...........................................................  101.917%
      2005 and thereafter............................................  100.000%

  In addition, the Company may, at its option, use the Net Available Proceeds of one or more Equity Offerings to redeem for cash the aggregate principal amount of the Exchange Debentures, in whole or in part, whether initially issued or issued in payment of interest obligations thereon, at a redemption price equal to 107% prior to October 1, 1998, 108% thereafter but prior to October 1, 1999, and 109% thereafter but prior to October 1, 2000 of the aggregate principal amount so redeemed, plus accrued interest to the redemption date. Any such redemption will be required to occur on or prior to 90 days after the receipt by the Company of the Net Available Proceeds of such Equity Offering and upon not less than 30 nor more than 60 days' notice mailed to each holder of Exchange Debentures to be redeemed at such holder's address appearing in the Company's Security Register, in principal amounts of $1,000 or an integral multiple of $1,000. The Company may not use the Net Available Proceeds of any Equity Offerings which alone or combined with a related series of transactions result in a Change of Control to redeem Exchange Debentures pursuant to this paragraph.

  If less than all of the Exchange Debentures are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Exchange Debentures to be redeemed or any portion thereof that is an integral multiple of $1,000.

  The 10 7/8% Note indenture and the Zero Coupon Note indenture restrict the Company's ability to optionally redeem the Exchange Debentures. See "Description of Certain Debt Instruments."

 Subordination

  The Exchange Debentures will, to the extent set forth in the Exchange Indenture, be subordinate in right of payment to the prior payment of all Senior Debt. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Debt will first be entitled to receive payment in full in cash or cash equivalents of principal of (premium, if any) and interest on, such Senior Debt before the holders of Exchange Debentures are entitled to receive any payment of principal of (premium, if any) or interest on, or any obligation to purchase, the Exchange Debentures. In the event that notwithstanding the foregoing, the Trustee or the holder of any Exchange Debenture receives any payment or distribution of assets of the Company of any kind or character (including any such payment or distribution which may be payable or deliverable by the reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Exchange Debentures), before all the Senior Debt is so paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full in cash or cash equivalents. However, notwithstanding the foregoing, holders of the Exchange Debentures may receive shares of stock of the Company or securities of the Company which are subordinate in right of payment to all Senior Debt to substantially the same extent as the Exchange Debentures are so subordinated ("subordinated consideration").

  The Company may not make any payments on account of the Exchange Debentures, or on account of the purchase or redemption or other acquisition of Exchange Debentures (except for subordinated consideration), if there shall have occurred and be continuing, a default in the payment of principal of (premium, if any) or interest on the Senior Debt (a "Senior Payment Default"). If there shall have occurred and be continuing any default (other than a Senior Payment Default) with respect to any Senior Debt permitting the holders thereof (or a trustee on behalf thereof) then to accelerate the maturity thereof (a "Senior Nonmonetary Default"), and the Company and the Trustee have received written notice thereof from the Agent Bank under the Credit Agreements or any other holder of Senior Debt designated by the Company, then the Company may not make any payments on account of the Exchange Debentures or on account of the purchase or redemption or other acquisition of Exchange Debentures (except for subordinated consideration) for a period (a "blockage period") commencing on the date the Company and the Trustee receive such written notice and ending on the earlier of (x) 179 days after such date and (y) the date, if any, on which the Senior Debt to which such default relates is discharged or such default is waived or otherwise cured. In any event, not more than one blockage period may be commenced during any period of 360 consecutive days and there shall be a period of at least 181 consecutive days in each 360-day period when no blockage period is in effect. No Senior Nonmonetary Default with respect to Senior Debt that existed or was continuing on the date of the commencement of any blockage period with respect to the Senior Debt initiating such blockage period will be, or can be, made the basis for the commencement of a second blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days. In the event that, notwithstanding the foregoing, the Company makes any payment to the Trustee or the holder of any Exchange Debentures prohibited by the subordination provisions, then such payment will be required to be paid over and delivered forthwith to the holders of the Senior Debt remaining unpaid, to the extent necessary to pay in full all the Senior Debt.

  By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Debt or of the Exchange Debentures may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Exchange Debentures.

  "Senior Debt" means (a) the principal of (premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding) on, and penalties and any obligation of the Company for reimbursement, indemnities and fees relating to, Indebtedness outstanding pursuant to the 10 7/8% Note indenture and the Zero Coupon Note indenture, (b) payment obligations of the Company under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements entered into to hedge Indebtedness Incurred under the 10 7/8% Note indenture and the Zero Coupon Note indenture or any renewal, refunding, refinancing or extension thereof, (c) all other Indebtedness for money borrowed of the Company referred to in the definition of Indebtedness, and (d) all renewals, extensions, modifications, refinancings, refundings and amendments of any Indebtedness referred to in Clause (a), (b) or
(c) above, unless but only to the extent, in the case of any particular Indebtedness referred to in Clause (a), (b) or (c) above, (A) such Indebtedness is owed to a Subsidiary of the Company, (B) the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness is not superior in right of payment to the Exchange Debentures, (C) such Indebtedness is incurred in violation of the Exchange Indenture, or (D) such Indebtedness is subordinate in right of payment in respect to any other Indebtedness of the Company.

  The subordination provisions described above will cease to be applicable to the Exchange Debentures upon any defeasance or covenant defeasance of the Exchange Debentures as described under "--Defeasance."

  If the Company fails to make any payment on the Exchange Debentures when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Exchange Indenture and would enable the holders of the Exchange Debentures to accelerate the maturity thereof. See "--Events of Default."

  A holder of Exchange Debentures, by his acceptance of Exchange Debentures, agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Exchange Indenture and appoints the Trustee his attorney-in-fact for such purpose.

 Change of Control

  In the event that there shall occur a Change of Control occurring after October 1, 2005, then the Company shall make an Offer (as described under "Procedures for Offers" below) to purchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Exchange Debentures at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, including Additional Interest, to the date of purchase.

  The Change of Control purchase feature of the Exchange Debentures may, in certain circumstances, make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control purchase feature, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future.

  The indentures governing the Company's Zero Coupon Notes and 10 7/8% Notes, Clark's 9 1/2% Notes and Clark's 10 1/2% Notes contain "change of control" provisions similar to the Change of Control provision in the Exchange Indenture. If a Change of Control were to occur, it is likely that the Company would not have sufficient assets to satisfy its obligation to purchase all of the Exchange Debentures that might be delivered by holders seeking to exercise the purchase right and any repurchase obligations pursuant to the Zero Coupon Notes, the 10 7/8% Notes, the 9 1/2% Notes and the 10 1/2% Notes, to which the Exchange Debentures will be subordinated.

  The provisions of the Exchange Indenture would not necessarily afford holders of the Exchange Debentures protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect such holders.

 Certain Covenants

  The Exchange Indenture contains, among others, the following covenants:

  LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless (i) at the time of and immediately after giving effect to the proposed Restricted Payment, no Default or Event of Default shall have occurred and be continuing, or would occur as a consequence thereof, and
(ii) at the time of and immediately after giving effect to the proposed Restricted Payment (the value of any such payment if other than cash, as determined in good faith by the board of directors of the Company and evidenced by a Board Resolution), the aggregate amount of all Restricted Payments declared or made subsequent to the Issue
Date shall not exceed the sum of (a) 50% of the aggregate Consolidated Net Operating Income (or, if such aggregate Consolidated Net Operating Income is a deficit, minus 100% of such deficit) of the Company for the period (taken as one accounting period) from June 30, 1997, to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment plus (b) 100% of the aggregate net proceeds, including cash and the fair market value of property other than cash (as determined in good faith by the board of directors of the Company and evidenced by a Board Resolution), received by the Company since June 30, 1997 from any Person other than a Subsidiary of the Company as a result of the issuance of Capital Stock (other than any Disqualified Capital Stock) of the Company including such Capital Stock issued upon conversion of Indebtedness or upon exercise of warrants and any contributions to the capital of the Company received by the Company from any such Person plus (c) $50.0 million plus (d) to the extent that any Restricted Investment that was made after June 30, 1997 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment. For purposes of any calculation pursuant to the preceding sentence which is required to be made within 60 days after the declaration of a dividend by the Company, such dividend shall be deemed to be paid at the date of declaration.

  The foregoing provisions of this covenant will not be violated by reason of
(a) the payment of any dividends or distributions payable solely in shares of the Company's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire the Company's Capital Stock (other than Disqualified Stock), (b) the payment of dividends in accordance with the terms of the New Exchangeable Preferred Stock, (c) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such payment complied with the provisions described above, (d) the retirement of any shares of the Company's Capital Stock in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, other shares of its Capital Stock (other than Disqualified Capital Stock) or options, warrants or other rights to purchase the Company's Capital Stock (other than Disqualified Stock), (e) the Chevron Payment, (f) the AOC Payment, (g) the Gulf Payments, and (h) the making of any payment in redemption of Capital Stock of the Company or options to purchase such Capital Stock granted to officers or employees of the Company pursuant to any stock option, stock purchase or other stock plan approved by the board of directors of the Company in connection with the severance or termination of officers or employees not to exceed $4.0 million per annum.

  The board of directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or Event of Default; provided that, in no event shall the business currently operated by the Company and Clark be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this Limitation on Restricted Payments covenant. All such outstanding Investments shall be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation,
(y) the fair market value of such Investments at the time of such designation, and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  LIMITATION ON INDEBTEDNESS. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt) other than (i) the Exchange

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Debentures and (ii) Permitted Indebtedness, unless after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Company's Consolidated Operating Cash Flow Ratio is greater than 2 to 1. Notwithstanding the foregoing, the Company's Unrestricted Subsidiaries may incur Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

  Other than the limitations on incurrence of indebtedness contained in this covenant, there are no provisions in the Exchange Indenture that would protect the holders of the Exchange Debentures in the event of a highly leveraged transaction.

  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES OF THE COMPANY. The Company will not, and will not permit any Restricted Subsidiary of the Company to, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction which, by its terms, restricts the ability of any Restricted Subsidiary of the Company to
(i) pay dividends or make any other distributions on any such Restricted Subsidiary's Capital Stock or pay any Indebtedness owed to the Company or any Restricted Subsidiary of the Company, (ii) make any loans or advances to the Company or any Restricted Subsidiary of the Company, or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary of the Company, except for, in the case of clauses (i), (ii) and (iii) above, any restrictions (a) existing under the Certificate of Designations or the Exchange Indenture and any restrictions existing on the Issue Date pursuant to any agreement relating to Existing Indebtedness of the Company's Restricted Subsidiaries, (b) pursuant to an agreement relating to Indebtedness incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date and not incurred in anticipation of becoming a Restricted Subsidiary, (c) imposed by virtue of applicable corporate law or regulation and relating solely to the payment of dividends or distributions to stockholders, (d) with respect to restrictions of the nature described in clause (iii) above, included in a contract entered into in the ordinary course of business and consistent with past practices that contains provisions restricting the assignment of such contract, (e) pursuant to an agreement effecting a renewal, extension, refinancing, refunding or replacement of Indebtedness referred to in (a) or (b) above; provided, however, that the provisions contained in such renewal, extension, refinancing, refunding or replacement agreement relating to such encumbrance or restriction, taken as a whole, are not materially more restrictive than the provisions contained in the agreement the subject thereof, as determined in good faith by the board of directors, or (f) which will not in the aggregate cause the Company not to have the funds necessary to pay the principal of, premium, if any, or interest, including Additional Interest, on the Exchange Debentures at their Stated Maturity.

  LIMITATION ON CERTAIN INDEBTEDNESS. The Company may not incur or permit to exist any Indebtedness that is by its terms both (i) subordinate in right of payment to any Senior Debt and (ii) senior in right of payment to the Exchange Debentures, if issued, in each case other than by reason of its maturity. The Company may not incur or permit to exist any Indebtedness that is by its terms subordinate in right of payment to the Exchange Debentures unless such Indebtedness constitutes Subordinated Debt.

  LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. The Company will not, and will not permit any Restricted Subsidiary of the Company to, directly or indirectly, conduct any business or enter into any transaction or series of similar transactions (including, without limitation, the purchase, sale, transfer, lease or exchange of any property or the rendering of any service) with (i) any direct or indirect holder of more than 5% of any class of Capital Stock of the Company or of any Restricted Subsidiary of the Company (other than transactions between or among the Company and/or its Restricted Subsidiaries except for Restricted Subsidiaries owned in any part by the Principal Shareholders) or (ii) any Affiliate of the Company (other than transactions between or among the Company and/or its Restricted Subsidiaries except for Restricted Subsidiaries owned in any part by the Principal Shareholders) (each of the foregoing, a "Shareholder/Affiliate Transaction") unless the terms of such business, transaction or series of transactions (a) are set forth in writing and (b) are as favorable to the Company or such Restricted Subsidiary in all material respects as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with a Person which is not such a stockholder or Affiliate and, if such transaction or series of transactions involves payment for services of such a stockholder or Affiliate, (x) for amounts greater than $10.0 million and less than $15.0 million per annum, the Company shall deliver an Officers' Certificate to the Trustee certifying that such Shareholder/Affiliate Transaction complies with clause (b) above or (y) for amounts equal to or greater than $15.0 million per annum, then (A) a majority of the disinterested members of the board of directors shall in good faith determine that such payments are fair consideration for the services performed or to be performed (evidenced by a Board Resolution) or (B) the Company must receive a favorable opinion from a nationally recognized investment banking firm chosen by the Company or, if no such investment banking firm is in a position to provide such opinion, a similar firm chosen by the Company (having expertise in the specific area which is the subject of the opinion), that such payments are fair consideration for the services performed or to be performed (a copy of which shall be delivered to the Trustee); provided that the foregoing requirements shall not apply to Shareholder/Affiliate Transactions involving the purchase or sale of crude oil in the ordinary course of the Company's business, so long as such transactions are priced in line with the market price of a crude benchmark and the pricing of such transactions are equivalent to the pricing of comparable transactions with unrelated third parties; and provided further that the Gulf Payments shall not be deemed a Shareholder/Affiliate Transaction.

  LIMITATION ON CERTAIN ASSET DISPOSITIONS. The Company will not, and will not permit any Restricted Subsidiary of the Company to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such disposition (or in the case of a lease, over the term of such lease) at least equal to the fair market value of the shares or assets disposed of (which shall be as determined in good faith by the Board of Directors and evidenced by a Board Resolution), and (ii) at least 75% of the consideration for such disposition consists of cash or Cash Equivalents; provided that the following will be deemed to be cash for purposes of this covenant: (1) the amount of any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Exchangeable Debentures) that are assumed by the transferee of any such assets, and (2) any notes or other obligations received by the Company or such Restricted Subsidiary from a transferee that are immediately converted by the Company or such Restricted Subsidiary into cash; provided, further, that the 75% limitation referred to above in clause
(ii) will not apply to any disposition of assets in which the cash portion of such consideration received therefor on an after-tax basis, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation.

  Within 360 days of any Asset Disposition, the Company may elect to (i) apply the Net Available Proceeds from such Asset Disposition to permanently redeem or repay Indebtedness of the Company or any Restricted Subsidiary, other than Indebtedness of the Company which is subordinated to the Exchange Debentures or (ii) apply the Net Available Proceeds from such Asset Disposition to invest in assets related to the Principal Business of the Company. Pending the final application of any such Net Available Proceeds, the Company may temporarily invest such Net Available Proceeds in any manner permitted by the Exchange Indenture. Any Net Available Proceeds from an Asset Disposition not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

  As soon as practical, but in no event later than 10 Business Days after any date (an "Asset Disposition Trigger Date") that the aggregate amount of Excess Proceeds exceeds $20.0 million, the

Company will commence an Offer (as described below under "--Procedures for Offers") to purchase the maximum principal amount of Exchange Debentures that may be purchased out of the Excess Proceeds, at an Offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, including Additional Interest, to the date of purchase. To the extent that any Excess Proceeds remain after completion of an Offer, the Company may use the remaining amount for general corporate purposes. Upon completion of such Offer, the amount of Excess Proceeds will be reset to zero.

  LIMITATION ON SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company will not permit (i) any Person (other than the Company or any of its Wholly Owned Restricted Subsidiaries) to own any Capital Stock of Clark, or (ii) any Person (other than the Company or any of its Restricted Subsidiaries) to own 50% or more of the Capital Stock of any of its Restricted Subsidiaries other than Clark; provided, however, that this covenant shall not prohibit (a) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of this Indenture, (b) the ownership by directors of director's qualifying shares, or
(c) the issuance and sale of nonvoting, nonconvertible preferred stock of any Restricted Subsidiary, provided that the aggregate amount of all nonvoting, nonconvertible preferred stock of Restricted Subsidiaries does not exceed 5% of Consolidated Net Tangible Assets of the Company.

  LIMITATION ON LIENS. The Company may not, and may not permit any Subsidiary of the Company to, incur or suffer to exist any Lien on or with respect to any property or asserts now owned or hereafter acquired to secure any Indebtedness of the Company that is expressly by its terms subordinate or junior in right of payment (other than by reason of maturity) to any other debt of the Company without making, or causing such Subsidiary to make, effective provision for securing the Exchange Debentures (x) equally and ratably with such Indebtedness as to such property or assets for so long as such Indebtedness will be so secured or (y) in the event such Indebtedness is subordinate in right of payment (other than by reason of maturity) to the Exchange Debentures, prior to such Indebtedness as to such property or assets for so long as such Indebtedness will be so secured.

  LIMITATION ON MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company shall not consolidate or merge with or into (whether or not the Company is the Surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person unless (i) the Surviving Person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the Surviving Person (if other than the Company) assumes all of the obligations of the Company under the Exchange Debentures and the Exchange Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) at the time of and immediately after such transaction, no Default or Event of Default shall have occurred and be continuing, (iv) the Surviving Person will have Consolidated Adjusted Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than 90% of the Consolidated Adjusted Net Worth of the Company immediately preceding the transaction, and (v) after giving pro forma effect to the transaction, the Surviving Person would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Operating Cash Flow Ratio test set forth in the covenant described under "--Certain Covenants--Limitations on Indebtedness."

  LIMITATION ON ISSUANCE OF GUARANTEES OF INDEBTEDNESS. The Company shall not permit any Restricted Subsidiary, directly or indirectly, to guarantee or secure the payment of any Indebtedness of the Company that is expressly by its terms subordinate or junior in right of payment (other than by reason of maturity) to any other Indebtedness of the Company.

  PROVISION OF FINANCIAL INFORMATION. So long as any of the Exchange Debentures are outstanding, the Company will file with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act if the Company were subject to such Sections, and the Company will provide to all Holders copies of such reports and documents.

 Procedures for Offers

  Within 30 days following a Change of Control and on any Asset Disposition Trigger Date, the Company will mail to each holder of Exchange Debentures, at such holder's registered address a notice stating: (i) the Offer is being made as a result of a Change of Control or one or more Asset Dispositions, the length of time the Offer shall remain open, and the maximum aggregate principal amount of Exchange Debentures that will be accepted for payment pursuant to such Offer, (ii) the purchase price, the amount of accrued and unpaid interest (including Additional Interest) as of the Purchase Date, and the Purchase Date,
(iii) in the case of a Change of Control, the circumstances and material facts regarding such Change of Control, to the extent known to the Company (including, but not limited to, information with respect to pro forma and historical financial information after giving effect to such Change of Control, and information regarding the Person or Persons acquiring control) and (iv) such other information required by the Exchange Indenture and applicable laws and regulations.

  On the Purchase Date for any Offer, the Company will (1) in the case of an Offer resulting from a Change of Control, accept for payment all Exchange Debentures tendered pursuant to such Offer and, in the case of an Offer resulting from one or more Asset Dispositions, accept for payment the maximum principal amount of Exchange Debentures tendered pursuant to such Offer than can be purchased out of Excess Proceeds from such Asset Dispositions, (2) deposit with the Paying Agent the aggregate purchase price of all Exchange Debentures accepted for payment and any accrued and unpaid interest, including Additional Interest, on such Exchange Debentures as of the Purchase Date, and
(3) deliver or cause to be delivered to the Trustee all Exchange Debentures tendered pursuant to the Offer. If less than all Exchange Debentures tendered pursuant to any Offer are accepted for payment by the Company for any reason, selection of the Exchange Debentures to be purchased will be in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Debentures are listed or, if the Exchange Debentures are not so listed, by lot or by such method as the Trustee shall deem fair and appropriate; provided that Exchange Debentures accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent will promptly mail to each holder of Exchange Debentures accepted for payment an amount equal to the Purchase price for such Exchange Debentures plus any accrued and unpaid interest, including Additional Interest thereon, the Trustee will promptly authenticate and mail to such holder of Exchange Debentures accepted for payment in part new Exchange Debentures equal in principal amount to any unpurchased portion of the Exchange Debentures, and any Exchange Debentures not accepted for payment in whole or in part shall be promptly returned to the holder thereof. On and after a Purchase Date, interest will cease to accrue on the Exchange Debentures accepted for payment. The Company will announce the results of the Offer to holders of the Exchange Debentures on or as soon as practicable after the Purchase Date.

  The Company will comply with all applicable requirements of Rule 14e-1 under the Exchange Act and all other applicable securities laws and regulations thereunder, to the extent applicable, in connection with any Offer.

 Events of Default

  The following will be Events of Default under the Exchange Indenture: (a) failure to pay any interest on any Exchange Debenture when due, continued for 30 days; (b) failure to pay principal of

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

(or premium, if any, on) any Exchange Debenture when due; (c) failure to perform or comply with the provisions described under "--Certain Covenants-- Limitation on Merger, Consolidation and Sale of Assets"; (d) failure to perform any other covenant or warranty of the Company in the Exchange Indenture, continued for 60 days after written notice as provided in the Exchange Indenture; (e) failure to pay, at final maturity, in excess of $10.0 million principal amount of any indebtedness of the Company or any Subsidiary of the Company, or acceleration of any indebtedness of the Company or any Subsidiary of the Company in an aggregate principal amount in excess of $10.0 million; (f) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an aggregate principal amount in excess of $10.0 million which remains unstayed, in effect and unpaid for a period of 60 consecutive days thereafter; and (g) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary of the Company.

  If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Exchange Debentures may accelerate the maturity of all Exchange Debentures; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Exchange Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Exchange Indenture. For information as to waiver of defaults, see "-- Modification and Waiver."

  No holder of any Exchange Debenture will have any right to institute any proceeding with respect to the Exchange Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Exchange Debentures shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Exchange Debentures a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of an Exchange Debenture for enforcement of payment of the principal of (and premium, if any) or interest on such Exchange Debenture on or after the respective due dates expressed in such Exchange Debenture.

  Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Exchange Indenture and as to any default in such performance.

 Defeasance

  The Exchange Indenture provides that, at the option of the Company, (A) if applicable, the Company will be discharged from any and all obligations in respect of the outstanding Exchange Debentures or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Exchange Indenture and the Exchange Debentures, and that the Exchange Debentures shall no longer be subject to the subordination provisions in the case of either (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Exchange Debentures. With respect to clause (B), the obligations under the Exchange Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), the Company has received from, or there has been published by, the Internal Revenue Service (the "Service") a ruling or there has been a change in law, which in the Opinion of Counsel provides that holders of the Exchange Debentures will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Exchange Debentures will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;
(ii) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent.

 Modification and Waiver

  Modifications and amendments of the Exchange Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Exchange Debentures; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Exchange Debenture affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Exchange Debenture, (b) reduce the principal amount of (or the premium), or interest on, any Exchange Debentures, (c) change the place or currency of payment of principal of (or premium), or interest on, any Exchange Debentures,
(d) impair the right to institute suit for the enforcement of any payment on or with respect to any Exchange Debentures, (e) reduce the above-stated percentage of outstanding Exchange Debentures necessary to modify or amend the Exchange Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Exchange Debentures necessary for waiver of compliance with certain provisions of the Exchange Indenture or for waiver of certain defaults, or (g) modify any provisions of the Exchange Indenture relating to the modification and amendment of the Exchange Indenture or the waiver of past defaults or covenants, except as otherwise specified.

  The holders of a majority in aggregate principal amount of the outstanding Exchange Debentures may waive compliance by the Company with certain restrictive provisions of the Exchange Indenture. The holders of a majority in aggregate principal amount of the outstanding Exchange Debentures may waive any past default under the Exchange Indenture.

 The Trustee

  The Exchange Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Exchange Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Exchange Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Exchange Indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the Exchange Indenture or in the TIA), it must eliminate such conflict or resign.

 Certain Definitions

  Set forth below is a summary of certain of the defined terms used in the Certificate of Designations for the New Exchangeable Preferred Stock and the Exchange Indenture. Reference is made to the Certificate of Designations and the Exchange Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "AOC Payment" means all payments made to AOC Limited Partnership, a limited partnership organized under the laws of the State of Missouri, constituting "Additional Redemption Consideration" required to be paid by the Company pursuant to Section 2.4 of the Stock Purchase and Redemption Agreement.

  "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiaries with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business, or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business, which in the case of either clause (i), (ii) or (iii), whether in a single transaction or a series of related transactions, result in Net Available Proceeds in excess of $10.0 million; provided that (x) any transfer, conveyance, sale, lease or other disposition of assets securing the Credit Agreement in connection with the enforcement of the security interests therein and (y) any sale of crude oil pursuant to the contracts governing the Gulf Transaction shall not be deemed an Asset Disposition hereunder.

  "Borrowing Base" means, as of any date, an amount equal to the sum of (i) 95% of the accounts receivable owned by the Company and its Restricted Subsidiaries (excluding any accounts receivable from Restricted Subsidiaries and any accounts receivable that are more than 90 days past due) as of such date, plus (ii) 90% of the market value of inventory owned by the Company and its Restricted

Subsidiaries as of such date, plus (iii) 100% of the cash and Cash Equivalents owned by the Company and its Restricted Subsidiaries as of such date that are, as of such date, held in one or more separate accounts under the direct control of the agent bank under the Credit Agreement and that are as of such date pledged to secure working capital borrowings under the Credit Agreement, minus (iv) the principal amount of borrowings outstanding as of such date under the Credit Agreement to the extent that the amount of such borrowings exceeds the sum of clauses (i) and (ii) above, all of the foregoing calculated on a consolidated basis in accordance with GAAP.

  "Capital Lease" means, at the time any determination thereof is to be made, any lease of property, real or personal or mixed, in respect of which the present value of the minimum rental commitment would be capitalized on a balance sheet of the lessee in accordance with GAAP.

  "Capitalized Lease Obligation" of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee which, in conformity with GAAP, is required to be accounted for as a Capital Lease on the balance sheet of that Person.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of any association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iii) in the case of a partnership, partnership interests (whether general or limited).

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's or S&P and, in each case, maturing within six months after the date of acquisition.

  "Change of Control" means any transaction the result of which is that any Person (an "Acquiring Person") other than TrizecHahn, or a Person, a majority of whose voting equity is owned by TrizecHahn, becomes the Beneficial Owner, directly or indirectly, of shares of stock of the Company, Clark or any Subsidiary of the Company or TrizecHahn that owns, directly or indirectly, any equity interest in Clark, as the case may be, entitling such Acquiring Person to exercise 50% or more of the total voting power of all classes of stock of the Company, Clark or such Subsidiary, as the case may be, entitled to vote in elections of directors. The term "Beneficial Owner" shall be determined in accordance with Rule 13d-3 under the Exchange Act.

  "Chevron Payment" means that certain contingent payment obligation of the Company to Chevron U.S.A. Inc. based on industry refining margins and the volume of refined oil products produced at the Port Arthur Refinery over a five-year period, pursuant to Section 3.1(d) of the Asset Purchase Agreement, dated as of August 18, 1994, between the Company and Chevron U.S.A. Inc., as amended.

  "Clark" means Clark Refining & Marketing, Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Company.

  "Consolidated Adjusted Net Worth" of any Person means the total amount of consolidated stockholder's equity (par value plus additional paid-in capital plus retained earnings or minus accumulated deficit) of such Person as reflected on the consolidated balance sheet of such Person and its Restricted Subsidiaries for the Quarter for which such determination is made, after excluding (to the extent otherwise included therein and without duplication) the following (the amount of such stockholder's equity and deductions therefrom to be computed, except as noted below, in accordance with GAAP consistently applied): (i) any amount receivable but not paid from sales of Capital Stock of such Person or its Restricted Subsidiaries determined on a consolidated basis; (ii) any revaluation or other write-up in book value of assets subsequent to the date hereof (other than write-ups of oil inventory previously written down and other than revaluations or write-ups upon the acquisition of assets acquired in a transaction to be accounted for by purchase accounting under GAAP); (iii) treasury stock; (iv) an amount equal to the excess, if any, of the amount reflected on the books and records of such Person or its Restricted Subsidiaries for the securities of any Person which is not a Restricted Subsidiary of such Person over the lesser of cost or market value (as determined in good faith by the Board of Directors of such Person or such Restricted Subsidiary); (v) Disqualified Capital Stock; (vi) equity securities of such Person or its Restricted Subsidiaries which are not Disqualified Capital Stock but which are exchangeable for or convertible into debt securities of such Person or such Restricted Subsidiary, as the case may be, other than at the option of such Person or such Restricted Subsidiary except to the extent that the exchange or conversion rights in such other equity securities cannot, under any circumstances, be exercised prior to Maturity; and
(vii) the cumulative foreign currency translation adjustment, if any.

  "Consolidated Net Operating Income" means, when used with reference to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (i) the Net Income of any Person which is not a Subsidiary of such Person or is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to such Person or its Restricted Subsidiaries, (ii) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) extraordinary gains and losses and gains and losses from the sale of assets outside the ordinary course of such Person's business shall be excluded, (v) the cumulative effect of changes in accounting principles in the year of adoption of such changes shall be excluded and (vi) the tax effect of any of the items described in clauses
(i) through (v) above shall be excluded.

  "Consolidated Net Tangible Assets" of a Person means the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less the sum of (i) all current liabilities and current liability items, and (ii) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

  "Consolidated Operating Cash Flow" means with respect to any Person, Consolidated Net Operating Income of such Person and its Restricted Subsidiaries without giving effect to gains and losses on securities transactions (net of related taxes) for the period described below, increased by the sum of (i) consolidated Fixed Charges of such Person and its Restricted Subsidiaries which reduced Consolidated Net Operating Income for such period,
(ii) consolidated income tax expense (net of taxes relating to gains and losses on securities transactions) of such Person and its Restricted Subsidiaries which reduced Consolidated Net Operating Income for such period, (iii) consolidated depreciation and amortization expense (including amortization of purchase accounting adjustments) of such Person and its Restricted Subsidiaries and other noncash items to the extent any of which reduced Consolidated Net Operating Income for such period, less noncash items which increased Consolidated Net Operating Income for such period, all as determined for such Person and its consolidated Restricted Subsidiaries in accordance with GAAP for the four full Quarters for which financial information in respect thereof is available immediately prior to the Transaction Date.

  "Consolidated Operating Cash Flow Ratio" means, with respect to any Person, the ratio of (i) Consolidated Operating Cash Flow of such Person and its Restricted Subsidiaries for the four Quarters for which financial information in respect thereof is available immediately prior to the Transaction Date to
(ii) the aggregate Fixed Charges and Preferred Stock Dividends of such Person and its Restricted Subsidiaries for such four Quarters, such Fixed Charges and Preferred Stock Dividends to be calculated on the basis of the amount of the Indebtedness, Capitalized Lease Obligations and Preferred Stock of such Person and its Restricted Subsidiaries outstanding on the Transaction Date and assuming the continuation of market interest rate levels prevailing on the Transaction Date in any calculation of interest rates in respect of floating interest rate obligations; provided, however, that if such Person or any Restricted Subsidiary of such Person shall have acquired, sold or otherwise disposed of any Material Asset during the four full Quarters for which financial information in respect thereof is available immediately prior to the Transaction Date or during the period from the end of such fourth full Quarter to and including the Transaction Date, the calculation required in clause (i) above will be made giving effect to such acquisition, sale or disposition on a pro forma basis as if such acquisition, sale or disposition had occurred at the beginning of such four full Quarter period without giving effect to clause
(iii) of the definition of "Consolidated Net Operating Income" (that is, including in such calculation the Net Income for the relevant prior period of any Person acquired in a pooling of interests transaction, notwithstanding the provisions of said clause (iii)); provided, further, that Fixed Charges of such Person during the applicable period shall not include the amount of consolidated interest expense which is directly attributable to Indebtedness to the extent such Indebtedness is reduced by the proceeds of the incurrence of such Indebtedness which gave rise to the need to calculate the Consolidated Operating Cash Flow Ratio.

  "Credit Agreement" means that certain Credit Agreement, dated as of September 25, 1997, by and among Clark and the financial institutions party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, extended, renewed, refunded, replaced or refinanced from time to time.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

  "Disqualified Capital Stock" means any Capital Stock of the Company that, either by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of any event or passage of time would be, required to be redeemed or purchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption, sinking fund or similar payment due, on or prior to October 1, 2009.

  "Equity Offering" means, if shares of New Exchangeable Preferred Stock are outstanding, any offering of Junior Securities of the Company and, if Exchange Debentures are outstanding, any offering of Capital Stock of the Company.

  "Existing Indebtedness" means any outstanding Indebtedness of the Company and its Subsidiaries as of the Issue Date and in any event Indebtedness evidenced by the Credit Agreement whether or not outstanding on the Issue Date.

  "Fixed Charges" of any Person means, for any period, the sum of (i) consolidated Interest Expense of such Person and its Restricted Subsidiaries, plus (ii) all but the principal component of rentals in respect of consolidated Capitalized Lease Obligations of such Person and its Restricted Subsidiaries paid, accrued or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period, and determined in accordance with GAAP. For purposes of this definition, (a) interest on Indebtedness which accrues on a fluctuating basis for periods succeeding the date of determination shall be deemed to accrue at a rate equal to the average daily rate of interest in effect during such immediately preceding Quarter, and (b) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the chief financial officer, treasurer or controller of such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

  "Guaranty" means a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Gulf Payments" means all payments (other than the initial purchase price of $26.9 million under the Gulf Oil Purchase Contract) to Gulf Resources Corporation, a Panamanian corporation, and/or any of its Affiliates, and/or any issuance to Gulf Resources Corporation of any equity interest in the Company, in each case, pursuant to the Gulf Merger Agreement, the Gulf Oil Purchase Contract, the Gulf Stockholders' Agreement and the Gulf Pledge Agreement, as each is in effect on the date hereof.

  "Indebtedness" with respect to any Person, means any indebtedness, including, in the case of the Company, the indebtedness evidenced by the Exchange Debentures, if and when issued, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capital Leases) (except any such balance that constitutes a trade payable in the ordinary course of business that is not overdue by more than 90 days from the invoice date or is being contested in good faith), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, and shall also include, to the extent not otherwise included, the Guaranty of Indebtedness of other Persons not included in the financial statements of the Company, the maximum fixed redemption or repurchase price of Disqualified Capital Stock (or if not redeemable or subject to repurchase, the issue price) and the maximum fixed redemption or repurchase price (or if not redeemable or subject to repurchase, the issue price) of Preferred Stock issued by Clark to any Person other than the Company.


  "Interest Expense" of any Person means, for any period, the aggregate amount of interest expense in respect of Indebtedness (excluding (a) the Chevron Payment, (b) the AOC Payment, (c) the Gulf Payments and (d) the amortization of debt issuance expense relating to the Securities, but including without limitation or duplication (i) amortization of debt issuance expense with respect to other Indebtedness, (ii) amortization of original issue discount on any Indebtedness and (iii) the interest portion of any deferred payment obligation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financings and the net cost associated with Interest Swap Obligations) paid, accrued or scheduled to be paid or accrued by such Person during such period, determined in accordance with GAAP.

  "Interest Swap Obligations" means, when used with reference to any Person, the obligations of such person under (i) interest rate swap agreements, interest rate exchange agreements, interest rate cap agreements, and interest rate collar agreements, (ii) currency swap agreements and currency exchange agreements and (iii) other similar agreements or arrangements, which are, in each such case, designed solely to protect such Person against fluctuations in interest rates or currency exchange rates.

  "Investment" means, when used with reference to any Person, any direct or indirect advances, loans or other extensions of credit or capital contributions by such Person to (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise), or purchases or acquisitions by such Person of Capital Stock, bonds, notes, debentures or other securities issued by, any other Person or any Guaranty or assumption of any liability (contingent or otherwise) by such Person of any Indebtedness or Obligations of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

  "Issue Date" means October 1, 1997.

  "Junior Subordinated Indebtedness" means any Indebtedness of the Company which is subordinated in right of payment to the Exchange Debentures and with respect to which no payments of principal (by way of sinking fund, mandatory redemption, maturity or otherwise, including, without limitation, at the option of the holder thereof) are required to be made by the Company at any time prior to October 1, 2009.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (except for taxes not yet owing) in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and, with respect to which, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Maturity" means, with respect to any Exchange Debentures, the date on which the principal of such Exchange Debentures becomes due and payable as provided in the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

  "Net Available Proceeds" from any Equity Offering or any issuance of Capital Stock by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal and accounting expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such issuance, and (ii) all payments made by such Person or its Subsidiaries on any Indebtedness which must, in order to obtain a necessary consent to such issuance or by applicable law, be repaid out of the proceeds from such issuance.

  "Net Income" of any Person for any period means the net income (loss) from continuing operations of such Person for such period, determined in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal (and premium, if any), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Indebtedness" means Indebtedness incurred by the Company or its Restricted Subsidiaries (i) to renew, extend, refinance or refund Indebtedness that is permitted to be incurred pursuant to clauses (ii) through (iv) below; provided, however, that such Indebtedness does not exceed the principal amount of the Indebtedness so renewed, extended, refinanced or refunded plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company or such Restricted Subsidiary as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company or such Restricted Subsidiary incurred in connection with such refinancing; and provided, however, that Indebtedness the proceeds of which are used to refinance or refund such Indebtedness shall only be permitted if (A) in the case of any refinancing or refunding of Indebtedness that is pari passu with the Exchange Debentures the refinancing or refunding Indebtedness is made pari passu with the Exchange Debentures or subordinated to the Exchange Debentures,
(B) in the case of any refinancing or refunding of Indebtedness that is subordinated to the Exchange Debentures the refinancing or refunding of Indebtedness is made subordinated to the Exchange Debentures at least to the same extent as such Indebtedness being refinanced or refunded was subordinated to the Exchange Debentures and (C) in the case of the refinancing or refunding of Indebtedness that is subordinated to the Exchange Debentures, the refinancing or refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (x) does not provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company or such Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final Stated Maturity of the Exchange Debentures and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or such Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refinanced or refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by the Company or such Restricted Subsidiary), which is conditioned upon the change of control of the Company or such Restricted Subsidiary); (ii) arising from time to time under the Credit Agreement in an aggregate principal amount not to exceed the greater of (a) $500.0 million at any one time outstanding less the aggregate amount of all proceeds of all Asset Dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness and (b) the amount of the Borrowing Base as of such date (calculated on a pro forma basis after giving effect to such borrowing and the application of the proceeds therefrom); (iii) outstanding on the Issue Date; (iv) evidenced by trade letters of credit incurred in the ordinary course of business not to exceed $20.0 million in the aggregate at any time; (v) between or among the Company and/or its Restricted Subsidiaries other than Restricted Subsidiaries owned in any part by the Principal Shareholders; (vi) which is Junior Subordinated Debt; (vii) arising out of Sale and Leaseback Transactions or Capitalized Lease Obligations relating to computers and other office equipment and elements, catalysts or other chemicals used in connection with the refining of petroleum or petroleum by-products; (viii) the proceeds of which are used to make the Chevron Payment, the AOC Payment and the Gulf Payments; (ix) arising out of Interest Swap Obligations; (x) in connection with capital projects qualifying under
Section 142(a) (or any successor provision) of the Code, in an amount not to exceed $75.0 million in the aggregate at any time; and (xi) in addition to Indebtedness permitted by clauses (i) through (x) above, Indebtedness not to exceed on a consolidated basis for the Company and its Restricted Subsidiaries at any time $50.0 million.

  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

  "Principal Business" means, with respect to the Company and its Restricted Subsidiaries, (i) the business of the acquisition, processing, marketing, refining, storage and/or transportation of hydrocarbons and/or royalty or other interests in crude oil or associated products related thereto, (ii) the acquisition, operation, improvement, leasing and other use of convenience stores, retail service stations, truck stops and other public accommodations in connection therewith, (iii) any business currently engaged in by the Company or its Restricted Subsidiaries on the Issue Date, and (iv) any activity or business that is a reasonable extension, development or expansion of, or reasonably related to, any of the foregoing.

  "Principal Shareholders" means (i) TrizecHahn Corporation, (ii) Occidental Petroleum Corporation, (iii) Gulf Resources Corporation and (iv) Affiliates of the Persons described in the foregoing clauses (i) through (iii), other than the Company and its Subsidiaries.

  "Quarter" means a fiscal quarterly period of the Company.

  "Redemption Date," when used with respect to any Exchange Debenture to be redeemed, means the date fixed for such redemption by or pursuant to the Exchange Indenture.

  "Redemption Price," when used with respect to any Exchange Debenture to be redeemed, means the price at which it is to be redeemed pursuant to the Exchange Indenture.

  "Restricted Debt Prepayment" means any purchase, redemption, defeasance (including, but not limited to, in-substance or legal defeasance) or other acquisition or retirement for value (collectively a "prepayment"), directly or indirectly, by the Company or a Restricted Subsidiary of the Company, prior to the scheduled maturity on or prior to any scheduled repayment of principal (and premium, if any) or sinking fund payment in respect of Indebtedness of the Company (other than the Exchangeable Preferred Stock and the Exchange Debentures) which is subordinate in right of payment to the New Exchangeable Preferred Stock.

  "Restricted Investment" means any direct or indirect Investment by the Company or any Restricted Subsidiary of the Company in (i) any Affiliate of the Company which is not a Restricted Subsidiary of the Company and (ii) any Unrestricted Subsidiary of the Company, other than direct or indirect investments in (a) Polymer Asphalt L.L.C., a Missouri limited liability company and (b) any pipeline company in which the Company or any of its Restricted Subsidiaries now owns or hereafter acquires any interest; provided that the aggregate amount of Investments made by the Company or any of its Restricted Subsidiaries pursuant to clauses (a) and (b) above shall not exceed $25.0 million in the aggregate at any one time outstanding.

  "Restricted Payment" means (i) any Stock Payment, (ii) any Restricted Investment, or (iii) any Restricted Debt Prepayment. Notwithstanding the foregoing, Restricted Payments shall not include (a) payments by the Company to any Restricted Subsidiary of the Company, (b) payments by any Restricted Subsidiary of the Company to the Company or any other Restricted Subsidiary of the Company, (c) the Chevron Payment, (d) the AOC Payment and (e) the Gulf Payments.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not (i) an Unrestricted Subsidiary or (ii) a direct or indirect Subsidiary of an Unrestricted Subsidiary.

  "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

  "Stated Maturity" means October 1, 2009.

  "Stock Payment" means (i) with respect to the Company, any dividend, either in cash or in property (except dividends payable in Capital Stock of the Company which is not convertible into Indebtedness), on, or the making by the Company of any other distribution in respect of, its Capital Stock, now or hereafter outstanding, or the redemption, repurchase, retirement, defeasance or any acquisition for value by the Company, directly or indirectly, of its Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of its Capital Stock, now or hereafter outstanding (other than in exchange for the Company's Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase the Company's Capital Stock (other than Disqualified Stock)), and (ii) with respect to any Restricted Subsidiary of the Company, any redemption, repurchase, retirement, defeasance or any acquisition of its Capital Stock or the Capital Stock of the Company or any warrants, rights, or options to purchase or acquire shares of any class of its Capital Stock or the Capital Stock of the Company, now or hereafter outstanding, except with respect to its Capital Stock or such warrants, rights or options to purchase or acquire shares of any class of its Capital Stock owned by the Company or a Restricted Subsidiary of the Company.

  "Stock Purchase and Redemption Agreement" means that certain Stock Purchase and Redemption Agreement dated as of December 30, 1992, by and among AOC Limited Partnership, P. Anthony Novelly, Samuel R. Goldstein, G&N Investments, Inc., The Horsham Corporation, the Company and Clark.

  "Subsidiary" of any Person means (i) a corporation more than 50% of the total voting power of all classes of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

  "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

  "Transaction Date" means the date on which the Indebtedness giving rise to the need to calculate the Consolidated Operating Cash Flow Ratio was incurred or the date on which, pursuant to the terms of this Indenture, the transaction giving rise to the need to calculate the Consolidated Operating Cash Flow Ratio occurred.

  "Trust Indenture Act" means the Trust Indenture Act of 1939 as in force at the Issue Date; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

  "Unrestricted Subsidiary" means any Subsidiary (other than Clark or any successor to Clark) that is designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to a

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Board Resolution; but only to the extent that such Subsidiary: (a) has no
Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock (including options, warrants or other rights to acquire Capital Stock) or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under "Limitations on Indebtedness", the Company shall be in default of such covenant). The board of directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under "--Certain Covenants--Limitations on Indebtedness", and (ii) no Default or Event of Default would be in existence following such designation.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

  "Wholly Owned U.S. Restricted Subsidiary" of any Person means a Wholly Owned Restricted Subsidiary of such Person which is organized under the laws of any state in the United States or of the District of Columbia.

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                         BOOK ENTRY; DELIVERY AND FORM

  The New Exchangeable Preferred Stock initially will be represented by a single permanent global certificate in definitive, fully registered form (the "Global Certificate"). The Global Certificate will be deposited on the effective date with, or on behalf of, DTC and registered in the name of a nominee of DTC. The Global Certificate will be subject to certain restrictions on transfer set forth therein and will bear the legend regarding such restrictions set forth under the heading "Notice to Investors" herein.

  The Global Certificate. The Company expects that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Certificate, DTC or its custodian will credit, on its internal system, the number of shares of New Exchangeable Preferred Stock of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interest in the Global Certificate will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interest of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Certificate will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Certificate directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

  So long as DTC, or its nominee, is the registered owner or holder of the shares of New Exchangeable Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the shares of New Exchangeable Preferred Stock represented by such Global Certificate for all purposes. No beneficial owner of an interest in the Global Certificate will be able to transfer that interest except in accordance with DTC's procedures, in addition to those procedures provided for in the Certificate of Designations.

  Payments of the liquidation preference or redemption price and dividends on (including Additional Dividends) the Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company nor the Transfer Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of the liquidation preference, redemption price or dividends in respect of the Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Certificate as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Certificate held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held by the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell shares of New Exchangeable Preferred Stock to persons in states that require physical delivery of the Certificate, or to pledge such securities, such holder must transfer its interest in the Global Certificate, in accordance with the normal procedures of DTC and with the procedures set forth in the Certificate of Designations.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of New Exchangeable Preferred Stock (including the presentation of shares of New Exchangeable Preferred Stock for exchange as described below) only at the direction of one or more participants to

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

whose account the DTC interests in the Global Certificates are credited and only in respect of such shares of New Exchangeable Preferred Stock as to which such participant or participants has or have given such direction.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificate among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Transfer Agent will have any obligations under the rules and procedures governing their operations.

  Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Certificate and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Certificate.

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

                    DESCRIPTION OF CERTAIN DEBT INSTRUMENTS

  Set forth below is a summary of certain debt instruments to which the Company is a party. The summary does not purport to be complete, and where reference is made to particular provisions of a debt instrument, such provisions, including the definition of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. Copies of such agreements are available from the Company.

 Credit Agreement

  Clark's Credit Agreement provides for revolving loan borrowings and letter of credit issuances of up to the lesser of $400.0 million or the amount of a borrowing base calculated with respect to the Company's cash, investments, eligible receivables and certain eligible hydrocarbon inventories, provided that revolving loans are limited to the principal amount of $50.0 million. The proceeds of revolving loans may be used for working capital and other general corporate purposes.

  Borrowings under the Credit Agreement are secured by a lien on substantially all of Clark's cash and cash equivalents, receivables, crude oil and refined product inventories of Clark located at its refineries and terminals and in transit via pipelines and trademarks.

  Outstanding principal balances under the Credit Agreement bear interest at floating rates equal to the LIBOR Rate plus marginal rates between 0.625% and 2.25% or the agent bank's prime rate plus marginal rates between 0% and 1.250%. The marginal rates are subject to adjustment under the Credit Agreement, based upon changes in the Clark's ratio of cash collateral to the face amount of outstanding letters of credit and the Clark's ratio of indebtedness to twelve month trailing EBITDA. The Credit Agreement terminates, and all amounts outstanding thereunder are due and payable, on December 31, 1999. The Credit Agreement contains representations and warranties, funding and yield protection provisions, borrowing conditions precedent, financial and other covenants and restrictions, events of default and other provisions customary for bank credit agreements of this type.

  Covenants and provisions contained in the Credit Agreement restrict (with certain exceptions), among other things, Clark's and its subsidiaries' ability: (i) to create or incur liens, (ii) to engage in certain asset sales,
(iii) to engage in mergers, consolidations, and sales of substantially all assets, (iv) to make loans and investments, (v) to incur additional indebtedness, (vi) to engage in certain transactions with affiliates, (vii) to use loan proceeds to acquire or carry margin stock, or to acquire securities in violation of certain sections of the Exchange Act, (viii) to create or become or remain liable with respect to certain contingent liabilities, (ix) to enter into certain joint ventures, (x) to enter into certain lease obligations, (xi) to make certain dividend and other restricted payments,
(xii) to change the nature of its principal business, (xiii) to make any significant change in its accounting practices, (xiv) to incur certain liabilities or engage in certain prohibited transactions under ERISA, (xv) to maintain deposit accounts not under the control of the banks, or to take certain other action with respect to its bank accounts, (xvi) to engage in speculative trading, and (xvii) to amend, modify or terminate certain material agreements. Clark is also required to comply with certain financial covenants. The financial covenants are: (i) maintenance of working capital of at least $150.0 million at all times; (ii) maintenance of a tangible net worth (as defined) of at least $300.0 million; and (iii) maintenance of minimum levels of balance sheet cash (as defined) of $50.0 million at all times. The covenants also provide for a cumulative cash flow test, as defined in the Credit Agreement, that, from March 31, 1997, shall not be less than or equal to zero at all times. The Credit Agreement also limits the amount of future additional indebtedness outside of the cumulative cash flow covenant that may be incurred by the Company in an amount equal to $25.0 million. Under the Credit Agreement, Clark USA may not exchange the New Exchangeable Preferred Stock for Exchange Debentures without the consent of banks holding at least 51% of the then outstanding principal amount of loans and letters of credit under the Credit Agreement.

  Events of default under the Credit Agreement include, among other things:
(i) any failure of Clark to pay principal thereunder when due, or to pay interest or any other amount due within three days after the date due; (ii) material inaccuracy of any representation or warranty given by Clark therein; (iii) breach by Clark of certain covenants contained therein; (iv) the continuance of a default by Clark in the performance of or the compliance with other covenants and agreements for 20 days after the occurrence thereof; (v) breach of or default under any indebtedness in excess of $5 million and continuance beyond any applicable grace period; (vi) certain acts of bankruptcy or insolvency; (vii) the occurrence of certain events under ERISA; (viii) certain judgments, writs or warrants of attachment of similar process remaining undischarged, unvacated, unbonded, or unstayed for a period of 10 days; (ix) the occurrence of a change of control; (x) the loss of material licenses of permits; or (xi) the failure of the liens of the banks to be first priority perfected liens, subject to certain permitted liens.

LOAN AGREEMENT

  On November 21, 1997, the Company entered into a Loan Agreement with certain lenders and Goldman Sachs Credit Partners L.P., as Agent, pursuant to which the Company borrowed $125.0 million. The proceeds of the term loan were used, together with the net proceeds from the Old Debt Notes to redeem the Company's outstanding 10 1/2% Notes. The remaining net proceeds were used to replenish the Company's cash reserves.

  Borrowings under the Loan Agreement are senior unsecured obligations of the Company. One quarter of the borrowings under the Loan Agreement will mature on November 15, 2003, and the remaining three quarters plus all other amounts outstanding thereunder will mature on November 15, 2004. The Company is able to prepay the borrowings in whole or in part in an amount equal to 102.50% of the aggregate principal amount so prepaid prior to November 15, 1998, 101.25% of the aggregate principal amount so prepaid after November 15, 1998, and prior to November 15, 1999, and 100% of the aggregate principal amount so prepaid after November 15, 1999 plus, in each case, accrued interest thereon through but excluding the date of such prepayment.

  In the event that there shall occur a Change of Control resulting in a Rating Decline, the Company shall make an offer to prepay the outstanding balance under the Loan Agreement in an amount equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of prepayment.

  Outstanding principal balances under the Loan Agreement bear interest at the LIBOR Rate (as defined in the Loan Agreement) plus a margin of 275 basis points.

  The Loan Agreement contains customary representations and warranties. Covenants and events of default under the Loan Agreement are substantially similar to those of the Notes, as described under "Description of the Notes-- Certain Covenants" and "--Events of Default".

  Lenders under the Loan Agreement will have customary voting, participation, indemnification and assignment rights.

 10 1/2% Notes

  The 10 1/2% Notes are governed by an indenture, dated as of December 1, 1991 (as amended and supplemented, the "10 1/2% Note Indenture").

  Interest on the 10 1/2% Notes is payable in cash semi-annually on June 1 and December 1 of each year. The 10 1/2% Notes do not have the benefit of any sinking fund obligations, and are not convertible or exchangeable into any other security.

  The 10 1/2% Notes are senior obligations of Clark, ranking pari passu in right of payment with all other senior debt of Clark.


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

  The 10 1/2% Notes are currently redeemable at the option of Clark, in whole or in part from time to time, at 105.250% of principal amount thereof, plus accrued interest, reducing to 102.625% of principal amount thereof, plus accrued interest on December 1, 1997, and to 100% of the principal amount thereof, plus accrued interest, on or after December 1, 1998.

  Clark is required to offer to purchase all outstanding 10 1/2% Notes at 101% of their principal amount, plus accrued interest, in the event of a Change of Control (as defined in the 10 1/2% Note Indenture, which definition is substantially similar to that contained in the Exchange Indenture).

  Clark is required to make an offer to purchase up to 10% of the principal amount of the 10 1/2% Notes originally issued at 100% of their principal amount, plus accrued interest, if Clark's Consolidated Adjusted Net Worth (as defined) as of the end of any two consecutive fiscal quarters is less than $100.0 million.

  Clark is required to make an offer to purchase all outstanding 10 1/2% Notes at the applicable redemption price if Clark or a subsidiary makes an Asset Disposition (as defined in the 10 1/2% Note Indenture) and the sale proceeds are not reinvested. The offer to purchase is limited to the net proceeds from such Asset Disposition.

  The 10 1/2% Note Indenture contains certain covenants that, among other things, limit the ability of Clark and its subsidiaries to pay cash dividends on or repurchase capital stock, enter into agreements restricting the ability of a subsidiary to pay money or transfer assets to Clark, enter into certain transactions with their affiliates, engage in speculative trading, incur additional indebtedness, create liens, engage in sale and leaseback transactions, dispose of certain assets and engage in mergers and consolidations.

  Events of Default under the 10 1/2% Note Indenture include: (i) failure to pay any interest on any 10 1/2% Notes when due, continued for 30 days; (ii) failure to pay principal of or premium, if any, on the 10 1/2% Notes when due at maturity (upon acceleration, redemption or otherwise); (iii) failure to comply with the covenant regarding mergers and consolidations; (iv) failure to perform any other covenant or agreement of Clark in the 10 1/2% Note Indenture, continued for 30 days after written notice as provided in the 10 1/2% Note Indenture; (v) failure to pay at final maturity in excess of $5.0 million principal amount of any indebtedness of Clark or any subsidiary of Clark, or acceleration of any indebtedness of Clark or any subsidiary of Clark in an aggregate principal amount in excess of $5.0 million; (vi) the entry of a final judgment or judgments against Clark or any subsidiary in an amount in excess of $5.0 million, that are not paid, discharged or stayed within 60 days; and (vii) certain events of bankruptcy, insolvency or reorganization of Clark or any significant subsidiary.

  On November 24, 1997, Clark issued a notice to the holders of its 10 1/2% Notes that it intends to redeem on December 24, 1997, all $225.0 million of the 10 1/2% Notes outstanding at a price of $1,032.96 for each $1,000 principal amount of the notes outstanding, preceding the redemption premium and accrued interest.

 9 1/2% Notes

  The 9 1/2% Notes are governed by an indenture, dated as of September 15, 1992 (as amended and supplemented, the "9 1/2% Note Indenture").

  Interest on the 9 1/2% Notes is payable in cash semi-annually on March 15 and September 15 of each year. The 9 1/2% Notes are not convertible or exchangeable into any other security.

  A sinking fund payment with respect to the 9 1/2% Notes, in the amount of $87.5 million, is required to be made prior to September 15, 2003.

  The 9 1/2% Notes are senior obligations of Clark, ranking pari passu in right of payment with all other senior debt of Clark.


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

  The 9 1/2% Notes are redeemable at the option of Clark at any time on or after September 15, 1997, in whole or in part from time to time, at 104.750% of principal amount thereof, plus accrued interest, reducing to 102.375% of principal amount thereof, plus accrued interest on September 15, 1998, and to 100% of the principal amount thereof, plus accrued interest, on or after September 15, 1999.

  Clark is required to offer to purchase all outstanding 9 1/2% Notes at 101% of their principal amount, plus accrued interest, in the event of a Change of Control (as defined in the 9 1/2% Note Indenture, which definition is substantially similar to that contained in the Exchange Indenture).

  Clark is required to make an offer to purchase up to 10% of the principal amount of the 9 1/2% Notes originally issued at 100% of their principal amount, plus accrued interest, if Clark's Consolidated Adjusted Net Worth (as defined) as of the end of any two consecutive fiscal quarters is less than $100 million.

  Clark is required to make an offer to purchase all outstanding 9 1/2% Notes at the applicable redemption price if Clark or a subsidiary makes an Asset Disposition (as defined in the 9 1/2% Note Indenture) and the sale proceeds are not reinvested. The offer to purchase is limited to the net proceeds from such Asset Disposition.

  The 9 1/2% Note Indenture contains certain covenants that, among other things, limit the ability of Clark and its subsidiaries to pay cash dividends on or repurchase capital stock, enter into agreements restricting the ability of a subsidiary to pay money or transfer assets to Clark, enter into certain transactions with their affiliates, engage in speculative trading, incur additional indebtedness, create liens, engage in sale and leaseback transactions, dispose of certain assets and engage in mergers and consolidations.

  Events of Default under the 9 1/2% Note Indenture include: (i) failure to pay any interest on any 9 1/2% Notes when due, continued for 30 days; (ii) failure to pay principal of or premium, if any, on the 9 1/2% Notes when due at maturity (upon acceleration, redemption or otherwise); (iii) failure to comply with the covenant regarding mergers and consolidations; (iv) failure to perform any other covenant or agreement of Clark in the 9 1/2% Note Indenture, continued for 30 days after written notice as provided in the 9 1/2% Note Indenture; (v) failure to pay at final maturity in excess of $5.0 million principal amount of any indebtedness of Clark or any subsidiary of Clark, or acceleration of any indebtedness of Clark or any subsidiary of Clark in an aggregate principal amount in excess of $5.0 million; (vi) the entry of a final judgment or judgments against Clark or any subsidiary in an amount in excess of $5.0 million, that are not paid, discharged or stayed within 60 days; and (vii) certain events of bankruptcy, insolvency or reorganization of Clark or any significant subsidiary.

  As a result of the Blackstone Transaction the $175 million of 9 1/2% Notes, will be subject to a repurchase offer.

 Senior Notes

  The Senior Notes are governed by an indenture dated November 21, 1997 (as amended and supplemented from time to time, the "Senior Note Indenture").

  Interest on the Senior Notes accrues at the rate of 8 3/8% per annum and is payable semiannually in arrears on May 15 and November 15, commencing on May 15, 1998. The Senior Notes are not convertible or exchangeable into any other security.

  The Senior Notes are senior unsecured obligations of Clark, limited in the aggregate principal amount to $100 million and ranking pari passu in right of payment with all senior debt of Clark.

  The Senior Notes are redeemable at the option of Clark, in whole or in part, at any time on and after November 15, 2002, in principal amounts of $1,000 or an integral multiple of $1,000, plus accrued interest thereon to, but excluding the date of redemption, at 104.187% on November 15, 2002, 102.094% on November 15, 2003, 100.000% on November 15, 2004 and thereafter.

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

  In addition, Clark may, at its option, use the net proceeds of one or more Equity Offerings to the extent the net proceeds thereof are contributed to the equity capital of Clark to redeem for cash up to 35% in aggregate principal amount of the Senior Notes originally issued under the Senior Note Indenture at any time prior to November 15, 2001, at a redemption price equal to 108.375% of the aggregate principal amount so redeemed, plus accrued interest; provided that at least 65% of the principal amount of Senior Notes originally issued remain outstanding immediately after such redemption.

  Clark is required to make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, including Additional Interest (as defined herein), to the date of purchase.

  The Senior Note Indenture contains certain covenants that, among other things, limit the ability of Clark and its subsidiary to incur or guarantee additional indebtedness, pay dividends on and redeem capital stock, sell assets and capital stock, enter into transactions with affiliates, create liens, engage in mergers and consolidations or transfer substantially all of its assets to another person.

  Events of Default, under the Senior Note Indenture include (i) failure to pay any interest on the Senior Note issued under the Senior Note Indenture when due, continued for 30 days; (ii) failure to pay principal of (or premium, if any, on) the Senior Notes issued under the Senior Note Indenture when due;
(iii) failure to perform or comply with the covenant regarding mergers and consolidations; (iv) failure to perform any other covenant or warranty of Clark in the Senior Note Indenture, continued for 30 days after written notice as provided therein; (v) failure to pay, at final maturity, in excess of $25.0 million principal amount of any indebtedness of Clark or its subsidiary, or acceleration of any indebtedness of Clark or its subsidiary in an aggregate principal amount in excess of $25.0 million; (vi) the rendering of a final judgment or judgments (not subject to appeal) against Clark or its subsidiary in an aggregate principal amount in excess of $50.0 million which remains unstayed, in effect and unpaid for a period of 60 consecutive days thereafter; and (vii) certain events in bankruptcy, insolvency or reorganization affecting Clark or its subsidiary.

 Senior Subordinated Notes

  The Senior Subordinated Notes are governed by an indenture dated November 21, 1997 (as amended and supplemented from time to time, the "Senior Subordinated Note Indenture").

  Interest on the Senior Subordinated Notes accrues at the rate of 8 7/8% per annum and is payable semiannually in arrears on May 15 and November 15, commencing on May 15, 1998. The Senior Note Indenture does not limit the aggregate principal amount of Senior Subordinated Notes that may be issued thereunder from time to time in one or more series. The Senior Subordinated Notes are not convertible or exchangeable into any other security.

  The Senior Subordinated Notes are senior subordinated unsecured obligations of Clark, ranking pari passu in right of payment will all senior debt of Clark.

  The Senior Subordinated Notes are redeemable at the option of Clark, in whole or in part, at any time on and after November 15, 2002, in principal amounts of $1,000 or an integral multiple of $1,000, plus accrued interest thereon to, but excluding the date of redemption, at 104.437% on November 15, 2002, 102.958% on November 15, 2003, 101.479% on November 15, 2004, 100.000%
on November 15, 2005 and thereafter.

  In addition, Clark may, at its option, use the net proceeds of one or more Equity Offerings to the extent the net proceeds thereof are contributed to the equity capital of Clark to redeem for cash up to 35% in aggregate principal amount of the Senior Subordinated Notes originally issued under the Senior

Subordinated Note Indenture at any time prior to November 15, 2001, at a redemption price equal to 108.875% of the aggregate principal amount so redeemed, plus accrued interest; provided that at least 50% of the principal amount of Senior Subordinated Notes originally issued remain outstanding immediately after such redemption.

  Clark is required to make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Senior Subordinated Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, including Additional Interest, to the date of purchase.

  The Senior Subordinated Note Indenture contains certain covenants that, among other things, limit the ability of Clark and its subsidiary to incur or guarantee additional indebtedness, pay dividends on and redeem capital stock, sell assets and capital stock, enter into transactions with affiliates, create liens, engage in mergers and consolidations or transfer substantially all of its assets to another person.

  Events of Default, under the Senior Subordinated Note Indenture include (i) failure to pay any interest on the Senior Subordinated Notes issued under the Senior Subordinated Note Indenture when due, continued for 30 days; (ii) failure to pay principal of (or premium, if any, on) the Senior Subordinated Notes issued under the Senior Subordinated Note Indenture when due; (iii) failure to perform or comply with the covenant in the Senior Subordinated Note Indenture regarding mergers and consolidations; (iv) failure to perform any other covenant or warranty of Clark in the Senior Subordinated Note Indenture, continued for 30 days after written notice as provided therein; (v) failure to pay, at final maturity, in excess of $25.0 million principal amount of any indebtedness of Clark or its subsidiary, or acceleration of any indebtedness of Clark or its subsidiary in an aggregate principal amount in excess of $25.0 million; (vi) the rendering of a final judgment or judgments (not subject to appeal) against Clark or its subsidiary in an aggregate principal amount in excess of $50.0 million which remains unstayed, in effect and unpaid for a period of 60 consecutive days thereafter; and (vii) certain events in bankruptcy, insolvency or reorganization affecting Clark or its subsidiary.

 Zero Coupon Notes

  The Zero Coupon Notes are governed by an indenture, dated as of May 15, 1993 (as amended and supplemented, the "Zero Coupon Note Indenture").

  No scheduled cash payments of interest on or principal of the Zero Coupon Notes are required prior to their maturity. The Zero Coupon Notes do not have the benefit of any sinking fund obligations, and are not convertible or exchangeable into any other security.

  The Zero Coupon Notes are secured by a pledge of all of the stock of Clark USA's subsidiaries.

  The Zero Coupon Notes are senior obligations of Clark USA, ranking pari passu in right of payment with all other senior debt of Clark USA.

  The Zero Coupon Notes are redeemable at the option of Clark USA at any time on or after February 15, 1998, in whole or in part from time to time, at a redemption price equal to accreted value at the redemption date.

  Clark USA is required to offer to purchase all outstanding Zero Coupon Notes at 101% of their accreted value, in the event of a Change of Control (as defined in the Zero Coupon Note Indenture, which definition is substantially similar to that contained in the Exchange Indenture).

  Clark USA is required to make an offer to purchase up to 10% of the Zero Coupon Notes originally issued at 100% of their accreted value if Clark USA's Consolidated Adjusted Net Worth (as defined) as of the end of any two consecutive fiscal quarters is less than $25.0 million.


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

  The Zero Coupon Note Indenture contains certain covenants that, among other things, limit the ability of Clark USA and its subsidiaries to pay cash dividends on or repurchase capital stock, enter into agreements restricting the ability of a subsidiary to pay money or transfer assets to Clark, enter into certain transactions with their affiliates, engage in speculative trading, incur additional indebtedness, create liens, dispose of certain assets and engage in mergers and consolidations.

  Events of Default under the Zero Coupon Note Indenture include: (i) failure to pay any interest on any Zero Coupon Notes when due, continued for 30 days;
(ii) failure to pay principal of or premium, if any, on the Zero Coupon Notes when due at maturity (upon acceleration, redemption or otherwise); (iii) failure to comply with the covenant regarding mergers and consolidations; (iv) failure to perform any other covenant or agreement of Clark USA in the Zero Coupon Note Indenture, continued for 30 days after written notice as provided in the Zero Coupon Note Indenture; (v) failure to pay at final maturity in excess of $5.0 million principal amount of any indebtedness of Clark USA or any subsidiary of Clark USA, or acceleration of any indebtedness of Clark USA or any subsidiary of Clark USA in an aggregate principal amount in excess of $5.0 million; (vi) the entry of a final judgment or judgments against Clark USA or any subsidiary in an amount in excess of $5.0 million, that are not paid, discharged or stayed within 60 days; and (vii) certain events of bankruptcy, insolvency or reorganization of Clark USA or any subsidiary.

 10 7/8% Notes

  The 10 7/8% Notes are governed by an indenture, dated as of December 1, 1995 (as amended and supplemented, the "10 7/8% Note Indenture").

  Interest on the 10 7/8% Notes is payable in cash semi-annually on June 1 and December 1 of each year. The 10 7/8% Notes do not have the benefit of any sinking fund obligations, and are not convertible or exchangeable into any other security.

  The 10 7/8% Notes are senior obligations of Clark USA, ranking pari passu in right of payment with all other senior debt of Clark USA. The 10 7/8% Notes are unsecured.

  The 10 7/8% Notes are redeemable at the option of Clark USA, in whole or in part from time to time, on and after December 1, 2000, at 105.43% of principal amount thereof, plus accrued interest, reducing to 103.625% of principal amount thereof, plus accrued interest on December 1, 2001, to 101.83% of principal amount thereof, plus accrued interest on December 1, 2002, and to 100% of the principal amount thereof, plus accrued interest, on or after December 1, 2003.

  Clark USA is required to offer to purchase all outstanding 10 7/8% Notes at 101% of their principal amount, plus accrued interest, in the event of a Change of Control Triggering Event (as defined in the 10 7/8% Note Indenture, which definition is substantially similar to that contained in the Exchange Indenture except that the definition in the 10 7/8% Indenture requires that a change of control be accompanied by a rating decline).

  Clark USA is required to make an offer to purchase all outstanding 10 7/8% Notes at the applicable redemption price if Clark USA or a restricted subsidiary makes an Asset Disposition (as defined in the 10 7/8% Note Indenture) and the sale proceeds are not reinvested. The offer to purchase is limited to the net proceeds from such Asset Disposition.

  The 10 7/8% Note Indenture contains certain covenants that, among other things, limit the ability of Clark USA and its restricted subsidiaries to pay cash dividends on or repurchase capital stock, enter into agreements restricting the ability of a subsidiary to pay money or transfer assets to Clark, enter into certain transactions with their affiliates, incur additional indebtedness, dispose of the capital stock of restricted subsidiaries, issue guarantees, create liens, dispose of certain assets and engage in mergers and consolidations.


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

  Events of Default under the 10 7/8% Note Indenture include: (i) failure to pay any interest on any 10 7/8% Notes when due, continued for 30 days; (ii) failure to pay principal of or premium, if any, on the 10 7/8% Notes when due at maturity (upon acceleration, redemption or otherwise); (iii) failure to comply with the covenant regarding mergers and consolidations; (iv) failure to perform any other covenant or agreement of Clark USA in the 10 7/8% Note Indenture, continued for 30 days after written notice as provided in the 10 7/8% Note Indenture; (v) failure to pay at final maturity in excess of $10.0 million principal amount of any indebtedness of Clark USA or any restricted subsidiary of Clark USA, or acceleration of any indebtedness of Clark USA or any restricted subsidiary of Clark USA in an aggregate principal amount in excess of $10.0 million; (vi) the entry of a final judgment or judgments against Clark USA or any subsidiary in an amount in excess of $10.0 million, that are not paid, discharged or stayed within 60 days; and (vii) certain events of bankruptcy, insolvency or reorganization of Clark or any significant subsidiary.

  As a result of the Blackstone Transaction and in the event of a Rating Decline the $175.0 million of 10 7/8% Notes will be subject to a repurchase offer.

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

                      DESCRIPTION OF OTHER CAPITAL STOCK

  Clark USA's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that Clark USA's authorized capital stock consists of 68,554,552 shares of capital stock, consisting of (i) 45,164,597 shares of Common Stock, par value $0.01 per share ("Common Stock"),
(ii) 3,389,955 shares of Class D Common Stock, par value $0.01 per share (the "Class D Common Stock"), (iii) 9,000,000 shares of Class E Common Stock, par value $0.01 per share (the "Class E Common Stock"), (iv) 6,000,000 shares of Class F Common Stock, par value $0.01 per share (the "Class F Common stock") and (v) 5,000,000 shares of Preferred Stock, par value $0.01 per share, issuable in series, including 250,000 shares of Exchangeable Preferred Stock.

COMMON STOCK

 Voting Rights

  Holders of Common Stock and Class F Common Stock are entitled to one vote, voting together as one class, for each share held on all matters submitted to a vote of stockholders; provided that holders of Common Stock and Class F Common Stock shall have no voting rights with respect to any matters reserved (by law or otherwise) solely for any other class of capital stock; provided further that if the holders of the Class F Common Stock would otherwise be entitled to cast votes representing, in the aggregate, more than 19.9% of the total voting power of all classes of capital stock of Clark USA entitled to vote, the vote allotted to each share of Class F Common Stock shall be proportionately reduced so that all outstanding shares of Class F Common Stock shall be entitled to cast votes representing, in the aggregate, 19.9% of the total voting power of all classes of capital stock of Clark USA entitled to vote. Holders of Class D Common Stock and Class E Common Stock are not entitled to vote on any matters submitted to a vote of stockholders, other than as provided by law, and such shares shall not be deemed to be outstanding for purposes of determining the vote required on any matter properly brought before stockholders of Clark USA for a vote thereon. Accordingly, holders of a majority of the shares of Common Stock and Class F Common Stock, voting together, entitled to vote in any election of directors may elect all of the directors standing for election.

 Dividends

  Subject to any preferential dividend rights of outstanding Preferred Stock, holders of Common Stock, Class D Common Stock, Class E Common Stock and Class F Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, provided that the Board of Directors may not declare or pay any dividend or distribution per share with respect to the Common Stock, Class D Common Stock, Class E Common Stock or Class F Common Stock unless the same dividend or distribution per share has been declared or paid, as the case may be, with respect to each other class of common stock; provided, that with respect to dividends payable only in shares of common stock, each of the Common Stock, the Class D Common Stock, the Class E Common Stock and the Class F Common Stock shall receive an equivalent dividend per share payable in common stock of the corresponding class.

 Conversion

  Subject to compliance with any applicable laws related to the acquisition of voting securities of Clark USA, the holder of any shares of Class D Common Stock or Class E Common Stock, as the case may be, shall have the right, at any time and from time to time, to convert any or all of such holder's shares of Class D Common Stock or Class E Common Stock, as the case may be, into an equal number of shares of Common Stock; provided, that if as the result of any proposed conversion by any holder of Class E Common Stock the total voting power of the "ultimate parent entity" of such holder, as defined in the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR Act") would exceed any "filing threshold", as defined in the HSR Act, then such proposed conversion shall

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

not be effective until all required filings under the HSR Act have been made and all applicable waiting periods thereunder have expired or been terminated.

  The holder of any shares of Class F Common Stock other than Occidental and its affiliates shall have the right, at any time and from time to time, to convert any or all of such other holder's shares of Class F Common Stock into an equal number of shares of Common Stock.

  The holders of shares of Common Stock do not have the right to convert such shares of Common Stock into any other class of capital stock of Clark USA.

  In the event Clark USA shall at any time (a) declare a dividend on any shares of its capital stock or any securities issued in respect thereof, or in substitution therefor, such dividend being payable in shares of its capital stock, (b) subdivide its outstanding capital stock, or (c) combine its outstanding capital stock into a smaller number of shares, the provisions relating to the conversion of shares of Class D Common Stock, Class E Common Stock and Class F Common Stock shall be equitably and proportionately adjusted.

 Liquidation

  Upon the liquidation, dissolution or winding up of Clark USA, the holders of Common Stock, Class D Common Stock, Class E Common Stock and Class F Common Stock are entitled to receive ratably the net assets of Clark USA available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding Preferred Stock. Holders of Common Stock, Class D Common Stock, Class E Common Stock and Class F Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Class D Common Stock, Class E Common Stock and Class F Common Stock to be issued in the Equity Restructuring will be, fully paid and non-assessable.

PREFERRED STOCK

  The Certificate of Incorporation provides that the Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of Clark USA. The rights, preferences and privileges of holders of Common Stock, Class D Common Stock, Class E Common Stock and Class F Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which Clark USA may designate and issue in the future.

  The Board of Directors has authorized the issuance of 250,000 shares of Preferred Stock. For a description of the terms of the Preferred Stock, see "-- Description of the Preferred Stock." Clark USA has no present plans to issue any shares of Preferred Stock other than the New Exchangeable Preferred Stock and the Exchangeable Preferred Stock.

DELAWARE LAW BUSINESS COMBINATION LAW AND LIMITATION ON DIRECTORS' LIABILITY

  Clark USA is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation

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

from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder which is not shared pro rata with the other stockholders of Clark USA. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of the corporation's voting stock.

  The Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Certificate of Incorporation and By-Laws also contain provisions indemnifying the directors and officers of Clark USA to the fullest extent permitted by the DGCL. Clark USA believes that these provisions will assist Clark USA in attracting and retaining qualified individuals to serve as directors.

  The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of Clark USA.

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

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

  The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Securities (as defined below) by holders acquiring (i) New Exchangeable Preferred Stock in exchange for Old Exchangeable Preferred Stock which such holders acquired from the Initial Purchasers immediately subsequent to the original issue of such Old Exchangeable Preferred Stock to the Initial Purchasers and (ii) Exchange Debentures pursuant to the exchange of such New Exchangeable Preferred Stock for Exchange Debentures, but does not purport to be a complete analysis of all potential tax effects. For purposes of this section, the New Exchangeable Preferred Stock and the Exchange Debentures are sometimes referred to as the "Securities." The discussion is based upon the Code, Treasury Regulations, Service rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the Securities. See "--Possible Legislative Changes." The discussion does not address all of the federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, foreign corporations, partnerships or other entities organized under foreign law, nonresident alien individuals, trusts other than U.S. Trusts and persons holding the Securities as part of a "straddle," "hedge" or "conversion transaction." For purposes of the preceding sentence, a U.S. Trust is (a) for taxable years beginning after December 31, 1996, or if the trustee of a trust elects to apply the following definition to an earlier taxable year ending after August 20, 1996, any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust and (b) for all other taxable years, any trust whose income is includible in gross income for U.S. federal income tax purposes regardless of its source. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. This discussion deals only with Securities held as "capital assets" within the meaning of Section 1221 of the Code.

  The Company has not sought and will not seek any rulings from the Service with respect to the position of the Company discussed below. There can be no assurance that the Service will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Securities or that any such positions would not be sustained.

  PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

CONSEQUENCES OF EXCHANGE OFFER TO EXCHANGING AND NONEXCHANGING HOLDERS

  The exchange of Old Exchangeable Preferred Stock for New Exchangeable Preferred Stock pursuant to the Exchange Offer will not be taxable to the exchanging holders for Federal income tax purposes. As a result (i) an exchanging holder will not recognize any gain or loss on the exchange; (ii) the holding period for the New Exchangeable Preferred Stock will include the holding period for the Old Exchangeable Preferred Stock; and (iii) the basis of the New Exchangeable Preferred Stock will be the same as the basis for the Old Exchangeable Preferred Stock.

  The Exchange Offer will result in no Federal income tax consequences to a nonexchanging holder.

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

CLASSIFICATION OF NEW EXCHANGEABLE PREFERRED STOCK AND EXCHANGE DEBENTURES

  Although the characterization of an instrument as debt or equity is a facts and circumstances determination that cannot be predicted with certainty, the New Exchangeable Preferred Stock should be treated as equity and the Exchange Debentures should be treated as debt for federal income tax purposes. Accordingly, the Company intends to treat the New Exchangeable Preferred Stock as equity and the Exchange Debentures as debt for federal income tax purposes, and the remainder of this discussion assumes that such treatment will be respected.

NEW EXCHANGEABLE PREFERRED STOCK

  Distributions on New Exchangeable Preferred Stock. Distributions on New Exchangeable Preferred Stock, whether paid in cash or in additional shares of New Exchangeable Preferred Stock, will be taxable as ordinary dividend income to the extent that the cash amount or the fair market value of any New Exchangeable Preferred Stock distributed on the New Exchangeable Preferred Stock does not exceed the Company's current and accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of such distributions paid on the New Exchangeable Preferred Stock exceeds the Company's current and accumulated earnings and profits (as determined for federal income tax purposes), the distributions will be treated as a return of capital, thus reducing the holder's adjusted tax basis in such New Exchangeable Preferred Stock. The amount of any such excess distribution that is greater than the holder's adjusted basis in the New Exchangeable Preferred Stock will be taxed as capital gain. The recently enacted Taxpayer Relief Act of 1997 made certain changes to the Code with respect to taxation of capital gains of taxpayers other than corporations. In general, the maximum tax rate for non-corporate taxpayers on long-term capital gains has been lowered to 20% from the previous 28% rate for most capital assets (including the Securities) held for more than 18 months. For taxpayers in the 15% regular tax bracket, the maximum tax rate on long-term capital gains is now 10%. Capital gain on such assets having a holding period of more than one year but not more than 18 months will be subject to a maximum tax rate of 28%. There can be no assurance that the Company will have sufficient earnings and profits (as determined for federal income tax purposes) to cause distributions on New Exchangeable Preferred Stock to be treated as dividends for federal income tax purposes. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of allocable earnings and profits, unless the context indicates otherwise.

  A stockholder's initial tax basis in any additional shares of New Exchangeable Preferred Stock distributed by the Company will be equal to the fair market value of such additional shares on their date of distribution. A stockholder's holding period for such additional shares will commence with their distribution, and will not include his holding period for the shares of New Exchangeable Preferred Stock with respect to which the additional shares are distributed.

  To the extent that dividends are treated as ordinary income, dividends received by corporate holders will be eligible for the 70% dividends-received deduction under Section 243 of the Code, subject to limitations generally applicable to the dividends-received deduction, including those contained in Sections 246 and 246A of the Code and the provisions for computation of adjusted current earnings for purposes of the corporate alternative minimum tax. The 70% dividends-received deduction may be reduced if a holder's shares of New Exchangeable Preferred Stock are debt financed. Under Section 246(c) of the Code, the 70% dividends-received deduction will not be available with respect to stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such stock becomes ex-dividend with respect to such dividend (90 days or less during the 180-day period beginning on the date which is 90 days before the date on which such stock becomes ex-dividend with respect to such dividend in the case of a dividend on preferred stock attributable to a period or periods aggregating more than 366 days). The length of time that a holder is deemed to have held stock for these purposes is reduced by periods during which the holder's risk of

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

loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions.
Section 246(c) also denies the 70% dividends-received deduction to the extent that a corporate holder is under an obligation, with respect to substantially similar or related property, to make payments corresponding to the dividend received. The Clinton Administration has proposed legislation which would, if enacted, affect the availability of the dividends-received deduction for dividends on New Exchangeable Preferred Stock. See "--Possible Legislative Changes."

  Under Section 1059 of the Code, the tax basis of New Exchangeable Preferred Stock that has been held by a corporate shareholder for two years or less (ending on the earliest of the date on which the Company declares, announces or agrees to the amount or payment of an actual or constructive dividend) is reduced (but not below zero) by the non-taxed portion of an "extraordinary dividend" for which a dividends-received deduction is allowed, with such reduction treated as occurring at the beginning of the ex-dividend date of such dividend; provided, however, that in the case of certain redemptions of New Exchangeable Preferred Stock, amounts of redemption proceeds that are treated as a dividend (as described below under "--Redemption, Sale or Exchange of New Exchangeable Preferred Stock") are treated as an extraordinary dividend without regard to the period of time such stock was held. To the extent a corporate holder's tax basis would have been reduced below zero but for the foregoing limitation, such holder must treat such amount as gain recognized on the sale or exchange of such New Exchangeable Preferred Stock for the taxable year in which such dividend is received. Generally, in the case of New Exchangeable Preferred Stock, an "extraordinary dividend" would be a dividend that (i) equals or exceeds 5% of the holder's adjusted basis in such stock (treating all dividends having ex-dividend dates within an 85-day period as a single dividend); or (ii) exceeds 20% of the holder's adjusted basis in such stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If an election is made by the holder, under certain circumstances the fair market value of New Exchangeable Preferred Stock as of the day before the ex-dividend date may be substituted for the holder's adjusted basis in applying these tests.

  Special rules exist with respect to extraordinary dividends that are "qualified preferred dividends," which are any fixed dividends payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually; and (ii) is not in arrears as to dividends at the time the holder acquires such stock. A qualified preferred dividend does not include any dividend payable with respect to any share if the actual rate of return of such stock for the period the stock has been held by the holder receiving the dividend exceeds 15%.

  Redemption Premium on New Exchangeable Preferred Stock. If the redemption price of redeemable preferred stock exceeds its issue price by more than a de minimis amount, such excess may be treated as a constructive distribution of additional stock on preferred stock over the term of the preferred stock using a constant interest rate method similar to that described below for accruing original issue discount. See the discussion below under "--Exchange Debentures--Original Issue Discount." Such excess will generally be considered de minimis as long as it is less than the redemption price of the preferred stock multiplied by 1/4 of 1% multiplied by the number of complete years until the issuer must redeem the preferred stock.

  The Old Exchangeable Preferred Stock for which the New Exchangeable Preferred Stock is being exchanged by holders was issued by the Company to the Initial Purchasers immediately preceding the purchase of such Old Exchangeable Preferred Stock in exchange for common stock of the Company. Although the applicable law is not entirely clear, the issue price of such Old Exchangeable Preferred Stock, and of the New Exchangeable Preferred Stock being exchanged therefor, for purposes of determining whether there will be constructive distributions of additional stock on the New Exchangeable Preferred Stock should be equal to the fair market value of the Old Exchangeable Preferred Stock at the time such stock was issued in exchange for the common stock of the Company.

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

The Company believes that such fair market value should be considered to be the same amount as the purchase price paid by holders for the Old Exchangeable Preferred Stock. In such event and assuming that the holders' purchase price of such Old Exchangeable Preferred Stock was equal to its liquidation preference, there should be no redemption premium on the New Exchangeable Preferred Stock exchanged for such Old Exchangeable Preferred Stock subject to the rules discussed above.

  Because the issue price of the New Exchangeable Preferred Stock distributed in lieu of payments of cash dividends will be equal to its fair market value at the time of distribution, however, it is possible, depending on its fair market value at that time, that such New Exchangeable Preferred Stock will be issued with a redemption premium large enough to be considered a dividend under the above rules. In such event, as noted above, holders would be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income and such New Exchangeable Preferred Stock might not trade separately, which circumstances together might adversely affect the liquidity of the New Exchangeable Preferred Stock.

  In addition to the mandatory redemption feature, the New Exchangeable Preferred Stock is also redeemable (either in whole or in part, except only in whole when exchanged for Exchange Debentures) at the option of the Company under certain circumstances. Furthermore, each holder of the New Exchangeable Preferred Stock has the right to require the Company to repurchase all or part of its New Exchangeable Preferred Stock upon the occurrence of a Change of Control in certain circumstances. Although such optional redemption or holder put may result in constructive distributions to the holders under certain circumstances, the Company believes that neither the optional redemption nor the holder put of the New Exchangeable Preferred Stock will be subject to those rules.

  Redemption, Sale or Exchange of New Exchangeable Preferred Stock. A redemption of shares of New Exchangeable Preferred Stock in exchange for Exchange Debentures or for cash, and a sale of New Exchangeable Preferred Stock will be taxable events.

  A redemption of shares of New Exchangeable Preferred Stock for cash will generally be treated as a sale or exchange if the holder does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of the Company other than the New Exchangeable Preferred Stock. If a holder does own, actually or constructively, such other stock (including stock redeemed), a redemption of New Exchangeable Preferred Stock may be treated as a dividend to the extent of the Company's current and accumulated earnings and profits (as determined for federal income tax purposes). Such dividend treatment would not be applied if the redemption is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code or is "not essentially equivalent to a dividend" with respect to a holder under Section 302(b)(1) of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. For these purposes, a redemption of New Exchangeable Preferred Stock for cash that results in a reduction in the proportionate interest in the Company (taking into account any constructive ownership) of a holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in the Company.

  If the redemption of the New Exchangeable Preferred Stock for cash is not treated as a distribution taxable as a dividend or if the New Exchangeable Preferred Stock is sold, the redemption or sale would result in capital gain or loss equal to the difference between the amount of cash and the fair market value of other proceeds received in such sale or redemption and the holder's adjusted tax basis in the New Exchangeable Preferred Stock sold or redeemed. For a description of the treatment of capital gain, see "--Distributions on New Exchangeable Preferred Stock."

  A redemption of New Exchangeable Preferred Stock in exchange for Exchange Debentures will be subject to the same general rules as a redemption for cash, except that the holder would have

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

capital gain or loss equal to the difference between the issue price of the Exchange Debentures received and the holder's adjusted tax basis in the New Exchangeable Preferred Stock redeemed. The issue price of the Exchange Debentures would be determined in the manner described below for purposes of computing original issue discount on the Exchange Debentures. See the discussion below under "--Exchange Debentures--Original Issue Discount."

  If a redemption of New Exchangeable Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash or the issue price of the Exchange Debentures received by the holder. The holder's adjusted tax basis in the redeemed New Exchangeable Preferred Stock will be transferred to any remaining stock holdings in the Company. If the holder does not retain any stock ownership in the Company, the holder may lose such basis entirely. Under the "extraordinary dividend" provision of Section 1059 of the Code, a corporate holder may, under certain circumstances, be required to reduce its basis in its remaining shares of stock of the Company (and possibly recognize gain upon such distribution) to the extent the holder claims the 70% dividends-received deduction with respect to the dividend.

EXCHANGE DEBENTURES

  Original Issue Discount. If the New Exchangeable Preferred Stock is exchanged for Exchange Debentures at a time when the stated redemption price at maturity of the Exchange Debentures exceeds their issue price by more than a de minimis amount, the Exchange Debentures will be treated as having OID equal to the entire amount of such excess. OID will generally be considered de minimis as long as it is less than the stated redemption price at maturity of the Exchange Debentures multiplied by 1/4 of 1% multiplied by the number of complete years to maturity. If the Exchange Debentures are deemed to be traded on an established securities market at any time during the 60-day period ending 30 days after their issue date, the issue price of the Exchange Debentures will be their fair market value as determined as of their issue date. Subject to certain limitations described in the Treasury Regulations, the Exchange Debentures will be deemed to be traded on an established securities market if, among other things, price quotations are readily available from dealers, brokers or traders. Similarly, if the New Exchangeable Preferred Stock, but not the Exchange Debentures issued and exchanged therefor, is deemed to be traded on an established securities market at the time of the exchange, then the issue price of each Exchange Debenture should be the fair market value of the New Exchangeable Preferred Stock exchanged therefor at the time of the exchange. The New Exchangeable Preferred Stock will generally be deemed to be traded on an established securities market if it appears on a system of general circulation that provides a reasonable basis to determine fair market value based either on recent price quotations or recent sales transactions. In the event that neither the New Exchangeable Preferred Stock nor the Exchange Debentures are deemed to be traded on an established securities market, the issue price of the Exchange Debentures will be their stated principal amount or, in the event the Exchange Debentures do not bear "adequate stated interest" within the meaning of Section 1274 of the Code, their "imputed principal amount," which is generally the sum of the present values of all payments due under the Exchange Debentures, discounted from the date of payment to their issue date at the appropriate "applicable federal rates."

  The stated redemption price at maturity of the Exchange Debentures would equal the total of all payments required to be made thereon, other than payments of qualified stated interest. Qualified stated interest generally is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. Therefore, Exchange Debentures that are issued when the Company has the option to pay interest thereon for certain periods in additional Exchange Debentures should be treated as having been issued without any qualified stated interest. Accordingly, the sum of all interest payable pursuant to the stated interest rate on such Exchange Debentures over the entire term should be treated as OID and accrued into income under a constant yield method by the holder, and the holder should not treat the receipt of stated interest on the Exchange Debentures as interest for federal income tax purposes.

  A holder will be required to include OID in income periodically over the term of an Exchange Debenture before receipt of the cash or other payment attributable to such income. In general, a holder must include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to the Exchange Debentures for each day during the taxable year or portion of a taxable year on which such holder holds the Exchange Debenture ("Accrued OID"). The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the adjusted issue price of the Exchange Debenture at the beginning of the accrual period multiplied by the yield to maturity of the Exchange Debenture. For purposes of computing OID, the Company will use six-month accrual periods which end on April 1 and October 1 of each calendar year. The adjusted issue price of an Exchange Debenture at the beginning of any accrual period is the issue price of the Exchange Debenture increased by the Accrued OID for all prior accrual periods (less any cash payments on the Exchange Debenture other than qualified stated interest). Under these rules, holders will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Each payment made under an Exchange Debenture (except for payments of qualified stated interest) will be treated first as a payment of OID to the extent of OID that has accrued as of the date of payment and has not been allocated to prior payments and second as a payment of principal.

  An additional Exchange Debenture (a "Secondary Debenture") issued in payment of interest with respect to an initially issued Exchange Debenture (an "Initial Debenture") will not be considered as a payment made on the Initial Debenture and will be aggregated with the Initial Debenture for purposes of computing and accruing OID on the Initial Debenture. As between the Initial Debenture and the Secondary Debenture, the Company will allocate the adjusted issue price of the Initial Debenture between the Initial Debenture and the Secondary Debenture in proportion to their respective principal amounts. That is, upon its issuance of a Secondary Debenture with respect to an Initial Debenture, the Company intends to treat the Initial Debenture and the Secondary Debenture as initially having the same adjusted issue price and inherent amount of OID per dollar of principal amount. The Initial Debenture and the Secondary Debenture derived therefrom will be treated as having the same yield to maturity. Similar treatment will be applied when additional Exchange Debentures are issued on Secondary Debentures.

  In the event the Exchange Debentures are not issued with OID, because they are issued at a time when the Company does not have the option to pay interest thereon in additional Exchange Debentures, and the redemption price of the Exchange Debentures does not exceed their issue price by more than a de minimis amount, stated interest should be included in income by a holder in accordance with his method of accounting.

  Bond Premium. If the New Exchangeable Preferred Stock is exchanged for Exchange Debentures at a time when the issue price of the Exchange Debentures exceeds the amount payable at the maturity date (or earlier call date, if appropriate) of the Exchange Debentures, such excess will reduce the holder's interest and OID income on the Exchange Debentures as amortizable bond premium over the term of the Exchange Debentures (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula, only if an election by the holder under Section 171 of the Code is made or is already in effect. An election under Section 171 is available only if the Exchange Debentures are held as capital assets. This election is revocable only with the consent of the Service and applies to all obligations owned or subsequently acquired by the holder. To the extent the excess reduces the interest and OID income as amortizable bond premium, the holder's adjusted tax basis in the Exchange Debentures will be reduced.

  Redemption or Sale of Exchange Debentures. Generally, any redemption or sale of Exchange Debentures by a holder would result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent that cash received is attributable to accrued, but previously unpaid, interest) and the holder's tax basis in the Exchange Debentures. The tax basis of a holder who receives an Exchange Debenture in exchange for New Exchangeable Preferred Stock will generally be equal to the issue price of the Exchange Debenture on the date the Exchange Debenture is issued plus any OID on the Exchange Debenture included in the holder's income prior to sale or redemption of the Exchange Debenture, reduced by any amortizable bond premium applied against the holder's income prior to sale or redemption of the Exchange Debenture and payments on the Exchange Debenture other than payments of "qualified stated interest." Such gain or loss would be capital gain or loss.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND TO CORPORATE HOLDERS

  If the yield to maturity on the Exchange Debentures were to equal or exceed the sum of the revelant applicable federal rate (the "AFR") plus five percentage points, in certain circumstances, the Exchange Debentures would constitute "applicable high yield discount obligations" ("AHYDOs"). If the Exchange Debentures were to constitute AHYDOs, the Company would not be entitled to deduct OID that accrues with respect to such Exchange Debentures until amounts attributable to OID are paid in cash. Therefore, a portion of the tax deductions that would otherwise be available to the Company in respect of the Exchange Debentures would be deferred, which, in turn, would reduce the after-tax cash flows of the Company. If the yield to maturity of the Exchange Debentures were to exceed the sum of the relevant AFR plus six percentage points (such excess constituting the "Excess Yield"), the "disqualified portion" of the OID accruing on the Exchange Debentures would be characterized as a non-deductible dividend with respect to the Company and also may be treated as a dividend distribution solely for purposes of the dividends-received deduction of Sections 243, 246 and 246A of the Code with respect to holders which are corporations. In general, the "disqualified portion" of OID for any accrual period will be equal to the product of (i) a percentage determined by dividing the Excess Yield by the yield to maturity; and (ii) the OID for the accrual period. Subject to otherwise applicable limitations, such a corporate holder would be entitled to a dividends-received deduction with respect to the disqualified portion of the accrued OID if the Company has sufficient current or accumulated "earnings and profits." To the extent that the Company's earnings and profits are insufficient, any portion of the OID that otherwise would have been recharacterized as a dividend for purposes of the dividends-received deduction will continue to be taxed as ordinary OID income in accordance with the rules described above in "--Exchange Debentures-- Original Issue Discount." It is impossible to determine at the present time whether the Exchange Debentures will have a yield to maturity that equals or exceeds the sum of the AFR plus five or six percentage points.

POSSIBLE LEGISLATIVE CHANGES

  On a number of recent occasions, most recently in February, 1997, the Clinton Administration has proposed tax law changes that, if enacted into law substantially as proposed, would affect the tax treatment of corporate holders of New Exchangeable Preferred Stock or Exchange Debentures that are treated as AHYDOs. In particular, the Clinton Administration has proposed to eliminate the 70% dividends-received deduction for certain debt-like preferred stock, effective for stock issued more than 30 days after the date of enactment of such legislation. The Clinton Administration also has proposed to reduce the 70% dividends-received deduction to 50% for dividends paid or accrued more than 30 days after such date of enactment, and would modify in certain respects the holding period requirement for qualifying for the dividends-received deduction. It cannot be predicted with certainty whether these proposals will be introduced in Congress as proposed legislation, or, if introduced, whether, or in what form, such proposed legislation may be enacted and, if enacted, what the effective date or dates would be. Corporate holders of New Exchangeable Preferred Stock or Exchangeable Debentures are urged to consult their own tax advisors regarding the possible effects of this proposed legislation.

BACKUP WITHHOLDING

  A holder may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to "reportable payments" on the Securities. This withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"); (ii) furnishes an incorrect TIN; (iii) is notified by the Service that he or she has failed to report properly payments of interest and dividends and the Service has notified the Company that the holder is subject to backup withholding; or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Service. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding. Holders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

SUBSEQUENT PURCHASERS

  The foregoing does not discuss special rules which may affect the treatment of holders that acquire the Securities other than by having acquired the Old Exchangeable Preferred Stock from the Initial Purchasers immediately after the time of original issuance of such stock and exchanging such stock hereunder for New Exchangeable Preferred Stock or by receiving the Exchange Debentures in exchange for such New Exchangeable Preferred Stock, including those provisions of the Code relating to the treatment of "market discount" and "acquisition premium." For example, the market discount provisions of the Code may require a subsequent purchaser of an Exchange Debenture at a market discount to treat all or a portion of any gain recognized upon sale or other disposition of the Exchange Debenture as ordinary income and to defer a portion of any interest expense that would otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such an Exchange Debenture until the holder disposes of the Exchange Debenture in a taxable transaction.

                             PLAN OF DISTRIBUTION


  Each broker-dealer that receives New Exchangeable Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Exchangeable Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Exchangeable Preferred Stock received in exchange for Old Exchangeable Preferred Stock where such Old Exchangeable Preferred Stock was acquired as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period
of     days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of New Exchangeable Preferred Stock by broker-dealers. New Exchangeable Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Exchangeable Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such New Exchangeable Preferred Stock. Any broker-dealer that resells New Exchangeable Preferred Stock that was received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Exchangeable Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Exchangeable Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay the expenses incident to the Exchange Offer and will indemnify the Holders of the Old Exchangeable Preferred Stock against certain liabilities, including liabilities under the Securities Act, in connection with the Exchange Offer.

                                 LEGAL MATTERS

  The validity of and other matters related to the New Exchangeable Preferred Stock will be passed upon for the Company by Mayer, Brown & Platt, and for the Initial Purchasers by Latham & Watkins.

                                    EXPERTS

  The Company's consolidated balance sheets as of December 31, 1995 and 1996, and the consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

                                                                           PAGE
                                                                           ----
Clark USA, Inc. and Subsidiaries:
  Annual Financial Statements
    Report of Independent Accountants ....................................  F-2
    Consolidated Balance Sheets as of December 31, 1995 and 1996 .........  F-3
    Consolidated Statements of Earnings for the years ended December 31,
     1994, 1995 and 1996..................................................  F-4
    Consolidated Statements of Cash Flows for the years ended December 31,
     1994, 1995 and 1996..................................................  F-5
    Consolidated Statement of Stockholders' Equity for the years ended
     December 31, 1994, 1995 and 1996.....................................  F-6
    Notes to Consolidated Financial Statements............................  F-7
  Interim Financial Statements
    Consolidated Balance Sheet as of September 30, 1997................... F-20
    Consolidated Statements of Earnings for the nine months ended
     September 30, 1996 and 1997.......................................... F-21
    Consolidated Statements of Cash Flows for the nine months ended
     September 30, 1996 and 1997.......................................... F-22
    Notes to Consolidated Financial Statements............................ F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Clark USA, Inc.:

  We have audited the accompanying consolidated balance sheets of Clark USA, Inc. and Subsidiaries (a Delaware corporation), as of December 31, 1995 and 1996 and the related consolidated statements of earnings, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clark USA, Inc. and Subsidiaries as of December 31, 1995 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

St. Louis, Missouri
February 4, 1997

                        CLARK USA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            REFERENCE DECEMBER 31, DECEMBER 31,
ASSETS                                        NOTE        1995         1996
------                                      --------- ------------ ------------
CURRENT ASSETS:
  Cash and cash equivalents................     2      $  103,729   $  339,963
  Short-term investments...................    2,3         46,116       14,881
  Accounts receivable......................     2         179,763      171,714
  Inventories..............................    2,4        290,444      277,095
  Prepaid expenses and other...............                22,228       17,353
  Advance crude oil purchase receivable....   2,14          6,565          --
                                                       ----------   ----------
    Total current assets...................               648,845      821,006
PROPERTY, PLANT AND EQUIPMENT..............    2,5        550,872      557,256
ADVANCE CRUDE OIL PURCHASE RECEIVABLE......   2,14         99,345          --
OTHER ASSETS...............................    2,6         65,860       54,541
                                                       ----------   ----------
                                                       $1,364,922   $1,432,803
                                                       ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
  Accounts payable.........................     7       $ 307,528   $  294,736
  Accrued expenses and other...............    8,9         46,301       49,691
  Accrued taxes other than income..........                45,242       46,485
                                                       ----------   ----------
    Total current liabilities..............               399,071      390,912
LONG-TERM DEBT.............................    8,9        765,030      781,362
DEFERRED INCOME TAXES......................   2,12          7,677          --
OTHER LONG-TERM LIABILITIES................    11          38,937       46,141
CONTINGENCIES..............................    16             --           --
STOCKHOLDERS' EQUITY:
  Common Stock.............................
    Common $.01 par value, 19,051,818
     issued................................ 13,14,15          190          190
    Class A Common, $.01 par value,
     10,162,509 issued.....................   13,15            90          102
    Class B Common.........................   13,15             6          --
    Class C Common......................... 13,14,15            6          --
  Paid-in capital..........................   13,14       300,057      296,094
  Advance crude oil purchase receivable
   from
   stockholders............................   2,14       (146,890)     (26,520)
  Retained earnings (deficit)..............    3,7            748      (55,478)
                                                       ----------   ----------
    Total stockholders' equity.............               154,207      214,388
                                                       ----------   ----------
                                                       $1,364,922   $1,432,803
                                                       ==========   ==========

        The accompanying notes are an integral part of these statements.

                        CLARK USA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                             (DOLLARS IN THOUSANDS)

                                           FOR THE YEARS ENDED DECEMBER 31,
                               REFERENCE ---------------------------------------
                                 NOTE       1994        1995        1996
                               --------- ----------  ----------  ----------
NET SALES AND OPERATING
 REVENUES....................            $2,441,211  $4,486,859  $5,073,062
EXPENSES:
  Cost of sales..............            (2,086,639) (4,015,215) (4,557,011)
  Operating expenses.........              (225,616)   (375,545)   (419,868)
  General and administrative
   expenses..................               (51,445)    (52,353)    (59,502)
  Depreciation...............      2        (26,592)    (31,490)    (37,348)
  Amortization...............     2,6       (10,797)    (12,001)    (11,127)
  Recovery of inventory                      26,500         --          --
   market value write-down...      4     ----------  ----------  ----------
                                         (2,374,589) (4,486,604) (5,084,856)
                                         ----------  ----------  ----------
OPERATING INCOME (LOSS)......                66,622         255     (11,794)
  Interest and finance costs,               (54,829)    (59,232)    (47,500)
   net.......................      8     ----------  ----------  ----------
EARNINGS (LOSS) BEFORE INCOME
 TAXES.......................                11,793     (58,977)    (59,294)
  Income tax (provision)                     (3,980)     21,874       3,130
   benefit...................    2,12    ----------  ----------  ----------
NET EARNINGS (LOSS)..........            $    7,813  $  (37,103) $  (56,164)
                                         ==========  ==========  ==========




        The accompanying notes are an integral part of these statements.

                        CLARK USA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                             FOR THE YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1994        1995        1996
                                             ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss)....................... $    7,813  $  (37,103) $  (56,164)
  Adjustments:
    Depreciation............................     26,592      31,490      37,348
    Amortization............................     12,627      18,603      21,465
    Accretion of Zero Coupon Notes..........     15,490      17,048      19,167
    Realized loss on sales of investments...      6,625         --          --
    Shares of earnings of affiliates, net of
     dividends..............................       (468)     (1,413)       (136)
    Deferred income taxes...................      3,721     (22,450)     (7,678)
    Recovery of inventory market value
     write-down.............................    (26,500)        --          --
    Sale of advance crude oil purchase
     receivable.............................        --          --      (10,869)
    Other...................................      1,271       1,385       1,062
  Cash provided by (reinvested in) working
   capital--
    Accounts receivable, prepaid expenses,
     and other..............................    (12,650)   (109,083)     12,519
    Inventories.............................     22,995    (138,978)     13,266
    Accounts payable, accrued expenses,
     taxes other than income and other......     (1,185)    159,010      (7,598)
                                             ----------  ----------  ----------
      Net cash provided by (used in)
       operating activities.................     56,331     (81,491)     22,382
                                             ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of short-term investments.....   (120,426)    (41,500)        --
    Sales of short-term investments.........    237,345      25,942      31,135
    Expenditures for property, plant and
     equipment..............................   (100,372)    (42,164)    (45,039)
    Expenditures for turnaround.............    (11,191)     (6,525)    (13,862)
    Refinery acquisition expenditures.......    (13,514)    (71,776)        --
    Proceeds from disposals of property,
     plant and equipment....................      5,941       1,866       4,359
    Advance crude oil purchase receivable...        --     (105,910)    241,916
                                             ----------  ----------  ----------
      Net cash provided by (used in)
       investing activities.................     (2,217)   (240,067)    218,509
                                             ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Long-term debt payments.................       (585)     (1,620)     (2,835)
    Proceeds from issuance of long-term
     debt...................................        --      175,000         --
    Proceeds from capital lease
     transactions...........................        --       24,301         --
    Proceeds from sale of common stock......        --      135,500         --
    Stock issuance costs....................        --       (1,541)        --
    Deferred financing costs................     (5,904)    (32,737)     (1,822)
                                             ----------  ----------  ----------
      Net cash provided by (used in)
       financing activities.................     (6,489)    298,903      (4,657)
                                             ----------  ----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS................................     47,625     (22,655)    236,234
CASH AND CASH EQUIVALENTS, beginning of
 period.....................................     78,759     126,384     103,729
                                             ----------  ----------  ----------
CASH AND CASH EQUIVALENTS, end of period.... $  126,384  $  103,729  $  339,963
                                             ==========  ==========  ==========

        The accompanying notes are an integral part of these statements.

                        CLARK USA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (DOLLARS AND SHARES IN THOUSANDS)

                                   FOR THE YEARS ENDED DECEMBER 31,
                            ---------------------------------------------------
                                 1994             1995              1996
                            ---------------  ----------------  ----------------
                            SHARES  AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT
                            ------- -------  ------  --------  ------  --------
COMMON STOCK
 COMMON, $0.1 par, Autho-
  rized shares--39,875
 Balance January 1........      --  $   --      --   $    --   19,051  $    190
 Stock issuance...........      --      --   16,329       163     --        --
 Converted shares.........      --      --    2,722        27     --        --
                            ------- -------  ------  --------  ------  --------
 Balance December 31......      --      --   19,051       190  19,051       190
                            ------- -------  ------  --------  ------  --------
 CLASS A COMMON, $.01 par,
  Authorized shares--
  10,163
 Balance January 1........      --      --      --        --    9,033        90
 Stock issuance...........      --      --    9,033        90     --        --
 Converted shares.........      --      --      --        --    1,130        12
                            ------- -------  ------  --------  ------  --------
 Balance December 31......      --      --    9,033        90  10,163       102
                            ------- -------  ------  --------  ------  --------
 CLASS B COMMON, $.01 par,
  Authorized shares--563
 Balance January 1........      --      --      --        --      563         6
 Stock issuance...........      --      --      563         6     --        --
 Converted shares.........      --      --      --        --     (563)       (6)
                            ------- -------  ------  --------  ------  --------
 Balance December 31......      --      --      563         6     --        --
                            ------- -------  ------  --------  ------  --------
 CLASS C COMMON, $.01 par,
  Authorized shares--565
 Balance January 1........      --      --      --        --      565         6
 Stock issuance...........      --      --      565         6     --        --
 Converted shares.........      --      --      --        --     (565)       (6)
                            ------- -------  ------  --------  ------  --------
 Balance December 31......      --      --      565         6     --        --
                            ------- -------  ------  --------  ------  --------
 CLASS D COMMON, $.01 par,
  Authorized shares--3,390
 Balance January 1........      --      --      --        --      --        --
 Stock issuance...........      --      --    2,722        27     --        --
 Converted shares.........      --      --   (2,722)      (27)    --        --
                            ------- -------  ------  --------  ------  --------
 Balance December 31......      --      --      --        --      --        --
                            ------- -------  ------  --------  ------  --------
PAID-IN CAPITAL
 Balance January 1........      --   19,500     --     19,500     --    300,057
 Stock issuance...........      --      --      --    280,557     --     (3,963)
                            ------- -------  ------  --------  ------  --------
 Balance December 31......      --   19,500     --    300,057     --    296,094
                            ------- -------  ------  --------  ------  --------
ADVANCE CRUDE OIL PURCHASE
 RECEIVABLE FROM
 STOCKHOLDERS
 Balance January 1........      --      --      --        --      --   (146,890)
 Advance crude oil pur-
  chase receivable              --      --      --   (146,890)    --    120,370
  from stockholders.......  ------- -------  ------  --------  ------  --------
 Balance December 31......      --      --      --   (146,890)    --   ( 26,520)
                            ------- -------  ------  --------  ------  --------
RETAINED EARNINGS
 Balance January 1........      --   30,038     --     36,651     --        748
 Net earnings (loss)......      --    7,813     --    (37,103)    --    (56,164)
 Change in unrealized
  short-term
  investment gains and          --   (1,200)    --      1,200     --        (62)
  losses..................  ------- -------  ------  --------  ------  --------
 Balance December 31......      --   36,651     --        748     --    (55,478)
                            ------- -------  ------  --------  ------  --------
TOTAL STOCKHOLDERS' EQUI-       --  $56,151  29,212  $154,207  29,214  $214,388
 TY.......................  ======= =======  ======  ========  ======  ========

        The accompanying notes are an integral part of these statements.

                       CLARK USA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
             (TABULAR DOLLAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

1. GENERAL

  Clark USA, Inc., a Delaware corporation ("Clark USA" or the "Company"), is a holding company. The subsidiaries of Clark USA are Clark Refining & Marketing, Inc. ("Clark") and Clark Pipe Line Company, both Delaware corporations. Clark's principal operations include crude oil refining, wholesale and retail marketing of refined petroleum products and retail marketing of convenience store items in the Central United States.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  The Company's earnings and cash flow from operations are primarily dependent upon processing crude oil and selling quantities of refined petroleum products at margins sufficient to cover operating expenses. Crude oil and refined petroleum products are commodities and factors largely out of the Company's control can cause prices to vary, in a wide range, over a short period of time. This potential margin volatility can have a material effect on financial position, current period earnings and cash flow.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents; Short-term Investments

  The Company considers all highly liquid investments, such as time deposits, money market instruments, commercial paper and United States and foreign government securities, purchased with an original maturity of three months or less, to be cash equivalents. Short-term investments consist of similar investments, as well as United States government security funds, maturing more than three months from date of purchase and are carried at fair value (see
Note 3 "Short-term Investments"). The Company invests only in AA rated or better fixed income marketable securities or the short-term rated equivalent.

  The Company classifies checks issued which have not yet cleared the bank account as accounts payable. Such balances included in "Accounts payable" were $12.1 million and $12.9 million as of December 31, 1995 and 1996, respectively.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables and the advance crude oil purchase receivable (see Note 14 "Occidental/Gulf Transactions"). Credit risk on trade receivables is minimized as a result of the credit quality of the Company's customer base and industry collateralization practices. As of December 31, 1996, the Company had $36.4 million (1995--$17.0 million) due from Chevron USA Products Co. ("Chevron"). Sales to Chevron in 1996 totaled $455.8 million (1995--$448.8 million).

 Inventories

  Inventories are stated at the lower of cost, predominantly using the last-in, first-out "LIFO" method, or market on an aggregate basis. During the year ended December 31, 1996, total petroleum inventory

                       CLARK USA, INC. AND SUBSIDIARIES
quantities were reduced, resulting in a LIFO liquidation, the effect of which increased pretax earnings by $2.4 million. There was no such effect in the years ended December 31, 1994 and 1995.

  To limit risk related to price fluctuations, Clark employs risk strategies using crude oil and refined products futures and options contracts to manage potentially volatile market movements on aggregate physical and contracted inventory positions. As of December 31, 1996, Clark's open contracts represented 0.7 million barrels of crude oil and refined products, and had terms extending into February, 1997. As of December 31, 1995, Clark's open contracts represented 1.7 million barrels of crude oil and refined products, and had terms extending into December, 1996.

  The Company considers all futures and options contracts to be part of its risk management strategy. Unrealized gains and losses on open contracts are recognized as a product cost component unless the contract can be identified as a price risk hedge of specific inventory positions or open commitments, in which case the unrealized gain or loss is deferred and recognized as an adjustment to the carrying amount of petroleum inventories or accounts payable if related to open commitments. Deferred gains and losses on these contracts are recognized as an adjustment to product cost when such inventories are sold or consumed. As of December 31, 1996, the Company had net unrealized gains on open futures and options contracts of $1.2 million (1995--unrealized loss of $0.4 million) all of which have been recognized in operations.

 Property, Plant and Equipment

  Property, plant and equipment additions are recorded at cost. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets or group of assets. The cost of buildings and marketing facilities on leased land and leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life or the lease term. The Company capitalizes the interest cost associated with major construction projects based on the effective interest rate on aggregate borrowings.

  Expenditures for maintenance and repairs are expensed. Major replacements and additions are capitalized. Gains and losses on assets depreciated on an individual basis are included in current income. Upon disposal of assets depreciated on a group basis, unless unusual in nature or amount, residual cost less salvage is charged against accumulated depreciation.

  The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121 concerning "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The standard requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable with future cash flows. The Company adopted this standard beginning January 1, 1996 which did not have any effect on the financial statements. The Company believes that if a project initiated to produce low-sulfur diesel fuel at the Hartford refinery ("DHDS Project"), which was delayed in 1992 due to an expectation of narrow differentials between low- and high-sulfur diesel fuel, does not proceed due to continued relatively narrow price differentials between low- and high-sulfur diesel fuel, future cash flows from the asset would not likely support the carrying value which was approximately $24.1 million as of December 31, 1996. Effective January 1, 1996, the Company began to depreciate the DHDS Project over 30 years.

 Environmental Costs

  Environmental expenditures are expensed or capitalized depending upon their future economic benefit. Costs which improve a property as compared with the condition of the property when originally

                       CLARK USA, INC. AND SUBSIDIARIES
constructed or acquired and costs which prevent future environmental contamination are capitalized. Costs which return a property to its condition at the time of acquisition or original construction are expensed.

 Deferred Turnaround and Financing Costs

  A turnaround is a periodically required standard procedure for maintenance of a refinery that involves the shutdown and inspection of major processing units and generally occurs approximately every three years. Turnaround costs, which are included in "Other assets", are amortized over the period to the next scheduled turnaround, beginning the month following completion.

  Financing costs related to obtaining or refinancing of debt are deferred and amortized over the expected life of the debt.

 Advance Crude Oil Purchase Receivable

  The Company has an advance crude oil purchase receivable from Gulf Resources Corporation ("Gulf") and had an advance crude oil purchase receivable from Occidental Petroleum Corporation ("Occidental") prior to its sale on October 4, 1996 (see Note 14 "Occidental/Gulf Transactions"). These advance crude oil purchase receivables were accounted for as financial instruments and were recorded at cost as of December 31, 1996. To the extent the advance crude oil purchase receivables were acquired by the issuance of stock, they were presented as a reduction to Stockholders' Equity. The proceeds from the issuance of stock were recognized as the principal portion of the receivable was amortized. Income and the reduction of principal related to the notes were recognized according to the interest method of amortization with gross proceeds allocated between principal recovery and financing income.

 Income Taxes

  Clark USA and its subsidiaries file a consolidated U.S. federal income tax return. The Company provides for deferred taxes under the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") (see Note 12 "Income Taxes"). Deferred taxes are classified as current, included in prepaid or accrued expenses, or noncurrent depending on the classification of the assets and liabilities to which the temporary differences relate. Deferred taxes arising from temporary differences that are not related to a specific asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse. In accordance with the provision of SFAS 109, the Company records a valuation allowance when necessary to reduce the net deferred tax asset to an amount expected to be realized.

 Employee Benefit Plans

  The Clark Refining & Marketing, Inc. Savings Plan and separate Trust (the "Plan"), a defined contribution plan, covers substantially all employees of Clark. Under terms of the Plan, Clark matches the amount of employee contributions, subject to specified limits. Contributions to the Plan during 1996 were $6.4 million (1995--$5.5 million; 1994--$3.4 million).

  Clark provides certain benefits for most retirees once they have reached a specified age and specified years of service. These benefits include health insurance in excess of social security and an employee paid deductible amount, and life insurance equal to the employee's annual salary.

3. SHORT-TERM INVESTMENTS

  The Company's short-term investments are all considered Available-for-Sale and are carried at fair value with the resulting unrealized gain or loss (net of applicable taxes) shown as a component of retained earnings.

                       CLARK USA, INC. AND SUBSIDIARIES

  Short-term investments consisted of the following:

                                      1995                           1996
                         ------------------------------ ------------------------------
                                   UNREALIZED AGGREGATE                      AGGREGATE
                         AMORTIZED    GAIN      FAIR    AMORTIZED UNREALIZED   FAIR
MAJOR SECURITY TYPE        COST      (LOSS)     VALUE     COST    GAIN(LOSS)   VALUE
-------------------      --------- ---------- --------- --------- ---------- ---------
U.S. Debt Securities....  $46,116    $ --      $46,116   $14,981    $(100)    $14,881

   The net unrealized position as of December 31, 1996, included gains of $0.0 million and losses of $0.1 million (1995--gains of $0.1 million and losses of $0.1 million).

   The contractual maturities of the short-term investments as of December 31, 1996 were:

                                                            AMORTIZED AGGREGATE
                                                              COST    FAIR VALUE
                                                            --------- ----------
Due in one year or less....................................  $ 3,019   $ 3,002
Due after one year through five years......................   11,962    11,879
                                                             -------   -------
                                                             $14,981   $14,881
                                                             =======   =======

  Although some of the contractual maturities of these short-term investments are over one year, management's intent is to use the funds for current operations and not hold the investments to maturity.

  For the year ended December 31, 1996, the proceeds from sales of short-term investments were $31.1 million with no realized gains or losses recorded for the period. For the same period in 1995 and 1994, the proceeds from the sale of short-term investments were $25.9 million and $237.3 million, respectively, with no realized gains or losses in 1995 and $6.6 million realized losses in 1994. Realized gains and losses are presented in "Interest and financing costs, net" and are computed using the specific identification method.

  The change in the net unrealized holding gains or losses on Available-for-Sale securities for the year ended December 31, 1996, was a loss of $0.1 million ($0.1 million after taxes). For the same period in 1995, there was a net unrealized holding gain of $1.9 million ($1.2 million after taxes), and in 1994, there was a net unrealized holding loss of $1.9 million ($1.2 million after taxes).

  Cash and cash equivalents included $30.0 million of debt securities whose cost approximated market value as of December 31, 1996 (1995--$55.5 million) and for which there were no realized gains or losses recorded in the period.

4. INVENTORIES

  The carrying value of inventories consisted of the following:

                                                                1995     1996
                                                              -------- --------
Crude oil.................................................... $ 90,635 $105,786
Refined products and blendstocks.............................  163,915  136,747
Convenience products.........................................   20,532   17,643
Warehouse stock and other....................................   15,362   16,919
                                                              -------- --------
                                                              $290,444 $277,095
                                                              ======== ========

                       CLARK USA, INC. AND SUBSIDIARIES

  The market value of the crude and refined product inventories as of December 31, 1996 was approximately $81.7 million above the carrying value (1995--$5.4 million above the carrying value). In the first half of 1994, crude oil and related refined product prices rose substantially, allowing the reversal of the inventory write-down to market which was recorded in 1993 due to falling crude oil and product prices.

5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consisted of the following:

                                                               1995      1996
                                                             --------  --------
Land........................................................ $ 20,015  $ 19,659
Refineries..................................................  418,675   434,623
Retail stores...............................................  187,921   210,033
Product terminals and pipelines.............................   60,965    64,388
Other.......................................................   11,346    12,051
                                                             --------  --------
                                                              698,922   740,754
Accumulated depreciation and amortization................... (148,050) (183,498)
                                                             --------  --------
                                                             $550,872  $557,256
                                                             ========  ========

  As of December 31, 1996, property, plant and equipment included $43.8 million (1995--$52.2 million) of construction in progress. Capital lease assets at cost of $25.3 million (1995--$25.3 million) were included in property, plant and equipment as of December 31, 1996.

6. OTHER ASSETS

  Other assets consisted of the following:

                                                                 1995    1996
                                                                ------- -------
Deferred financing costs....................................... $42,187 $29,849
Deferred turnaround costs......................................  14,243  16,978
Investment in non-consolidated affiliates......................   6,291   6,427
Other..........................................................   3,139   1,287
                                                                ------- -------
                                                                $65,860 $54,541
                                                                ======= =======

  Amortization of deferred financing costs for the year ended December 31, 1996 was $10.2 million (1995--$6.5 million; 1994--$1.8 million). Amortization of turnaround costs for the year ended December 31, 1996 was $11.1 million (1995--$12.0 million; 1994--$10.8 million).

7. WORKING CAPITAL FACILITY

  At all times during 1996, Clark had in place a working capital facility which provided a revolving line of credit principally for the issuance of letters of credit which are used primarily for securing purchases of crude oil, other feedstocks and refined products, and for limited cash borrowings. This facility is collateralized by substantially all of Clark's current assets and certain intangibles. The amount of the facility is the lesser of $400 million or the amount available under a defined borrowing base, representing specified percentages of cash, investments, accounts receivable, inventory and other working capital items ($489.5 million as of December 31, 1996). Clark is required to comply with certain financial covenants including maintaining defined levels of working capital, cash, tangible net

                       CLARK USA, INC. AND SUBSIDIARIES
worth, maximum indebtedness to tangible net worth and a minimum ratio of adjusted cash flow to debt service. As of December 31, 1996, $298.5 million (1995--$221.0 million) of the line of credit was utilized for letters of credit, of which $78.4 million (1995--$91.4 million) supported commitments for future deliveries of petroleum products. There were no direct cash borrowings under the facility as of December 31, 1996 and 1995.

8. LONG-TERM DEBT

                                                                1995     1996
                                                              -------- --------
10 1/2% Senior Notes due December 1, 2001 ("10 1/2% Notes").. $225,000 $225,000
9 1/2% Senior Notes due September 15, 2004 ("9 1/2% Notes")..  175,000  175,000
10 7/8% Senior Notes due December 1, 2005 ("10 7/8% Notes")..  175,000  175,000
Senior Secured Zero Coupon Notes, due February 15, 2000
 ("Zero Coupon Notes").......................................  169,589  188,756
Obligations under capital leases and other notes.............   23,498   20,673
                                                              -------- --------
                                                               768,087  784,429
  Less current portion.......................................    3,057    3,067
                                                              -------- --------
                                                              $765,030 $781,362
                                                              ======== ========

  The estimated fair value of long-term debt as of December 31, 1996 was $803.6 million (1995--$799.1 million), determined using quoted market prices for these issues. The capital leases and other notes have a market value which approximates cost.

  The 9 1/2% Notes and 10 1/2% Notes were issued by Clark in September 1992 and December 1991, respectively, and are unsecured. The 9 1/2% Notes and 10 1/2% Notes are redeemable at the Company's option beginning September 1997 and December 1996, respectively, at a redemption price which starts at 105.25% and decreases to 100% of principal two years later.

  In December 1995, Clark USA issued the 10 7/8% Notes in connection with the Occidental and Gulf transactions (see Note 14 "Occidental/Gulf Transactions"). These notes are redeemable at the Company's option beginning December 1, 2000, at a redemption price of 105% which decreases to 100% of principal in 2003. Thirty-five percent of the notes are redeemable at 111% of principal at the Company's option from the net proceeds of a public offering made prior to December 1, 1998.

  In February 1993, Clark USA issued Zero Coupon Notes with a value at maturity of $264 million. The notes are collateralized by the capital stock owned by Clark USA of each of its subsidiaries (of which Clark is the principal subsidiary) and have a yield to maturity of 11% per annum. The Zero Coupon Notes are redeemable at the Company's option at any time on or after February 15, 1998, at a price equal to their accreted value to the redemption date. Non-cash interest expense of $19.2 million was recorded in 1996 (1995-- $17.2 million, 1994--$15.5 million) for the Zero Coupon Notes.

  The Clark and Clark USA note indentures contain certain restrictive covenants including limitations on the payment of dividends, limitations on the payment of amounts to related parties, limitations on the level of debt, provisions related to change of control and incurrence of liens. Clark USA must have a net worth of $220 million before any dividends could be paid. In addition, Clark must maintain a minimum net worth of $100 million and Clark USA must maintain a minimum net worth of $25 million.

  During 1995, Clark entered into two sale/leaseback lease transactions for a total of $24.3 million. Each capital lease has a term of five years. One lease has a fixed rate of 8.36% and the other lease rate floats at a spread of 2.25% over the London Interbank Offer Rate (LIBOR).

                       CLARK USA, INC. AND SUBSIDIARIES

  The scheduled maturities of long-term debt during the next five years are (in thousands): 1997--$3,067 (included in "Accrued expenses and other"); 1998--$3,828; 1999--$3,737; 2000--$270,375; 2001--$225,012; 2002 and
thereafter--$350,057.

 Interest and financing costs

  Interest and financing costs, net, included in the statements of earnings, consisted of the following:

                                                       1994     1995     1996
                                                      -------  -------  -------
   Interest expense.................................. $56,537  $60,985  $81,159
   Financing costs...................................   1,832    6,476   10,150
   Interest and finance income.......................  (2,231)  (6,825) (42,776)
                                                      -------  -------  -------
                                                       56,138   60,636   48,533
   Capitalized interest..............................  (2,409)  (1,404)  (1,033)
                                                      -------  -------  -------
   Interest and financing costs, net................. $53,729  $59,232  $47,500
                                                      =======  =======  =======

  Cash paid for interest expense in 1996 was $62.0 million (1995--$42.2 million; 1994--$40.3 million). Accrued interest payable as of December 31, 1996 of $8.4 million (December 31, 1995--$8.4 million) is included in "Accrued expenses and other." Included in interest and finance income for 1996 is $31.8 million of finance income, inclusive of the $10.9 million gain on sale, related to the advance crude oil purchase receivables.

9. LEASE COMMITMENTS

  The Company leases premises and equipment under lease arrangements, many of which are non-cancelable. The Company leases store property and equipment with lease terms extending to 2015, some of which have escalation clauses based on a set amount of increases in the Consumer Price Index. The Company also has operating lease agreements for certain equipment at the refineries, retail stores, and the general office. These lease terms range from 1 to 8 years with the option to purchase some of the equipment at the end of the lease term at fair market value. The leases generally provide that the Company pay taxes, insurance, and maintenance expenses related to the leased assets. As of December 31, 1996 future minimum lease payments under capital leases and non-cancelable operating leases were as follows (in millions): 1997--$17.2; 1998-- $16.8; 1999--$15.8; 2000--$17.8; 2001--$9.8; and $122.0 in the aggregate thereafter. Rental expense during 1996 was $16.5 million (1995--$10.3 million; 1994--$12.3 million).

10. RELATED PARTY TRANSACTIONS

  Transactions of significance with related parties not disclosed elsewhere in the footnotes are detailed below:

 HSM Insurance Inc.

  The Company paid premiums of $2.0 million in 1994 to HSM Insurance, Inc., an affiliate of TrizecHahn Corporation (formerly the Horsham Corporation) ("TrizecHahn"), the Company's 46% shareholder, for providing environmental impairment liability insurance. No loss claims have been made under the policy. The policy was terminated on December 31, 1994.

                       CLARK USA, INC. AND SUBSIDIARIES

 Management Services and Trade Credit Guarantees

  TrizecHahn and Clark have agreements to provide certain management services to each other from time to time. Clark established trade credit with various suppliers of its petroleum requirements, occasionally requiring the guarantee of TrizecHahn. Fees related to trade credit guarantees totaled $0.1 million, $0.2 million and $0.2 million in 1994, 1995 and 1996, respectively. The last trade credit guarantee was terminated in August, 1996.

 AOC L.P.--Contingent Consideration

  In 1992, the Company and TrizecHahn purchased the outstanding shares held by the minority shareholders, AOC L.P. for consideration including "Contingent Consideration" of up to an aggregate of $24 million (increasing at 9% per annum through 1996--$33.9 million as of December 31, 1996) based on exceeding certain cash flow levels, the sale of certain assets or the sale of equity above certain escalating valuation levels during the years 1993 through 1996.

  The sale of equity by the Company to finance the Port Arthur refinery acquisition triggered a calculation of a potential contingent payment to AOC L.P. The Company believes that no payment is due based, in part, upon the value of shares sold. The Company believes the Occidental and Gulf mergers do not trigger an obligation on the Company to calculate or make a payment to AOC L.P. Despite the Company's calculations of the amount of the AOC L.P. contingent payment related to the Port Arthur Refinery financing and the Company's belief related to the Occidental and Gulf transactions, AOC L.P. has asserted that an amount is payable. There can be no assurance that the Company's position related to the Port Arthur Refinery financing or Occidental and Gulf mergers will prevail. TrizecHahn has agreed to indemnify the Company for any contingent payment payable to AOC L.P. in excess of $7 million.

11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  The following table sets forth the unfunded status for the post retirement health and life insurance plans:

                                                                1995     1996
                                                               -------  -------
   Accumulated postretirement benefit obligation:
     Retirees................................................. $12,045  $11,889
     Fully eligible plan participants.........................   1,288      873
     Other plan participants..................................  20,025   16,687
                                                               -------  -------
       Total..................................................  33,358   29,449
     Accrued postretirement benefit cost......................     --       --
     Plan assets at fair value................................     --       --
     Unrecognized net (gain)/loss.............................  (1,921)    (216)
     Unrecognized prior service cost..........................     --       635
                                                               -------  -------
     Accrued postretirement benefit liability................. $31,437  $29,868
                                                               =======  =======

   The components of net periodic postretirement benefit costs are as follows:

                                                            1994   1995   1996
                                                           ------ ------ ------
   Service Costs.......................................... $  415 $  999 $1,074
   Interest Costs.........................................  1,271  2,174  2,095
                                                           ------ ------ ------
   Net periodic postretirement benefit cost............... $1,686 $3,173 $3,169
                                                           ====== ====== ======

                        CLARK USA, INC. AND SUBSIDIARIES

  A discount rate of 7.50% (1995--7.25%) was assumed as well as a 4.25% (1995-- 4.25%) rate of increase in the compensation level. For measuring the expected postretirement benefit obligation, the health care cost trend rate ranged from 7.25% to 10.25% in 1996, grading down to an ultimate rate in 2003 of 5.25%. The effect of increasing the average health care cost trend rates by one percentage point would increase the accumulated postretirement benefit obligation, as of December 31, 1996, by $4.3 million and increase the annual aggregate service and interest costs by $0.6 million.

12. INCOME TAXES

  The Company provides for deferred taxes under the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

  The income tax provision (benefit) is summarized as follows:

                                                      1994     1995      1996
                                                     ------- --------  --------
Earnings (loss) before provision for income taxes... $11,793 $(58,977) $(59,294)
                                                     ======= ========  ========
Current provision (benefit)-Federal................. $   --  $    --   $   (291)
State...............................................     --       --      4,801
                                                     ------- --------  --------
                                                         --       --      4,510
Deferred provision (benefit)-Federal................   2,147  (21,892)     (843)
State...............................................   1,833       18    (6,797)
                                                     ------- --------  --------
                                                       3,980  (21,874)   (7,640)
                                                     ------- --------  --------
Income tax provision (benefit)...................... $ 3,980 $(21,874) $ (3,130)
                                                     ======= ========  ========

   A reconciliation between the income tax provision computed on pretax income at the statutory federal rate and the actual provision for income taxes is as follows:

                                                     1994     1995      1996
                                                    ------  --------  --------
Federal taxes computed at 35%...................... $4,128  $(20,642) $(20,753)
State taxes, net of federal effect.................  1,192    (3,622)   (1,297)
Nontaxable dividend income......................... (1,453)   (2,172)   (2,416)
Valuation allowance................................    --        --     18,834
Other items, net...................................    113     4,562     2,502
                                                    ------  --------  --------
Income tax provision (benefit)..................... $3,980  $(21,874) $ (3,130)
                                                    ======  ========  ========

                       CLARK USA, INC. AND SUBSIDIARIES

   The following represents the approximate tax effect of each significant temporary difference giving rise to deferred tax liabilities and assets as of December 31, 1995 and 1996.

                                                                 1995    1996
                                                                ------- -------
Deferred tax liabilities:
  Property, plant and equipment................................ $79,373 $85,625
  Turnaround costs.............................................   5,559   4,939
  Inventory....................................................  19,204  18,008
  Other........................................................   4,852      28
                                                                ------- -------
                                                                108,988 108,600
                                                                ------- -------
Deferred tax assets:
  Alternative minimum tax credit...............................  19,376  17,514
  Trademarks...................................................   4,491   4,376
  Environmental and other future costs.........................  22,958  18,992
  Tax loss carryforwards.......................................  52,359  80,606
  Other........................................................   2,127   5,946
                                                                ------- -------
                                                                101,311 127,434
                                                                ------- -------
Valuation allowance............................................     --  (18,834)
                                                                ------- -------
Net deferred tax liability..................................... $ 7,677 $   --
                                                                ======= =======

  As of December 31, 1996, the Company has made payments of $17.5 million under the Federal alternative minimum tax system which are available to reduce future regular income tax payments. As of December 31, 1996, the Company had a Federal net operating loss carryforward of $216.3 million and Federal tax credit carryforwards in the amount of $1.5 million. Such operating loss and tax credit carryforwards have carryover periods of 15 years and are available to reduce future tax liabilities through the years ending December 31, 2011 and 2010, respectively.

  The Company recorded a valuation allowance of $18.8 million as of December 31, 1996 (1995-None). In calculating the increase in the valuation allowance, the Company assumed as future taxable income only future reversals of existing taxable temporary differences.

  During 1996, the Company made a Federal tax payment of $2.7 million in settlement of an Internal Revenue Service evaluation for tax years ended December 31, 1991 and December 31, 1992 and made net cash state tax payments of $0.7 million. (1995--net cash tax payments of $0.6 million; 1994--net cash tax refunds of $2.9 million).

  Section 382 of the Internal Revenue Code restricts the utilization of net operating losses upon the occurrence of an ownership change, as defined. An ownership change that restricts future operating loss utilization occurred during 1995, but based upon and to the extent of future taxable income from reversals of existing taxable temporary differences management believes such limitation will not restrict the Company's ability to significantly utilize the net operating losses over the 15 year carryforward period.

13. ACQUISITION OF PORT ARTHUR REFINERY

  On February 27, 1995, Clark purchased Chevron U.S.A. Inc.'s ("Chevron") Port Arthur, Texas refinery, acquiring the refinery assets and certain related terminals, pipelines, and other assets for a purchase price of approximately $70 million (excluding acquired hydrocarbon and non-hydrocarbon

                       CLARK USA, INC. AND SUBSIDIARIES
inventories of $121.7 million and assumed liabilities of $19.4 million) plus related acquisition costs of $14.9 million and accrued liabilities of $5.7 million. The total assumed and accrued liabilities of $25.1 million were considered non-cash activity for purposes of the Statement of Cash Flows. The total cost of the acquisition was accounted for using the purchase method of accounting with $110.0 million allocated to the refinery long-term assets and $121.7 million charged to current assets for hydrocarbon and non-hydrocarbon inventories.

  The purchase agreement also provides for contingent payments to Chevron of up to $125 million over a five year period from the closing date of the acquisition in the event refining industry margin indicators exceed certain escalating levels. These contingent payments are calculated annually and the appropriate liability, if any, will be recorded at that time. As of December 31, 1996 and 1995, Clark had no obligation to Chevron relating to the contingent payment agreement. While Chevron retained primary responsibility for required remediation of most pre-closing environmental contamination, Clark assumed responsibility for environmental contamination beneath and within 25 to 100 feet of the facility's active processing units. Clark accrued $7.5 million as part of the acquisition for the expected cost of remediating pipe trenches and the recovery of free phase hydrocarbons in its responsibility area of the Port Arthur refinery.

  On February 27, 1995, the Company obtained a portion of the funds necessary to finance the Port Arthur acquisition from a subsidiary of its major shareholder, TrizecHahn. The Company sold 9,000,000 shares of Class A Common Stock, 562,500 shares of Class B Common Stock and 562,500 shares of Class C Common stock for an aggregate consideration of $135 million. Subsequently, the TrizecHahn subsidiary sold 8,000,000 shares of Class A Common Stock and 500,000 shares of Class C Common Stock to Tiger Management Corporation for $120 million. The Company subsequently contributed $150 million to Clark for the purchase of the Port Arthur refinery.

14. OCCIDENTAL/GULF TRANSACTIONS

  In December 1995, the Company completed separate transactions with Occidental and Gulf. Pursuant to a merger agreement and a series of related agreements with Occidental, the Company acquired the right to receive the equivalent of 17.661 million barrels of WTI to be delivered over six years according to a defined schedule. In connection with this transaction, the Company issued common stock (considered a non-cash activity for the purpose of the Statement of Cash Flows) valued at approximately $120 million, or $22 per share (5,454,545 shares), and paid $100 million in cash to Occidental. Pursuant to a merger agreement and a series of related agreements with Gulf, the Company acquired the right to receive 3.164 million barrels of certain royalty oil to be received by Gulf pursuant to agreements among Gulf, an Occidental subsidiary and the Government of the Congo. The crude oil was to be delivered over six years according to a minimum schedule of (in millions of barrels) 0.72, 0.62, 0.56, 0.48, 0.42 and 0.36 in 1996, 1997, 1998, 1999, 2000
and 2001, respectively. The Company issued common stock valued at approximately $26.9 million, or $22 per share (1,222,273 shares), to Gulf. In addition, the Company paid upfront fees of $9.4 million and will pay commissions over the future delivery periods of up to approximately $7 million to an affiliate of Gulf.

  On October 4, 1996, Clark sold the Occidental advance crude oil purchase receivable after receiving value for approximately 1.5 million barrels during 1996. The advance crude oil purchase receivable was sold for net cash proceeds of $235.4 million. The effect of the sale increased net Stockholders' Equity by approximately $110.6 million. The Company realized a gain on the sale of $10.9 million. For the year ended December 31, 1996, the Company recorded finance income of $31.8 million, inclusive of the gain on sale, which was reflected in "Interest and financing costs, net." The advance crude oil purchase receivable from Gulf continues to be held by the Company. However, Gulf has not made their required deliveries since July, 1996 and the Company has not recorded any finance income subsequent to their last delivery.

                       CLARK USA, INC. AND SUBSIDIARIES

  The Company entered into certain futures contracts as hedges of the oil price risk associated with the advance crude oil purchase receivables. Gains or losses on these contracts were recognized in earnings as a component of financing income as realized. Unrealized gains or losses were carried as an adjustment of the carrying amount of the advance crude oil purchase receivables. As of December 31, 1995, approximately 7.4 million barrels of the advance crude oil purchase receivables were hedged for the period from 1996 to 1998 at prices ranging from $16.95 per barrel to $18.00 per barrel. All open contracts were sold as part of the Occidental advance crude oil purchase receivable sale in October, 1996.

15. STOCK OPTION PLANS

  The Company has adopted a compensatory Long-Term Performance Plan (the "Performance Plan"). Under the Performance Plan, designated employees, including executive officers, of the Company and its subsidiaries and other related entities are eligible to receive awards in the form of stock options, stock appreciation rights and stock grants.

  An aggregate of 1,250,000 shares of Clark USA Inc., Common Stock may be awarded under the Performance Plan, either from authorized, unissued shares which have been reserved for such purpose or from shares purchased on the open market, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar change in the outstanding Common Stock of the Company. The options normally extend for 10 years and become exercisable within 3 years of the grant date. Additionally, under this plan the stock options granted may not be sold or otherwise transferred, and are not exercisable until after a public offering of stock is completed by the Company or change of control (as defined in the Plan). Stock granted under this plan is priced at the fair market value at the date of grant.

  During 1996 no additional shares were granted under this Plan. In 1995, 549,000 shares were granted under this Plan and priced at the fair market value at the date of grant. As of December 31, 1996, 549,000 stock options were outstanding (1995--549,000) at an exercise price of $15 per share.

16. CONTINGENCIES

  Clark and the Company are subject to various legal proceedings related to governmental regulations and other actions arising out of the normal course of business, including legal proceedings related to environmental matters. Among those actions and proceedings are the following:

  The Equal Employment Opportunity Commission ("EEOC") has alleged that Clark had engaged in age discrimination in violation of the Age Discrimination in Employment Act. The Action involves 38 former managers it believes have been affected by an alleged pattern and practice. The relief sought by the EEOC includes reinstatement or reassignment of the individuals allegedly affected, payment of back wages and benefits, an injunction prohibiting employment practices which discriminate on the basis of age, and institution of practices to eradicate the effects of any past discriminatory practices.

  A Petition entitled Anderson, et al. vs. Chevron and Clark, was filed in Jefferson County, Texas by forty individual plaintiffs who were Chevron employees who did not receive offers of employment by Clark at the time of purchase of the Port Arthur Refinery. Chevron and the outplacement service retained by Chevron are also named as defendants. Subsequent to the filing of the lawsuit, the plaintiffs have each filed individual charges with the EEOC and the Texas Commission of Human Rights.

                       CLARK USA, INC. AND SUBSIDIARIES

  Clark is the subject of a purported class action lawsuit related to an on-site electrical malfunction at Clark's Blue Island refinery on October 7, 1994, which resulted in the release to the atmosphere of used catalyst containing low levels of heavy metals, including antimony, nickel and vanadium. This release resulted in the temporary evacuation of certain areas near the refinery, including a high school, and approximately fifty people were taken to area hospitals. Clark offered to reimburse the medical expenses incurred by persons receiving treatment. The purported class action lawsuit was filed on behalf of various named individuals and purported plaintiff classes, including residents of Blue Island, Illinois and Eisenhower High School students, alleging claims owed on common law nuisance, negligence, willful and wanton negligence and the Illinois Family Expense Act as a result of this incident. Plaintiffs seek to recover damages in an unspecified amount for alleged medical expenses, diminished property values, pain and suffering and other damages. Plaintiffs also seek punitive damages in an unspecified amount.

  While it is not possible at this time to establish the ultimate amount of liability with respect to the Company's contingent liabilities, Clark and the Company are of the opinion that the aggregate amount of any such liabilities, for which provision has not been made, will not have a material adverse effect on their financial position; however, an adverse outcome of any one or more of these matters could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period.

                       CLARK USA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET

            (UNAUDITED, DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                        REFERENCE SEPTEMBER 30,
                                                          NOTE        1997
ASSETS                                                  --------- -------------
CURRENT ASSETS:
  Cash and cash equivalents............................            $  282,967
  Short-term investments...............................                14,818
  Accounts receivable..................................               108,285
  Inventories..........................................     2         335,248
  Prepaid expenses and other...........................                18,107
                                                                   ----------
    Total current assets...............................               759,425
PROPERTY, PLANT AND EQUIPMENT..........................               575,404
OTHER ASSETS...........................................    3,8         67,975
                                                                   ----------
                                                                   $1,402,804
                                                                   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................            $  211,250
  Accrued expenses and other...........................   4, 5         60,103
  Accrued taxes other than income......................                45,031
                                                                   ----------
    Total current liabilities..........................               316,384
LONG-TERM DEBT.........................................     8         794,837
OTHER LONG-TERM LIABILITIES............................                47,729
CONTINGENCIES..........................................     6             --
STOCKHOLDERS' EQUITY:
  Common Stock
  Common, $.01 par value, 19,051,818 issued............     8             190
  Class A Common, $.01 par value, 10,162,509 issued....                   102
  Paid-in capital......................................     8         296,094
  Advance crude oil purchase receivable from
   stockholders........................................               (26,520)
  Retained earnings (deficit)..........................     8         (26,012)
                                                                   ----------
    Total stockholders' equity.........................               243,854
                                                                   ----------
                                                                   $1,402,804
                                                                   ==========

       The accompanying notes are an integral part of these statements.

                        CLARK USA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                                          FOR THE NINE MONTHS
                                                          ENDED SEPTEMBER 30,
                                               REFERENCE ----------------------
                                                 NOTE       1996        1997
                                               --------- ----------  ----------
NET SALES AND OPERATING REVENUES..............           $3,724,723  $3,297,152
EXPENSES:
  Cost of sales...............................           (3,344,179) (2,789,395)
  Operating expenses..........................             (305,571)   (320,095)
  General and administrative expenses.........              (43,971)    (47,999)
  Depreciation................................              (28,175)    (30,291)
  Amortization................................     3         (8,835)    (14,095)
                                                         ----------  ----------
                                                         (3,730,731) (3,201,875)
                                                         ----------  ----------
OPERATING INCOME (LOSS).......................               (6,008)     95,277
  Interest and financing costs, net...........    3,4       (40,608)    (58,356)
                                                         ----------  ----------
EARNINGS (LOSS) BEFORE INCOME TAXES...........              (46,616)     36,921
  Income tax benefit (provision)..............     5         17,422      (7,497)
                                                         ----------  ----------
NET EARNINGS (LOSS)...........................           $  (29,194) $   29,424
                                                         ==========  ==========


        The accompanying notes are an integral part of these statements.

                        CLARK USA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                                              FOR THE NINE
                                                                 MONTHS
                                                             ENDED SEPTEMBER
                                                                   30,
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
CASH FLOWS OPERATING ACTIVITIES:
  Net earnings (loss)...................................... $(29,194) $ 29,424
  Adjustments:
    Depreciation...........................................   28,175    30,291
    Amortization...........................................   16,600    22,205
    Accretion of Zero Coupon Notes.........................   14,182    15,785
    Share of earnings of affiliates, net of dividends......     (139)     (104)
    Deferred income taxes..................................  (18,366)      --
    Other, net.............................................     (617)      628
    Cash provided by (reinvested in) working capital--
     Accounts receivable, prepaid expenses and other.......   15,266    60,342
    Inventories............................................    5,252   (57,879)
    Accounts payable, accrued expenses, taxes other than     (45,736)  (68,492)
     income and other...................................... --------  --------
        Net cash provided by (used in) operating activi-     (14,577)   32,200
         ties.............................................. --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments......................       85       131
  Sales of short-term investments..........................   19,000       --
  Expenditures for property, plant and equipment...........  (23,368)  (55,704)
  Expenditures for turnaround..............................   (7,174)  (31,230)
  Proceeds from disposals of property, plant and equipment.    3,890     3,691
  Advance crude oil purchase receivable....................    6,887        --
                                                            --------  --------
        Net cash used in investing activities..............     (680)  (83,112)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt payments..................................   (3,253)   (2,310)
  Deferred financing costs.................................   (1,383)   (3,774)
                                                            --------  --------
        Net cash used in financing activities..............   (4,636)   (6,084)
                                                            --------  --------
NET DECREASES IN CASH AND CASH EQUIVALENTS.................  (19,893)  (56,996)
CASH AND CASH EQUIVALENTS, beginning of period.............  103,729   339,963
                                                            --------  --------
CASH AND CASH EQUIVALENTS, end of period................... $ 83,836  $282,967
                                                            ========  ========

        The accompanying notes are an integral part of these statements.

                        CLARK USA, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                               SEPTEMBER 30, 1997

             (TABULAR DOLLAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

1. BASIS OF PREPARATION

  The unaudited consolidated balance sheet of Clark USA, Inc. and Subsidiaries (the "Company") as of September 30, 1997, and the related consolidated statements of earnings and cash flows for the nine month periods ended September 30, 1996 and 1997, have been reviewed by independent accountants. Clark Refining & Marketing, Inc. ("Clark"), a subsidiary of the Company, makes up the majority of the consolidated financial information. In the opinion of the management of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial statements have been included therein. The results of this interim period are not necessarily indicative of results for the entire year.

  Certain reclassifications have been made to the operating and general and administrative expenses in the 1996 financial statements to conform to current year presentation.

  Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1996.

  The Company's earnings and cash flow from operations are primarily dependent upon processing crude oil and selling quantities of refined petroleum products at margins sufficient to cover operating expenses. Crude oil and refined petroleum products are commodities, and factors largely out of the Company's control can cause prices to vary, in a wide range, over a short period of time. This potential margin volatility can have a material effect on financial position, current period earnings and cash flow.

2. INVENTORIES

  The carrying value of inventories consisted of the following:

                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------
      Crude oil...................................................   $ 108,574
      Refined and blendstocks.....................................     186,275
      Convenience products........................................      22,899
      Warehouse stock and other...................................      17,500
                                                                     ---------
                                                                     $ 335,248
                                                                     =========

  The market value of the crude oil and refined product inventories as of September 30, 1997, was approximately $35.0 million above the carrying value.

3. OTHER ASSETS

  Amortization of deferred financing costs for the nine-month period ended September 30, 1997 was $8.0 million (1996--$7.6 million) and was included in "Interest and financing costs, net."

  Amortization of refinery maintenance turnaround costs for the nine-month period ended September 30, 1997, was $14.1 million (1996--$8.8 million).

4. INTEREST EXPENSE AND FINANCE INCOME, NET

  Interest and financing costs, net, consisted of the following:

                                                                FOR THE NINE
                                                                MONTHS ENDED
                                                                SEPTEMBER 30,
                                                                1996     1997
                                                               -------  -------
   Interest expense........................................... $60,662  $62,346
   Financing costs............................................   7,626    8,048
   Interest and finance income................................ (26,926) (11,066)
                                                               -------  -------
                                                                41,362   59,328
   Capitalized interest.......................................    (754)    (972)
                                                               -------  -------
                                                               $40,608  $58,356
                                                               =======  =======

  Accrued interest payable as of September 30, 1997, of $14.9 million was included in "Accrued expenses and other."

5. INCOME TAXES

  The income tax provision of $7.5 million for the nine month period ended September 30, 1997, was primarily related to the resolution of an Internal Revenue Service examination for the years 1993 and 1994. The resolution had the effect of accelerating the recognition of certain net taxable temporary differences and, as a result, required a concurrent $5.0 million increase in the valuation allowance related to the Company's net deferred tax asset. Of the provision, $2.0 million represented associated interest.

6. CONTINGENCIES

  On May 5, 1997, a complaint, entitled AOC Limited Partnership ("AOC L.P.") et al., vs. TrizecHahn Corporation, et al., Case No. 97 CH 05543 naming the Company as a defendant was filed in the Circuit Court of Cook County, Illinois. The Complaint seeks $21 million, plus continuing interest, related to the sale of equity by the Company to finance the Port Arthur refinery acquisition. The sale of such equity triggered a calculation of a potential contingent payment to AOC L.P. (the "AOC L.P. Contingent Payment") pursuant to the agreement related to the December 1992 purchase and redemption of its minority interest. According to the Company's calculation, no payment is required. The Complaint disputes the Company's method of calculation. The AOC L.P. Contingent Payment is an amount which shall not exceed in the aggregate $33.9 million and is contractually payable 89% by the Company and 11% by TrizecHahn. TrizecHahn has indemnified the Company for any AOC L.P. Contingent Payment in excess of $7 million. At this time no estimate can be made as to the Company's potential liability, if any, with respect to this matter.

  Clark and the Company are subject to various other legal proceedings related to governmental regulations and other actions arising out of the normal course of business, including legal proceedings related to environmental matters. While it is not possible at this time to establish the ultimate amount of liability with respect to such contingent liabilities, Clark and the Company are of the opinion that the aggregate amount of any such liabilities, for which provision has not been made, will not have a material adverse effect on their financial position, however, an adverse outcome of any one or more of these matters could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period.

7. WORKING CAPITAL FACILITY

  On September 25, 1997, Clark entered into a new $400 million revolving credit facility. The credit facility, which expires on December 31, 1999, provides for borrowings and the issuance of letters of credit of up to the lesser of $400 million or the amount available under a defined borrowing base calculated with respect to Clark's cash and cash equivalents, eligible investments, eligible receivables and eligible petroleum inventories. Direct borrowings under the credit facility are limited to $50 million. Clark will use the facility primarily for the issuance of letters of credit to secure purchases of crude oil. Clark is required to comply with certain financial covenants including maintaining defined levels of working capital, cash, cash equivalents and qualifying investments tangible net worth, and cumulative cash flow, as defined.

8. SUBSEQUENT EVENT

  On October 1, 1997, the Company reclassified all shares of Class A Common Stock held by Tiger Management to a new Class E Common Stock. Subsequently, Trizec Hahn Corporation purchased all of the Class E Common Stock for $7.00 per share in cash totaling $63 million. The new Class E Common Stock was then converted into 63,000 shares ($1,000 liquidation preference per share) of 11 1/2% Senior Cumulative Exchangeable Preferred Stock, par value $0.01 per share which was sold on October 1, 1997 for face value to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933.

  In connection with the above transactions all remaining shares of Class A Common Stock were converted to Common Stock. In addition, Common Stock held by affiliates of Occidental Petroleum ("Oxy") was converted to a new Class F Common Stock which has voting rights limited to 19.9% of the total voting power of all classes of the Company's voting stock, but is convertible into Common Stock by any holder other than affiliates of Occidental Petroleum. Oxy was also issued an additional 545,455 shares of Class F Common Stock in full satisfaction of certain terms in the Oxy Stockholders' Agreement.

  On November 3, 1997, an affiliate of Blackstone Capital Partners III Merchant Banking Fund L.P. ("Blackstone") acquired the 13,500,000 shares of Common Stock of the Company previously held by Trizec Hahn Corporation and certain of its subsidiaries, as a result of which Blackstone obtained a 65% controlling interest in the Company. This transaction triggered the Change of Control covenant in the Company's Senior Secured Zero Coupon Notes, due 2000 ("Zero Coupon Notes") and Clark's 9 1/2% Senior Notes, due 2004 and 10 1/2% Senior Notes, due 2001 ("10 1/2% Notes") and may trigger the Change of Control covenant in the Company's 10 7/8% Senior Notes, 2005 if it results in a Rating Decline (as defined). Under such covenants, noteholders would have the right to require the Company and Clark to repurchase their notes at 101% of face value or, in the case of the Zero Coupon Notes, accreted value. However, market quotations for these notes were higher than 101% on November 4, 1997 and as a result, the Company does not believe this Change of Control will have a material adverse effect on the Company. Clark's credit facility was amended to permit the acquisition by Blackstone of the Company's Common Stock.

  In addition, the Blackstone transaction caused an "ownership change" of the Company's consolidated tax return group (the "Group") under Section 382 of the Internal Revenue Code of 1986, as amended. The result of the ownership change is that utilization of the Group's tax attribute carryovers will be limited in tax periods subsequent to the ownership change. While the Group has not finally determined the effect of the limitation, the Company does not expect that the book value of the Group's tax attribute carryovers would be incrementally reduced. The Company expects to make a final determination by the end of the year.

  On November 21, 1997, the Company completed a $400 million private debt placement that was designed to lower interest costs, extend debt maturities and create future repayment flexibility. In addition, total debt outstanding will be reduced by approximately $30 million.
  Clark Refining & Marketing, Inc. ("Clark"), the Company's wholly-owned subsidiary, issued in a private placement to institutional investors $100 million (issued at 99.266%) of 8 3/8% Senior Notes Due 2007 and $175 million (issued at 99.281%) of 8 7/8% Senior Subordinated Notes Due 2007 (the

"Notes"). The Notes are not callable in the first five years, but up to 35% of the aggregate principal amount may be repurchased at a redemption price of 108.375% of the principal amount with the proceeds from certain equity offerings.

  Company also borrowed $125 million under a floating rate term loan agreement expiring 2004. Twenty-five percent of the principal outstanding must be paid in 2003. The floating rate term loan is a senior unsecured obligation of Clark and bears interest at the LIBOR Rate (as defined in the Loan Agreement) plus a margin of 275 basis points. The loan may be repaid in whole or in part at any time at a redemption price of 102.50% of the principal amount in the first year, 101.25% of the principal amount in the second year and at 100% of the principal amount thereafter.

  Proceeds from the above financings will be used for general corporate purposes and to redeem on December 24, 1997 all $225 million of Clark's outstanding 10 1/2% Senior Notes Due 2001. The redemption price will be 102 5/8% plus accrued interest, or $1,032.96 for each $1,000 principal amount of the notes outstanding.

  Separately, on November 21, 1997 the Company repurchased for $206.6 million, $259.2 million (value at maturity) of notes tendered under the Company's recent tender offer for its $263.7 million (value at maturity) outstanding Senior Secured Zero Coupon Notes Due 2000. To facilitate the repurchase, Clark returned capital of $215 million to the Company.

  As a result of the aforementioned transactions, the Company expects to record an extraordinary charge to earnings for redemption premiums and unamortized deferred financing costs of approximately $19.6 million on a pre-tax basis and pay fees and expenses of $9.0 million associated with the Blackstone transaction.

  In the early 1990s the Company invested $25.0 million in a projected initiated to produce low-sulfur diesel fuel at the Hartford refinery (the "DHDS Project") which was delayed in 1992 based on internal and third-party analyses that indicated an oversupply of low-sulfur diesel fuel capacity in the Company's markets. Based on these analyses, the Company projected relatively narrow price differentials between low- and high-sulfur diesel products. This projection has thus far been borne out. High sulfur diesel fuel is utilized by the railroad, marine and farm industries. In December 1997, the Company determined that equipment purchased for the DHDS Project could be better utilized for other projects at its Hartford and Port Arthur refineries, rather than remaining idle until low- and high-sulfur diesel fuel differentials widened sufficiently to justify completing the DHDS Project. As a result, in the fourth quarter of 1997 the Company expects to record a charge to earnings of approximately $15.0 million principally for engineering costs specific to the DHDS Project.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Section 145 of the Delaware General Corporation Law and Article Six of the Registrant's Bylaws provide for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

    A list of exhibits is set forth in the Exhibit Index appearing elsewhere in this Registration Statement and is incorporated herein by reference.

  (b) FINANCIAL STATEMENT SCHEDULES*

                                                                            PAGE
                                                                            ----
  Clark USA, Inc.
    Report of Independent Accountants...................................... S-1
    I--Condensed Information of the Registrant............................. S-2

--------
*Schedules other than those listed above have been omitted because of the absence of the conditions under which they are required or because the required information is presented in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri on December 16, 1997.

                                          Clark USA, Inc.

                                                      Paul D. Melnuk
                                          By: _________________________________
                                            Its: President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

  Know all men by these presents, that each person whose signature appears below constitutes and appoints Paul D. Melnuk, Maura J. Clark and Katherine D. Knocke, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and officer of Clark USA, Inc.) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on December 16, 1997.

                 SIGNATURE                                     TITLE
                 ---------                                     -----
              Paul D. Melnuk
-------------------------------------------
              Paul D. Melnuk                President and Chief Executive Officer;
                                             Director (Principal Executive Officer)
              Maura J. Clark
-------------------------------------------
              Maura J. Clark                Executive Vice President--Corporate
                                             Development and Chief Financial Officer
                                             (Principal Financial Officer)
            Dennis R. Eichholz
-------------------------------------------
            Dennis R. Eichholz              Controller and Treasurer
                                             (Principal Accounting Officer)
             Marshall A. Cohen
-------------------------------------------
             Marshall A. Cohen              Director
             David A. Stockman
-------------------------------------------
             David A. Stockman              Director
              John R. Woodard
-------------------------------------------
              John R. Woodard               Director
              David I. Foley
-------------------------------------------
              David I. Foley                Director
             Stephen I. Chazen
-------------------------------------------
             Stephen I. Chazen              Director

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of
Clark USA, Inc.:

  In connection with our audits of the consolidated financial statements of Clark USA, Inc. and Subsidiaries as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 14 herein.

  In our opinion, this financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          Coopers & Lybrand L. L. P.

St. Louis, Missouri
February 4, 1997

                                CLARK USA, INC.

              SCHEDULE I--CONDENSED INFORMATION OF THE REGISTRANT
                        NON-CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                    DECEMBER 31,
                                                                  ------------------
                                                                    1995      1996
                                                                  --------  --------
                             ASSETS
                             ------
Current Assets:
  Cash and cash equivalents...................................... $ 43,162  $ 18,272
  Accounts receivable............................................      106       151
  Income taxes receivable........................................      397     3,339
  Prepaid expenses and other.....................................      --        --
  Receivables from affiliates....................................    8,656    10,215
  Advance crude oil purchase receivable..........................    6,565       --
                                                                  --------  --------
    Total current assets.........................................   58,886    31,977
Investments in affiliated companies..............................  305,236   536,718
Advance crude oil purchase receivable............................   99,345       --
Deferred income taxes............................................   15,362       989
Other............................................................   21,931    15,414
                                                                  --------  --------
                                                                  $500,760  $585,098
                                                                  ========  ========
              LIABILITIES AND STOCKHOLDERS' EQUITY
              ------------------------------------
Current liabilities:
  Accrued expenses and other..................................... $  1,859  $  1,875
  Payables to affiliates.........................................      105       650
                                                                  --------  --------
      Total current liabilities..................................    1,964     2,525
Long-term debt...................................................  344,589   363,756
Other Long-term liabilities......................................      --      4,367
Stockholders' equity:
  Common stock
    Common, $.01 par value, 19,051,818 issued....................      190       190
    Class A Common, $.01 par value, 10,162,509 issued............       90       102
    Class B Common, convertible, $.01 par value..................        6       --
    Class C Common, convertible, $.01 par value..................        6       --
  Paid-in capital................................................  300,057   296,094
  Advance crude oil purchase receivable from stockholders........ (146,890)  (26,520)
  Retained earnings..............................................      748   (55,416)
                                                                  --------  --------
      Total stockholders' equity.................................  154,207   214,450
                                                                  --------  --------
                                                                  $500,760  $585,098
                                                                  ========  ========


         See accompanying note to non-consolidated financial statements

                                CLARK USA, INC.

              SCHEDULE I--CONDENSED INFORMATION OF THE REGISTRANT
                    NON-CONSOLIDATED STATEMENTS OF EARNINGS

                             (DOLLARS IN THOUSANDS)

                                                        FOR THE YEAR ENDED
                                                           DECEMBER 31,
                                                     --------------------------
                                                      1994     1995      1996
                                                     ------- --------  --------
Revenues:
  Equity in net earnings (loss) of affiliates....... $19,022 $(24,443) $(37,117)
Expenses:
  General and administrative expenses...............       6       72       333
  Interest and financing costs, net.................  17,239   19,404     8,843
                                                     ------- --------  --------
Earnings (loss) before provision for taxes..........   1,777  (43,919)  (46,293)
  Income tax (provision) benefit....................   6,036    6,816    (9,871)
                                                     ------- --------  --------
Net earnings (loss)................................. $ 7,813 $(37,103) $(56,164)
                                                     ======= ========  ========




         See accompanying note to non-consolidated financial statements

                                CLARK USA, INC.

              SCHEDULE I--CONDENSED INFORMATION OF THE REGISTRANT
                   NON-CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                       FOR THE YEAR ENDED
                                                          DECEMBER 31,
                                                    ---------------------------
                                                     1994      1995      1996
                                                    -------  --------  --------
Cash flows from operating activities:
  Net earnings (loss).............................  $ 7,813  $(37,103) $(56,164)
  Non-cash items:
    Equity in net (earnings) loss of affiliates...  (19,022)   24,443    37,117
    Amortization..................................   16,144    18,281    22,790
    Deferred income taxes.........................   (6,037)   (6,816)   14,372
    Sale of advanced crude oil purchase
     receivable...................................      --        --    (10,869)
  Cash provided by (reinvested in) working capital
    Accounts receivable, prepaid expenses and
     other........................................      291     1,465       (45)
    Receivables from and payables to affiliates...   (1,301)   (2,943)   (1,076)
    Accounts payable, accrued liabilities and
     other........................................      (66)    1,683        16
    Income taxes payable..........................    3,641       561    (2,881)
                                                    -------  --------  --------
      Net cash provided by (used in) operating
       activities.................................    1,463      (429)    3,260
                                                    -------  --------  --------
Cash flows from investing activities:
  Contribution to subsidiary......................      --   (165,610)  (33,600)
  Dividend from subsidiary........................      --      4,515       --
  Advance crude oil purchase receivable...........      --   (105,910)    6,516
                                                    -------  --------  --------
      Net cash used in investing activities.......      --   (267,005)  (27,084)
                                                    -------  --------  --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt........      --    175,000       --
  Deferred financing costs........................   (1,100)  (19,112)   (1,066)
  Proceeds from sale of stock.....................      --    135,500       --
  Stock issuance costs............................      --     (1,541)      --
                                                    -------  --------  --------
      Net cash provided by (used in) investing
       activities.................................   (1,100)  289,847    (1,066)
                                                    -------  --------  --------
Increase (decrease) in cash, cash equivalents and
 short-term investments...........................      363    22,413   (24,890)
Cash, cash equivalents and short-term investments,
 beginning of period..............................   20,386    20,749    43,162
                                                    -------  --------  --------
Cash, cash equivalents and short-term investments,
 end of period....................................  $20,749  $ 43,162  $ 18,272
                                                    =======  ========  ========


         See accompanying note to non-consolidated financial statements

              SCHEDULE I--CONDENSED INFORMATION OF THE REGISTRANT
                 NOTE TO NON-CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

1. BASIS OF PRESENTATION

  These unaudited non-consolidated financial statements have been prepared in accordance with generally accepted accounting principles, except that they are prepared on a non-consolidated basis for the purpose of complying with Article 12 of regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. Clark USA's non-consolidated operations include 100% equity interest in Clark Refining & Marketing, Inc. and Clark Pipe Line Company.

  For further information, refer to the consolidated financial statements, including the notes thereto, included in this Form S-4.

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
  EXHIBIT                                                               PAGE
  NUMBER                         DESCRIPTION                           NUMBER
  -------                        -----------                         ----------
  2.1      Agreement and Plan of Merger, dated as of November 3,
            1995, among Clark USA, Inc., Gulf Resources Corpora-
            tion and GFR, Inc. (Incorporated by reference to Ex-
            hibit 2.1 filed with Clark USA, Inc. Form 8-K, dated
            December 1, 1995 (File No. 33-59144))
  2.2      Agreement and Plan of Merger, dated as of November 3,
            1995, among Clark USA, Inc., Occidental C.O.B. Part-
            ners, Occidental C.O.B., Inc. and OXY USA, Inc. (In-
            corporated by reference to Exhibit 2.2 filed with
            Clark USA, Inc. Form 8-K, dated December 1, 1995 (File
            No. 33-59144))
  3.1      Restated Certificate of Incorporation of Clark USA,
            Inc. (Incorporated by reference to Exhibit 3.1 filed
            with Clark R & M Holdings Registration Statement on
            Form S-4 (Registration No. 33-59144))
  3.2      Certificate of Amendment to Certificate of Incorpora-
            tion (Incorporated by reference to Exhibit 3.3 filed
            with Clark USA, Inc. Registration Statement on Form S-
            4 (Registration No. 33-81005))
  3.3      Certificate of Amendment of Certificate of Incorpora-
            tion of Clark USA, Inc.
  3.4      Certificate of Amendment to Certificate of Incorpora-
            tion of Clark USA, Inc.
  3.5      Certificate of Amendment to Certificate of Incorpora-
            tion of Clark USA, Inc.
  3.6      By-laws of Clark USA, Inc. (Incorporated by reference
            to Exhibit 3.2 filed with Clark USA, Inc. Current Re-
            port on Form 8-K, dated February 27, 1995 (Registra-
            tion No. 33-59144))
  4.1      Certificate of Designations of the Powers, Preferences
            and Relative, Participating, Optional and Other Spe-
            cial Rights of 11 1/2% Senior Cumulative Exchangeable
            Preferred Stock and Qualifications, Limitations and
            Restrictions thereof
  4.2*     Indenture, dated as of October 1, 1997, between Clark
            USA, Inc. and Bankers Trust Company, as Trustee, in-
            cluding form of 11 1/2% Subordinated Exchange Deben-
            tures due 2009
  4.3      Exchange and Registration Rights Agreement, dated as of
            October 1, 1997, among Clark USA, Inc., Goldman, Sachs
            & Co. and BT Alex. Brown Incorporated
  4.4      Indenture, dated as of December 1, 1995, between Clark
            USA, Inc. and The Chase Manhattan Bank, N.A., as
            Trustee, including the form of 10 7/8% Series B, Se-
            nior Notes due December 1, 2005 (Incorporated by ref-
            erence to Exhibit 4.1 filed with Clark USA, Inc. Form
            8-K, dated December 1, 1995 (File No. 33-59144))
  4.5      Indenture, dated as of May 15, 1993, between Clark USA,
            Inc. and Bankers Trust Company, as Trustee, and Bank-
            ers Trust Company, as Collateral Agent, including the
            form of Senior Secured Zero Coupon Notes due February
            15, 2000 (Incorporated by reference to Exhibit 4.2
            filed with Clark R & M Holdings, Inc. Registration
            Statement on Form S-4 (Registration No. 33-59144))
  4.6      Supplemental Indenture, dated as of February 17, 1995,
            among Clark USA, Inc., Bankers Trust Company, as
            Trustee, and Bankers Trust Company, as Collateral
            Agent (Incorporated by reference to Exhibit 4.2 filed
            with Clark USA, Inc. Annual Report on Form 10-K for
            the year ended December 31, 1994) (File No. 33-59144))

                                                                     SEQUENTIAL
  EXHIBIT                                                               PAGE
  NUMBER                         DESCRIPTION                           NUMBER
  -------                        -----------                         ----------
  4.7      Supplemental Indenture, dated as of November 21, 1995,
            among Clark USA, Inc., Bankers Trust Company, as
            Trustee, and Bankers Trust Company, as Collateral
            Agent (Incorporated by reference to Exhibit 4.2 filed
            with Clark USA, Inc. Form 8-K, dated December 1, 1995
            (File No. 33-59144))
  5.1      Opinion of Mayer, Brown & Platt as to the legality of
            the preferred stock
  8.1      Opinion of Mayer, Brown & Platt as to certain matters
 10.10     Credit Agreement dated as of September 25, 1997 among
            Clark Refining & Marketing, Inc., Bankers Trust Compa-
            ny, as Administrative Agent, The Toronto-Dominion
            Bank, as Syndication Agent, BankBoston, N.A., as Docu-
            mentation Agent, and the other financial institutions
            party thereto (Incorporated by reference to Exhibit
            10.1 filed with Clark Refining & Marketing, Inc., Cur-
            rent Report on Form 8-K, dated October 1, 1997 (File
            No. 33-59144))
 10.11     Amendment No. 1 to Credit Agreement, dated as of Octo-
            ber 29, 1997, among Clark Refining & Marketing, Inc.,
            Bankers Trust Company, as Administrative Agent and
            Collateral Agent, The Toronto-Dominion Bank, as Syndi-
            cation Agent, BankBoston, NA., as Documentation Agent,
            and the other financial institutions party thereto
            (Incorporated by reference to Exhibit 10.11 filed with
            Clark Refining & Marketing, Inc., Registration State-
            ment on Form S-4 (File No. 333-42431))
 10.12     Amendment No. 2 to Credit Agreement, dated as of Novem-
            ber 7, 1997, among Clark Refining & Marketing, Inc.,
            Bankers Trust Company, as Administrative Agent and
            Collateral Agent, The Toronto-Dominion Bank, as Syndi-
            cation Agent, and BankBoston, N.A., as Documentation
            Agent, and the other financial institutions party
            thereto (Incorporated by reference to Exhibit 10.12
            filed with Clark Refining & Marketing, Inc., Registra-
            tion Statement on Form S-4 (File No. 333-42431))
 10.13     Credit Agreement, dated as of November 21, 1997, among
            Clark Refining & Marketing, Inc., Goldman Sachs Credit
            Partners L.P., as Arranger and Syndication Agent,
            State Street Bank and Trust Company of Missouri, N.A.,
            as Payment Agent, the financial institutions listed on
            the signature pages thereof, as Lenders, and Goldman
            Sachs Credit Partners, as Administrative Agent (Incor-
            porated by reference to Exhibit 10.13 filed with Clark
            Refining & Marketing, Inc., Registration Statement on
            Form S-4 (File No. 333-42431))
 10.20     Pledge Agreement, dated as of December 1, 1995, from
            Gulf Resources Corporation and Gulf Resources Hold-
            ings, Inc. to Clark USA, Inc. (Incorporated by refer-
            ence to Exhibit 10.4 filed with Clark USA, Inc. Form
            8-K, dated December 1, 1995 (File No. 33-59144))
 10.21     Stockholders' Agreement, dated as of December 1, 1995,
            among Clark USA, Inc., Gulf Resources Corporation,
            Gulf Resources Holdings, Inc., TrizecHahn Corporation,
            1096153 Ontario Limited, Clark Holdings Limited, The
            Jaguar Fund, N.V., Puma (a Limited Partnership), Tiger
            (a Limited Partnership), and Occidental C.O.B. Part-
            ners (Incorporated by reference to Exhibit 10.5 filed
            with Clark USA, Inc. Form 8-K, dated December 1, 1995
            (File No. 33-59144))
 10.22     Crude Oil Purchase Contract, dated as of December 1,
            1995, between Gulf Resources Corporation and GFR, Inc.
            (Incorporated by reference to Exhibit 10.6 filed with
            Clark USA, Inc. Form 8-K, dated December 1, 1995 (File
            No. 33-59144))

                                                                     SEQUENTIAL
  EXHIBIT                                                               PAGE
  NUMBER                         DESCRIPTION                           NUMBER
  -------                        -----------                         ----------
 10.23     Consulting Agreement, dated as of February 11, 1995,
            between Clark USA, Inc. and Universal Exchange Corpo-
            ration (Incorporated by reference to Exhibit 10.7
            filed with Clark USA, Inc. Form 8-K, dated December 1,
            1995 (File No. 33-59144))
 10.24     Crude Oil Marketing Contract, dated as of December 1,
            1995, between Clark USA, Inc. and Occidental Crude
            Sales, Inc. (International) (Incorporated by reference
            to Exhibit 10-8 filed with Clark USA, Inc. Form 8-K,
            dated December 1, 1995 (File No. 33-59144))
 10.25     Registration Rights Agreement, dated December 1, 1995
            (Incorporated by reference to Exhibit 10.14 filed with
            Clark USA, Inc. Registration Statement on Form S-4
            (File No. 33-81005))
 10.26     Seconded Amended and Restated Stockholders' Agreement,
            dated as November 3, 1997, between Clark USA, Inc. and
            Occidental C.O.B. Partners
 10.40     Termination Agreement, dated as of October 1, 1997,
            among TrizecHahn Corporation, Ontario Limited, Clark
            USA, Inc., Tiger Management Corporation and Paul D.
            Melnuk
 10.50     Indenture between Clark Refining & Marketing, Inc.
            (formerly Clark Oil & Refining Corporation) and
            NationsBank of Virginia, N.A. (formerly Sovran Bank,
            N.A.) including the form of 10 1/2% Senior Notes due
            2001 (Incorporated by reference to Exhibit 4.1 filed
            with Clark Oil & Refining Corporation Registration
            Statement on Form S-1 (File No. 33-43358))
 10.51     Supplemental Indenture between Clark Refining & Market-
            ing, Inc. and NationsBank of Virginia, N.A., dated
            February 17, 1995 (Incorporated by reference to Ex-
            hibit 4.4 filed with Clark USA, Inc. Annual Report on
            Form 10-K for the year ended December 31, 1994) (File
            No. 33-59144))
 10.52     Indenture between Clark Refining & Marketing, Inc.
            (formerly Clark Oil & Refining Corporation) and
            NationsBank of Virginia, N.A. including the form of 9
            1/2% Senior Notes due 2004 (Incorporated by reference
            to Exhibit 4.1 filed with Clark Oil & Refining Corpo-
            ration Registration Statement on Form S-1 (File No.
            33-50748))
 10.53     Supplemental Indenture between Clark Refining & Market-
            ing, Inc. and NationsBank of Virginia, N.A., dated
            February 17, 1995 (Incorporated by reference to Ex-
            hibit 4.6 filed with Clark USA, Inc. Annual Report on
            Form 10-K for the year ended December 31, 1994 (File
            No. 33-59144))
 10.54     Indenture between Clark Refining & Marketing, Inc. and
            Bankers Trust Company, dated as of November 21, 1997
            including the form of 8 3/8% Senior Notes due 2007
            (Incorporated by reference to Exhibit 4.5 filed by
            Clark Refining & Marketing, Inc., Registration State-
            ment on Form S-4 (File No. 333-42431))
 10.55     Indenture between Clark Refining & Marketing, Inc. and
            Marine Midland Bank, dated as of November 21, 1997 in-
            cluding the form of 8 7/8% Senior Subordinated Notes
            due 2007 (Incorporated by reference to Exhibit 4.6
            filed by Clark Refining & Marketing, Inc., Registra-
            tion Statement on Form S-4 (File No. 333-42431))
 10.56     Supplemental Indenture between Clark Refining & Market-
            ing, Inc. and Marine Midland Bank, dated November 21,
            1997 (Incorporated by reference to Exhibit 4.61 filed
            by Clark Refining & Marketing, Inc., Registration
            Statement on Form S-4 (File No. 333-42431))

                                                                     SEQUENTIAL
  EXHIBIT                                                               PAGE
  NUMBER                         DESCRIPTION                           NUMBER
  -------                        -----------                         ----------
 10.57     Exchange and Registration Rights Agreement, dated No-
            vember 21, 1997, between Clark Refining & Marketing,
            Inc., Goldman, Sachs & Co., BT Alex. Brown Incorporat-
            ed, Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jen-
            rette Securities Corporation and Lehman Brothers Inc.
            (Incorporated by reference to Exhibit 4.7 filed by
            Clark Refining & Marketing, Inc., Registration State-
            ment on Form S-4 (File No. 333-42431))
 10.60     Clark Refining & Marketing, Inc. Stock Option Plan (In-
            corporated by reference to Exhibit 10.5 filed with
            Clark Registration Statement on Form S-1 (Registration
            No. 33-43358))
 10.61     Clark Refining & Marketing, Inc. Savings Plan, as
            amended and restated effective as of October 1, 1989
            (Incorporated by reference to Exhibit 10.6 filed with
            Clark Oil & Refining Corporation Annual Report on Form
            10-K for the year ended December 31, 1989 (Commission
            File No. 1-11392))
 10.62     Employment Agreement of Paul D. Melnuk (Incorporated by
            reference to Exhibit 10.2 filed with Clark Refining &
            Marketing, Inc. Current Report on Form 8-K, dated Oc-
            tober 1, 1997 (File No. 33-59144))
 10.63     Employment Agreement of Bradley D. Aldrich (Incorpo-
            rated by reference to Exhibit 10.23 filed by Clark Re-
            fining & Marketing, Inc. Registration Statement on
            Form S-4 (File No. 333-42431))
 10.64     Employment Agreement of Brandon K. Barnholt (Incorpo-
            rated by reference to Exhibit 10.24 filed by Clark Re-
            fining & Marketing, Inc. Registration Statement on
            Form S-4 (File No. 333-42431))
 10.65     Employment Agreement of Maura J. Clark (Incorporated by
            reference to Exhibit 10.25 filed by Clark Refining &
            Marketing, Inc. Registration Statement on Form S-4
            (File No. 333-42431))


 10.66     Employment Agreement of Edward J. Stiften (Incorporated
            by reference to Exhibit 10.26 filed by Clark Refining
            & Marketing, Inc. Registration Statement on Form S-4
            (File No. 333-42431))
 10.70     Amended and Restated Asset Sale Agreement, dated as of
            August 16, 1994, between Chevron U.S.A. Inc. and Clark
            Refining & Marketing, Inc. (Incorporated by reference to Exhibit 10.3 filed with Clark USA, Inc. Current Re-port on Form 8-K, dated February 27, 1995 (Registra-tion No. 33-59144))
 10.71     Chemical Facility Lease with Option to Purchase, dated
            as of August 16, 1994, between Chevron U.S.A. Inc. and
            Clark Refining & Marketing, Inc. (Incorporated by ref-erence to Exhibit 10.9.2 filed with Clark USA, Inc.
            Registration Statement on Form S-1 (Registration No.
            33-84192))
 10.72     Sublease of Chemical Facility Lease, dated as of August
            16, 1994, between Chevron U.S.A. Inc. and Clark Refin-ing & Marketing, Inc. (Incorporated by reference to Exhibit 10.9.3 filed with Clark USA, Inc. Registration
            Statement on Form S-1 (Registration No. 33-84192))
 10.73     PADC Facility Lease with Option to Purchase, dated as
            of August 16, 1994, between Chevron U.S.A. Inc. and
            Clark Refining & Marketing, Inc. (Incorporated by ref-erence to Exhibit 10.9.4 filed with Clark USA, Inc.
            Registration Statement on Form S-1 (Registration No.
            33-84192))

                                                                     SEQUENTIAL
  EXHIBIT                                                               PAGE
  NUMBER                         DESCRIPTION                           NUMBER
  -------                        -----------                         ----------
 10.74     Supply Agreement for the Chemical Facility, dated as of
            August 16, 1994, between Chevron U.S.A. Inc. and Clark
            Refining & Marketing, Inc. (Incorporated by reference
            to Exhibit 10.9.5 filed with Clark USA, Inc. Registra-
            tion Statement on Form S-1 (Registration No. 33-
            84192))
 10.75     Services Agreement for the Chemical Facility, dated as
            of August 16, 1994, between Chevron U.S.A. Inc. and
            Clark Refining & Marketing, Inc. (Incorporated by ref-
            erence to Exhibit 10.9.6 filed with Clark USA, Inc.
            Registration Statement on Form S-1 (Registration No.
            33-84192))
 10.76     Supply Agreement for the PADC Facility, dated as of Au-
            gust 16, 1994, between Chevron U.S.A. Inc. and Clark
            Refining & Marketing, Inc. (Incorporated by reference
            to Exhibit 10.9.7 filed with Clark USA, Inc. Registra-
            tion Statement on Form S-1 (Registration No. 33-
            84192))
 10.77     Services Agreement for the PADC Facility, dated as of
            August 16, 1994, between Chevron U.S.A. Inc. and Clark
            Refining & Marketing, Inc. (Incorporated by reference
            to Exhibit 10.9.8 filed with Clark USA, Inc. Registra-
            tion Statement on Form S-1 (Registration No. 33-
            84192))
 10.78     Stock Purchase and Redemption Agreement, dated as of
            December 30, 1992, among AOC Limited Partnership, P.
            Anthony Novelly, Samuel R. Goldstein, G & N Invest-
            ments, Inc., TrizecHahn Corporation, AOC Holdings,
            Inc. and Clark Oil & Refining Corporation (Incorpo-
            rated by reference to Exhibit 10.11 filed with Clark R
            & M Holdings, Inc. Registration Statement on Form S-4
            (File No. 33-59144))
 12.1      Computation of Ratio of Earnings to Fixed Charges
 21.1      Subsidiaries of the Company
 23.1      Consent of Coopers & Lybrand L.L.P.
 23.2      Consent of Mayer, Brown & Platt (included in Exhibit
            5.1)
 24.1      Power of Attorney (included on signature page)
 25.1      Statement of Eligibility and Qualification on Form T-1
            of Bankers Trust Company
 99.1      Form of Letter of Transmittal from Clark USA, Inc. to
            its shareholder relating to the exchange offer
 99.2      Form of Notice of Guaranteed Delivery

--------
*To be filed by Amendment